--------------------------------------------------------------------------------

      THIS IS AN IMPORTANT DOCUMENT THAT REQUIRES YOUR IMMEDIATE ATTENTION

                 IF YOU ARE IN DOUBT AS TO HOW TO DEAL WITH IT
          PLEASE CONSULT YOUR FINANCIAL OR OTHER PROFESSIONAL ADVISER

                                [HOMESTAKE LOGO]

                            ------------------------

                            HOMESTAKE MINING COMPANY
                             (A.R.B.N. 070 799 067)
                            ------------------------

                         UNCONDITIONAL OFFER TO ACQUIRE
                   ALL OF YOUR FULLY PAID ORDINARY SHARES OF

                      HOMESTAKE GOLD OF AUSTRALIA LIMITED
                              (A.C.N. 008 143 137)

                                ON THE BASIS OF
 0.089 SHARES OF HOMESTAKE COMMON STOCK FOR EACH FULLY PAID HGAL ORDINARY SHARE
                                       OR
             A$1.90 IN CASH FOR EACH FULLY PAID HGAL ORDINARY SHARE

THIS OFFER IS MADE FOR THE SECURITIES OF AN AUSTRALIAN COMPANY AND IS SUBJECT TO COMPLIANCE WITH APPLICABLE AUSTRALIAN LAW. HGAL FINANCIAL INFORMATION HAS BEEN PREPARED IN ACCORDANCE WITH AUSTRALIAN ACCOUNTING PRINCIPLES.

HOMESTAKE FINANCIAL INFORMATION AND DISCLOSURE REGARDING ORE RESERVES AND MINERAL DEPOSITS HAS BEEN PREPARED IN ACCORDANCE WITH UNITED STATES STANDARDS. THESE STANDARDS DIFFER FROM THOSE APPLICABLE IN AUSTRALIA. AN EXPLANATION OF THE DIFFERENCES BETWEEN UNITED STATES AND AUSTRALIAN STANDARDS REGARDING CALCULATION OF ORE RESERVES AND MINERAL DEPOSITS APPEARS IN CLAUSE 2.4 OF THE PART A STATEMENT AND AN EXPLANATION OF THE DIFFERENCES BETWEEN UNITED STATES AND AUSTRALIAN ACCOUNTING PRINCIPLES APPEARS IN APPENDICES H AND K TO THIS OFFER DOCUMENT.

SEE PAGE 9 FOR A DISCUSSION OF RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN HOMESTAKE COMMON STOCK. SEE PAGE 22 FOR RECENT DEVELOPMENTS WITH RESPECT TO HOMESTAKE.
                             ---------------------

            UNLESS EXTENDED, THIS OFFER IS DUE TO CLOSE AT 5.00 PM,
                   SYDNEY, AUSTRALIA TIME ON 5 DECEMBER 1995.

                            ------------------------

                      ADVISERS TO HOMESTAKE MINING COMPANY

BARING BROTHERS BURROWS & CO LIMITED    ALLEN ALLEN & HEMSLEY
FINANCIAL ADVISERS                      LEGAL ADVISERS

THESE  SECURITIES HAVE  NOT BEEN  APPROVED OR  DISAPPROVED BY  THE UNITED STATES
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.


              THE DATE OF THIS OFFER DOCUMENT IS 27 OCTOBER 1995.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

This document (the "Offer Document") constitutes a prospectus under United States securities laws and includes the Offer and Part A statement required in respect of a takeover scheme under Australian securities laws.

The Share Offer is not being made to HGAL shareholders in any jurisdiction in which the making or acceptance of the Share Offer would not be in compliance with the laws of such jurisdiction. Where this restriction applies, then notwithstanding any other provision of the Offer and any election an HGAL shareholder may make, that person shall only be entitled to receive the consideration specified in the Cash Offer. In addition, Homestake may, in its sole discretion, take such action as it may deem necessary to make the Share Offer in any such jurisdiction and extend the Share Offer to HGAL shareholders in such jurisdiction.

No broker, dealer, salesperson or other person has been authorised to give any information or make any representation other than those contained or incorporated by reference in this Offer Document and, if given or made, such information or representation must not be relied upon as having been authorised by Homestake.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of Homestake by brokers and dealers licensed under the laws of that jurisdiction.

Neither the delivery of this Offer Document nor any exchange or sale of shares pursuant to this Offer Document shall, under any circumstances, create any implication that there has been no change in the affairs of Homestake or HGAL since the date as of which information is furnished or the date hereof.

References to "U.S.$" and "U.S. dollars" are to United States dollars. References to "A$" are to Australian dollars. References to "C$" and "Can.$" are to Canadian dollars. In the appendices, unless otherwise indicated, documents prepared by Homestake present financial information in United States dollars and documents prepared by HGAL present financial information in Australian dollars.

                             AVAILABLE INFORMATION

Homestake Shares are listed on the New York Stock Exchange ("NYSE"), traded on the Swiss Stock Exchange (Basel, Geneva and Zurich) and quoted on Australian
Stock Exchange Limited ("ASX"). Homestake is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the United States Securities and Exchange Commission ("SEC"). Reports, registration and proxy statements and other information filed by Homestake with the SEC can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, statements and other information are also available for inspection and copying at the SEC's regional offices in New York, at Seven World Trade Center, Suite 1300, New York, NY 10048 and in Chicago at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60611, and at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports and other information filed by Homestake at the ASX may be inspected and copied at any office of the ASX.

HGAL Shares are quoted on the ASX. Material filed with the ASX can be inspected and copied at any office of the ASX.

This Offer Document is part of a Registration Statement filed with the SEC. It does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the SEC. Reference is made to those portions for further information with respect to Homestake.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                            PAGE NO.
                                                                                                          -------------

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................................          iii
LEGAL MATTERS...........................................................................................          iii
INDEPENDENT ACCOUNTANTS.................................................................................          iii
EXCHANGE RATES..........................................................................................            v

LETTER FROM CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HOMESTAKE...........................................
                                                                                                                    1

SECTION 1.         DEFINITIONS..........................................................................            3

SECTION 2.         SUMMARY OF OFFER.....................................................................            6

                   1.         The Offer.................................................................            6
                   2.         Value of the Offer and Premium to HGAL Share Price........................            7
                   3.         Market Prices of Homestake and HGAL Shares; Dividends.....................            8
                   4.         Certain Investment Considerations.........................................            9
                   5.         Risk Factors..............................................................            9
                   6.         Overview of Homestake.....................................................           11
                   7.         Overview of HGAL..........................................................           13
                   8.         Purpose of the Offer......................................................           13
                   9.         Intentions about Business of HGAL.........................................           14
                   10.        Selected Financial Data...................................................           14
                   11.        Recent Developments.......................................................           22
                   12.        Accounting Treatment......................................................           22
                   13.        Resale of Homestake Shares................................................           23
                   14.        Australian and United States Tax Considerations for HGAL Shareholders.....           23
                   15.        Part B Statement..........................................................           24
                   16.        Compulsory Acquisition and Possible Delisting of HGAL Shares..............           24
                   17.        Approvals.................................................................           25
                   18.        Soliciting Brokers........................................................           25

SECTION 3.         THE OFFER............................................................................           26

                   1.         The Offer.................................................................           26
                   2.         Consideration.............................................................           27
                   3.         Period of Offer...........................................................           27
                   4.         How to Accept this Offer..................................................           28
                   5.         Offerees..................................................................           29
                   6.         Entitlement of Homestake; HGAL Capital....................................           30
                   7.         Effect of Acceptance of this Offer........................................           31
                   8.         Obligations of Homestake..................................................           32
                   9.         Variation.................................................................           33
                   10.        Definitions and Interpretation............................................           33

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                                            PAGE NO.
                                                                                                          -------------

SECTION 4.         PART A STATEMENT.....................................................................           35

                   1.         Proposed Takeover Offers..................................................           35
                   2.         Information about Homestake...............................................           36
                   3.         Information about HGAL....................................................           49
                   4.         Information about the Transaction.........................................           51
                   5.         Information about Homestake Shares........................................           66
                   6.         Legal Matters.............................................................           83
                   7.         Interpretation............................................................           93

APPENDICES:

                APPENDIX A    -          INVESTIGATING ACCOUNTANT'S REPORT......................         A-1
                APPENDIX B    -          CORPORATIONS LAW - EXEMPTIONS AND MODIFICATIONS........         B-1
                APPENDIX C    -          HOMESTAKE FORM 10-K FOR THE YEAR ENDED 31 DECEMBER
                                          1994..................................................         C-1
                APPENDIX D    -          HOMESTAKE FINANCIAL STATEMENTS AND MANAGEMENT'S
                                          DISCUSSION AND ANALYSIS FOR THE YEAR ENDED 31 DECEMBER
                                          1994..................................................         D-1
                APPENDIX E    -          HOMESTAKE FORM 10-Q FOR THE QUARTER ENDED 31 MARCH
                                          1995..................................................         E-1
                APPENDIX F    -          HOMESTAKE FORM 10-Q FOR THE QUARTER ENDED 30 JUNE
                                          1995..................................................         F-1
                APPENDIX G    -          HOMESTAKE PROXY STATEMENT FOR THE 1995 ANNUAL MEETING
                                          OF SHAREHOLDERS.......................................         G-1
                APPENDIX H    -          HGAL FINANCIAL STATEMENTS FOR THE YEARS ENDED 31
                                          DECEMBER 1994 AND 1993................................         H-1
                APPENDIX I    -          HGAL FINANCIAL STATEMENTS FOR THE HALF-YEARS ENDED 30
                                          JUNE 1995 AND 1994 AND REVIEW OF OPERATIONS...........         I-1
                APPENDIX J    -          HGAL MANAGEMENT'S DISCUSSION AND ANALYSIS..............         J-1
                APPENDIX K    -          HOMESTAKE DIFFERENCES BETWEEN U.S. AND AUSTRALIAN
                                          GENERALLY ACCEPTED ACCOUNTING PRINCIPLES..............         K-1

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Homestake with the SEC are specifically incorporated by reference in this Offer Document and form an integral part of this Offer:

       (a) Annual Report on Form 10-K for the year ended 31 December 1994 (Appendices C and D);

       (b) Quarterly Reports on Form 10-Q for the quarters ended 31 March 1995 and 30 June 1995 (Appendices E and F);

       (c) Current Reports on Form 8-K dated 20 March 1995, 14 August 1995 and 25 August 1995; and

       (d)     Proxy Statement for 1995 Annual Meeting (Appendix G).

All reports and other documents filed by Homestake with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Document and prior to the expiry of the Offer (a "Subsequent Filing") shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in a document incorporated by reference in this Offer Document will be deemed to be modified or superseded for the purposes of this Offer Document to the extent that a statement contained in any Subsequent Filing modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer Document.

SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WILL BE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS OFFER DOCUMENT IS DELIVERED, UPON REQUEST DIRECTED TO:

       (A)     THE  CORPORATE SECRETARY OF HOMESTAKE, 650 CALIFORNIA STREET, SAN
               FRANCISCO,  CALIFORNIA   94108-2788,   TELEPHONE   NUMBER   (415)
               981-8150.

       (B) THE MANAGER, ERNST & YOUNG REGISTRY SERVICES PTY LIMITED, LEVEL 2, 321 KENT STREET, SYDNEY, NEW SOUTH WALES 2000, TELEPHONE NUMBER (02) 290 4111.


IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY 28 NOVEMBER 1995.


                                 LEGAL MATTERS

Certain legal matters in connection with the issue of Homestake Shares pursuant to the Offer have been passed on by Thelen, Marrin, Johnson & Bridges, San Francisco, California. The description of the United States federal income tax consequences of the Offer to HGAL shareholders constitutes the opinion of Thelen, Marrin, Johnson & Bridges. The description of Australian federal income tax consequences of the Offer to HGAL shareholders constitutes the opinion of Allen Allen & Hemsley, Sydney, Australia.

                            INDEPENDENT ACCOUNTANTS

The consolidated financial statements and the related financial statement schedules of Homestake for 31 December 1994 and 1993 and for each of the three years in the period ended 31 December 1994 included in this Offer Document have been audited by Coopers & Lybrand L.L.P., San Francisco, California,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
independent accountants, as stated in that firm's reports appearing with the financial statements included in Appendices C and D, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

The pro forma condensed consolidated statement of operations for the year ended 31 December 1994 appearing in Clause 4.1 of the Part A statement of the Offer Document and the forecasted condensed statements of consolidated operations and forecasted condensed statements of consolidated cash flows for the six months ending 31 December 1995 and the year ending 31 December 1996, appearing in Clause 4.2 of the Part A statement of the Offer Document, have been examined by Coopers & Lybrand L.L.P., San Francisco, California, independent accountants, and are included herein in reliance on the authority of that firm as experts in reporting on examinations of pro forma financial information and financial forecasts.

With respect to the unaudited interim financial information of Homestake for the six months ended 30 June 1995 included in Appendix F to this Offer Document and the pro forma condensed consolidated balance sheet as of 30 June 1995 and pro forma condensed consolidated statement of operations for the six months then ended included in this Offer Document in Clause 4.1 of the Part A statement, the independent accountants, Coopers & Lybrand L.L.P., San Francisco, California, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report on the condensed consolidated balance sheet as of 30 June 1995 and the related condensed consolidated statement of operations for the six months ended 30 June 1995 appearing in Appendix F and their report on the pro forma condensed consolidated financial information for the six months ended 30 June 1995 appearing in Clause 4.1 of the Part A statement of the Offer Document, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

The investigating accountant's report in Appendix A of this Offer Document with respect to Homestake's:

        - summarised audited historical financial information for each of the three years in the period ended 31 December 1994;

        - summarised unaudited interim financial information for the six months ended 30 June 1995; and

        - pro forma condensed consolidated financial information for the six month and twelve month periods ended 30 June 1995 and 31 December 1994, respectively appearing in Sections 2 and 4 of this Offer Document, has been prepared by Coopers & Lybrand (Securities) Limited, Australia, and is included herein in reliance on the authority of that company as experts in accounting and auditing. The degree of reliance on the investigating accountant's report should be restricted in the light of its stated scope.

The consolidated balance sheets of HGAL as of 31 December 1994 and 1993, and the profit and loss accounts and statements of cash flows for each of the three years in the period ended 31 December 1994 and the U.S. GAAP reconciliation of the condensed balance sheets and related condensed profit and loss accounts of HGAL for the years ended 31 December 1994 and 31 December 1993, included in this Offer Document, have been audited by Coopers & Lybrand, Australia, chartered accountants, as stated in that firm's reports appearing with the financial statements included in Appendix H, and have been so included in reliance upon such reports given the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information of HGAL for the six months ended 30 June 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
included in Appendix I to this Offer Document, the independent accountants, Coopers & Lybrand, Australia, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report on the financial statements of HGAL for the half year ended 30 June 1995 appearing in Appendix I, states that they did not audit and they do not express an opinion on that financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1993 for their reports on the unaudited interim financial information and the U.S. GAAP reconciliation of the condensed balance sheets and related condensed profit and loss accounts of HGAL for the years ended 31 December 1993 and 31 December 1994 and the half year ended 30 June 1995 because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                 EXCHANGE RATES

The exchange rates expressed in United States dollars for A$1.00 at the end of the five years ended 31 December 1994 and the period ended 11 October 1995, and the average, the high and the low exchange rates for each of such periods were as follows (being the noon buying rates in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York):

                                                         1 JANUARY
                                                            TO                             31 DECEMBER
                                                        11 OCTOBER    -----------------------------------------------------
                                                           1995         1994       1993       1992       1991       1990
                                                       -------------  ---------  ---------  ---------  ---------  ---------
At end of period.....................................        .7628        .7753      .6783      .6890      .7593      .7720
Average for period...................................        .7394        .7345      .6785      .7314      .7779      .7807
High for period......................................        .7703        .7778      .7213      .7700      .8011      .8351
Low for period.......................................        .7100        .6840      .6450      .6822      .7507      .7452

The exchange rates expressed in Australian dollars for U.S.$1.00 at the end of the five years ended 31 December 1994 and the period ended 11 October 1995, and the average, the high and the low exchange rates for each of such periods were as follows (being the inverse of the exchange rates set forth in the table above):

                                             1 JANUARY
                                                TO                            31 DECEMBER
                                            11 OCTOBER   -----------------------------------------------------
                                               1995        1994       1993       1992       1991       1990
                                            -----------  ---------  ---------  ---------  ---------  ---------
At end of period..........................      1.3110      1.2898     1.4743     1.4514     1.3170     1.2953
Average for period........................      1.3525      1.3615     1.4738     1.3672     1.2855     1.2809
High for period...........................      1.4085      1.4620     1.5504     1.4658     1.3321     1.3419
Low for period............................      1.2982      1.2857     1.3864     1.2987     1.2483     1.1975

The noon buying rates for Australian dollars on 11 August 1995 and on 11 October 1995 as reported by the Federal Reserve Bank of New York were, respectively, A$1.00 = U.S.$.7420 and A$1.00 = U.S.$.7628, and the inverse of such rates were U.S.$1.00 = A$1.3477 and U.S.$1.00 = A$1.3110, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

To the Shareholders of
Homestake Gold of Australia Limited

On 14 August 1995, Homestake Mining Company ("Homestake") announced its intention to make an offer for the shares it does not own in Homestake Gold of Australia Limited ("HGAL"). I now have pleasure in enclosing a formal Offer to acquire all of your ordinary shares in HGAL.

Homestake is an international gold mining company, with major mines in the United States, Canada and Australia (through HGAL). Homestake, directly and through subsidiaries, has conducted business since 1877, maintaining a stock listing on the New York Stock Exchange continuously since 1879.

Homestake is offering you the choice of receiving either:

(A) 0.089 shares of Homestake Common Stock for each fully paid HGAL ordinary share that you own (the "Share Offer"); or

(B) A$1.90 in cash for each fully paid HGAL ordinary share that you own (the "Cash Offer").

The   enclosed  Offer  Document  contains   information  on  Homestake  and  the
considerations relevant to holding Homestake Shares. I suggest you read it carefully.

Homestake holds approximately 81.5% of the HGAL Shares.

Reasons why you should accept the Offer include the following.

(A) BASED ON THE CLOSING PRICE OF HOMESTAKE SHARES ON THE NEW YORK STOCK EXCHANGE AND CURRENCY EXCHANGE RATES ON 11 AUGUST 1995 (THE LAST TRADING DAY BEFORE THE ANNOUNCEMENT OF THE BID) AND 11 OCTOBER 1995, THE SHARE OFFER REPRESENTS A PREMIUM OF 26.2% COMPARED WITH THE CLOSING PRICE OF HGAL SHARES ON 11 AUGUST 1995. THE CASH OFFER REPRESENTS A PREMIUM OF 20.3% COMPARED WITH THE CLOSING PRICE OF HGAL SHARES ON 11 AUGUST 1995.

(B) The Share Offer gives HGAL shareholders the opportunity to enjoy an interest in Homestake gold assets and exploration opportunities in the United States, Canada and elsewhere, as well as the opportunity to continue participation in the Kalgoorlie mines through a shareholding in Homestake.

(C) As one of North America's largest gold mining companies, Homestake has the financial strength to pursue significant development and exploration projects. Homestake Shares are listed on the Australian Stock Exchange, the New York Stock Exchange and the Swiss Stock Exchange, making Homestake Shares a readily tradeable investment.

Other advantages of an investment in Homestake are set out in Clause 4 of the Summary of Offer, which is contained in Section 2 of this Offer Document and Clause 2.2 of the Part A statement, which is contained in Section 4 of this Offer Document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE OFFER IS NOT SUBJECT TO A MINIMUM LEVEL OF ACCEPTANCE OR ANY OTHER CONDITION. If you accept the Share Offer, you will be allotted Homestake Shares and sent a cheque for any fractional entitlement as soon as practicable. If you accept the Cash Offer, a cheque also will be sent to you as soon as practicable. Each business day in Sydney, Ernst & Young Registry Services Pty Limited will endeavour to process all valid acceptances received during the preceding business day. In any event, you will be sent the consideration within seven days of receipt of your valid acceptance.

If you accept the Share Offer and your valid acceptance of the Share Offer is received on or before 10 November 1995, you will receive a dividend of U.S.$0.05 per Homestake Share, payable on 21 November 1995.

The recommendation of the independent directors of HGAL to the HGAL shareholders is set forth in the Part B statement enclosed with the Offer Document.

I look forward to welcoming you as a shareholder of Homestake.

Yours faithfully

Harry M Conger
Chairman and
Chief Executive Officer

--------------------------------------------------------------------------------

                                                                     DEFINITIONS

                             SECTION 1. DEFINITIONS

       In this Offer Document the following words have these meanings unless the contrary intention appears or the context otherwise requires:

       "ASSOCIATE" of a body corporate includes a reference to:

               (a)      a director or secretary of the body corporate;

               (b)      a related body corporate; or

               (c)      a director or secretary of a related body corporate;

       "ASC" means Australian Securities Commission;

       "ASX" means Australian Stock Exchange Limited;

       "AUSTRALIAN   GAAP"  means   Australian  generally   accepted  accounting
       principles;

       "BROKER" means a person who is a share broker and a participant in CHESS;

       "CASH OFFER" means the offer of A$1.90 for each HGAL Share;

       "CHESS" means Clearing House Electronic Sub-register System, which provides for electronic share transfers in Australia;

       "CHESS HOLDING" means a holding of HGAL Shares on the CHESS sub-register of HGAL;

       "CONTROLLING PARTICIPANT" means the Broker or NBP in CHESS who is designated as the controlling participant for shares in a CHESS Holding in accordance with the SCH business rules;

       "CORPORATIONS LAW" means the Corporations Law of New South Wales;

       "DELAWARE LAW" means the Delaware General Corporations Law, as amended;

       "DISTINCT PORTIONS" means the HGAL Shares held on each account by a custodian, trustee or other nominee holding HGAL Shares on more than one account;

       "ENTITLEMENT" in relation to shares, includes shares which a person owns or in which a person has a relevant interest, shares in which a person who is an associate of that person has a relevant interest and shares to which a person has a deemed entitlement and "ENTITLED" has a corresponding meaning;

       "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

       "EXCHANGE RATE" means the noon buying rate in New York City for cable transfers in Australian dollars expressed in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York, or the inverse thereof, as the case may be;

       "HGAL" means Homestake Gold of Australia Limited (A.C.N. 008 143 137) of 1st Floor, 226 Great Eastern Highway, Belmont, Western Australia, 6104;

       "HGAL EMPLOYEE OPTIONS" means options issued as at the date of this Offer by HGAL under its employee option scheme;

                                                                     DEFINITIONS

       "HGAL SHARES" means the fully paid ordinary shares of A$0.20 each in HGAL on issue at the date of this Offer and all Rights attaching to them, and those ordinary shares of A$0.20 each in HGAL which are issued by HGAL during the Offer Period following the exercise of HGAL Employee Options or payment of the amount unpaid on partly paid shares in HGAL and all Rights attaching to them;

       "HOMESTAKE" means Homestake Mining Company (A.R.B.N. 070 779 067), a Delaware corporation, of 650 California Street, San Francisco, California 94108-2788, United States of America;

       "HOMESTAKE CERTIFICATE" means the Restated Certificate of Incorporation of Homestake, in effect on the date of this Offer;

       "HOMESTAKE SHARES" means shares of common stock, U.S.$1 par value, in Homestake;

       "JORC CODE" means the Australasian Code for reporting of Identified Mineral Resources and Ore Reserves, September 1992, prepared by the Joint Committee of the Australian Institute of Mining and Metallurgy,
       Australian Institute of Geoscientists and Australian Mining Industry Council;

       "NYSE" means New York Stock Exchange;

       "NEW YORK CITY TIME" means United States Eastern Standard time, or United States Eastern Daylight time (if applicable);

       "NBP" means a non-broker participant under the SCH business rules;

       "OFFER PERIOD" means the period during which the Offers are to remain open for acceptance, as specified in Clause 3.1 of the Offer;

       "OFFERS" means the offers in Section 3 of this Offer Document and "OFFER" means any one of the Offers;

       "PART A STATEMENT" means the statement of Homestake set out in Section 4 of this Offer Document pursuant to Part A in Section 750 of the Corporations Law;

       "PERSON" means an incorporated or unincorporated body or association as well as a natural person;

       "RELEVANT INTEREST" in relation to a share, includes the direct or indirect power to vote or dispose of a voting share in a body corporate;

       "RIGHTS" means all accretions and rights attaching to or arising from the HGAL Shares (including, without limiting the generality of the foregoing, all rights to receive dividends and to receive or subscribe for shares, stock units, notes or options and all other distributions or entitlements declared, paid or issued by HGAL);

       "SCH" means Securities Clearing House, the body which administers the CHESS system in Australia;

       "SCH BUSINESS RULES" means the business rules of the SCH;

       "SEC" means the United States Securities and Exchange Commission;

       "SHARE OFFER" means the offer of 0.089 Homestake Shares for each HGAL Share;

                                                                     DEFINITIONS

       "SWISS STOCK EXCHANGE" means the Swiss Stock Exchange with locations in Basel, Geneva and Zurich;

       "SYDNEY TIME" means Australian Eastern Standard Time or, if applicable, Australian Eastern Summer Time;

       "TAKEOVER SCHEME" means the takeover scheme constituted in accordance with Division 1 of Part 6.3 of the Corporations Law pursuant to which Homestake proposes to make offers to acquire all the HGAL Shares of which Homestake is not the holder;

       "TON" means a short ton of 2,000 pounds;

       "TONNE" means a metric ton of 1,000 kilograms or 2,204.6 pounds;

       "U.S. GAAP" means United States generally accepted accounting principles;

       "U.S. HOLDER" means a person who holds HGAL shares and who is a United States citizen or resident, a corporation organized under the laws of the United States or any state thereof, and a trust or estate which is not treated as a foreign trust or estate for federal income tax purposes.

       (The foregoing definitions are identical to the definitions that appear in Clause 7.1 of the Part A statement.)

                                                                SUMMARY OF OFFER

                          SECTION 2. SUMMARY OF OFFER

    THE FOLLOWING IS A SUMMARY ONLY AND IS QUALIFIED BY THE DETAILED INFORMATION CONTAINED IN THE SECTIONS ENTITLED "THE OFFER" AND "PART A STATEMENT," AND IN THE APPENDICES. THIS SUMMARY IS INCORPORATED BY REFERENCE IN AND FORMS PART OF THE PART A STATEMENT. HGAL SHAREHOLDERS ARE URGED TO READ THE OFFER DOCUMENT IN ITS ENTIRETY.

1.     THE OFFER

       Homestake is offering HGAL shareholders the choice of receiving either:

       (a) 0.089 Homestake Shares for each fully paid HGAL Share (the "Share Offer"); or

       (b)     A$1.90 in cash for each fully paid HGAL Share (the "Cash Offer").

       You cannot accept the Offer for less than all of your HGAL Shares.

       THE OFFER IS NOT SUBJECT TO A MINIMUM LEVEL OF ACCEPTANCE OR ANY OTHER CONDITION. If you accept the Share Offer, Homestake will allot Homestake Shares to you and send the amount due to you for any fractional entitlement as soon as practicable. If you accept the Cash Offer, you will be sent a cheque for the amount due to you on the same basis. Each business day in Sydney, Ernst & Young Registry Services Pty Limited will endeavour to process all valid acceptances received during the preceding business day. In any event, you will be sent the consideration within seven days of receipt of your valid acceptance.

       To receive the dividend payable to Homestake shareholders of record on 10 November 1995, HGAL shareholders who plan to accept the Share Offer should ensure that their valid acceptances are received by Homestake on or before 10 November 1995. See Clause 3 below.


       THE OFFER IS DUE TO CLOSE AT 5.00 PM SYDNEY TIME ON 5 DECEMBER 1995. IF YOU WISH TO ACCEPT THIS OFFER, YOU WILL NEED TO ENSURE A VALID ACCEPTANCE IS RECEIVED IN SYDNEY BEFORE 5.00 PM (SYDNEY TIME) ON THAT DATE OR, IF YOU ARE LODGING YOUR ACCEPTANCE IN NEW YORK CITY, IN NEW YORK CITY BEFORE
       5.00 PM (NEW YORK CITY TIME) ON 4 DECEMBER 1995.


       Homestake will not allot fractional shares. If you choose the Share Offer and your entitlement to Homestake Shares is not a whole number then you will receive:

       (a)     the next lowest whole number of Homestake Shares; and

       (b) payment by cheque in Australian dollars for the value of the fractional entitlement, using the last trading price of Homestake Shares on the NYSE and the Exchange Rate on the last trading day before Homestake receives your valid acceptance.

       If Homestake receives your valid acceptance but you do not indicate which of the Share Offer or the Cash Offer you wish to accept, you will be deemed to have accepted the Share Offer. However, if you are resident in a jurisdiction where it would be illegal for Homestake to make or for you to accept the Share Offer, you may only accept the Cash Offer.

       HGAL had issued a total of 591,854,573 ordinary shares as at 11 October 1995, 482,538,026 of which are already owned by a subsidiary of Homestake. As at 11 October 1995, Homestake had 137,953,936 shares of Common Stock outstanding. If all HGAL shareholders (and persons entitled

                                                                SUMMARY OF OFFER
       to become HGAL shareholders) were to accept the Share Offer, Homestake would issue approximately 9,755,000 Homestake Shares, or approximately
       6.6% of its outstanding shares after giving effect to such issuance (based on the Homestake Shares outstanding as at 11 October 1995).

2.     VALUE OF THE OFFER AND PREMIUM TO HGAL SHARE PRICE

       Homestake announced its intention to make the Offer on 14 August 1995. The following chart shows the closing prices for Homestake Shares on the NYSE (in both U.S. and Australian dollars) and for HGAL Shares (in Australian dollars) on the ASX on 11 August 1995 (the last trading day before the Offer was announced) and 11 October 1995:

                                            HOMESTAKE SHARES (NYSE)         HGAL SHARES (ASX)
                                         -----------------------------  --------------------------
11 August 1995                               U.S.$16.625     A$22.406*            A$1.58
11 October 1995                              U.S.$17.125     A$22.473*            A$1.99

       The Homestake Shares have been quoted on the ASX since 27 September 1995.

       The following table shows the equivalent market price (in both U.S. and Australian dollars) on 11 August 1995 and 11 October 1995 for 0.089 Homestake Shares, being the amount of Homestake Shares offered for each HGAL Share, based on the closing prices of Homestake Shares on the NYSE on those days:

11 August 1995                      U.S.$1.48     A$2.00*
11 October 1995                     U.S.$1.52     A$2.00*

       Based on the information set out above, the Share Offer represents a premium of 26.2% at 11 August and at 11 October compared to the closing price of HGAL Shares on 11 August 1995. The Cash Offer represents a premium of 20.3% compared to the closing price of HGAL Shares on 11 August 1995.
------------------------
        * Australian dollar amounts calculated by multiplying the actual U.S. dollar amounts by the Exchange Rate on that date.

                                                                SUMMARY OF OFFER

       The following graph shows the monthly closing price of HGAL Shares since HGAL quotation on the ASX through August 11, 1995 as compared with the Cash Offer, and the volume of shares traded in each month.

       EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   HOMESTAKE GOLD AUST - MONTHLY DATA
        Date                                   Close        Vol              Cas
        Oct87                                 $ 1.32         13    16.81584               1.9
        Nov87                                 $ 1.53         11    16.97325               1.9
        Dec87                                 $ 1.25         10   11.963313               1.9
        Jan88                                 $ 0.84          5    3.888308               1.9
        Feb88                                 $ 0.86          7    6.103296               1.9
        Mar88                                 $ 1.02         10    10.50561               1.9
        Apr88                                 $ 1.00          4    3.607146               1.9
        May88                                 $ 0.97          7     6.91656               1.9
        Jun88                                 $ 0.88          7    6.001625               1.9
        Jul88                                 $ 0.92          3    3.036885               1.9
        Aug88                                 $ 0.77          3    2.031444               1.9
        Sep88                                 $ 0.58          7     3.96488               1.9
        Oct88                                 $ 0.65          5    3.546648               1.9
        Nov88                                 $ 0.48          5    2.577376               1.9
        Dec88                                 $ 0.49          4    1.844152               1.9
        Jan89                                 $ 0.63          8    4.961553               1.9
        Feb89                                 $ 0.65          4    2.514813               1.9
        Mar89                                 $ 0.73          8    5.674464               1.9
        Apr89                                 $ 0.69          2    1.379156               1.9
        May89                                 $ 0.63          1    0.879614               1.9
        Jun89                                 $ 0.67          5    3.402641               1.9
        Jul89                                 $ 0.84          8    6.406804               1.9
        Aug89                                 $ 1.08          9    9.746198               1.9
        Sep89                                 $ 1.12          8    9.051591               1.9
        Oct89                                 $ 1.08          4    4.485558               1.9
        Nov89                                 $ 1.40         15    20.96082               1.9
        Dec89                                 $ 1.53          9   13.311725               1.9
        Jan90                                 $ 1.92         11    20.68072               1.9
        Feb90                                 $ 1.61          4    6.215876               1.9
        Mar90                                 $ 1.49          4     5.71131               1.9
        Apr90                                 $ 1.32          4    4.813402               1.9
        May90                                 $ 1.48          6    8.503375               1.9
        Jun90                                 $ 1.07          7    7.909608               1.9
        Jul90                                 $ 1.40          9    12.93566               1.9
        Aug90                                 $ 1.38          9   11.888268               1.9
        Sep90                                 $ 1.42          1   1.2987592               1.9
        Oct90                                 $ 1.19          5     5.87265               1.9
        Nov90                                 $ 0.99          8    8.263666               1.9
        Dec90                                 $ 0.82          5      3.8007               1.9
        Jan91                                 $ 0.77          3     2.65727               1.9
        Feb91                                 $ 0.71          3     2.35862               1.9
        Mar91                                 $ 0.86          5     4.56144               1.9
        Apr91                                 $ 0.78          5     3.77286               1.9
        May91                                 $ 0.69          3     2.18109               1.9
        Jun91                                 $ 0.72          7     5.38272               1.9
        Jul91                                 $ 0.84          5      4.4562               1.9
        Aug91                                 $ 0.65          8     5.12005               1.9
        Sep91                                 $ 0.59         10     5.68347               1.9
        Oct91                                 $ 0.68          6      4.3758               1.9
        Nov91                                 $ 0.72         11      7.8336               1.9
        Dec91                                 $ 0.80          6      4.7192               1.9
        Jan92                                 $ 0.78          5      4.1691               1.9
        Feb92                                 $ 0.79          6     4.72736               1.9
        Mar92                                 $ 0.71          6      4.5156               1.9
        Apr92                                 $ 0.66          4     2.48622               1.9
        May92                                 $ 0.65          6     3.91365               1.9
        Jun92                                 $ 0.78          9     6.64404               1.9
        Jul92                                 $ 0.84         20     16.7664               1.9
        Aug92                                 $ 0.80          8      6.3424               1.9
        Sep92                                 $ 0.79          6     4.89563               1.9
        Oct92                                 $ 0.81          5     3.90744               1.9
        Nov92                                 $ 0.77          3     2.30153               1.9
        Dec92                                 $ 0.78          7     5.20962               1.9
        Jan93                                 $ 0.76          7      5.0806               1.9
        Feb93                                 $ 0.82         11       9.266               1.9
        Mar93                                 $ 1.00          9       8.867               1.9
        Apr93                                 $ 1.33         10     12.8079               1.9
        May93                                 $ 2.05         20     40.6515               1.9
        Jun93                                 $ 1.95          6     12.0198               1.9
        Jul93                                 $ 2.35         13     30.5735               1.9
        Aug93                                 $ 2.00         13       25.76               1.9
        Sep93                                 $ 1.58          7    10.57178               1.9
        Oct93                                 $ 1.90          3      5.6487               1.9
        Nov93                                 $ 1.78          3     5.93274               1.9
        Dec93                                 $ 2.38          2     5.76674               1.9
        Jan94                                 $ 2.18          9    20.09306               1.9
        Feb94                                 $ 1.73         22     37.4199               1.9
        Mar94                                 $ 2.05         10    19.96085               1.9
        Apr94                                 $ 1.85          6    10.53575               1.9
        May94                                 $ 1.83          5     9.45927               1.9
        Jun94                                 $ 1.85          5     8.63765               1.9
        Jul94                                 $ 1.79          3     5.64924               1.9
        Aug94                                 $ 1.84         11      19.964               1.9
        Sep94                                 $ 1.95          7    13.90155               1.9
        Oct94                                 $ 1.85          4       6.697               1.9
        Nov94                                 $ 1.51          7    10.56547               1.9
        Dec94                                 $ 1.48          5     7.04184               1.9
        Jan95                                 $ 1.26          3      4.0509               1.9
        Feb95                                 $ 1.30         10     12.7868               1.9
        Mar95                                 $ 1.38          9    12.25992               1.9
        Apr95                                 $ 1.60          9     14.3776               1.9
        May95                                 $ 1.48          3     4.03004               1.9
        Jun95                                 $ 1.46          6      9.4389               1.9
        Jul95                                 $ 1.54          6     8.87348               1.9
        Aug95                                 $ 1.58          1      1.7064               1.9
                                                            654      809.82
                                                                     $ 1.24

3.     MARKET PRICES OF HOMESTAKE AND HGAL SHARES; DIVIDENDS

       The price ranges of the Homestake Shares on the NYSE and the HGAL Shares on the ASX are set out in the following table for the periods indicated.

                                            HOMESTAKE SHARES
                                                 (NYSE)          HGAL SHARES (ASX)
                                          --------------------  --------------------
                                            HIGH        LOW       HIGH        LOW
                                          ---------  ---------  ---------  ---------
                                                (U.S.$)                 (A$)
1990                                      23.625     15.250     1.963      0.750
1991                                      19.625     13.875     0.920      0.580
1992                                      16.625     10.000     0.890      0.610
1993                                      22.875     9.6250     2.500      0.700
1994                                      24.875     16.125     2.620      1.370
1 January - 11 August 1995                19.125     14.750     1.860      1.150
14 August - 11 October 1995               17.750     16.125     2.020      1.860

       The Homestake Board of Directors conducts a quarterly review of Homestake's cash situation and earnings and expenditure prospects in deciding whether to pay dividends and the dividend level. Homestake has paid a dividend on Homestake Shares continuously (on a quarterly basis) for more than 20 years. Homestake paid dividends of U.S.$0.20 per share in 1990, 1991 and 1992, U.S.$0.10 per share in 1993, and U.S.$0.175 per share in 1994. For the first three quarters of 1995, Homestake has paid U.S.$0.15 per share, at a rate of U.S.$0.05 per share per quarter. On 21 September 1995, the Homestake Board of Directors declared a dividend of U.S.$0.05 per share payable on 21 November 1995 to Homestake shareholders of record on 10 November 1995. HGAL shareholders who accept the Share Offer and deliver a valid acceptance of the Share Offer on or before 10 November 1995 will receive the dividend.

                                                                SUMMARY OF OFFER

       For the convenience of Australian residents, Homestake will pay dividends in Australian dollars to shareholders who have an Australian address in its register of shareholders. Those dividends will not be franked in Australia and will be subject to U.S. withholding tax for non-U.S. residents, (currently 15% for Australian residents). The Australian tax considerations of receiving dividends from Homestake are summarised in Clause 14 below and Clause 6.7 of the Part A statement.

       HGAL has not paid a dividend since 1988.

4.     CERTAIN INVESTMENT CONSIDERATIONS

       Potential advantages for HGAL shareholders who accept the Share Offer include the following.

       - Participation in Homestake's geographically diverse interests, which comprise existing mines in the United States, Canada and Australia (through HGAL), active exploration in the United States, Canada, Australia and South America, and projects in Bulgaria and Russia.

       - A shareholding in one of North America's largest gold mining companies with a market capitalisation of U.S.$2.397 billion at 10 October 1995, and listings on the New York, Swiss and Australian stock exchanges.

       -    Homestake  has  the   financial  strength   to  pursue   significant
            development and exploration projects.

       -    Continued participation in the HGAL Kalgoorlie operations.

5.     RISK FACTORS

       Ownership of Homestake Shares involves the following risks.

       RISKS OF GOLD MINING

       The business of mineral exploration, development and production by its nature involves significant risks. The business depends on, amongst other things, successful location of mineable ore reserves and skillful management. Profitable mining can be affected by unforeseen changes in operating circumstances, ore reserves and technical issues.

       GOLD AND SILVER PRICE FLUCTUATIONS; FORWARD SALES

       The market price of gold and, to a lesser degree, the market price of silver have a significant effect on Homestake's results of operations and the price of Homestake Shares. Gold and silver prices are influenced by numerous factors over which Homestake has no control, including expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and certain other currencies, interest rates, global or regional political or economic crises, demand for jewellery and industrial products, and sales by central banks and other holders and producers of gold and silver in response to these factors. The supply of gold and silver consists of a combination of new mine production and sales from existing stocks of bullion and fabricated gold and silver held by governments, public and private financial institutions, and individuals.

       Homestake's general policy is to sell its production at current prices and not to enter into hedging arrangements. As a result, in general Homestake's profitability is fully exposed to fluctuations in the current price of gold in world markets. Homestake's average realised selling price of gold was

                                                                SUMMARY OF OFFER
       U.S.$384 per ounce in 1994 compared to U.S.$359 per ounce in 1993 and U.S.$348 per ounce in 1992. The average realised selling price of gold for the year to 31 August 1995 was U.S.$385, and is forecast to be U.S.$385 for the balance of the year.

       HGAL's general policy is also to sell its production at current prices.

       In certain limited circumstances, Homestake will enter into forward sales commitments for small portions of its production. During the fourth quarter of 1994, Homestake sold for future delivery 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. These forward sales represent less than 5% of the gold that Homestake expects to produce during those years. The average price is approximately U.S.$412 per ounce, which should cover the mine's relatively high cash costs through the end of mine life in 1996. The forward sales should also allow for recovery of Homestake's remaining investment in the mine and provide for estimated reclamation costs.

       CURRENCY FLUCTUATIONS

       Gold is sold throughout the world principally based on the U.S. dollar price, but operating expenses for gold mining companies are incurred principally in local currencies. Homestake's operations are principally based in the United States, Canada and Australia. As Homestake is a United States-based corporation, Homestake has conducted, and expects to continue to conduct, currency hedging programs for Canadian and Australian dollars to protect against significant currency fluctuations relative to the U.S. dollar.

       In addition, Homestake Shares are traded principally in U.S. dollars on the NYSE. For this reason, Australian residents who plan to hold Homestake Shares can expect to be subject to the benefits and detriments of fluctuations in the U.S. dollar-Australian dollar exchange rate and, to a lesser extent, the U.S.-Canadian dollar exchange rate. In general, a weakening of the Australian dollar against the United States dollar would result in an increase in the value of Homestake Shares in Australian dollars, while a strengthening of the Australian dollar against the United States dollar would result in a decrease in the value of Homestake Shares in Australian dollars. The Australian dollar value of Homestake dividends, which are declared in U.S. dollars (but will be paid to Australian resident shareholders in Australian dollars) are similarly affected by the relative value of the U.S. dollar and the Australian dollar.

       REGULATION

       Homestake's mining operations and exploration activities are subject to extensive regulation governing development, production, proposed amendments, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, toxic substances, and other matters in all of the jurisdictions where it operates.

       There is a prospect that the United States mining law will be amended. Under current law, persons staking mining claims on United States federal government-owned property open to exploration (unpatented mining claims) are entitled to secure title to the property (patented mining claims) at nominal cost on the making and documenting of a discovery of gold in commercial quantities. Under the law as proposed to be amended, the United States federal government would be entitled to receive royalties based on either the gross or net value of production from government-owned property. This would have only a minimal impact on Homestake's current operations, as substantially all of Homestake's current operations in the United States are conducted on privately held land. However, Homestake's recent discovery at Ruby Hill is located on unpatented mining claims. It is possible that Homestake may be required to pay royalties on production from that property when it is placed into production, but the amount if any, is not predictable. Expansion at

                                                                SUMMARY OF OFFER
       Round Mountain may also occur on government-owned property, as to which royalties might similarly be payable. Should the mining law be so amended, it could reduce the amount of future exploration and development activity conducted by Homestake on federal government-owned property in the United States.

       TAX

       Homestake's operations are conducted in a number of jurisdictions, with differing rates of taxation. Homestake's income taxes and mining taxes have been higher in 1995 in part because a substantial part of its revenue and net income derive from Canada, which has a combination of income and mining taxes significantly higher than those in the United States and Australia. Also, under current circumstances there is only limited ability to receive tax credits in the United States for taxes paid in Canada.

6.     OVERVIEW OF HOMESTAKE

       Homestake is an international gold mining company, with major mines in the United States, Canada and Australia (through its 81.5% interest in
       HGAL). Homestake also owns 16.7% of a large sulphur mine in the Gulf of Mexico.

       Homestake, directly and through subsidiaries, has conducted business since 1877, maintaining a stock listing on the NYSE continuously since 1879.

       The principal mines in which Homestake has an interest are described briefly below. The statistics for ore reserves which follow are stated as at 31 December 1994. Information with respect to percentage ownership and production is given without adjustment for minority interests in publicly held subsidiaries (HGAL and Prime Resources Group Inc.). Information with respect to ore reserves has been adjusted for minority interests in publicly held subsidiaries. See Clause 2.1 of the Part A statement and Appendix C for additional information regarding ore reserves, mineral deposits, production and other information with respect to Homestake.

       See Clause 7 below for recent information with respect to ore reserves and mineral resources for HGAL's Kalgoorlie mines at 30 June 1995.

       The following information regarding Homestake's ore reserves has been prepared according to SEC standards, not the JORC Code. Please refer to Clause 2.4 of the Part A statement for a statement of the differences between the Australian standards for determining ore reserves and mineral resources, and the SEC standards for determining ore reserves and mineral deposits.

                                                                SUMMARY OF OFFER

                                                                                     RESERVES
                                                               HOMESTAKE               AS AT
                                              PERCENTAGE    PRODUCTION FOR          31 DECEMBER
       GOLD MINES                             INTEREST(1)     1994(1, 2)            1994(2, 3)
                                              ----------    ---------------       ---------------
                                                                                    (CONTAINED
                                                               (OUNCES)               OUNCES)
         UNITED STATES

         The HOMESTAKE mine in Lead, South         100           393,934               4,138,000
         Dakota  has  operated  for almost
         119 years. Operations consist  of
         an  8,000  foot  deep underground
         mine, open  pit  mine,  mill  and
         refinery.  The Homestake mine has
         produced approximately 38 million
         ounces of gold since 1877.
         The MCLAUGHLIN open  pit mine  is         100           250,453               1,665,000
         located  in  northern California.
         The operation began production in
         1985. Mining will  cease in  1996
         and  processing of stockpiled ore
         will continue  until  2003  at  a
         significantly  reduced  level  of
         production.
         The ROUND MOUNTAIN open pit  mine          25           105,877               1,950,000
         is located in central Nevada. The
         property has been mined
         intermittently since 1906 and was
         reopened  most recently  in 1977.
         It  is   one   of   the   largest
         heap-leach   gold  mines  in  the
         world.
         CANADA                                         (4)
         Located in  northwestern  British         100           --                         GOLD
         Columbia, the ESKAY CREEK mine is                                             1,151,000
         a high grade underground gold and
         silver  mine  that sells  its ore
         production to smelters. The first
         ore
         shipment  was  made  in   January                                                SILVER
         1995.  Prime Resources Group Inc.                                            51,507,000
         owns and  Homestake  Canada  Inc.
         operates the mine.
         NICKEL  PLATE is an open-pit mine         100            82,117                 223,000
         located   in   southern   British
         Columbia.  Production  will cease
         in 1996  when  reserves  will  be
         depleted.
         The  SNIP mine  is an underground          40  (4)       51,592   (4, 5)         89,000
         mine  located   in   northwestern
         British  Columbia. It  is a small
         high-grade mine,  which  recovers
         approximately  92%  of  the  gold
         contained in the ore.
         Discovered in 1982, the  WILLIAMS          50           222,660               2,835,000
         mine  is the  largest underground
         gold mine in Canada.
         The adjacent DAVID BELL mine is a          50           103,854                 948,000
         smaller, higher-grade underground
         mine.  Included  with  the  David
         Bell  mine  is a  "Quarter Claim"
         royalty interest in a
         neighbouring mine. Located
         immediately   north    of    Lake
         Superior,  the Williams and David
         Bell mines  are  modern  and  low
         cost.

         AUSTRALIA

         The   KALGOORLIE   operation   is          50  (6)      352,081   (6)         4,695,000 (7)
         Australia's largest  gold  mining
         complex.  The Kalgoorlie district
         has  produced  over  43   million
         ounces   during   a   century  of
         operations. The operation
         consists of the Super Pit, the Mt
         Charlotte mine, several mills and
         a roaster.

                                                                SUMMARY OF OFFER

                                                                                     RESERVES
                                                               HOMESTAKE               AS AT
                                              PERCENTAGE    PRODUCTION FOR          31 DECEMBER
         SULPHUR MINE                         INTEREST(1)     1994(1, 2)            1994(2, 3)
                                              ----------    ---------------       ---------------
                                                  16.7           SULPHUR                 SULPHUR
         The MAIN PASS 299 sulphur deposit                       376,571   (8)        11,723,000 (8)
         is located in the Gulf of  Mexico
         off the coast of Louisiana. It is
         the    largest   Frasch   sulphur
         deposit   discovered   in   North
         America since 1920. In
         addition   to  the  sulphur,  oil                           OIL   (9)               OIL (9)
         reserves overlie the deposit.                           727,966               2,080,000

         -----------------------------------
            (1)  Homestake's proportionate interest including minority interest.
            (2)  Ounces of gold unless otherwise indicated.
            (3)  Homestake's proportionate interest excluding minority interest.
            (4) Homestake's interest without reduction for the 49.4% minority interest in Prime Resources Group Inc.
            (5) Includes contained ounces of gold in dore and concentrates sold to smelters.
            (6) Homestake's interest without reduction for the 18.5% minority interest in HGAL.
            (7) See Clause 2.4 of the Part A statement, "Ore Reserves and Mineral Deposits Estimates," for a discussion of the difference between Homestake's and HGAL's reporting with respect to ore reserves and mineral deposits at the Mt Charlotte mine.
            (8)  Long tons of 2,240 pounds.
            (9)  Barrels.

       Homestake is engaged in exploration in the United States, Canada and South America, as well as in Australia (through HGAL), and has interests in gold mining projects in Bulgaria and Russia, with options to increase its interests in the Bulgarian and Russian projects.

7.     OVERVIEW OF HGAL

       HGAL was incorporated by Homestake as a wholly owned subsidiary in 1974 to participate in gold mining in the Kalgoorlie district. Its initial investment was a 48% interest in the Kalgoorlie Mining Associates partnership. In 1987, Homestake sold 20% of its HGAL ordinary shares to the Australian public, and HGAL became listed on the ASX. In 1989, HGAL increased its interest in the Kalgoorlie Mining Associates partnership to 50%, and acquired 50% interests in adjacent properties and joint venture operations. The Kalgoorlie mines and related facilities are managed by Kalgoorlie Consolidated Gold Mines Limited, which is owned 50% by HGAL and 50% by the other participant, Gold Mines of Kalgoorlie Limited. HGAL also engages in exploration activity in Australia.

       On 30 August 1995, HGAL announced new estimates of ore reserves and mineral resources at the Kalgoorlie operations. The newly announced figures, prepared as at 30 June 1995, represent a 19.4% increase in contained gold in ore reserves and a 23.7% increase in contained gold in other mineral resources, as contrasted with figures at 31 December 1994. HGAL's 50% share of the ore reserves were estimated at 6,350,000 contained ounces, with HGAL's 50% share of other mineral resources estimated at 5,650,000 contained ounces. See Clauses 2.4 and 3.1 of the Part A statement for additional information.

8.     PURPOSE OF THE OFFER

       Homestake has maintained a long-standing objective of expanding its reserves and replacing reserves as they are mined, through acquisition and exploration. Homestake's principal reason for seeking to acquire the minority shareholdings in HGAL is to acquire long-life gold reserves in a politically and economically stable country.

                                                                SUMMARY OF OFFER

       In deciding to make the Offer, Homestake reviewed available data with respect to the Kalgoorlie operations, including data which form the basis for HGAL's recently announced increases in ore reserves and mineral deposits at Kalgoorlie. Based upon that analysis, Homestake believes that the newly announced ore reserve estimates for the operation will be recoverable. Homestake also believes that a significant portion of the mineral deposits will eventually be upgraded into ore reserves, although it cannot estimate the amount that will eventually become ore reserves. Finally, Homestake believes that HGAL's mineral properties in the Kalgoorlie district have excellent potential for the discovery of additional mineral deposits and ore reserves in the future.

       The Offer also has the objective of eliminating the cost of maintaining separate ASX listing and associated public company administration costs in Australia, given the relatively small proportion of HGAL Shares not already owned by Homestake.

9.     INTENTIONS ABOUT BUSINESS OF HGAL

       At the time HGAL became a listed company in 1987, it was Homestake's stated policy that HGAL would be Homestake's sole vehicle for gold exploration, development and mining in Australia. If Homestake does not acquire all of the HGAL Shares, Homestake intends to pursue future exploration, development and mining opportunities in Australia directly for its own account and not through HGAL. That will likely reduce opportunities that would otherwise become available to HGAL, although Homestake has not presently identified any such opportunities. If Homestake acquires 100% of the HGAL Shares, Homestake would expect to continue to use HGAL as one of the vehicles for the expansion of Homestake's business in Australia. Homestake presently intends that the existing interests in the Kalgoorlie mines and HGAL's existing exploration projects will continue in HGAL, whether or not Homestake acquires 100% of HGAL. See Clause 4.4 of the Part A statement for more detailed information regarding Homestake's intentions about the business, assets and employees of HGAL.

10.    SELECTED FINANCIAL DATA

       Set out below is historical selected financial data, together with forecast and pro forma selected financial data. The pro forma information does not purport to represent what the financial position or results of operations actually would have been if the acquisition had occurred or to project the financial position or results of operations for any future date or period. The financial information relating to Homestake is, and future financial information relating to Homestake will be, prepared in accordance with U.S. GAAP. HGAL shareholders should be aware that these principles differ from Australian GAAP, which HGAL has utilized in the past. Explanations of the significant differences between these accounting principles as they apply to HGAL and Homestake are set out in Appendices H and K, respectively.

                                                                SUMMARY OF OFFER

                HOMESTAKE HISTORICAL SELECTED FINANCIAL INFORMATION (1)
         (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER
                                    SHARE AMOUNTS)
                        (PREPARED IN ACCORDANCE WITH U.S. GAAP)

       The following table sets forth certain financial information of Homestake. This information should be read in conjunction with (i) the historical financial statements of Homestake, including the notes thereto, which are included in Appendices D, E and F, (ii) Appendix K -- Homestake Differences Between U.S. and Australian Generally Accepted Accounting Principles, and (iii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause 4.1 of the Part A statement.

                                                  FOR THE YEAR ENDED 31 DECEMBER
                           -----------------------------------------------------------------------------
                              1994           1993           1992              1991               1990
                           ----------     ----------     ----------        ----------         ----------
Revenues.................  $  705,487     $  722,228     $  683,520        $  671,600(6)      $  793,660
Income (loss) from
 continuing operations...      78,016(2)      52,494(3)    (175,836)(4,5)    (207,756)(6)          4,211(8)
Net income (loss)........      78,016(2)      52,494(3)    (175,836)(4,5)    (261,915)(6,7)       12,190(8,9)
Income (loss) from
 continuing operations
 per share...............        0.57(2)        0.38(3)       (1.31)(4,5)       (1.57)(6)           0.02(8)
Net income (loss) per
 share...................        0.57(2)        0.38(3)       (1.31)(4,5)       (1.98)(6,7)         0.08(8,9)
Cash dividends per
 share...................       0.175           0.10           0.20              0.20               0.20


                                                            31 DECEMBER
                           -----------------------------------------------------------------------------
                              1994           1993           1992            1991(1)              1990
                           ----------     ----------     ----------        ----------         ----------
Total assets.............  $1,201,968     $1,121,250     $1,145,169        $1,352,831         $1,911,815
Long-term obligations
 (10)....................     295,719        282,865        293,176           365,383            460,155
Shareholders' equity.....     588,770        515,244        465,438           675,642          1,058,694

                                                                            FOR THE SIX MONTHS ENDED 30
                                                                                       JUNE
                                                                           -----------------------------
                                                                              1995               1994
                                                                           ----------         ----------
Revenues.................                                                  $  375,522         $  374,481
Net income...............                                                      17,739             57,169(2)
Net income per share.....                                                        0.13               0.42(2)

------------------------------
            (1) Selected financial information reflects the 1992 combination of Homestake and Homestake Canada Inc. ("HCI") accounted for as a pooling of interests, and accounts for Homestake's former interests in base metals, oil and gas, uranium and HCI's non-gold operations as discontinued operations. The reductions in total assets and shareholders' equity in 1991 compared to 1990 were primarily due to the 1991 net loss, including write-downs of certain mining properties and investments, and HCI's 1991 restructuring in which certain non-gold assets of HCI were transferred to Dundee Bancorp Inc. HCI's 1991 restructuring also resulted in a reduction in long-term debt and the retirement of certain capital stock of HCI.
            (2) Includes a gain of $12.6 million ($15.7 million pretax) or $0.09 per share on the sale of Homestake's interest in the Dee mine and a gain of $11.2 million (no tax expense) or $0.08 per share on dilution of Homestake's interest in Prime Resources Group Inc.
            (3) Includes expense of $12.8 million ($16 million pretax) or $0.09 per share for the write-down of Homestake's investment in the oil and gas assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.05 per share for restructuring and business combination costs.
            (4) Includes expense of $117.7 million ($130.3 million pretax) or $0.87 per share for write-downs of certain mining properties and investments.
            (5) Includes expense of $32.3 million ($48.4 million pretax) or $0.24 per share for restructuring and business combination costs.
            (6) Revenues declined in 1991 compared to 1990 primarily due to lower production and sales volumes and lower gold prices. Loss amounts include expense of $165.5 million ($172.4 million pretax) or $1.25 per share for write-downs of certain mining properties and investments and expense of $7.8 million ($13.6 million pretax) or $0.06 per share for HCI's restructuring.
            (7) Includes a loss from discontinued operations of $25.4 million ($26.3 million pretax) or $0.19 per share and expense of $28.8 million (no tax benefit) or $0.22 per share for the cumulative effect of the change in accounting for postretirement benefits other than pensions.

                                           FOOTNOTES CONTINUE ON FOLLOWING PAGE.

                                                                SUMMARY OF OFFER

(8)   Includes  expense of $32.6  million (no tax benefit)  or $0.25 per share for the write-down  of Homestake's investment  in North American  Metals
      Corp.
(9)   Includes  income from discontinued operations of $8 million ($27 million pretax) or $0.06 per share.
(10)  Long-term obligations consist of:
                                                                          31 DECEMBER
                                                  ------------------------------------------------------------
                                                     1994        1993        1992        1991          1990
                                                  ----------  ----------  ----------  ----------    ----------
                Long-term debt..................  $  185,000  $  189,191  $  205,174  $  279,190    $  408,902
                Accrued reclamation costs.......      33,892      22,138      32,344      34,222        29,616
                Accrued pension and other
                 postretirement benefit
                 obligations....................      64,066      59,626      49,900      41,776(A)      9,096
                Other...........................      12,761      11,910       5,758      10,195        12,541
                                                  ----------  ----------  ----------  ----------    ----------
                                                  $  295,719  $  282,865  $  293,176  $  365,383    $  460,155
                                                  ----------  ----------  ----------  ----------    ----------
                                                  ----------  ----------  ----------  ----------    ----------
                 ------------------------------
                 (A)  The   1991  increase   in   accrued  pension   and   other
                     postretirement  benefit obligations primarily is due to the cumulative effect  of adoption  of Statement  of  Financial
                     Accounting   Standards  106,   "Employers'  Accounting  for
                     Postretirement  Benefits   Other  than   Pensions",   which
                     resulted in a $28.8 million accrual.

                    HGAL HISTORICAL SELECTED FINANCIAL INFORMATION
        (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS OF AUSTRALIAN DOLLARS, EXCEPT
                                  PER SHARE AMOUNTS)
                     (PREPARED IN ACCORDANCE WITH AUSTRALIAN GAAP)

       The following table sets forth certain financial information of HGAL. This information should be read in conjunction with (i) the historical financial statements of HGAL, including the notes thereto, which are included in Appendices H and I and (ii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause 4.1 of the Part A statement.

                                                    FOR THE YEAR ENDED 31 DECEMBER
                              --------------------------------------------------------------------------
                                 1994           1993           1992              1991            1990
                              ----------     ----------     ----------        ----------      ----------
Revenues....................  $  199,807     $  178,756     $  177,116        $  161,932      $  203,337
Income (loss) from
 continuing operations......      34,827         27,394          2,580           (34,194)(1)       6,949(2)
Net income (loss)...........      34,827         27,394          2,580           (34,194)(1)     (93,051)(2)
Income (loss) from
 continuing operations
 per share..................        0.06           0.05         --                 (0.07)(1)        0.01(2)
Net income (loss) per
 share......................        0.06           0.05         --                 (0.07)(1)       (0.19)(2)
Cash dividends per share....        0.00           0.00           0.00              0.00            0.00


                                                             31 DECEMBER
                              --------------------------------------------------------------------------
                                 1994           1993           1992              1991            1990
                              ----------     ----------     ----------        ----------      ----------
Total assets................  $  255,422     $  245,375     $  237,490        $  278,072      $  267,807
Long-term obligations (3)...      57,483         66,959         93,834           107,658         145,922
Shareholders' equity........     176,467        141,575        113,540           110,925          63,701

                                                                               FOR THE SIX MONTHS ENDED
                                                                                       30 JUNE
                                                                              --------------------------
                                                                                 1995            1994
                                                                              ----------      ----------
Revenues....................                                                  $   91,689      $   96,460
Net income..................                                                      10,219          18,355
Net income per share........                                                        0.02            0.03

------------------------------
            (1) Includes expenses of $26.1 million (no tax benefit) or $0.04 per share on the closure and write-downs of certain mining properties and assets.
            (2) Includes extraordinary loss of $100.0 million (no tax benefit) or $0.20 per share on a change in accounting policy related to the carrying value of certain mining assets.

                                           FOOTNOTES CONTINUE ON FOLLOWING PAGE.

                                                                SUMMARY OF OFFER

          (3) Long-term obligations consist of:

                                                             31 DECEMBER
                              --------------------------------------------------------------------------
                                 1994           1993           1992              1991            1990
                              ----------     ----------     ----------        ----------      ----------
    Amount owed to
     Homestake..............  $   55,000     $   65,000     $   75,000        $   85,000      $   95,000
    Finance lease
     liabilities and other
     debt...................          95            199         12,012            17,621          50,000
    Other...................       2,388          1,760          6,822             5,037             922
                              ----------     ----------     ----------        ----------      ----------
                              $   57,483     $   66,959     $   93,834        $  107,658      $  145,922
                              ----------     ----------     ----------        ----------      ----------
                              ----------     ----------     ----------        ----------      ----------

                    HGAL HISTORICAL SELECTED FINANCIAL INFORMATION
        (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS OF AUSTRALIAN DOLLARS, EXCEPT
                                  PER SHARE AMOUNTS)
                        (PREPARED IN ACCORDANCE WITH U.S. GAAP)

       The following table sets forth certain financial information of HGAL adjusted to U.S. GAAP. This information should be read in conjunction with (i) the historical financial statements of HGAL, including the notes thereto, which are included in Appendices H and I and (ii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause
       4.1 of the Part A statement.

                                                               FOR THE                 FOR THE
                                                         SIX MONTHS ENDED 30          YEAR ENDED
                                                                 JUNE                31 DECEMBER
                                                        ----------------------  ----------------------
                                                           1995        1994        1994        1993
                                                        ----------  ----------  ----------  ----------
Revenues..............................................  $   90,385  $  100,121  $  200,938  $  178,530
Net income............................................       9,379      22,016      35,124      27,168
Net income per share..................................        0.02        0.04        0.06        0.05


                                                                                     31 DECEMBER
                                                                                ----------------------
                                                                                   1994        1993
                                                                                ----------  ----------
Total assets..................................................................  $  264,440  $  242,160
Long-term obligations (1).....................................................      57,483      66,959
Shareholders' equity..........................................................     172,280     137,091

------------------------
(1) Long-term obligations consist of:

                                                                                          31 DECEMBER
                                                                                      --------------------
                                                                                        1994       1993
                                                                                      ---------  ---------
    Amount owed to Homestake........................................................  $  55,000  $  65,000
    Other...........................................................................      2,483      1,959
                                                                                      ---------  ---------
                                                                                      $  57,483  $  66,959
                                                                                      ---------  ---------
                                                                                      ---------  ---------

                                                                SUMMARY OF OFFER

                 FORECAST AND PRO FORMA SELECTED FINANCIAL INFORMATION
        (ALL DOLLAR AMOUNTS ARE IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE
                                       AMOUNTS)
                        (PREPARED IN ACCORDANCE WITH U.S. GAAP)

       The following table sets forth certain forecast and pro forma financial information of Homestake. This information should be read in conjunction with (i) the historical financial statements of Homestake and HGAL, including the notes thereto, which are included in Appendices D, E, F, H and I, (ii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause 4.1 of the Part A statement, and (iii) the Forecasted Condensed Consolidated Financial Statements, including the Summary of Significant Assumptions, which are included in Clause 4.2 of the Part A statement.

       Except as noted, the Forecast and Pro Forma Selected Financial Information reflect the effects of the acquisition of all of the HGAL Shares not already owned by Homestake, assuming 50% of the HGAL Shares are exchanged for Homestake Shares and 50% of the HGAL Shares are acquired for cash as of the beginning of each period.

                                      FORECAST                            PRO FORMA        PRO FORMA
                                    FOR THE YEAR       FORECAST       FOR THE SIX MONTHS  FOR THE YEAR
                                       ENDING     FOR THE SIX MONTHS        ENDED            ENDED
                                    31 DECEMBER   ENDING 31 DECEMBER       30 JUNE        31 DECEMBER
                                      1996(1)          1995(1)               1995             1994
                                    ------------  ------------------  ------------------  ------------
Revenues..........................   $  748,600      $    370,800        $    373,122      $  700,878
Net income........................       38,500            12,500              15,003          74,431
Net income per share..............         0.27              0.09                0.11            0.52
Cash dividends per share..........         0.20              0.10                0.10           0.175


                                                                      PRO FORMA BALANCES
                                                                              AT
                                                                         30 JUNE 1995
                                                                      ------------------
Total assets.......................                                     $    1,340,923
Long-term obligations..............                                            300,383
Shareholders' equity...............                                            669,118

See  footnotes  (2)  and (10)  of  the Homestake  Historical  Selected Financial
Information above, and the  Pro Forma Condensed  Consolidated Balance Sheet  and
Statements of Operations, which are included in Clause 4.1 of the Part A statement.

------------------------
(1) The forecasts for the six months ending 31 December 1995 and for the year ending 31 December 1996 assume the acquisition of the 18.5% of HGAL occured effective 1 December 1995.
(2) Combined Information for the Year Ending 31 December 1995
    The following combined unaudited information has been prepared to illustrate to the HGAL shareholders the effect on 1995 results of the proposed acquisition of the 18.5% of HGAL, assuming the acquisition had occurred effective 1 January 1995. The combined financial information has been included solely to comply with Australian legal requirements and does not purport to comply with the SEC rules for preparation of pro forma or forecasted information.

                                                                       FOOTNOTES
    CONTINUE ON FOLLOWING PAGE.

                                                                SUMMARY OF OFFER

    The  combined  information for  the year  ending 31  December 1995  has been prepared assuming the acquisition of the 18.5% of HGAL occurred effective  1
    January  1995, using Homestake's historical  Condensed Statement of Consoli-
    dated Income  for the  six months  ended  30 June  1995 and  the  Forecasted
    Condensed  Statement of Consolidated Operations for the six months ending 31
    December 1995.

                             HOMESTAKE
                            HISTORICAL
                            FOR THE SIX   FORECAST FOR THE                      COMBINED INFORMATION
                           MONTHS ENDED   SIX MONTHS ENDING                      FOR THE YEAR ENDING
                           30 JUNE 1995   31 DECEMBER 1995    ADJUSTMENTS(A)      31 DECEMBER 1995
                           -------------  -----------------  -----------------  ---------------------
                                        (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues.................    $   375.5        $   370.8          $    (4.4)           $   741.9
Net income...............         17.7             12.5               (5.7)                24.5
Net income per share.....         0.13             0.09               (.05)                0.17
Dividends per share......         0.10             0.10             --                     0.20


------------------------------
a) Adjustments to record the acquisition of the 18.5% of HGAL effective 1 January 1995, assuming 50% of the HGAL Shares are exchanged for Homestake Shares and 50% of the HGAL Shares are acquired for cash, are as follows: (i) to eliminate interest income in respect of the assumed cash component of the HGAL purchase price of $81 million and related tax effect, (ii) to record the amortization of excess purchase price paid over the net book value of assets acquired and related tax effect, and (iii) to eliminate minority interests' share of HGAL's earnings.

                                                                SUMMARY OF OFFER

          FORECAST, PRO FORMA AND HISTORICAL SELECTED STATISTICAL INFORMATION
                       (ALL DOLLAR AMOUNTS ARE IN U.S. DOLLARS)

       The following table sets forth certain forecast, pro forma and historical statistical information of Homestake. This information should be read in conjunction with (i) the Statistical Summary of Homestake, which is included in Clause 2.1 of the Part A statement, (ii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause
       4.1  of  the  Part  A  statement,  and  (iii)  the  Forecasted  Condensed
       Consolidated Financial Statements, including the Summary of Significant Assumptions, which are included in Clause 4.2 of the Part A statement.

                                                                                      HISTORICAL
                                                                                     31 DECEMBER
                                                                 PRO FORMA 31   ----------------------
                                                                 DECEMBER 1994    1994        1993
                                                                 -------------  ---------  -----------
                                                                         (THOUSANDS OF OUNCES)
Gold reserves (1)..............................................       19,007       17,942       18,436
Silver reserves (1,2)..........................................       51,507       51,507       55,131

                                                                  FORECAST     PRO FORMA
                                                    FORECAST      FOR THE       FOR THE     PRO FORMA
                                                    FOR THE      SIX MONTHS   SIX MONTHS     FOR THE
                                                  YEAR ENDING      ENDING        ENDED      YEAR ENDED
                                                  31 DECEMBER   31 DECEMBER     30 JUNE    31 DECEMBER
                                                      1996        1995(3)        1995          1994
                                                  ------------  ------------  -----------  ------------
Average realized price per ounce................         $395          $385         $385          $384
Production (equivalent ounces) (4,5)............    1,850,000       925,000      946,000     1,696,000
Cash costs per equivalent ounce (6).............         $245          $256         $251          $254
Noncash costs per equivalent ounce (7)..........          $52           $55          $52           $51

                                                                   HISTORICAL         HISTORICAL
                                                                     FOR THE           FOR THE
                                                                   SIX MONTHS         YEAR ENDED
                                                                      ENDED          31 DECEMBER
                                                                     30 JUNE    ----------------------
                                                                      1995         1994        1993
                                                                   -----------  ----------  ----------
Average realized price per ounce.................................        $385         $384        $359
Production (equivalent ounces) (4,5).............................     946,000    1,696,000   1,918,000
Cash costs per equivalent ounce (6)..............................        $251         $254        $231
Noncash costs per equivalent ounce (7)...........................         $49          $47         $51

------------------------------
            (1)  Homestake's proportionate interest excluding minority interest.
            (2)  Eskay Creek only.
            (3)  See footnote (1) on prior page.
            (4)  Homestake's proportionate interest including minority interest.
            (5) Gold and silver are accounted for as co-products at Eskay Creek which commenced production in January of 1995. Silver production is converted to gold equivalent, using the ratio of the gold market price to the silver market price. The ratios are 72 ounces of silver equals one ounce of gold for the forecast year ending 31 December 1996, 70 ounces of silver equals one ounce of gold for the forecast six months ending 31 December 1995 and 75 ounces of silver equals one ounce of gold for the pro forma and historical six months ended 30 June 1995.
            (6) Cash costs include all site operating expenses, third-party smelter and treatment charges, and royalties but exclude corporate administration, non-mine exploration and general expenses.
            (7) Noncash costs include depreciation, end-of-mine reclamation accruals, and amortization of the cost of property acquisitions.

                                                                SUMMARY OF OFFER

                                    PER SHARE DATA
                                   (IN U.S. DOLLARS)

       The following table presents Homestake's historical, HGAL's historical, and pro forma per share data for the six months ended 30 June 1995 and for the year ended 31 December 1994, giving effect to the proposed acquisition of HGAL Shares to be accounted for as a purchase, based upon the historical financial statements of Homestake and HGAL and the Pro Forma Condensed Consolidated Financial Statements.

       The information provided below should be read in conjunction with (i) the historical financial statements of Homestake and HGAL, including the notes thereto, which are included in Appendices D, E, F, H and I, (ii) the Pro Forma Condensed Consolidated Financial Statements, which are included in Clause 4.1 of the Part A statement and (iii) the historical selected data of Homestake and HGAL above.

                                                                         FOR THE             FOR THE
                                                                    SIX MONTHS ENDED       YEAR ENDED
                                                                      30 JUNE 1995      31 DECEMBER 1994
                                                                   -------------------  -----------------
HOMESTAKE HISTORICAL:
(PREPARED IN ACCORDANCE WITH U.S. GAAP; AMOUNTS IN U.S. DOLLARS)
  Per share of Homestake common stock:
    Book value (1)...............................................       $    4.26           $   4.27
    Cash dividends (2)...........................................            0.10               0.175
    Net income...................................................            0.13               0.57
HGAL HISTORICAL:
(PREPARED IN ACCORDANCE WITH AUSTRALIAN GAAP; AMOUNTS IN AUSTRALIAN DOLLARS)
  Per share of HGAL common stock:
    Book value (1)...............................................       $    0.32           $   0.30
    Cash dividends...............................................            0.00               0.00
    Net income...................................................            0.02               0.06
HGAL HISTORICAL:
(PREPARED IN ACCORDANCE WITH U.S. GAAP; AMOUNTS IN AUSTRALIAN DOLLARS)
  Per share of HGAL common stock:
    Book value (1)...............................................       $    0.31           $   0.29
    Cash dividends...............................................            0.00               0.00
    Net income...................................................            0.02               0.06
PRO FORMA:
(PREPARED IN ACCORDANCE WITH U.S. GAAP; AMOUNTS IN U.S. DOLLARS)
  Per share of Homestake common stock:
    Book value (1)...............................................       $    4.69           $   4.70
    Cash dividends (2)...........................................            0.10               0.175
    Net income...................................................            0.11               0.52

------------------------
            (1)  Book  value per share is shareholders' equity divided by common shares outstanding at 30 June 1995 and 31 December 1994.
            (2)  Pro  forma   cash  dividends   per  Homestake   share   reflect
                 Homestake's historical cash dividends declared in the periods indicated.

                                                                SUMMARY OF OFFER

11.    RECENT DEVELOPMENTS


       On 19 October 1995, Homestake announced that it had revised the forecasts included in the Part A statement and Offer Document previously filed with the ASC and the SEC in connection with this Offer. As a result of preliminary production and revenue information becoming available for the month of September and the anticipated continuing impact of operational problems encountered in September, Homestake reduced the forecasted revenue, net income and cash flow for the second half of 1995. The Offer Document includes the updated forecast.


       The reduction in forecasted revenue, net income and cash flow is attributable principally to operations at the McLaughlin and Homestake mines during the month of September. At the McLaughlin mine, ore mined was lower grade than expected. At the Homestake mine, open pit ore processed during September was harder than normal. These factors resulted in lower production, lower revenues, increased cash costs per ounce and reduced operating income in September. Operations at the McLaughlin and Homestake mines will continue to be affected by these factors to some extent during the fourth quarter of 1995.

       Homestake has not completed its calculation of net income for the third quarter of 1995, but it expects that net income for the quarter will be in the range of US$.02 to US$.04 per share. Third quarter 1995 results are expected to be announced on 31 October 1995.

12.    ACCOUNTING TREATMENT

       Homestake intends to account for the transaction as a purchase under U.S. GAAP. Under this method of accounting, the cost of acquiring the 18.5% of HGAL not already owned by Homestake is determined by the value of the shares and the cash which Homestake will exchange, plus the direct costs associated with the acquisition, which are estimated at approximately U.S.$3 million.

       With the exception of property, plant and equipment, the assets and liabilities of HGAL included in Homestake's consolidated financial statements consist primarily of working capital items, the carrying values of which are substantially at fair market value. Based on the history of the Kalgoorlie property and the identification and development of mineral deposits and their conversion to ore reserves, the financial analysis undertaken by Homestake in connection with its decision to acquire the additional 18.5% of HGAL, and Homestake's experience in ownership and operation at Kalgoorlie and other long-life mines, Homestake expects that the excess of the purchase price paid over the net book value of the assets acquired ("excess purchase price") will be allocated to mineral properties (with a related increase in deferred taxes in accordance with U.S. GAAP) (see Clause 4.1, Pro Forma Financial Information in the Part A statement). Based on an estimated purchase price of U.S.$162.3 million and an excess purchase price of U.S.$138.8 million, Homestake expects to allocate U.S.$106.2 million of the excess purchase price to the proven and probable reserve portion of mineral properties with an offsetting related increase in deferred taxes of U.S.$28.1 million, and U.S.$82.6 million of the excess purchase price to other mineral deposits and mineral properties with an offsetting related increase in deferred taxes of U.S.$21.9 million. The final allocation of the purchase price will be made when the acquisition is completed and when Homestake completes its annual detailed analysis of reserves as of 31 December 1995.

       Homestake will amortize the excess purchase price allocated to ore reserves on a units-of-production basis. The amortization rate for that portion of the excess purchase price currently is estimated at U.S.$95.60 per ounce with an offsetting credit to income tax expense of U.S.$25.30 per ounce, computed on the minority interests' 18.5% share of HGAL acquired. This additional

                                                                SUMMARY OF OFFER
       amortization, computed based on 100% of HGAL's production from Kalgoorlie, will increase Homestake's reported noncash costs related to Kalgoorlie by approximately U.S.$13.00 per ounce, net of related deferred tax credit of U.S.$4.68 per ounce, and will increase Homestake's consolidated reported noncash costs by less than U.S.$3.50 per ounce. Since Homestake already consolidates HGAL and historically has reported cash costs without excluding minority interests' share of production, the acquisition of the HGAL minority interests will have no impact on reported cash costs per ounce. Homestake will amortize the excess purchase price allocated to other mineral deposits and mineral properties on a units-of-production basis to the extent mineral deposits are upgraded to reserves or will expense the excess purchase price if and when and to the extent the carrying value of the other mineral deposits and mineral properties are determined to be impaired.

13.    RESALE OF HOMESTAKE SHARES

       Homestake is listed on and its shares are quoted by the ASX. Homestake Shares allotted pursuant to the Share Offer may be sold on the ASX following approval of Homestake's application for official quotation of those shares. The Homestake Shares allotted pursuant to the Share Offer have been registered with the SEC. Such shares may be sold on the NYSE and on the Swiss Stock Exchange immediately following allotment.

14.    AUSTRALIAN AND UNITED STATES TAX CONSIDERATIONS FOR HGAL SHAREHOLDERS

       Details of the Australian and United States taxation consequences of owning and disposing of Homestake Shares are set out in Clause 6.7 of the Part A statement.

       AS THE TAX CONSEQUENCES MAY VARY DEPENDING ON A SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, EACH HGAL SHAREHOLDER SHOULD CONSULT HIS OR HER PROFESSIONAL TAX ADVISER BEFORE DECIDING WHETHER AN INVESTMENT IN HOMESTAKE SHARES IS APPROPRIATE.

       (A) AUSTRALIAN INCOME TAX CONSIDERATIONS

       An Australian resident holder who accepts the Offer will generally have a taxable gain or loss for Australian capital gains tax purposes. In general, disposal of HGAL Shares by Australian resident shareholders at a price in excess of the price at which they were acquired will give rise to a taxable capital gain in Australia. The amount of that taxable gain is based on the value of the Homestake Shares or A$1.90 (depending on which alternative is chosen), subject to adjustment of the cost of the HGAL Shares for inflation over the period of the shareholding if that period is in excess of 12 months. Where the value of the Offer (as calculated above) is less than the cost of the HGAL Shares, shareholders who accept the Offer should incur a capital loss. A capital loss may be offset only against other capital gains arising in the same or subsequent year of income.

       A disposal of HGAL Shares by non-Australian resident holders pursuant to the Offer will generally not give rise to any Australian capital gains tax liability.

       Dividends received from Homestake by Australian residents will not be franked and generally will be subject to a U.S. withholding tax of 15%. That withholding tax may be available as a credit against Australian tax on the dividends.

       Gains and losses from the subsequent disposition of Homestake Shares received pursuant to the Offer generally will be taxable for Australian capital gains tax purposes in the case of an Australian resident holder.

                                                                SUMMARY OF OFFER

       Allen Allen & Hemsley, Australian counsel to Homestake, has issued an opinion describing the material Australian income tax consequences generally applicable to an HGAL shareholder who disposes of HGAL Shares under the Offer. See Clause 6.7 of the Part A statement.

       (B) UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       A U.S. Holder who accepts the Offer will have a taxable gain or loss for United States federal income tax purposes, measured by the difference between the tax basis of the HGAL Shares surrendered and the fair market value of the Homestake Shares or Australian dollars received. If the HGAL Shares were held as capital assets, such gain or loss will be treated as a capital gain or loss and will be a long-term gain or loss if the HGAL Shares were held for more than one year.

       Dividends received on Homestake Shares will be taxable as ordinary income to U.S. Holders. Such dividends will be eligible for the dividends received deduction in the hands of recipients that are United States corporations.
       Dividends received on Homestake Shares by Non-U.S. Holders will be subject to United States withholding tax at a rate of 30% unless a lower treaty rate is applicable. The Australia/ United States tax treaty provides for a 15% withholding rate from dividends paid to Australian residents.

       Gains and losses from the subsequent disposition of Homestake Shares received pursuant to the Offer generally will be taxable in the case of U.S. Holders, but generally will not be taxable in the case of Non-U.S. Holders.

       A U.S. Holder who receives Australian dollars in the exchange may realise taxable currency exchange gains or losses on the subsequent disposition of such Australian dollars.

       Thelen, Marrin, Johnson & Bridges, United States counsel to Homestake, has issued an opinion describing the material United States income tax consequences generally applicable to an HGAL shareholder who disposes of HGAL Shares under the Offer. See Clause 6.7 of the Part A statement.

15.    PART B STATEMENT

       This Offer Document is accompanied by the Part B statement of HGAL and a letter from HGAL's chairman. You should read the Part B statement and its annexures in full.

16.    COMPULSORY ACQUISITION AND POSSIBLE DELISTING OF HGAL SHARES

       Homestake will be entitled to compulsorily acquire any minority shares remaining following the Offer if Homestake:

       (a) becomes entitled to at least 90% of all HGAL Shares before the close of the Offer; and

       (b) at least 75% of offerees have disposed of the HGAL Shares to Homestake, or at least 75% of the HGAL shareholders registered immediately before the day on which the Part A statement was served on HGAL cease to be registered as HGAL shareholders within one month after the end of the Offer Period.

                                                                SUMMARY OF OFFER

       The Offer is not subject to any minimum level of acceptance or any other condition.

       If Homestake is entitled to compulsorily acquire all HGAL Shares under the Corporations Law, it intends to exercise those rights. Under the standard procedures of the ASX, HGAL Shares will be suspended from quotation following notice from Homestake that it intends to proceed to compulsory acquisition, and will subsequently be delisted. If Homestake proceeds to compulsorily acquire any remaining HGAL Shares, the remaining HGAL shareholders will have the opportunity to elect to take the Cash Offer or the Share Offer. If no election is made, the HGAL shareholder will be treated as having elected the Share Offer.

       The ASX Listing Rules require HGAL to maintain a spread of shareholdings which, in the opinion of the ASX, is sufficient to maintain official quotation of HGAL Shares. Even if Homestake does not become entitled to proceed to compulsory acquisition, the number of HGAL shareholders may, before or after the Offer closes, fall below this minimum requirement. If this were to happen, the HGAL Shares could be suspended from quotation by the ASX.

17.    APPROVALS

       Australian Foreign Investment Review Board approval has been obtained. No other approvals are required for Homestake to make and consummate the Offers.

18.    SOLICITING BROKERS

       J.B. Were & Sons has been retained by Homestake to assist in soliciting acceptances of the Offers. J.B. Were will be paid A$25,000 to perform these services.


       Homestake will pay to each broker whose name appears in the appropriate space in each Form of Acceptance and Transfer with respect to a valid acceptance a fee of A$.03 for each HGAL Share deposited under a valid acceptance, subject to a minimum fee of A$5 and a maximum of A$500 with respect to any single depositing HGAL shareholder. To take account of Corporations Law restrictions, the fee will not be payable in respect of HGAL Shares in which the broker or its associate holds a relevant interest, and the fee cannot be passed on to HGAL shareholders. J.B. Were will be entitled to receive this fee in respect of each valid Form of Acceptance and Transfer on which it is named in addition to the A$25,000 referenced above.

                                                                       THE OFFER
--------------------------------------------------------------------------------

                              SECTION 3. THE OFFER

                                    OFFER BY
                            HOMESTAKE MINING COMPANY
              TO ACQUIRE ALL OF YOUR FULLY PAID ORDINARY SHARES IN
                      HOMESTAKE GOLD OF AUSTRALIA LIMITED

1.     THE OFFER

1.1 Homestake Mining Company ("Homestake") offers to acquire all of your fully paid ordinary shares in Homestake Gold of Australia Limited (respectively "HGAL Shares" and "HGAL") (including any HGAL Shares issued during the term of this Offer pursuant to the exercise of HGAL Employee Options or which result from paying up in full the amount unpaid on partly paid HGAL Shares) on the terms set out in this Offer.

       You may accept this Offer only for all of your HGAL Shares, and your acceptance may not be apportioned between the Share Offer and the Cash Offer. Therefore you must elect to receive either all Homestake Shares or all cash.

       Nominee holders for multiple accounts may, in accordance with Clause 5.3 below, accept this Offer only for all of the HGAL Shares held in each distinct portion. Shares held in HGAL comprising a distinct portion may not be apportioned between the Share Offer and the Cash Offer.

       You may, in accordance with Clause 4.2 below, accept this Offer separately for HGAL Shares issued upon exercise of HGAL Employee Options.

1.2 Homestake will be entitled to all Rights accruing after 14 August 1995 in respect of HGAL Shares which it acquires under this Offer. If any Rights are received by you and the benefit of those Rights are not passed on to Homestake, Homestake may reduce the consideration payable to you under this Offer by the value, as reasonably assessed by Homestake, of those Rights.

1.3 This Offer extends to any assignee of yours who becomes registered or entitled to be registered as the holder of your HGAL Shares during the Offer Period.

1.4 Holders of HGAL Employee Options may accept Offers for the HGAL Shares issuable to them on exercise of their HGAL Employee Options without the need first to send a notice of exercise to HGAL. Those Offers may be accepted by duly completing and signing the relevant notice of exercise in respect of the HGAL Employee Options, drawing a cheque in favour of HGAL for the whole of the subscription price due on exercise of the HGAL Employee Options, duly completing and signing the Form of Acceptance and Transfer in respect of the HGAL Shares which will be issued upon exercise of the HGAL Employee Options and sending the notice of exercise, cheque and Form of Acceptance and Transfer to Ernst & Young Registry Services Pty Limited in accordance with Clause 4.2 below, together with the certificate(s) for the relevant HGAL Employee Options.

1.5 Holders of partly paid shares in HGAL may accept offers for the HGAL Shares which result from paying the balance of the subscription price due without the need to first pay that balance to HGAL. Those Offers may be accepted by drawing a cheque in favour of HGAL for the balance of the subscription price due on the partly paid shares in HGAL, duly completing and signing the Form of Acceptance and Transfer in respect of the HGAL Shares which result from paying the

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------
       balance of the subscription price and sending the cheque and Form of Acceptance and Transfer to Ernst & Young Registry Services Pty Limited in accordance with Clause 4.2 below, together with the certificate(s) for the relevant partly paid shares in HGAL.

2.     CONSIDERATION

2.1    Each HGAL shareholder may elect to receive either:

       (a) 0.089 Homestake Shares for each fully paid HGAL Share (the "Share Offer"); or

       (b)     A$1.90 for each fully paid HGAL Share (the "Cash Offer").

       Your acceptance may not be apportioned between the Share Offer and the Cash Offer.

       If the number of HGAL Shares which you hold is such that your entitlement to Homestake Shares under the Share Offer is not a whole number, your entitlement to Homestake Shares will be rounded down to the closest whole number. In that case, the value of the fractional entitlement will be paid by cheque in Australian dollars, using the last trading price of Homestake Shares on the NYSE and the Exchange Rate on the last trading day before your acceptance is received.

       If you are a shareholder resident in a jurisdiction where the Share Offer cannot be lawfully made, then notwithstanding any other provision of this Offer or any election you make, you shall only be entitled to receive the consideration specified in the Cash Offer.

2.2 If you accept the Share Offer, the Homestake Shares to be allotted to you:

       (a)     will be issued credited as fully paid;

       (b)     will rank equally in all respects with existing Homestake Shares;

       (c) will participate in dividends if you are registered as a shareholder of Homestake on the record date for the dividend (the next dividend is payable on 21 November 1995 to Homestake shareholders of record on 10 November 1995); and

       (d) will have the right to acquire 0.01 of a Series A Participating Cumulative Preferred Share at a price of U.S.$75, in the circumstances described in Clause 5.3 of the Part A statement.

2.3 Homestake Shares were first quoted on the ASX on 27 September 1995. Homestake will apply to the ASX for quotation of the Homestake Shares to be allotted pursuant to this Offer immediately after their allotment. Quotation of those shares on the ASX is not guaranteed or automatic, but Homestake will use its best endeavours to procure such quotation.

       The Homestake Shares allotted pursuant to the Share Offer have been approved for listing on the NYSE upon notice of allotment and may be traded on the Swiss Stock Exchange.

3.     PERIOD OF OFFER


3.1 This Offer will, unless extended or withdrawn, remain open for acceptance until 5.00 pm Sydney time on 5 December 1995. Acceptances may be made in Sydney until 5.00 p.m. Sydney time on that date, or in New York City until 5.00 pm New York City time on 4 December 1995.


--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------


3.2 Homestake may extend the period during which this Offer remains open for acceptance by giving notice to HGAL shareholders who have not yet accepted the Offer at any time prior to 5.00 p.m. Sydney time on 5 December 1995.


4.     HOW TO ACCEPT THIS OFFER

4.1 IF ANY OF YOUR HGAL SHARES ARE IN A CHESS HOLDING, ACCEPTANCE OF THIS OFFER CAN ONLY BE MADE IN ACCORDANCE WITH THE SCH BUSINESS RULES. DO NOT TRY TO ACCEPT THIS OFFER BY USING THE FORM OF ACCEPTANCE AND TRANSFER AS IT WILL ONLY DELAY YOUR RECEIPT OF THE CONSIDERATION UNDER THE OFFER. To accept this Offer you should:

       (a) instruct your Controlling Participant to initiate acceptance of this Offer in accordance with Rule 16.3 of the SCH business rules before the end of the Offer Period; or

       (b) if you are a Broker or an NBP, initiate acceptance of this Offer in accordance with Rule 16.3 of the SCH business rules before the end of the Offer Period.

4.2 IF YOU HOLD CERTIFICATED SHARES, YOU MAY ONLY ACCEPT THIS OFFER BY COMPLETING AND EXECUTING THE ENCLOSED FORM OF ACCEPTANCE AND TRANSFER AND SENDING IT TOGETHER WITH THE HGAL SHARE CERTIFICATE(S) IN RESPECT OF THE HGAL SHARES HELD BY YOU TO:

        In Australia                                     In the United States
-------------------------------------------------------  -------------------------------------
        Ernst & Young Registry Services Pty Limited      BancBoston Trust Company of New York
        GPO Box 7045                                     55 Broadway, 3d Floor
        Sydney NSW 2001                                  New York, New York 10006
        or
        Level 2, 321 Kent Street
        Sydney NSW 2000

       If you hold HGAL Employee Options and wish to accept this Offer in respect of HGAL Shares resulting from exercise of your options without first submitting a notice of exercise to HGAL, please also execute the notice of exercise in respect of your HGAL Employee Options and send it, together with the subscription price due, the completed Form of Acceptance and Transfer and the relevant certificates for your HGAL Employee Options, to Ernst & Young Registry Services Pty Limited. If you hold partly paid shares in HGAL, you should follow the procedure described in Clause 1.5.

       HOLDERS OF CERTIFICATED SHARES ARE ADVISED THAT THE METHOD CHOSEN TO TRANSMIT HGAL SHARE CERTIFICATES, THE FORM OF ACCEPTANCE AND TRANSFER AND OTHER DOCUMENTS IS AT THE RISK OF EACH ACCEPTING SHAREHOLDER. FOR THE SHAREHOLDER'S PROTECTION, HOMESTAKE RECOMMENDS THAT MATERIAL BE DELIVERED BY HAND TO ERNST & YOUNG REGISTRY SERVICES PTY LIMITED OR BANCBOSTON TRUST COMPANY OF NEW YORK AND A RECEIPT OBTAINED. OTHERWISE THE USE OF REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BENEFICIAL OWNERS WHOSE HGAL SHARES ARE REGISTERED IN THE NAME OF A BROKER, INVESTMENT DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD CONTACT THAT NOMINEE FOR ASSISTANCE IN ACCEPTING THE OFFER.

4.3 The enclosed Form of Acceptance and Transfer forms part of this Offer and its requirements must be observed in the acceptance of this Offer in respect of certificated shares.

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

4.4 ACCEPTANCE OF THIS OFFER FOR CERTIFICATED HGAL SHARES WILL BE DEEMED EFFECTED ONLY WHEN THE DULY COMPLETED FORM OF ACCEPTANCE AND TRANSFER AND THE RELEVANT SHARE CERTIFICATE(S) HAVE BEEN RECEIVED BY HOMESTAKE AT ONE OF THE ABOVE ADDRESSES AND:

       (a) where the accepting offeree is a corporation, (i) the Form of Acceptance and Transfer has been executed by duly authorised officers or directors of the corporation in accordance with its constituent documents, or (ii) it is executed under power of attorney and paragraph (c) has been complied with;

       (b) where the accepting offerees are joint holders, all have signed the Form of Acceptance and Transfer;

       (c) where an offeree has accepted through an attorney under power, the power of attorney has been validly executed, has not been revoked (and the attorney declares that it has not been) and empowers the attorney to sign the Form of Acceptance and Transfer and (unless already noted on the HGAL share register) the power of attorney has been produced to Homestake;

       (d) where an accepting offeree is a trust or partnership, the signatory produces the trust instrument, partnership agreement or other authority to act in that capacity acceptable to Homestake's share registrar; and

       (e) where the offeree is deceased, the Form of Acceptance and Transfer has been executed by the person or persons authorised to control the estate of that offeree under grant of probate or letters of administration and (unless already noted on the HGAL share register) the grant of probate or letters of administration and (if required by law for the purpose of transfer) certificates verifying the payment of death or estate duties or taxes have been produced to Homestake.

4.5 Notwithstanding Clauses 4.2, 4.3 and 4.4 above, Homestake may in its discretion treat any Form of Acceptance and Transfer received before the end of the Offer Period as valid or waive any requirement of Clauses 4.2,
       4.3 and 4.4 above in any case, but the payment of the consideration in accordance with this Offer will not be made until any irregularity has been resolved and the share certificate(s) or an acceptable indemnity in lieu of receipt of the share certificate(s) together with any other documents required to procure registration have been received by Homestake.

5.     OFFEREES

5.1 An offer in this form and bearing the same date is being made to each holder of HGAL Shares registered in the register of members of HGAL at
       9.00 am (Sydney time) on the date of this Offer and to each holder of such shares who becomes so registered prior to the expiry of the Offer Period. Offers will also be made in respect of HGAL Shares issued by HGAL during the Offer Period pursuant to the exercise of HGAL Employee Options and upon the payment of the amount outstanding on partly paid shares in HGAL.

5.2 If at the time this Offer is made to you or at any time during the Offer Period another person is, or is entitled to be, registered as the holder of some or all of your HGAL Shares then:

       (a) a corresponding Offer is deemed to have been made to that other person in respect of those HGAL Shares;

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

       (b) a corresponding Offer is deemed to have been made to you in respect of any other HGAL Shares to which the Offers relate; and

       (c) this Offer is deemed to have been withdrawn immediately after that time.

5.3 If at any time during the Offer Period you hold HGAL Shares as a nominee and the Shares consist of two or more distinct portions, you may accept the Offer as if it were a single offer in relation to each distinct portion of shares. However, if you accept the Offers separately in respect of a distinct portion of shares, such acceptance is ineffective unless you have given to Homestake a notice which:

       (a) if it relates to HGAL Shares in a CHESS Holding, must be in an electronic form approved by the SCH business rules; or

       (b)     if it relates to certificated HGAL Shares, must be in writing.

       The notice must state that the relevant HGAL Shares consist of a distinct portion and specify the number of shares in the distinct portion to which the acceptance relates. If this applies to you, contact the persons listed below for additional copies of this Offer Document and (if you hold certificated shares) of the Form of Acceptance and Transfer.

        In Australia                                           In the United States
-------------------------------------------------------------  -------------------------------
        Ernst & Young Registry Services Pty Limited            The First National Bank of
        GPO Box 7045                                           Boston
        Sydney NSW 2001                                        450 Tasso Street
        or                                                     Suite 250
        Level 2, 321 Kent Street                               Palo Alto, California 94301
        Sydney NSW 2000                                        ph: (415) 853-0980
        ph: (02) 290 4111                                      fax: (415) 853-1425
        fax: (02) 262 2574

6.     ENTITLEMENT OF HOMESTAKE; HGAL CAPITAL

6.1 As of 11 October 1995, Homestake was entitled to 482,696,662 fully paid ordinary shares in HGAL, representing 81.5% of its issued capital. That entitlement would change to 482,896,662 if all HGAL Employee Options had been exercised and all partly paid shares in HGAL had been fully paid on that date.

       Homestake was not entitled to any other marketable securities of HGAL, except a deemed entitlement to 200,000 HGAL Employee Options.

6.2    According to documents lodged by HGAL with the ASX as at the date of this
       Offer:

       (a)     the   total  number  of  fully  paid  HGAL  Shares  on  issue  is
               591,854,573;

       (b) the total number of HGAL Shares on issue which are partly paid is 37,000;

       (c)     the total number of HGAL Employee Options outstanding is 251,500;
               and

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

       (d) the total number of HGAL Shares, if all HGAL Employee Options and all shares in HGAL which are partly paid were converted into fully paid HGAL Shares, would be 592,143,073.

6.3 Other than the shares described above there are no other classes of shares on issue in the capital of HGAL.

7.     EFFECT OF ACCEPTANCE OF THIS OFFER

7.1 By completing and executing the Form of Acceptance and Transfer and returning it as provided, or initiating acceptance of this Offer through CHESS, you will have:

       (a) accepted this Offer in respect of the relevant HGAL Shares and agreed to the terms and conditions of this Offer to sell such HGAL Shares to Homestake;

       (b) agreed to transfer the relevant HGAL Shares to Homestake in accordance with the terms set out in this Offer;

       (c) authorised Homestake or its servants or agents to complete the Form of Acceptance and Transfer (if you accepted this Offer pursuant to Clause 4.2 above) by inserting such details as are omitted in respect of your HGAL Shares and to rectify any errors in or omissions from the Form of Acceptance and Transfer as may be necessary to make the form an effective acceptance of this Offer or to enable registration of the transfer of your HGAL Shares to Homestake;

       (d) subject to Clause 8.3 below, if you fail to select the Share Offer or the Cash Offer in the Form of Acceptance and Transfer, authorised Homestake to complete the Form of Acceptance and Transfer by electing to accept the Share Offer on your behalf;

       (e) warranted to Homestake that all of the HGAL Shares for which you have accepted this Offer and any Rights will, at the date of the transfer of them to Homestake, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that you have full power and capacity to sell and to transfer all such HGAL Shares and Rights;

       (f) appointed Homestake as your true and lawful attorney, with effect from acceptance of the Offer, with power to do all things which you could lawfully do in relation to your HGAL Shares and Rights tendered under this Offer or in exercise of any right derived from the holding of such HGAL Shares, including, with respect to such HGAL Shares (without limiting the generality of the foregoing):

               (i)      attending and voting at any meeting of HGAL;

               (ii) demanding a poll for any vote taken at any meeting of HGAL;

               (iii) proposing or seconding any resolution to be considered at any meeting of HGAL;

               (iv) requisitioning the convening of any meeting of HGAL and convening a meeting pursuant to any such requisition;

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

               (v) notifying HGAL that your address in the records of HGAL for all purposes including the despatch of notices of meeting, annual reports and dividends, should be altered to an address nominated by Homestake; or

               (vi) doing all things incidental and ancillary to any of the foregoing,

               and to have agreed that in exercising the powers conferred by that power of attorney, the attorney may act in the interests of Homestake as the intended registered holder and beneficial holder of those HGAL Shares.

               Homestake will indemnify you and keep you indemnified in respect of all costs, expenses and obligations which might otherwise be incurred or undertaken as a result of the exercise by an attorney of any powers under this Offer. This appointment, being given for valuable consideration to secure the interest acquired in your HGAL Shares, is irrevocable. This appointment terminates upon the registration of Homestake as the registered holder of the tendered HGAL Shares;

       (g) irrevocably authorised and directed HGAL to pay to Homestake or to account to Homestake for all Rights in respect of the relevant HGAL Shares;

       (h) except where Rights have been paid or accounted for under paragraph (g) above, irrevocably authorised Homestake to deduct from the consideration payable in accordance with the terms of this Offer to which your acceptance relates, the amount of all Rights referred to in paragraph (g) or an amount equal to the value of those Rights as reasonably assessed by Homestake;

       (i) notwithstanding the instructions in Clause 4.1 above, if you signed the Form of Acceptance and Transfer in respect of any of your HGAL Shares in a CHESS Holding, irrevocably authorised
               Homestake:

               (i) to instruct your Controlling Participant to initiate acceptance of this Offer in respect of all such HGAL Shares in accordance with the SCH business rules; and

               (ii) to give any other instructions in relation to those HGAL Shares to your Controlling Participant on your behalf under the sponsorship agreement between you and the Controlling Participant.

       (j) if you accept, or are deemed to have accepted (pursuant to paragraph (d) above), the Share Offer, authorised Homestake to issue and allot to you the Homestake Shares which you are entitled to receive for your HGAL Shares pursuant to this Offer and to enter your name in its register of members as the holder of those Homestake Shares, and agreed that you will be bound by the Homestake Certificate and By-laws.

8.     OBLIGATIONS OF HOMESTAKE

8.1    (a)     If you accept the  Share Offer, Homestake will  allot to you  the
               Homestake   Shares  required   and  forward  to   you  the  share
               certificate(s) for the Homestake Shares allotted to you (together with a cheque for any fractional entitlement, if applicable), at the address as shown in the Form of Acceptance and Transfer or as shown in the CHESS subregister as soon as practicable and, in any event, within 7 days of receipt of your valid acceptance.

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

       (b) If you accept the Cash Offer, Homestake will send the cheque to you at the address shown in the Form of Acceptance and Transfer or as shown in the CHESS subregister as soon as practicable and, in any event, within 7 days of receipt of your valid acceptance.

       Each business day in Sydney, Ernst & Young Registry Services Pty Limited will endeavour to process all valid acceptances received during the preceding business day.

       All Homestake Shares allotted under this Offer will be registered on the principal register of shareholders maintained by The First National Bank of Boston. In addition, all Homestake Shares allotted under this Offer to Australian residents will be recorded on the New South Wales subregister of members to be maintained in Sydney. Homestake Shares are not CHESS approved securities.

8.2 All costs and expenses of the preparation and circulation of the Offer Document, and all stamp duty payable on transfers of HGAL Shares in respect of which Offers are accepted, will be paid by Homestake.

8.3 If you accept the Share Offer and your address as shown in the register of members of HGAL is a place outside Australia and its external territories or outside the United States, and Homestake is prevented from lawfully making the Share Offer to you or it is unlawful for you to accept the Share Offer by the law of that place, then you shall be deemed to have elected to receive the Cash Offer.

9.     VARIATION

9.1 Homestake may not vary this Offer except in accordance with Section 654 of the Corporations Law. This means that Homestake may only vary the Offer in the following ways:

       (a) with the written consent of the ASC and subject to any conditions specified by the ASC in that consent, in such manner as the ASC may permit;

       (b)     by extending the Offer Period; or

       (c)     by increasing the consideration payable under the Offer.

9.2 If Homestake extends the Offer Period you will receive notice of the extension unless you have already accepted the Offer.

9.3 If Homestake increases the consideration under the Offer you will receive notice of the increase even if you have accepted the Offer. If you have accepted the Offer at the time of any increase in consideration, you will get the benefit of that increase if the increase relates to the type of consideration you selected when accepting the Offer.

10.    DEFINITIONS AND INTERPRETATION

10.1 In this Offer Document and the Form of Acceptance and Transfer, unless the contrary intention appears or the context otherwise requires, all defined terms shall have the same meaning as in the Part A statement made by Homestake in relation to and accompanying this Offer.

10.2 Words denoting one gender include the other genders and the singular includes the plural and VICE VERSA.

--------------------------------------------------------------------------------

                                                                       THE OFFER
--------------------------------------------------------------------------------

10.3 Headings are for ease of reference only and do not affect the meaning or interpretation of this Offer.

10.4 Words and phrases to which a meaning is ascribed by the Corporations Law or the SCH business rules have the same meaning when used in this Offer unless the context otherwise requires.

10.5   Time is Sydney time or New York City time, as the case may be.


THIS OFFER is dated 27 October 1995


SIGNED ON BEHALF OF
HOMESTAKE MINING COMPANY by:

------------------------
Harry M Conger
Chairman and
Chief Executive Officer

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                          SECTION 4. PART A STATEMENT


A copy of this Part A statement was registered by the Australian Securities Commission ("ASC") on 13 October 1995. The ASC takes no responsibility as to its contents.


                     STATEMENT BY HOMESTAKE MINING COMPANY
                             (A.R.B.N. 070 799 067)
      PURSUANT TO PARTS 6.3 AND 6.12 OF THE CORPORATIONS LAW OF AUSTRALIA

1.     PROPOSED TAKEOVER OFFERS

       Homestake Mining Company ("Homestake") proposes making takeover offers ("Offers") under a takeover scheme ("Takeover Scheme") in respect of all of the fully paid ordinary shares of A$0.20 each in the capital of Homestake Gold of Australia Limited (A.C.N. 008 143 137) ("HGAL") including those shares issued during the term of the Offer pursuant to the exercise of any HGAL Employee Options, and partly paid shares of HGAL which become fully paid during the term of the Offer. Accompanying this Part A statement are the proposed Offers.

1.1    PARTICULARS OF THE PROPOSED OFFERS

       (a) The Offers will extend to all persons registered as holders of HGAL Shares at 9.00 am Sydney time on the date of the Offers and to persons who, during the Offer Period, become registered as holders of HGAL Shares as a result of the transfer of HGAL Shares, the exercise of HGAL Employee Options or the paying up of the amount unpaid on shares in HGAL which are partly paid.

       (b)     The consideration offered is:

               (i) 0.089 Homestake Shares for each HGAL Share (the "Share Offer"); or

               (ii)     A$1.90 for each HGAL Share (the "Cash Offer").

               If the number of HGAL Shares held is such that the entitlement to Homestake Shares calculated above is not a whole number, the entitlement to Homestake Shares will be rounded down to the closest whole number. In that case, the value of the fractional entitlement will be paid by cheque (in Australian dollars), using the last trading price of the Homestake Shares on the ASX on the last trading day before the acceptance is received.

       (c) Holders of HGAL Employee Options may accept Offers by duly completing and signing the relevant notice of exercise in respect of the HGAL Employee Options, drawing a cheque in favour of HGAL for the whole of the subscription price due on exercise of the HGAL Employee Options, completing and signing the Form of Acceptance and Transfer and sending to Homestake both documents and the cheque, together with the certificate(s) for the relevant HGAL Employee Options.

               Holders of  partly  paid shares  in  HGAL may  accept  Offers  by drawing a cheque in favour of HGAL for the balance of the subscription price due on those shares, completing and

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
               signing the Form of Acceptance and Transfer, and sending the Form of Acceptance and Transfer and cheque to Homestake, together with the certificates for the relevant partly paid shares in HGAL.

1.2    OFFER PERIOD

       The Offers are intended to remain open until 5.00 pm Sydney time on the date which is one month and 7 days after the date to be specified in the Offer. Offers may be accepted in Sydney until such time, and in New York City until 5.00 pm New York City time on the preceding business day, unless the Offers are withdrawn or the Offer Period is extended.

2.     INFORMATION ABOUT HOMESTAKE

2.1    OVERVIEW OF HOMESTAKE

       Homestake is a Delaware corporation incorporated in 1983 as the parent holding company to a California corporation which has been engaged in the gold mining business since 1877.

       Homestake is one of the largest North American-based gold mining companies and is the holding company of the Homestake group of companies. Operations of the Homestake group of companies include mineral exploration, extraction, processing and refining. Gold bullion is Homestake's principal product. Homestake has significant operations in the United States, Canada and Australia. Homestake also has operations in Chile. In addition to exploration activity in the countries where its operations are conducted, Homestake is engaged in active exploration projects in Venezuela and other South American countries. Homestake has the opportunity to substantially increase its interest in gold mining projects in Bulgaria and Russia (described in Clause 2.6 of this Part A statement).

       Homestake was founded to develop the Homestake mine discovered in the Black Hills of the Dakota Territory (now South Dakota, U.S.A.) in 1876. It was predominately a gold mining company until its diversification into uranium mining and production in the early 1950s and into lead and zinc in the 1960s. In 1990, Homestake closed its last remaining uranium mine and sold its interest in its base metals business.

       In 1975, Homestake made its initial investment in the Kalgoorlie gold district of Western Australia (known as the "Golden Mile") when HGAL acquired a 48% interest in the Kalgoorlie Mining Associates partnership. In 1987, Homestake sold 20% of its shares of HGAL to the public. Subsequently, HGAL increased its interest in Kalgoorlie Mining Associates to 50% and acquired a 50% interest in adjacent joint ventures and properties.

       In 1989, Homestake joined with two partners in the development of a major sulphur discovery, Main Pass 299, in the Gulf of Mexico.

       In 1992, Homestake acquired International Corona Corporation (now known as Homestake Canada, Inc.), a large Canadian gold producer, for approximately 37.2 million Homestake Shares having a value of approximately U.S.$535 million. At the time of the acquisition, Corona had indebtedness and gold loans of approximately Can.$325 million, which were subsequently discharged through a combination of cash flow from operations and a loan from Homestake. As a result of the acquisition, Homestake added approximately 600,000 ounces to its yearly production of gold and increased its gold reserves by more than 5.4 million ounces. In addition, Homestake

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       acquired  an interest  in the high-grade  Eskay Creek  deposit in British
       Columbia. Homestake now holds a 50.6% interest in Eskay Creek mine through its shareholding in Prime Resources Group Inc., a British Columbia company listed on The Toronto Stock Exchange.

       Homestake's annual gold production is expected to be approximately 1.9 million ounces in 1995. Operations in the United States are expected to contribute slightly more than 40% of 1995 production, primarily from the Homestake, McLaughlin and Round Mountain mines. Gold production from Canada is expected to be about 40% of 1995 production, principally from the Williams, David Bell and Eskay Creek mines. Production from the Kalgoorlie operations in Western Australia is expected to account for almost 20% of 1995 production. Average cash operating costs for 1995 are estimated at U.S.$249 per ounce with total operating costs estimated at U.S.$301 per ounce.

       The accompanying table shows 1994 and 1993 information with respect to ownership of mines, production, costs, ore reserves and mineral deposits. A discussion of the bases for calculating ore reserves and mineral deposits is included under "Ore Reserves and Mineral Deposits Estimates" in Clause 2.4 of this Part A statement. See Clause 3.1 below for recent information with respect to 30 June 1995 ore reserves and other mineral resources estimates for HGAL's Kalgoorlie mines.

       Further details on Homestake's business and properties, including title information, are contained in Appendices C, D, E and F.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                              STATISTICAL SUMMARY

                                                                                   PRODUCTION AND COSTS PER OUNCE
                                                                  -----------------------------------------------------------------
                                                                                                                            COSTS
                                                                                                                             PER
                                                                                       PRODUCTION(1)                       OUNCE(6)
                                                                  -------------------------------------------------------  --------
                                                                                      GRADE
                                               INTEREST(1)        TONS MILLED  --------------------  RECOVERY    OUNCES
GOLD                                               (%)      YEAR  (MILLIONS)   (OZ/TON)  (G/TONNE)     (%)      PRODUCED     CASH
United States             Homestake                   100   1994       2.6       0.160       5.5         95      393,934   U.S.$292
                                                            1993       2.7       0.174       6.0         96      447,593        268
                          McLaughlin                  100   1994       2.2       0.126       4.3         87      250,453        252
                                                            1993       2.2       0.154       5.3         92      305,312        196
                          Round Mountain(2)            25   1994       6.5       0.040       1.4         79      105,877        187
                                                            1993       6.1       0.033       1.1         69       93,674        230
                          Joint Ventures               --   1994        --          --        --         --       40,145        257
                                                            1993        --          --        --         --       43,518        225
                          Ruby Hill                   100   1994        --          --        --         --           --         --
                                                            1993        --          --        --         --           --         --
Canada                    Eskay Creek                 100   1994        --          --        --         --           --         --
                                                            1993        --          --        --         --           --         --
                          Williams                     50   1994       1.3       0.184       6.3         95      222,660        204
                                                            1993       1.3       0.202       6.9         95      246,126        199
                          David Bell(3)                50   1994       0.3       0.399      13.7         94      103,854        168
                                                            1993       0.3       0.416      14.2         95      118,688        154
                          Nickel Plate                100   1994       1.4       0.070       2.4         81       82,117        351
                                                            1993       1.4       0.061       2.1         85       73,908        312
                          Snip(4)                      40   1994       0.1       0.743      25.4         92       51,592        171
                                                            1993       0.1       0.865      29.6         92       59,790        152
                          Joint Ventures               --   1994        --          --        --         --           --         --
                                                            1993        --          --        --         --           --         --
Australia                 Kalgoorlie                   50   1994       5.4       0.078       2.7         88      352,081        259
                                                            1993       5.3       0.074       2.5         86      332,636        230
Chile                     El Hueso(2)                 100   1994       2.7       0.035       1.2         80       56,447        403
                                                            1993       3.0       0.040       1.4         82       71,683        299
Mines Not Shown or                                     --   1994        --          --        --         --       37,229        212
Sold(5)
                                                            1993        --          --        --         --      124,925        277
Total Production                                       --   1994        --          --        --         --    1,696,389   U.S.$254
                                                            1993        --          --        --         --    1,917,853        231
Minority Interest Share                                --   1994        --          --        --         --       89,826         --
                                                            1993        --          --        --         --       88,663         --
Homestake's Share of                                   --   1994        --          --        --         --    1,606,563         --
Gold
                                                            1993        --          --        --         --    1,829,190         --
SILVER
                          Eskay Creek                 100   1994        --          --        --         --           --         --
                                                            1993        --          --        --         --           --         --
OTHER
                          Sulphur (long tons)        16.7   1994        --          --        --         --      376,571         --
                                                            1993        --          --        --         --      115,960         --
                          Oil (barrels)              16.7   1994        --          --        --         --      727,966         --
                                                            1993        --          --        --         --      928,559         --

                                                             RESERVES AND MINERAL DEPOSITS
                                    --------------------------------------------------------------------------------
                                                     RESERVES(7)                        MINERAL DEPOSITS(7),(8)
                                    ---------------------------------------------   --------------------------------
                                                       GRADE           CONTAINED                       GRADE
                                       TONS     --------------------    OUNCES         TONS     --------------------
GOLD                      NONCASH   (MILLIONS)  (OZ/TON)  (G/TONNE)   (THOUSANDS)   (MILLIONS)  (OZ/TON)
                                                                                                          (G/TONNE)
United States             U.S.$ 31      20.4      0.203         7.0      4,138          27.1      0.157       5.4
                                20      20.4      0.203         7.0      4,148            --         --        --
                                78      22.1      0.075         2.6      1,665            --         --        --
                               107      22.0      0.083         2.9      1,839            --         --        --
                                59      87.2      0.022         0.8      1,950          26.8      0.024       0.8
                                63      75.6      0.024         0.8      1,781            --         --        --
                                57       5.9      0.041         1.4        243            --         --        --
                                79       6.6         --          --        263            --         --        --
                                --        --         --          --         --          13.6      0.108       3.7
                                --        --         --          --         --            --         --        --
Canada                          --       0.6      1.910        65.4      1,151            --         --        --
                                --       0.6      1.910        65.4      1.232            --         --        --
                                42      17.0      0.166         5.7      2,835           5.2      0.130       4.5
                                48      17.5      0.170         5.8      2,967            --         --        --
                                43       3.0      0.318        10.9        948            --         --        --
                                52       3.5      0.316        10.8      1,109            --         --        --
                                54       2.9      0.077         2.6        223            --         --        --
                                24       4.8      0.077         2.6        370            --         --        --
                                59       0.1      0.797        27.3         89            --      0.729      25.0
                                83       0.2      0.788        27.0        123            --         --        --
                                --        --         --          --         --           2.6      0.322      11.0
                                --        --         --          --         --            --         --        --
Australia                       39      64.7      0.073         2,5      4,695          43.5      0.076       2.6
                                40      59.9      0.074         2.5      4,408            --         --        --
Chile                           13       0.1      0.039         1.3          5            --         --        --
                                30       3.2      0.039         1.3        122            --         --        --
Mines Not Shown or             114        --         --          --         --            --         --        --
Sold(5)
                                55       1.7         --          --         74            --         --        --
Total Production          U.S.$ 47        --         --          --         --            --         --        --
                                51        --         --          --         --            --         --        --
Minority Interest Share         --        --         --          --         --            --         --        --
                                --        --         --          --         --            --         --        --
Homestake's Share of            --     224.0         --          --     17,942         118.8         --        --
Gold
                                --     216.0         --          --     18,436            --         --        --
SILVER
                                --       0.6       85.5     2,928.4     51,507            --         --        --
                                --       0.6       85.5     2,928.4     55,131            --         --        --
OTHER
                                --        --         --          --     11,723            --         --        --
                                --        --         --          --     11,056            --         --        --
                                --        --         --          --      2,080            --         --        --
                                --        --         --          --      2,852            --         --        --

(1) Homestake's proportionate interest including minority interest.
(2) Recovery and grade relate to the reusable pad of the Round Mountain mine and to the higher-grade ore at the El Hueso mine.
(3) Ounces produced includes 7,745 ounces and 11,094 ounces of gold production from the Quarter Claim in 1994 and 1993, respectively. Reserves include 25% net profits interest in Quarter Claim.
(4) Production includes contained ounces of gold in dore and concentrates sold to smelters.
(5) Includes production from the Torres Complex, Dee and Santa Fe mines in 1994 and production from the Torres Complex, Dee, Santa Fe, Golden Bear and Mineral Hill mines in 1993.
(6) Cash costs include all site operating expenses, smelter and treatment charges, and royalties but exclude corporate administration, exploration and general expenses. Noncash costs include depreciation, end-of-mine reclamation accruals, and amortization of the cost of property acquisitions.
(7) Homestake's proportionate interest, excluding minority interest, at 31 December.
(8) Mineral deposit information does not include ore reserves. 1993 mineral deposit information is not available.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

2.2    CERTAIN INVESTMENT CONSIDERATIONS

       HGAL shareholders should consider the following factors in deciding whether to accept the Share Offer.

       ADVANTAGES OF BECOMING A HOMESTAKE SHAREHOLDER
       (i) Homestake has the financial strength to pursue significant development and exploration projects.

       (ii) Homestake's operations are geographically diverse, with current production in the United States, Canada and Australia (through
               HGAL), exploration in the United States, Canada, Australia (through HGAL) and South America and the opportunity to increase participation in projects in Bulgaria and Russia.

       (iii) Shareholders will have the opportunity to continue participation in the Kalgoorlie mines through a shareholding in Homestake.

       (iv) Homestake is one of North America's largest gold producing companies, with a market capitalisation of U.S.$2.397 billion at 10 October 1995. Homestake shares are listed on the New York, Swiss and Australian stock exchanges.

       DIVIDENDS

       The following chart sets out the historical dividend payments made by Homestake since 1991.

CALENDAR PERIOD                                                                             DIVIDENDS
-----------------------------------------------------------------------------------------  ------------
1991
  First Quarter..........................................................................    U.S.$0.050
  Second Quarter.........................................................................         0.050
  Third Quarter..........................................................................         0.050
  Fourth Quarter.........................................................................         0.050
1992
  First Quarter..........................................................................    U.S.$0.050
  Second Quarter.........................................................................         0.050
  Third Quarter..........................................................................         0.050
  Fourth Quarter.........................................................................         0.050
1993
  First Quarter..........................................................................    U.S.$0.025
  Second Quarter.........................................................................         0.025
  Third Quarter..........................................................................         0.025
  Fourth Quarter.........................................................................         0.025
1994
  First Quarter..........................................................................    U.S.$0.025
  Second Quarter.........................................................................         0.050
  Third Quarter..........................................................................         0.050
  Fourth Quarter.........................................................................         0.050
1995
  First Quarter..........................................................................    U.S.$0.050
  Second Quarter.........................................................................         0.050
  Third Quarter..........................................................................         0.050
  Fourth Quarter (record date 10 November, payable 21 November)..........................         0.050

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       Homestake has paid quarterly dividends continuously for more than 20 years.

       The Homestake Board of Directors conducts a quarterly review of Homestake's cash situation and earnings and expenditure prospects in deciding whether to pay dividends and the dividend level. Homestake has a minimum consolidated net worth covenant of U.S.$500 million under its outstanding U.S.$150 million bank credit line, but otherwise it is not subject to contractual limitations on its ability to pay dividends. At 30 June 1995, Homestake's consolidated net worth was U.S.$587.4 million.

       HGAL has not paid a dividend since 1988.

       Based on an annual dividend rate of U.S.$0.20 per Homestake Share and an exchange rate of U.S.$1.00 = A$1.3353, a holder of 1,000 HGAL Shares would be entitled to receive an annual dividend of A$23.77 (before United States withholding tax) on the 89 Homestake Shares that would be allotted under the Share Offer.

       On 21 September 1995, Homestake's Board of Directors declared a dividend of U.S.$0.05 per share, payable on 21 November 1995 to Homestake shareholders of record on 10 November 1995. HGAL shareholders who accept the Share Offer and deliver a valid acceptance of the Share Offer on or before 10 November 1995 will receive the dividend.

       DIVIDEND FRANKING AND U.S. WITHHOLDING TAX

       Dividends payable by Homestake will not be franked under Australian tax law. The entire amount of the dividend will constitute assessable income for Australian income tax purposes, without any rebate for franking.

       Dividends payable by Homestake will also be subject to a 15% withholding tax in the United States, before being remitted to Australian resident shareholders. That withholding tax generally may be claimed as a credit against Australian income taxes.

       The taxation consequences of owning and disposing of Homestake Shares are considered generally in Clause 6.7 of this Part A statement.

2.3    RISK FACTORS

       Ownership of Homestake Shares involves the following risks.

       RISKS OF GOLD MINING

       The business of mineral exploration, development and production by its nature involves significant risks. The business depends on, amongst other things, successful location of mineable ore reserves and skillful management. Profitable mining can be affected by unforeseen changes in operating circumstances, ore reserves and technical issues.

       GOLD AND SILVER PRICE FLUCTUATIONS; FORWARD SALES

       The market price of gold and, to a lesser degree, the market price of silver have a significant effect on Homestake's results of operations and the price of Homestake Shares. Gold and silver prices are influenced by numerous factors over which Homestake has no control, including expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and certain other

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       currencies, interest rates, global or regional political or economic crises, demand for jewellery and industrial products, and sales by central banks and other holders and producers of gold and silver in response to these factors. The supply of gold and silver consists of a combination of new mine production and sales from existing stocks of bullion and fabricated gold and silver held by governments, public and private financial institutions, and individuals.

       Homestake's general policy is to sell its production at current prices and not to enter into hedging arrangements. As a result, in general Homestake's profitability is fully exposed to fluctuations in the current price of gold in world markets. Homestake's average realised selling price of gold was U.S.$384 per ounce in 1994 compared to U.S.$359 per ounce in 1993 and U.S.$348 per ounce in 1992. The average realised selling price of gold for the year to 31 August 1995 was U.S.$385, and is forecast to be U.S.$385 for the balance of the year.

       HGAL's general policy is also to sell its production at current prices.

       In certain limited circumstances, Homestake will enter into forward sales commitments for small portions of its production. During the fourth quarter of 1994, Homestake sold for future delivery 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. These forward sales represent less than 5% of the gold that Homestake expects to produce during those years. The average price is approximately U.S.$412 per ounce, which should cover the mine's relatively high cash costs through the end of mine life in 1996. The forward sales should also allow for recovery of Homestake's remaining investment in the mine and provide for estimated reclamation costs.

       CURRENCY FLUCTUATIONS

       Gold is sold throughout the world principally based on the U.S. dollar price, but operating expenses for gold mining companies are incurred principally in local currencies. Homestake's operations are principally based in the United States, Canada and Australia. As Homestake is a United States-based corporation, Homestake has conducted, and expects to continue to conduct, currency hedging programs for Canadian and Australian dollars to protect against significant currency fluctuations relative to the U.S. dollar.

       In addition, Homestake Shares are traded principally in U.S. dollars on the NYSE. For this reason, Australian residents who plan to hold Homestake Shares can expect to be subject to the benefits and detriments of fluctuations in the U.S. dollar-Australian dollar exchange rate and, to a lesser extent, the U.S.-Canadian dollar exchange rate. In general, a weakening of the Australian dollar against the United States dollar would result in an increase in the value of Homestake Shares in Australian dollars, while a strengthening of the Australian dollar against the United States dollar would result in a decrease in the value of Homestake Shares in Australian dollars. The Australian dollar value of Homestake dividends, which are declared in U.S. dollars (but will be paid to Australian resident shareholders in Australian dollars) are similarly affected by the relative value of the U.S. dollar and the Australian dollar.

       REGULATION

       Homestake's mining operations and exploration activities are subject to extensive regulation governing development, production, proposed amendments, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, toxic substances, and other matters in all of the jurisdictions where it operates.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       There is a prospect that the United States mining law will be amended. Under current law, persons staking mining claims on United States federal government-owned property open to exploration (unpatented mining claims) are entitled to secure title to the property (patented mining claims) at nominal cost on the making and documenting of a discovery of gold in commercial quantities. Under the law as proposed to be amended, the United States federal government would be entitled to receive royalties based on either the gross or net value of production from government-owned property. This would have only a minimal impact on Homestake's current operations, as substantially all of Homestake's current operations in the United States are conducted on privately held land. However, Homestake's recent discovery at Ruby Hill is located on unpatented mining claims. It is possible that Homestake may be required to pay royalties on production from that property when it is placed into production, but the amount if any, is not predictable. Expansion at Round Mountain may also occur on government-owned property, as to which royalties might similarly be payable. Should the mining law be so amended, it could reduce the amount of future exploration and development activity conducted by Homestake on federal government-owned property in the United States.

       TAX

       Homestake's operations are conducted in a number of jurisdictions, with differing rates of taxation. Homestake's income taxes and mining taxes have been higher in 1995 in part because a substantial part of its revenue and net income derive from Canada, which has a combination of income and mining taxes significantly higher than those in the United States and Australia. Also, under current circumstances there is only limited ability to receive tax credits in the United States for taxes paid in Canada.

2.4    ORE RESERVES AND MINERAL DEPOSITS ESTIMATES

       Information in this Offer Document with respect to ore reserves and mineral deposits of Homestake has been prepared and defined in accordance with SEC definitions, as follows.

           "Mineral Deposit" is a mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, a mineral deposit does not qualify as a reserve until a comprehensive re-evaluation, based upon unit cost, grade, recoveries and other factors necessary to conclude economic viability is concluded.

           "Ore Reserves" are that part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

       For SEC purposes, ore reserves may be proven or probable:

           "Proven (Measured) Reserves" are those reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings, or drill holes; grade and/or quality are computed from results of detailed sampling and (b) the sites for inspection, sampling, and measurement are so closely spaced and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

           "Probable (Indicated) Reserves" are those reserves for which quantity and grade and/or quality are computed from information similar to that for proven (measured) reserves, but

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
           the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower then that for proven (measured) reserves, is high enough to assume continuity between points of observation.

       The JORC Code applicable in Australia provides that Australian companies reporting on mineralization are to prepare information on the following bases.

           "Mineral Resource" is defined as an identified in-situ mineral occurrence from which valuable or useful minerals may be recovered. Mineral resources are subdivided into:

           -- Measured Mineral Resources;

           -- Indicated Mineral Resources; and

           -- Inferred Mineral Resources.

       In reporting a mineral resource, there is a clear implication that there are reasonable prospects for eventual economic exploitation.

           "Measured Mineral Resource" means a mineral resource intersected and tested by drill holes, underground openings or other sampling procedures at locations which are spaced closely enough to confirm continuity and where geoscientific data are reliably known. A measured mineral resource estimate will be based on a substantial amount of reliable data, interpretation and evaluation of which allows a clear determination to be made of shapes, sizes, densities and grades.

           "Indicated Mineral Resource" means a mineral resource sampled by drill holes, underground opening or other sampling procedures at locations too widely spaced to ensure continuity but close enough to give a reasonable indication of continuity and where geoscientific data are known with a reasonable level of reliability. An indicated mineral resource estimate will be based on more data, and therefore will be more reliable, than an inferred mineral resource estimate.

           "Inferred Mineral Resource" means a mineral resource inferred from geoscientific evidence, drill holes, underground openings or other sampling procedures where the lack of data is such that continuity cannot be predicted with confidence and where geoscientific data may not be known with a reasonable level of reliability.

       Under the JORC Code, "Ore Reserve" is defined as that part of a measured or indicated mineral resource which could be mined, inclusive of dilution, and from which valuable or useful minerals could be recovered economically under conditions realistically assumed at the time of reporting. Ore reserves are subdivided into proved ore reserves and probable ore reserves.

           "Proved Ore Reserve" means an ore reserve stated in terms of minable tonnes/volume and grade in which the corresponding identified mineral resource has been defined in three dimensions by excavation or drilling (including minor extensions beyond actual openings and drill holes), and where the geological factors that limit the ore body are known with sufficient confidence that the mineral resource is categorized as "measured."

           "Probable Ore Reserve" means an ore reserve stated in terms of minable tonnes/volume and grades where the corresponding identified mineral resource has been defined by drilling,

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
           sampling or excavation (including extensions beyond actual openings and drill holes), and where the geological factors that control the ore body are known with sufficient confidence that the mineral resource is categorized as "indicated."

       Except with respect to the Mt Charlotte underground mine at Kalgoorlie, Homestake believes that its ore reserve estimates, based on SEC definitions, are approximately the same as those that would result from the application of the JORC Code for determining proved and probable ore reserves. Also except with respect to the Mt Charlotte underground mine at Kalgoorlie, Homestake believes that its mineral deposit estimates, based on SEC definitions, are approximately the same as would result from the application of the JORC Code for mineral resources, after deduction for proved and probable ore reserves. The mineral resources reported by HGAL under the JORC Code contain some inferred resources which cannot be included under SEC reserve definitions. In the case of Mt Charlotte, Kalgoorlie Consolidated Gold Mines Limited ("KCGM"), the operator of the Kalgoorlie mines, only includes as proved and probable ore reserves that mineralisation for which a mining plan has been prepared, I.E., stope design and scheduling has been completed. This is not required by SEC guidelines and, accordingly, Homestake recalculates Mt Charlotte ore reserves for its reporting purposes. As so recalculated, Homestake's estimates of HGAL's 50% of ore reserves at 31 December 1994 and 1993 were greater than those calculated by KCGM by 406,000 and 326,000 ounces of contained gold (330,890 and 265,690 ounces for Homestake's proportionate interest), respectively. Homestake's estimate of HGAL's mineral deposits were correspondingly less. In presenting HGAL's 30 June 1995 information with respect to Kalgoorlie in this Offer Document, Homestake has not adjusted the HGAL ore reserve and mineral resource estimates as it would when calculating those amounts for Homestake reporting. If it were to do so, Homestake believes that its proportionate part of the ore reserve amount would be increased by approximately the same amount as at 31 December 1994, and the mineral deposit amount would be correspondingly decreased.

       Although Homestake ore reserve and mineral deposit estimates are believed to have been prepared and evaluated reliably and professionally, ore reserve and mineral deposit estimates involve interpretation of known data and subjective judgments regarding grade, mineralisation, continuity and, in the case of ore reserves, economic factors.

       Homestake used U.S.$360 per ounce as the gold price in evaluating Homestake's ore reserves at the end of 1993 and 1994. HGAL used A$525, the equivalent of approximately U.S.$375, in determining ore reserves at Kalgoorlie at 30 June 1995. Future market price fluctuations, production costs, recovery rates and many other factors may result in an ore reserve becoming uneconomic or a mineral deposit being upgraded into an ore reserve.

       Information with respect to Homestake's mineral deposits is included in this Offer Document to comply with Australian disclosure requirements applicable to the Share Offer. SEC regulations do not permit mineral deposit disclosures in documents that are filed with the SEC under United States securities laws unless required by applicable foreign securities laws. Homestake does not expect to include mineral deposit information in documents to be filed in the future with the SEC under United States securities laws.

2.5    ENVIRONMENTAL AND RECLAMATION POLICY

       Homestake has a policy of conducting extensive environmental audits of its operations in order to minimise the impact of those operations on the environment and to monitor compliance with

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       environmental legislation. A committee of the Homestake Board of Directors oversees the establishment and implementation of environmental policy. An environmental audit has been conducted on all of Homestake's operations within the last 2 years. During 1994, Homestake received one environmental notice of non-compliance and one environmental citation, resulting in a Can.$200 fine.

       Homestake has made significant capital expenditures to minimise the environmental impact of its operations. Such expenditures totalled approximately U.S.$6 million in 1994, and are expected to be approximately U.S.$3 million in 1995. Operating costs incurred in order to comply with regulatory requirements include reclamation costs and environmental operating costs. Such costs totalled approximately U.S.$16 million in 1994 (excluding related depreciation costs of U.S.$6 million), and are expected to be approximately the same in 1995.

       With respect to non-operating properties, Homestake believes that it has fully provided for all remediation liabilities and for estimated reclamation and site restoration costs. With respect to operating properties, Homestake is providing for estimated ultimate reclamation relating to ongoing and end of mine life restoration and closure costs over the lives of its individual operations using the units-of-production method. While the ultimate amount of reclamation and site restoration costs to be incurred in the future is uncertain, Homestake has estimated that the aggregate amount of these costs, plus remediation liabilities, will be U.S.$94 million. This figure does not include approximately
       U.S.$16 million of reclamation costs at Homestake's former uranium facility at Grants, New Mexico, which will be funded by the United States Federal Government. At December 31, 1994, Homestake had accrued U.S.$49.2 million of the estimated ultimate reclamation and site restoration costs and remediation liabilities.

       Further   details  on  environmental   matters  relevant  to  Homestake's
       operations are set out in Appendices C, E and F.

2.6    EXPLORATION AND ACQUISITION

       Homestake's principal exploration activities are in the United States, Canada, Australia and South America. Homestake's exploration expenses in 1994 were U.S.$21.3 million compared with U.S.$17.5 million in 1993. These figures do not include additional exploration expenses incurred at Homestake's operating mines, which totaled U.S.$8.4 million in 1994. The total exploration expenditures in 1995 are expected to be U.S.$30 million, not including in-mine exploration expenses of U.S.$9 million.

       In June 1995, Homestake exercised its option to acquire 5% of Zoloto Mining Limited ("Zoloto"), an English company, for U.S.$1 million. Zoloto holds a 75% interest in the 2 million ounce Pokrovskoye gold deposit located in the Amur region in eastern Russia. Homestake and Zoloto are preparing a feasibility study on the Pokrovskoye project. Following completion of the feasibility study, Homestake may exercise a second option to acquire an additional 62% of Zoloto by paying a further U.S.$15 million, giving Homestake a 50% indirect interest in the Pokrovskoye project.

       In July 1995, Homestake acquired for U.S.$24 million (i) a 10% interest in Navan Resources Plc. ("Navan"), an Irish public company, and (ii) an option to acquire 50% of Navan's wholly owned subsidiary which owns a 68% indirect interest in the Chelopech gold and copper mining operations located near Sofia, Bulgaria. Current reserves and mineral deposits at Chelopech total 4.5 million ounces of gold and 1.1 billion pounds of copper with annual production of approximately 500,000 tonnes of ore containing 46,000 ounces of gold annually. Further development is in progress, which

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       is expected to increase annual production to 750,000 tonnes of ore containing 72,000 ounces of gold. Homestake is conducting a feasibility study to determine if certain additional capital expenditures could increase the annual production rate to approximately 2 million tonnes of ore containing about 200,000 ounces of gold beginning in 2000. Homestake is entitled to exercise the option to acquire 50% of Navan's interest in the operation by investing an additional U.S.$48 million during 1996 and 1997, which would be used to fund a portion of the cost of the mine expansion.

       If Homestake proceeds with the additional investments in Russia and Bulgaria, Homestake expects that it will procure political risk insurance to protect against nationalisation of its interests in these projects.

2.7    DIRECTORS AND SENIOR MANAGEMENT

(A)    DIRECTORS

       The names, occupations and addresses of the directors of Homestake are as follows:

NAME                               OCCUPATION                         BUSINESS ADDRESS
---------------------------------  ---------------------------------  ---------------------------------
Myles Norman Anderson              Mining consultant                  Norman Anderson & Associates Ltd.
                                                                      502 - 455 Granville Street
                                                                      Vancouver, B.C., Canada V6C 1V2

Robert Henry Clark, Jr             President and Chief Executive      Case, Pomeroy & Co., Inc.
                                   Officer -                          529 Fifth Avenue, Suite 1600
                                   Case, Pomeroy & Company            NYC, NY 10017

Harry Milton Conger                Chairman and Chief Executive       Homestake Mining Company
                                   Officer - Homestake                650 California Street
                                                                      San Francisco, CA 94108-2788

Glen Robert Durham                 President and Chief Executive      Walters Industries, Inc.
                                   Officer - Walter Industries, Inc.  1500 North Dale Mabry
                                                                      Tampa, FL 33607

Douglas Winston Fuerstenau         Professor of Metallurgy,           Dept. of Materials Science and
                                   Department of Materials Science    Mineral Engineering
                                   and Mineral Engineering,           University of California
                                   University of California,          477 Evans Hall # 1760
                                   Berkeley                           Berkeley, CA 94720-1760

Henry Gurney Grundstedt            Mining consultant                  Capital Group, Inc.
                                                                      333 So. Hope Street
                                                                      Los Angeles, CA 90071

William Albert Humphrey            Mining consultant                  500 Ygnacio Valley Road
                                                                      Suite 250
                                                                      Walnut Creek, CA 94596

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

NAME                               OCCUPATION                         BUSINESS ADDRESS
---------------------------------  ---------------------------------  ---------------------------------
Robert Keith Jaedicke              Professor (Emeritus) of            Graduate School of Business
                                   Accounting, Stanford University    Stanford University
                                   Graduate School of Business        Stanford, CA 94305-5015

John Neerhout, Jr.                 Executive Vice President -         Bechtel Group Inc.
                                   Bechtel Group Inc.                 50 Beale Street
                                                                      23rd Floor
                                                                      San Francisco, CA 94105

Stuart Thorne Peeler               Petroleum industry consultant      Casa Codorniz
                                                                      7601 North Calle Sin Controversia
                                                                      Tucson, AZ 85718

Carol Ann Rae                      President and Chief Executive      13117 N. Creekview Road
                                   Officer -                          Rapid City, SD 57702
                                   Magnum Diamond Corporation

Berne Adair Schepman               Management consultant              The Adair Company
                                                                      1670 South Amphlett Blvd.
                                                                      Suite 214
                                                                      San Mateo, CA 94402

Jack Edward Thompson               President and Chief Operating      Homestake Mining Company
                                   Officer - Homestake                650 California Street
                                                                      San Francisco, CA
                                                                      94108-2788

       Details of the age, length of service, biographical information and entitlements of Homestake's directors are set out in Appendix G, together with a description of the shareholder agreement and transactions with Case Pomeroy & Company.

(B)    EXECUTIVE OFFICERS

       The executive officers of Homestake are as follows:

       Harry M Conger - Chairman of the Board and Chief Executive Officer.

       Jack E Thompson - President and Chief Operating Officer.

       Gene G Elam - Vice President, Finance and Chief Financial Officer.

       Lee A Graber - Vice President, Corporate Development.

       Wayne Kirk - Vice President, General Counsel and Corporate Secretary.

       Gillyeard J Leathley - Vice President, Operations.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       William F Lindqvist - Vice President, Exploration.

       Ronald D Parker - Vice President, Canada and President, Homestake Canada Inc.

       Richard A Tastula - Vice President, Australia.

       Jan P Berger - Treasurer.

       David W Peat - Controller.

       Appendix C contains further information about Homestake's executive officers and Appendix G contains information regarding the compensation of certain executive officers and stock option plans of Homestake.

2.8    HOMESTAKE SELECTED FINANCIAL DATA

       Selected Financial Data for Homestake is set out at Clause 10 of the Summary of Offer and in Appendix D.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

3.     INFORMATION ABOUT HGAL

3.1    OVERVIEW OF HGAL
       HGAL was incorporated by Homestake as a wholly owned subsidiary in 1974 to participate in gold mining in the Kalgoorlie district. Its initial investment was a 48% interest in the Kalgoorlie Mining Associates partnership. In 1987, Homestake sold 20% of its HGAL shares to the Australian public, and HGAL became listed on the ASX. In 1989, HGAL increased its interest in the Kalgoorlie Mining Associates partnership to 50%, and acquired 50% interests in adjacent properties and joint venture operations. The Kalgoorlie mines and related facilities are operated by KCGM, which is owned 50% by HGAL and 50% by Gold Mines of Kalgoorlie Limited ("GMK"). HGAL also engages in exploration activity in Australia.

       Principal mines and facilities at Kalgoorlie include the following.

               - The Super Pit is a large open pit mine located along the "Golden Mile" ore bodies previously mined from underground. In 1994, 8.1 million tonnes of ore were mined.

               - The Mt Charlotte underground mine uses bulk mining methods to produce ore at the rate of approximately 1.5 million tonnes per year. Production in 1994 was 1.52 million tonnes of ore.

               -        The Fimiston Mill was recently expanded to a capacity of
                        9.1 million tonnes per year. The increased capacity will permit dismantling of the Oroya Mill to allow for expansion of the Super Pit.

               -        The   Gidji   roaster   complex   processes   refractory
                        concentrates.

       HGAL pays 50% of the costs and is entitled to receive 50% of production from all operations except for a portion of the Super Pit, where HGAL pays 50% of the costs but may receive less than 50% of the production. Depending on the cost of production and gold prices during each calender quarter, GMK may be entitled to receive, from that portion of the Super Pit, up to an additional 37.5% of gold out of the first 32.5 million tonnes of ore mined by open pit method. In 1994, GMK received an additional 15,781 ounces of gold under the disproportionate sharing arrangement. At the end of 1994, approximately 14.4 million tonnes of ore had been mined from that area of the Super Pit.

       On 30 August 1995, HGAL announced new estimates of ore reserves and mineral resources at the Kalgoorlie operations. The newly announced figures, prepared as at 30 June 1995, represent a 19.4% increase in contained gold in ore reserves and a 23.7% increase in contained gold in additional mineral resources, as contrasted with figures at 31 December 1994. HGAL's 50% share of the ore reserves are estimated at 6,350,000 contained ounces, with HGAL's 50% share of additional mineral resources estimated at 5,650,000 contained ounces (prepared applying the JORC
       Code).

       The newly revised estimates, prepared by KCGM, the manager of the operation, take into account the following factors, among others:

               - an estimated gold price of A$525 has been used in preparing the estimates (approximately U.S.$375 at the 30 June 1995 Exchange Rate);

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

               - consideration has been given to the unique circumstances at the Super Pit in estimating low grade lodes adjoining previously mined high grades lodes;

               -        additional  data has been  taken into account, including
                        (i) experience during the past five years, where actual production of gold has exceeded the mine model estimate by approximately 20%, (ii) additional exploration and in-fill drilling data, and (iii) reevaluation and reinterpretation of historical data; and

               - the mine model and pit design have been revised to take account of recent experience, the additional data, and revised expectations for future operations.

       Additional information with respect to HGAL's business and properties and financial information for HGAL is contained in Appendices C, H, I and J.

3.2    MATERIAL CHANGES TO HGAL'S FINANCIAL POSITION SINCE 31 DECEMBER 1994

       The financial position of HGAL has not changed materially since 31 December 1994 except as described in Clause 3.1 above and Appendix I, the half-yearly report of HGAL.

       Homestake considers that the material matters in these disclosures, in addition to the ore reserve and additional mineral resource information described in Clause 3.1 above, are as follows:

               - sales revenue for the period was A$86,208,000, down 8.1% compared to the results for the 6 months ended 30 June 1994 (the "previous period");

               - operating profit before tax was A$13,706,000, down 25.3% compared to the previous period;

               - operating profit after tax was A$10,219,000, down 44.3% compared to the previous period; and

               - earnings per share were A$0.017, compared to A$0.031 for the previous period.

3.3    RELATIONSHIPS BETWEEN HOMESTAKE AND HGAL

       In addition to owning approximately 81.5% of HGAL, Homestake has the following relationships with HGAL.

       (a) Messrs. Humphrey, Peeler and Schepman, three of HGAL's seven directors, are also directors of Homestake.

       (b) The managing director of HGAL, Richard A Tastula, is also an executive officer of Homestake.

       (c) In 1989, Homestake and HGAL entered into a forward gold sales contract under which Homestake bought 210,277 ounces of gold from HGAL for a total sale price of A$100 million, based on the gold price at the transaction date. The gold was paid for in

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
               1989. The gold is deliverable in equal semi-annual instalments and the first instalment was delivered on 31 December 1991. The final instalment is due on 29 June 2001. A gold fee is payable quarterly on the undelivered portion of the gold.

4.     INFORMATION ABOUT THE TRANSACTION

4.1    PRO FORMA FINANCIAL INFORMATION

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

       The following Pro Forma Condensed Consolidated Financial Statements have been prepared by Homestake to illustrate the estimated effects of the proposed acquisition (the "Acquisition") of the 109,605,000 HGAL Shares not presently owned by Homestake. The Pro Forma Condensed Consolidated Financial Statements include a Pro Forma Condensed Consolidated Balance Sheet as of 30 June 1995, assuming the Acquisition occurred as of that date, and Pro Forma Condensed Consolidated Statements of Operations for the six months ended 30 June 1995 and for the year ended 31 December 1994, assuming the Acquisition occurred as of the beginning of each period.

       Homestake has made an offer to acquire the 109,605,000 HGAL Shares it does not already own. HGAL shareholders accepting Homestake's offer will receive, at their option, either 0.089 of a Homestake Share or A$1.90 cash for each HGAL Share.

       The Pro Forma Condensed Consolidated Financial Statements are presented utilizing the purchase method of accounting whereby the cost of acquiring the 18.5% of HGAL not already owned by Homestake is determined by the value of the shares and the cash which Homestake will exchange, plus the direct costs associated with the Acquisition, which are estimated at approximately U.S.$3 million. All amounts in the Pro Forma Condensed
       Consolidated Financial Statements are stated in U.S. dollars. The Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the financial position or results of operations actually would have been if the Acquisition had occurred at the beginning of the periods or to project the financial position or results of operations for any future date or period.

       The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Homestake, prepared in accordance with U.S. GAAP, which are included in Appendices D, E and F. The Pro Forma Condensed Consolidated Financial Statements also include pro forma adjustments which are based on available information and certain assumptions that management of Homestake believes are reasonable in the circumstances. Such pro forma adjustments reflect the effects of the acquisition of all of the HGAL Shares not already owned by Homestake, assuming 50% of the HGAL Shares are exchanged for Homestake Shares and 50% of the HGAL Shares are acquired for cash.

       At the date the offer was announced (14 August 1995), Homestake's investment advisor estimated that 50% of the HGAL Shares tendered would be exchanged for Homestake Shares based on the price of Homestake Shares on 14 August 1995. However, the ultimate number of HGAL Shares which will be exchanged for Homestake Shares will depend on a number of factors, including the price of Homestake Shares during the time the offer is open. The price of Homestake Shares may vary significantly during that time, due to many factors including changes in the price of gold.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                     30 JUNE 1995
                     (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                             HOMESTAKE       PRO FORMA
                                                             HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                            ------------  ---------------  ------------
ASSETS
Current Assets
  Cash and equivalents....................................  $    150,804  $   (80,573)(A)  $     70,231
  Short-term investments..................................        99,418                         99,418
  Receivables.............................................        71,835                         71,835
  Inventories.............................................        67,080                         67,080
  Other...................................................         7,973                          7,973
                                                            ------------  ---------------  ------------
    Total current assets..................................       397,110      (80,573)          316,537
                                                            ------------  ---------------  ------------
Property, Plant and Equipment - net.......................       791,345      188,865(A)        980,210
                                                            ------------  ---------------  ------------
Investments and Other Assets
  Noncurrent investments..................................        12,454                         12,454
  Other assets............................................        31,722                         31,722
                                                            ------------                   ------------
    Total investments and other assets....................        44,176                         44,176
                                                            ------------  ---------------  ------------
                                                            $  1,232,631  $   108,292      $  1,340,923
                                                            ------------  ---------------  ------------
                                                            ------------  ---------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities.......................................  $    104,858                   $    104,858
Long-term Liabilities
  Long-term debt..........................................       185,000                        185,000
  Other long-term obligations.............................       115,383                        115,383
                                                            ------------                   ------------
    Total long-term liabilities...........................       300,383                        300,383
                                                            ------------                   ------------
Deferred Income and Mining Taxes..........................       149,280       49,994(A)        199,274
                                                            ------------  ---------------  ------------
Minority Interest.........................................        90,690      (23,400)(A)        67,290
                                                            ------------  ---------------  ------------
Shareholders' Equity......................................       587,420       81,698(A)        669,118
                                                            ------------  ---------------  ------------
                                                            $  1,232,631  $   108,292      $  1,340,923
                                                            ------------  ---------------  ------------
                                                            ------------  ---------------  ------------

          (A)     To reflect the acquisition of the 109,605,000 HGAL Shares that
           Homestake  does not presently own, assuming the issuance of 4,877,500
           Homestake Shares  valued at  $81,698 and  the payment  of $77,573  in cash,  plus acquisition and related costs of $3,000. Accordingly, the total pro forma  acquisition cost  is $162,271 compared  to the  book value  for minority  interest of  $23,400. The  actual purchase price will be  determined based  upon  the value  of the  Homestake  Shares issued and cash paid for the purchase of the HGAL Shares acquired. As discussed  below, it is Homestake's opinion that substantially all of the purchase  price  in excess  of  the net  book  value of  HGAL  is attributable  to  the mineral  property interests  held by  HGAL. The excess purchase price paid over the net book value of assets acquired and related deferred taxes is allocated as follows:
Total Purchase Price....................................................................  $ 162,271
Net Book Value of Minority Interest in HGAL, 30 June 1995...............................     23,400
                                                                                          ---------
Excess of Purchase Price Paid over Net Book Value of Assets Acquired Attributed to
 Mineral Properties.....................................................................    138,871
Increase in Mineral Properties Due to the Recognition of the Deferred Tax Consequences
 of Differences Between the Assigned Values and Tax Bases of the Net Assets Acquired....     49,994
                                                                                          ---------
Total Increase in Property, Plant and Equipment.........................................    188,865
Increase in Deferred Taxes..............................................................    (49,994)
                                                                                          ---------
Excess of Purchase Price Paid over Net Book Value of Assets Acquired....................  $ 138,871
                                                                                          ---------
                                                                                          ---------

                                                                      (CONTINUED ON FOLLOWING PAGE)

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

With the exception of property, plant and equipment, the assets and liabilities of HGAL included in
Homestake's consolidated  financial statements  consist  primarily of  working capital  items,  the carrying  values of  which are  substantially at  fair market  value. Based  on the  history of the
Kalgoorlie property and the identification and development of mineral deposits and their conversion to ore reserves, the financial analysis undertaken by Homestake in connection with its decision  to acquire  the additional  18.5% of HGAL,  and Homestake's  experience in ownership  and operation at
Kalgoorlie and other long-life mines, it is Homestake's  opinion that all of the purchase price  in excess  of  the  net  book value  of  assets  acquired  is attributable  to  mineral  properties at
Kalgoorlie. Homestake  used  discounted cash  flow  analysis to  determine  the allocation  of  the purchase  price between reserves and  other mineral deposits and  mineral properties. This analysis indicated that  approximately  62%  of  the  purchase price  allocated  to  mineral  properties  is attributable  to reserves and the  remainder is attributable to  other mineral deposits and mineral properties, as follows:
Purchase Price Allocated to Property, Plant and Equipment:
  Acquisition of minority interests' share of property, plant and equipment.....  $  27,752
  Allocation of excess purchase price...........................................    188,865
                                                                                  ---------
                                                                                  $ 216,617
                                                                                  ---------
                                                                                  ---------
Allocation of Property, Plant and Equipment:
  Proven and probable reserves:
    Minority interests' share of property, plant and equipment acquired.........  $  27,752
    Excess purchase price allocation............................................    106,237
                                                                                  ---------
                                                                                    133,989       (62%)
  Other mineral deposits and mineral properties, allocation of excess purchase
   price........................................................................     82,628       (38%)
                                                                                  ---------
                                                                                  $ 216,617      (100%)
                                                                                  ---------
                                                                                  ---------

The final allocation of  the purchase price will  be made when the  acquisition is completed and  when
Homestake  completes  its  annual detailed  analysis  of reserves  as  of 31  December  1995. However, management does  not expect  the  final actual  allocation  of the  purchase  price to  be  materially different from the pro forma balance sheet.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          FOR THE YEAR ENDED 31 DECEMBER 1994
        (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                 HOMESTAKE      PRO FORMA
                                                                HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                -----------  ---------------  -----------
Revenues
  Product sales...............................................   $ 656,056                     $ 656,056
  Interest income.............................................       9,762   $    (4,609)(A)       5,153
  Gain on issuance of stock by subsidiary.....................      11,224                        11,224
  Other income................................................      28,445                        28,445
                                                                -----------  ---------------  -----------
                                                                   705,487        (4,609)        700,878
                                                                -----------  ---------------  -----------
Costs and Expenses
  Production costs............................................     447,129                       447,129
  Depreciation, depletion and amortization....................      76,171         6,086(B)       82,257
  Administrative and general expense..........................      38,159                        38,159
  Exploration expense.........................................      21,347                        21,347
  Interest expense............................................      10,124                        10,124
  Other expense...............................................       6,744                         6,744
                                                                -----------  ---------------  -----------
                                                                   599,674         6,086         605,760
                                                                -----------  ---------------  -----------
Income Before Taxes and Minority Interest.....................     105,813       (10,695)         95,118
Income and Mining Taxes.......................................     (18,880)        2,478(C)      (16,402)
Minority Interest.............................................      (8,917)        4,632(D)       (4,285)
                                                                -----------  ---------------  -----------
Net Income....................................................   $  78,016   $    (3,585)      $  74,431
                                                                -----------  ---------------  -----------
                                                                -----------  ---------------  -----------
Net Income Per Share..........................................   $    0.57                     $    0.52
                                                                -----------                   -----------
                                                                -----------                   -----------
Average Shares Used in the Computation (thousands)............     137,733                       142,611
                                                                -----------                   -----------
                                                                -----------                   -----------

          (A)       To  eliminate interest  income,  based on  the  1994 average earnings rate of 5.7%, in respect of the assumed cash  component of the HGAL purchase price in the amount of $80,573.
          (B)      To record amortization of the excess purchase price paid over
                the   net   book   value   of   assets   acquired,   using   the
                units-of-production method, as follows:
                      (TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER OUNCE AMOUNT)
       1)  Excess purchase price allocated to proven and probable reserves -- 1995.......  $ 106,237
                                                                                              (2,344)
           Reduction in excess purchase price allocated to reserves for 1994 pro forma purposes due to lower Australian tax rate for 1994...........................
                                                                                           ---------
                                                                                           $ 103,893
           Excess purchase price allocated to proven and probable reserves -- 1994.......
                                                                                           ---------
                                                                                           ---------
       2)  Estimate of HGAL's share of ounces of gold to be recovered based on                 6,007
            Homestake's estimate of 6.75 million ounces contained in reserves (see
            Clauses 2.4 and 3.1 of the Part A statement) and an estimated recovery rate of 89%.......................................................................
       3)  Estimate of recoverable ounces attributed to minority interests' 18.5% of           1,111
            HGAL.........................................................................
       4)  Amortization rate per ounce ((1) divided by (3))..............................  $   93.50
       5)  HGAL 1994 ounces of gold produced (see Statistical Summary in Clause 2.1 of         352.1
            the Part A statement)........................................................
       6)  Minority interests' share of HGAL's 1994 gold production......................       65.1
       7)  Pro forma amortization adjustment ((4) times (6)).............................  $   6,086
(C)     To record the tax effect of adjustments (A) and (B) above.
(D)      To eliminate the minority interests' share of HGAL's earnings.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         FOR THE SIX MONTHS ENDED 30 JUNE 1995
        (DOLLAR AMOUNTS IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                            HOMESTAKE    PRO FORMA
                                                                                            HISTORICAL  ADJUSTMENTS       PRO FORMA
                                                                                            ---------   -----------       ---------
Revenues
  Product sales...........................................................................  $360,492                      $360,492
  Interest income.........................................................................     8,601      $(2,400)(A)        6,201
  Other income............................................................................     6,429                         6,429
                                                                                            ---------   -----------       ---------
                                                                                             375,522       (2,400)         373,122
                                                                                            ---------   -----------       ---------
Costs and Expenses
  Production costs........................................................................   236,269                       236,269
  Depreciation, depletion and amortization................................................    48,626        2,947(B)        51,573
  Administrative and general expense......................................................    20,051                        20,051
  Exploration expense.....................................................................    12,166                        12,166
  Interest expense........................................................................     5,773                         5,773
  Other expense...........................................................................     1,751                         1,751
                                                                                            ---------   -----------       ---------
                                                                                             324,636        2,947          327,583
                                                                                            ---------   -----------       ---------
Income Before Taxes and Minority Interest.................................................    50,886       (5,347)          45,539
Income and Mining Taxes...................................................................   (25,208)       1,284(C)       (23,924)
Minority Interest.........................................................................    (7,939)       1,327(D)        (6,612)
                                                                                            ---------   -----------       ---------
Net Income................................................................................  $ 17,739      $(2,736)        $ 15,003
                                                                                            ---------   -----------       ---------
                                                                                            ---------   -----------       ---------
Net Income Per Share......................................................................  $   0.13                      $   0.11
                                                                                            ---------                     ---------
                                                                                            ---------                     ---------
Average Shares Used in the Computation (thousands)........................................   137,862                       142,740
                                                                                            ---------                     ---------
                                                                                            ---------                     ---------

          (A)        To  eliminate  interest income,  based on  the year-to-date average earnings rate of 6% per annum, in respect of the assumed cash component  of the  HGAL  purchase price  in the  amount  of
                $80,573.
          (B)      To record amortization of the excess purchase price paid over
                the   net   book   value   of   assets   acquired,   using   the
                units-of-production method, as follows:
                      (TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER OUNCE AMOUNT)
       1)  Excess purchase price allocated to proven and probable reserves -- 1995.......  $ 106,237
       2)  Estimate of HGAL's share of ounces of gold to be recovered based on                 6,007
            Homestake's estimate of 6.75 million ounces contained in reserves (see
            Clauses 2.4 and 3.1 of the Part A statement) and an estimated recovery rate of 89%.......................................................................
       3)  Estimate of recoverable ounces attributed to minority interests' 18.5% of           1,111
            HGAL.........................................................................
       4)  Amortization rate per ounce ((1) divided by (3))..............................  $   95.60
       5)  HGAL's year-to-date June 1995 ounces of gold produced (see Gold Production          166.7
            summary included in Appendix F)..............................................
       6)  Minority interests' share of HGAL's year-to-date June 1995 production.........       30.8
       7)  Pro forma amortization adjustment ((4) times (6)).............................  $   2,947
(C)     To record the tax effects of adjustments (A) and (B) above.
(D)      To eliminate the minority interests' share of HGAL's earnings.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT ACCOUNTANTS ON
                            PRO FORMA FINANCIAL INFORMATION

       To the Directors of Homestake Mining Company:

       We have examined the pro forma adjustments reflecting the transaction described in Clause 4.1 of the Part A statement of the Offer Document and the application of those adjustments to the historical amounts in the accompanying pro forma condensed consolidated statement of operations for the year ended 31 December 1994. The historical condensed consolidated financial statements are derived from the historical consolidated financial statements of Homestake Mining Company that are included in Appendix D to this Offer Document, which were audited by us. Such pro forma adjustments are based upon management's assumptions described in Clause 4.1 of the Part A statement of the Offer Document. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as were considered necessary in the circumstances.

       In addition, we have reviewed the related pro forma adjustments and the application of those adjustments to the historical amounts in the accompanying pro forma condensed consolidated balance sheet of Homestake Mining Company as of 30 June 1995, and the pro forma condensed consolidated statement of operations for the six months then ended. The historical condensed consolidated financial statements are derived from the historical consolidated financial statements of Homestake Mining Company appearing in Appendix F, which were reviewed by us. Such pro forma adjustments are based upon management's assumptions described in Clause 4.1 of the Part A statement of the Offer Document. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

       The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transaction occurred at an earlier date. However, the pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above mentioned transaction actually occurred earlier.

       In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the transaction described in Clause 4.1 of the Part A statement of the Offer Document, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed consolidated statement of operations for the year ended 31 December 1994.

       A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express an opinion on the pro forma adjustments or the application of such adjustments to the pro forma condensed consolidated balance sheet as of 30 June 1995, and the pro forma condensed consolidated statement of operations for the six months then ended. Based on our review, however, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above mentioned transaction, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical consolidated financial statement amounts in the pro forma condensed consolidated balance sheet as of 30 June 1995, and the pro forma condensed consolidated statement of operations for the six months then ended.

                                                  Coopers & Lybrand L.L.P.
       San Francisco, California
       14 September 1995

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

4.2    FINANCIAL FORECAST

                               HOMESTAKE MINING COMPANY
              FORECASTED CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                 (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                   SIX MONTHS ENDING   YEAR ENDING 31
                                                                   31 DECEMBER 1995     DECEMBER 1996
                                                                   -----------------  -----------------
Revenues
  Product sales..................................................      $   354.1          $   727.7
  Interest and other.............................................           16.7               20.9
                                                                         -------            -------
                                                                           370.8              748.6
                                                                         -------            -------
Costs and Expenses
  Production costs...............................................          236.4              452.4
  Depreciation, depletion and amortization.......................           52.0              102.8
  Administrative and general expense.............................           18.9               39.0
  Exploration expense............................................           15.0               29.5
  Interest and other.............................................            5.2               10.4
                                                                         -------            -------
                                                                           327.5              634.1
                                                                         -------            -------
Income Before Taxes and Minority Interest........................           43.3              114.5
Income and Mining Taxes..........................................          (23.3)             (61.0)
Minority Interest................................................           (7.5)             (15.0)
                                                                         -------            -------
Net Income.......................................................      $    12.5          $    38.5
                                                                         -------            -------
                                                                         -------            -------
Net Income Per Share.............................................      $    0.09          $    0.27
                                                                         -------            -------
                                                                         -------            -------
Average Shares Used in the Computation (thousands)...............        138,800            142,900
                                                                         -------            -------
                                                                         -------            -------
                       SEE "SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS" BELOW.

                               HOMESTAKE MINING COMPANY
              FORECASTED CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                              (MILLIONS OF U.S. DOLLARS)

                                                                   SIX MONTHS ENDING   YEAR ENDING 31
                                                                   31 DECEMBER 1995     DECEMBER 1996
                                                                   -----------------  -----------------
Cash Flow From Operations
  Net income.....................................................      $    12.5          $    38.5
  Depreciation, depletion and amortization.......................           52.0              102.8
  Changes in working capital and other...........................           24.2               49.7
                                                                          ------             ------
Net Cash Provided by Operations..................................           88.7              191.0
                                                                          ------             ------
Investment and Financing Activities
  Acquisition of HGAL minority interest (1)......................           80.6             --
  Additions to property plant and equipment......................           58.9               56.0
  Exploration/development projects...............................           24.0               50.0
  Dividends......................................................           13.8               28.6
                                                                          ------             ------
Net Cash Used in Investment and Financing Activities.............          177.3              134.6
                                                                          ------             ------
Net Increase (Decrease) in Cash and Equivalents..................      $   (88.6)         $    56.4
                                                                          ------             ------
                                                                          ------             ------
------------------------

            (1) The total purchase price of the 18.5% of the HGAL Shares not already owned by Homestake in the amount of $162.3 million is assumed to be financed through the issuance of 4.9 million Homestake Shares valued at $81.7 million and the payment of cash of $77.6 million, plus acquisition and related costs of $3.0 million.

                  SEE "SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS" BELOW.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                      SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS
                      FOR THE SIX MONTHS ENDING DECEMBER 31, 1995
                         AND THE YEAR ENDING DECEMBER 31, 1996

       The financial forecast has been prepared to comply with Australian legal requirements which require a description of the prospects of the offeror where the consideration offered includes shares of the offeror. Homestake will not update this forecast in future regulatory filings. The financial forecast has been prepared by Homestake's management to provide the reader with an indication of Homestake's future production, earnings, cash flow and dividends following the acquisition of the 18.5% of HGAL not already owned by Homestake.

       This financial forecast presents, to the best of management's knowledge and belief, Homestake's expected consolidated results of operations and consolidated cash flows for the forecast periods. Accordingly, the forecast reflects management's judgement as of 17 October 1995, the date of this forecast, of the expected conditions and its expected course of action. This forecast updates a previous forecast dated 7 September 1995 to reflect certain downward changes in forecasted levels of gold production for the six months ending 31 December 1995 discussed in assumption 2 below. The previous forecast was filed with the ASC and SEC but has not been distributed to HGAL shareholders. The assumptions disclosed herein are those that management believes are significant to the forecast. There will usually be differences between forecasted and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Homestake's Consolidated Financial Statements for the Year Ended 31 December 1994, which are included in Appendix D, should be read for additional information.

       HOMESTAKE CAUTIONS READERS THAT A FORECAST FOR A PERIOD OF UP TO SIXTEEN MONTHS FROM THE TIME THAT THE FORECAST IS MADE IS SUBJECT TO MANY UNCERTAINTIES AND NEEDS TO BE TREATED WITH CAUTION.

       Unless   specifically  stated  otherwise,  all  comments  and  production statistics relate to the consolidated Homestake entity, without reduction for minority interest.

       The forecast has been prepared in accordance with accounting principles generally accepted in the United States and the accounting policies adopted by Homestake. (See note 1 to Homestake's 31 December 1994
       Consolidated Financial Statements in Appendix D and Appendix K -- Homestake Differences Between U.S. and Australian Generally Acccepted Accounting Principles.)

       SIGNIFICANT FORECAST ASSUMPTIONS

       The following is a summary of the significant assumptions used in the preparation of the forecast. These assumptions were based on Homestake's judgement at 17 October 1995, the date the forecast was completed. These assumptions should not be considered an all-inclusive list of the assumptions used in the preparation of the forecast.

       1) Management has assumed that effective 1 December 1995, Homestake acquires 100% of the HGAL Shares that it does not already own and that 50% of the HGAL Shares acquired are exchanged for Homestake Shares and 50% are acquired for cash. Therefore, the purchase price has been assumed to consist of approximately 4.9 million Homestake Shares and cash payments totaling U.S.$77.6 million. Transaction costs associated with the acquisition of the HGAL Shares are estimated to be U.S.$3 million.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS (CONTINUED)

               Management has assumed that all cash payments made in the acquisition of the HGAL Shares are funded from Homestake's available cash and investment balances and no debt is incurred by Homestake as a result of this acquisition.

               At the date the Offer was announced, Homestake's investment advisor estimated that 50% of the HGAL Shares tendered would be exchanged for Homestake Shares based on Homestake's then share price. However, the ultimate number of HGAL Shares which will be exchanged for Homestake Shares will depend on a number of factors including Homestake's Share price during the time the offer is open. Homestake's Share price may vary significantly during that time, due to many factors including changes in the price of gold.

               A sensitivity analysis has been included in note 17 below to show the effects on net income, net income per share and cash and equivalents of two possible outcomes of the offer: (1) 100% of the HGAL Shares being acquired for cash and, (2) 100% of the HGAL Shares being exchanged for Homestake Shares.

       2) Management assumes that Homestake will produce 925,000 and 1,850,000 equivalent ounces of gold in the six months ending 31 December 1995 and the year ending 31 December 1996, respectively.

       3) The average spot market price of gold is assumed to be U.S.$385 and U.S.$395 per ounce in the 1995 and 1996 periods, respectively. The price of gold was U.S.$384 per ounce on 14 August 1995, the day that the offer to acquire the HGAL Shares was announced. The gold price has varied between U.S.$372 and U.S.$396 per ounce over the last twelve months preceding the date of preparation of this forecast. In determining the gold price to be used in this forecast, Homestake took into consideration many factors, including the price of gold available in the forward markets and consultations with gold market analysts and trading institutions. A sensitivity analysis is included in note 17 below to show the impact of 5% movements in the U.S. dollar gold price.

       4) Average exchange rates used throughout the forecast period were U.S.$0.745 for both the Australian and Canadian dollars.

               Approximately 19% and 31% of Homestake's forecast 1995 operating costs and 19% and 29% of Homestake's forecast 1996 operating costs are denominated in Australian and Canadian currencies, respectively. To help minimise the effects of fluctuations of the Australian and Canadian currencies in relation to the U.S. dollar, Homestake has implemented a foreign currency protection program by entering into a series of foreign currency option contracts which establish trading ranges within which the U.S. dollar may be exchanged for these currencies by setting minimum and maximum exchange rates. See note 23 to Homestake's 31 December 1994 Consolidated Financial Statements in Appendix D for details of this program.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS (CONTINUED)

               A sensitivity analysis is included in note 17 below to show the impact of 5% movements in the Australian and Canadian currencies in relation to the U.S. dollar. This sensitivity analysis incorporates the effects of the foreign currency protection program described above.

       5) Homestake has engaged in some limited forward selling of gold to be produced in 1995 and 1996. See note 23 to Homestake's 31 December 1994 Consolidated Financial Statements in Appendix D for details of these sales.

       6) Ore produced at the Eskay Creek mine currently is sold to two smelters under long-term ore sales contracts. These contracts provide for a combined minimum delivery of 100,000 tons in 1995, with options to increase deliveries to 130,000 tons per year in 1996 and beyond, subject to smelter approvals. Management assumes that 120,000 tons of Eskay Creek ore will be sold to smelters during 1996. However, while Homestake believes that the smelters will accept the additional tonnage, approval from the smelters for the additional tonnage has not been received at this time.

       7) In determining operating cost levels used in the forecast, management took into consideration many factors, including historical operating performance, inflation and continuing cost improvements, at each of Homestake's operating locations. A sensitivity analysis is included in note 17 below to show the impact of 3% movements in production costs.

       8) Income and mining taxes for the forecast period are based on forecast earnings and the statutory tax rates as presently enacted in the geographical and tax jurisdictions that Homestake operates. Management also assumes that Homestake will continue to be subject to the United States alternative minimum tax at a 20% rate on its United States taxable income throughout 1995 and 1996. Homestake's actual consolidated income and mining tax rate can vary significantly as a result of numerous factors, including, but not limited to, changes in the geographical mix of pretax income or loss, nondeductible expenses, and changes in the tax rules, rates and regulations of the various taxing regulatory authorities. The applicable statutory income and mining tax rates (as reduced by applicable statutory mining incentives) utilized in the forecast are as follows:

                United States........................................................        20%
                Canada...............................................................        49%
                Australia............................................................        36%

       9) Management assumes that Homestake's current levels of exploration spending will continue throughout the forecast period. No benefits from this exploration have been included in the forecast. (See note 13 below.)

       10)     Management  has  assumed that  the  current dividend  policies of
               Homestake  and   its   subsidiary  companies   remain   unchanged
               throughout the forecast period.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS (CONTINUED)

       11)     Other assumptions are as follows:

                                                                             SIX MONTHS ENDING    YEAR ENDING 31
                                                                             31 DECEMBER 1995      DECEMBER 1996
                                                                             -----------------   -----------------
Silver price (per ounce)...................................................      U.S.$5.50           U.S.$5.50
Sulphur price (per long ton) (a)...........................................      U.S.$75.00          U.S.$75.00

Short-term interest rates
  United States............................................................          6.0%                6.0%
  Australia................................................................          8.0%                8.0%
  Canada...................................................................          7.0%                7.0%

------------------------
                    (a) Forecasted sulphur prices for Main Pass mine sulphur production have been provided by the operator of the joint venture who has responsibility for marketing Homestake's share of production.

       12) The excess of purchase price over the underlying book value of the HGAL Shares to be acquired in the amount of U.S.$138.8 million has been allocated to property, plant and equipment and deferred taxes in the amounts of U.S.$188.8 million and U.S.$50.0 million, respectively. Homestake expects to allocate U.S.$106.2 million of the excess purchase price allocated to property, plant and equipment to the proven and probable reserves portion of mineral properties and U.S.$82.6 million of the excess purchase price allocated to property, plant and equipment to other mineral deposits and mineral properties. Homestake will amortize the excess purchase price allocated to reserves on a units-of-production basis. Homestake will amortize the excess purchase price allocated to other mineral deposits and mineral properties on a units-of-production basis to the extent mineral deposits are upgraded to reserves or will expense the excess purchase price if and when and to the extent the carrying value of the other mineral deposits and mineral properties are determined to be impaired.

       13)     Homestake  currently   is   involved  in   several   late   stage
               exploration/development projects. Ongoing exploration, prefeasibility and feasibility study costs related to these projects are included in the forecast.

               Forecasted cash flow for the six months ending 31 December 1995 includes $24 million invested in Navan Resources Plc. (Navan) by Homestake in July 1995, related to the Chelopech mine.

               The forecast also includes $50 million of additional capital/investment during the year ending 31 December 1996 which, based on Homestake's current understanding of the late stage exploration/development projects, will be required if these projects proceed. Homestake plans to fund the capital/investment requirements for these projects through 31 December 1996 from available cash reserves or operating cash flows.

               With the exception of capitalised property and related investment acquisition costs of U.S.$26 million (including the U.S.$24 million invested in Navan in July 1995), all expenditures on these projects to date have been expensed. Homestake can terminate its

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS (CONTINUED)

               involvement in these projects at any time. However, the possibility of recovering expenditures incurred up to the point of exit may be limited. No benefits from these projects have been included in the forecast.

       14) Homestake currently has outstanding long-term debt obligations of U.S.$185 million. No payments of principal are due under these obligations until the year 2000. Homestake also has a U.S./Canadian cross-border credit facility providing a total availability of U.S.$150 million. No amounts have been borrowed under this facility as of the date of this forecast. (See note 14 to Homestake's 31 December 1994 Consolidated Financial Statements in Appendix D for details of Homestake's debt and credit facilities.) Management assumes no debt repayments or additional borrowings during the forecast period.

       15) In 1994, Homestake was awarded U.S.$4.7 million in a lawsuit Homestake initiated against its former auditor and tax advisor. The judgement has been appealed and Homestake has deferred recognition of any gain pending final resolution of this action. Management assumes resolution of this matter in 1996, and the forecast for the year ending 31 December 1996 includes proceeds including interest of U.S.$5 million.

       16) In 1990, Homestake entered into a long-term contract for the sale of its then remaining uranium inventories. Amounts due under this contract are secured. The purchaser has declared bankruptcy and has defaulted under the terms of the contract. Homestake expects the bankruptcy court to release the 1.3 million pounds of uranium to Homestake before the end of 1995. Management assumes receipt and sale of the uranium in 1995. Based on the current uranium market price of U.S.$12 per pound, the forecast for the six months ending 31 December 1995 includes estimated sales proceeds of U.S.$15.8 million and a pretax gain of U.S.$5.5 million which is included in other income.

       17)    SENSITIVITY ANALYSIS

              The following sensitivity analysis projects the estimated effects on results of operations and cash flows of changes in certain assumptions from those used in the preparation of the forecast. Except for the acquisition of HGAL Shares, the sensitivities should not be interpreted as establishing lower and upper limits of possible outcomes.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                               HOMESTAKE MINING COMPANY
                SUMMARY OF SIGNIFICANT FORECAST ASSUMPTIONS (CONTINUED)

                     (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                   CHANGES IN NET INCOME,
                                                          NET INCOME PER SHARE (EPS) AND CASH FLOW
                                        ----------------------------------------------------------------------------
                                         SIX MONTHS ENDING 31 DECEMBER 1995                 YEAR ENDING
                                                                                         31 DECEMBER 1996
                                        -------------------------------------  -------------------------------------
                                         NET INCOME       EPS      CASH FLOW    NET INCOME       EPS      CASH FLOW
                                        -------------  ---------  -----------  -------------  ---------  -----------
5% increase in gold price.............    $     7.9    $    0.06   $    10.5     $    21.0    $    0.15   $    22.0
5% decrease in gold price.............         (7.9)       (0.06)      (10.5)        (19.0)       (0.13)      (20.0)
A$ weakens against U.S.$ by 5% (a)....          1.0         0.01         3.5           3.0         0.02         0.2
A$ strengthens against U.S.$ by 5%
 (a)..................................         (0.3)      --            (3.5)         (3.0)       (0.02)        0.8
C$ weakens against U.S.$ by 5% (a)....          1.0         0.01         2.7           4.5         0.03         1.2
C$ strengthens against U.S.$ by 5%
 (a)..................................          0.6       --            (2.5)         (4.5)       (0.03)        2.5
Production costs decrease by 3%.......          3.4         0.02         4.6           8.5         0.06        10.0
Production costs increase by 3%.......         (3.4)       (0.02)       (4.6)         (8.5)       (0.06)      (10.0)
100% HGAL Shares acquired for cash....         (0.3)      --           (78.0)         (3.5)       (0.02)       (2.7)
100% HGAL Shares exchanged for
 Homestake Shares.....................          0.3       --            78.0           3.5         0.02         2.7

------------------------------
(a) The sensitivity analysis incorporates the effects of the foreign currency protection program

       18)    SIGNIFICANT CHANGES EXPECTED IN 1997

              While management has not prepared a financial forecast for the year ended 31 December 1997, management is not aware of any non-recurring items, such as those discussed in notes 15 and 16 above, which may have a significant effect on Homestake's results from operations.

               Homestake estimates that based on its current operations, excluding production from the late stage development/exploration projects discussed in note 13 above, its 1997 consolidated production will be approximately 1.7 million equivalent ounces of gold. McLaughlin mine production is expected to decline significantly with the shut down of mining operations and commencement of the processing of lower-grade stockpiles in mid-1996, and Nickel Plate mine will cease operation in 1996. Since both of these mines are higher cost operations, these reductions in production are not expected to have a significant impact on Homestake's results from operations.

               Cash taxes are expected to increase in 1997 as tax deductions for capital expenditures made in prior years are depleting.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL FORECAST

       To the Directors of Homestake Mining Company:

       We have  examined the  accompanying  forecasted condensed  statements  of consolidated operations and forecasted condensed statements of consolidated cash flows of Homestake Mining Company for the six months and year ending 31 December 1995, and 31 December 1996, respectively, appearing in this Clause 4.2 of the Part A statement of the Offer Document. Our examination was made in accordance with standards for an examination of a forecast established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary to evaluate both the assumptions used by management and the preparation and presentation of the forecast.

       In our opinion, the accompanying forecast is presented in conformity with guidelines for presentation of a forecast established by the American Institute of Certified Public Accountants and the underlying assumptions provide a reasonable basis for management's forecast. However, there will usually be differences between the forecasted and actual results, because events and circumstances frequently do not occur as expected; and those differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

                                                  Coopers & Lybrand L.L.P.
       San Francisco, California
       18 October 1995

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

4.3    INVESTIGATING ACCOUNTANT'S REPORT

       The Investigating Accountant's Report of Coopers & Lybrand (Securities) Limited with respect to certain financial information presented herein is set forth in Appendix A.

4.4    INTENTIONS ABOUT BUSINESS, ASSETS AND EMPLOYEES OF HGAL

       At the time HGAL became a listed company in 1987, it was Homestake's stated policy that HGAL would be Homestake's sole vehicle for gold exploration, development and mining in Australia. If Homestake does not acquire all of the HGAL Shares, Homestake intends to pursue future exploration, development and mining opportunities in Australia directly for its own account and not through HGAL. That will likely reduce opportunities that would otherwise become available to HGAL, although Homestake has not presently identified any such opportunities. If Homestake acquires 100% of the HGAL Shares, Homestake would expect to continue to use HGAL as one of the vehicles for the expansion of Homestake's business in Australia. Homestake presently intends that the existing interests in the Kalgoorlie mines and HGAL's existing exploration projects will continue in HGAL, whether or not Homestake acquires 100% of HGAL.

       Subject to the  matters set  out above, it  is the  present intention  of
       Homestake:

       (i) that the existing business of HGAL will continue to be conducted in its present form;

       (ii)    not to redeploy any of the fixed assets of HGAL; and

       (iii)   to continue the employment of HGAL's present employees.

4.5    EFFECT OF OFFER ON HGAL MARKETS AND LISTINGS

       The purchase of HGAL Shares by Homestake pursuant to the Offer will reduce the number of HGAL Shares that might otherwise trade publicly and will also reduce the number of HGAL shareholders. Depending on the number of HGAL Shares purchased, this could adversely affect the liquidity and market value of the remaining HGAL Shares held by the public.

       The rules of the ASX on which HGAL Shares are quoted impose certain criteria which, if not met, could lead to the suspension of quotation of the HGAL Shares or delisting of HGAL from such exchange. This includes HGAL maintaining a sufficient spread of shareholders acceptable to the ASX. If Homestake does not receive sufficient acceptances of the Offer to proceed to compulsory acquisition of the remaining HGAL Shares, depending upon the number of HGAL Shares purchased pursuant to the Offer, it is possible that HGAL could fail to meet the criteria for continued listing on the ASX. If this were to happen, the HGAL Shares could be suspended from quotation on the ASX and this would, in turn, adversely affect the market or result in a lack of an established market for the HGAL Shares.

       If Homestake becomes entitled to compulsorily acquire HGAL Shares, Homestake presently intends to exercise those rights and to delist HGAL from the ASX. If Homestake proceeds to compulsorily acquire all outstanding HGAL Shares, in the absence of an election by the dissenting offeree as permitted under the Corporations Law, a dissenting offeree will be treated as having elected the Share Offer.

       It is possible that Homestake will be unable to determine the current address of some HGAL shareholders. If this is the case, Homestake will apply to the ASC for a modification of the

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       Corporations Law, to exclude such persons when calculating whether 75% of offerees have disposed of their shares to Homestake or 75% of registered shareholders have ceased to be so registered within the relevant periods.

5.     INFORMATION ABOUT HOMESTAKE SHARES

5.1    GENERAL DESCRIPTION

       Homestake is authorised by its Restated Certificate of Incorporation (the "Homestake Certificate") to issue 250,000,000 Homestake Shares, and 10,000,000 preferred shares, each class having a par value of U.S.$1 per share. As at 27 September 1995, Homestake had 137,953,936 Homestake Shares on issue and no preferred shares on issue.

       The transfer agent and registrar for the Homestake Shares in the United States is The First National Bank of Boston. Ernst & Young Registry Services Pty Limited acts as branch transfer agent and registrar in Australia for the Homestake Shares.

       The preferred shares may be issued in one or more series in the discretion of the Board of Directors of Homestake, with such rights, preferences and privileges as to dividends, voting rights, conversion rights, liquidation preferences and redemption provisions as the Board of Directors may in its discretion establish at the time of creation of such series. Homestake's Board of Directors has authorised the issue of 2,500,000 Series A Participating Cumulative Preferred Shares in connection with Homestake's shareholder rights plan described below.

       The Homestake Shares are not redeemable and do not have conversion or pre-emptive rights.

5.2    FAIR PRICE PROVISION

       The Homestake Certificate contains a "Fair Price" provision which applies to mergers and certain other types of business combinations with "Related Persons." The Fair Price provision defines "Related Person" to include any person who, together with any associate, beneficially owns (or within the preceding five years owned) shares having 10% or more of the total votes able to be cast at a meeting of shareholders ("voting power") of Homestake. The Fair Price provision defines "Business Combination" to include mergers, reorganisations, sales of assets, issue of securities, mortgages, leases and a variety of transactions which involve the securities or assets of Homestake.

       The Fair Price provision requires that Business Combinations between Homestake and a Related Person (or other persons related to Related Persons) meet certain criteria (explained below). If none of the criteria are met, such transactions must be approved by

       (i) holders of not less than 50% of the voting power of Homestake entitled to vote on the matter; and

       (ii) holders of not less than 50% of the voting power other than the Related Person and its affiliates and associates.

       The special voting requirements are avoided if:

       (a) the Business Combination is approved by the Board of Directors of Homestake before the Related Person has acquired any shares of Homestake;

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (b) the Board of Directors of Homestake unanimously approves the acquisition of shares by the Related Person before the person acquires the shares and the Business Combination is then considered by the Board of Directors after the Related Person acquires stock in an approved transaction;

       (c) the Business Combination involves solely Homestake and one of its subsidiaries and all shareholders are treated equally; or

       (d)     all of the following conditions are satisfied:

               (A) the per share consideration to be received by holders of Homestake Shares in the Business Combination (other than the Related Person) is not less than the higher of (1) the highest per share price paid by such Related Person in acquiring any of the Homestake Shares or (2) a percentage premium over the market price of the Homestake Shares immediately prior to the announcement of such Business Combination which is at least as high as the percentage premium paid by the Related Person over the market price of the Homestake Shares immediately prior to the commencement of the acquisition of the Homestake Shares by such Related Person, but in no event in excess of two times the highest per share price determined under (2) above;

               (B) after becoming a Related Person and prior to completing the Business Combination, (1) such Related Person must not have acquired any newly issued shares from Homestake (except upon conversion of the convertible securities acquired prior to becoming a Related Person or upon compliance with the Fair Price provision or as a result of a pro rata stock dividend or stock split) and (2) such Related Person must not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Homestake, or made any changes in Homestake's business or equity capital structure; and

               (C) a proxy statement meeting the requirements of the United States federal securities laws must be used for the purpose of soliciting shareholder approval of such Business Combination. The proxy statement must also contain (1) any recommendation as to the advisability of the Business Combination which any continuing or independent or "outside" directors may choose to state, and (2) the opinion of a reputable national investment banking firm in the United States as to the fairness of the terms of such Business Combination from the point of view of the remaining public shareholders of Homestake. The investment banking firm must be engaged solely on behalf of the public shareholders and must be selected by a majority of any continuing directors and outside directors.

       The Fair Price provision further provides that if there is a Related Person, the Fair Price provision cannot be amended or repealed unless such a change is approved by at least 80% of the total voting power and also by holders of a majority of the total voting power who are independent of the Related Person.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

5.3    SHAREHOLDER RIGHTS PLAN

       Pursuant to a Rights Agreement dated 16 October 1987, each Homestake Share issued pursuant to the Offer will be accompanied by a right to purchase 0.01 of a Series A Participating Cumulative Preferred Share ("Preferred Shares") at a price of U.S.$75 (the "Purchase Price").

       The rights are not exercisable until the "Distribution Date" and will expire on 2 November 1997 (the "Expiration Date") unless they are earlier redeemed by Homestake. The Distribution Date is defined to be the earlier of:

       (i) the 10th day after the first public disclosure that a person or group, together with its associates acquired or obtained the right to acquire beneficial ownership of 20% or more of the issued and outstanding Homestake Shares (the "Acquisition Date"); and

       (ii)    the   10th  day  after  the  commencement  of,  or  first  public disclosure of an intent to commence, a tender or exchange offer for 20% or more of the issued Homestake Shares.

       If Homestake is acquired in any merger or other business combination of 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred to a publicly traded corporation (an "Acquiring Person") each right will entitle its holder to purchase for the Purchase Price that number of common shares of the Acquiring Person which at the time of the transaction would have a market value of twice the Purchase Price. If the Acquiring Person in these circumstances is not a publicly traded corporation, each right will entitle its holder to purchase for the Purchase Price, at such holder's option:

       (i) that number of shares of the Acquiring Person which at the time of the transaction would have a book value of twice the Purchase Price; or

       (ii) if the Acquiring Person has any associate which has publicly traded common shares, that number of shares of such associate which at the time of the transaction would have a market value of twice the Purchase Price.

       If an Acquiring Person:

       (i) acquires beneficial ownership of 30% or more of the issued Homestake Shares, unless such Homestake Shares are acquired pursuant to an all cash tender offer for all issued Homestake Shares and all other classes or series of issued shares of Homestake; or

       (ii) engages in one or more "self dealing" transactions with Homestake as set forth in the agreement creating the rights plan (the "Triggering Event"),

       the rights will entitle each holder to purchase, for the Purchase Price, Preferred Shares in Homestake equivalent to the number of Homestake Shares which at the time of the transaction would have a market value of twice the Purchase Price.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       If Homestake merges with an Acquiring Person, Homestake is the surviving corporation, and all the Homestake Shares issued and outstanding immediately prior to the merger remain outstanding and unchanged (an "Affiliate Merger"), each right will entitle its holder to purchase, for the Purchase Price, that number of Homestake Shares which at the time of the transaction would have a market value of twice the Purchase Price.

       Any rights that are or were, at any time on or after the earlier of the Distribution Date or the Acquisition Date, beneficially owned by an Acquiring Person will become null and void in the event of an Affiliate Merger or a Triggering Event and any holder of any such right will be unable to exercise any such right after an Affiliate Merger or Triggering Event has occurred.

       The Board of Directors of Homestake may redeem the rights at any time prior to the earliest of the 10th day following the Acquisition Date, the occurrence of a Triggering Event or the Expiration Date for cash or securities equivalent to U.S.$0.01 per right.

       Until a right is exercised, the holder will have no rights as a shareholder of Homestake with respect to the right.

       All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which shareholders might otherwise receive a premium for their shares over current market price, and could therefore have a negative impact on the price of the Homestake Shares.

       The Fair Price provision and the shareholder rights plan described above do not apply to the Offer.

5.4    COMPARISON OF SHAREHOLDERS' RIGHTS

       HGAL shareholders who accept the Share Offer will become shareholders of a Delaware corporation and will have rights and privileges as set out in the Delaware General Corporation Law ("Delaware Law"), and the Homestake Certificate and by-laws. While the rights and privileges of shareholders of a Delaware corporation are, in some instances, comparable to those of shareholders of an Australian corporation, there are some material differences, which are summarised below.

       VOTE REQUIRED FOR ORDINARY TRANSACTIONS; QUORUM

       Under Delaware Law and Homestake's constituent documents, matters requiring shareholder approval (other than as described in this Clause 5.4) must be approved by the vote of holders of a majority of the outstanding shares in person or by proxy at the meeting and entitled to vote.

       With respect to election of directors, the nominees receiving the highest number of votes are elected. Directors of Homestake are appointed for a term of 3 years, with approximately one-third of the directors elected each year.

       A majority of the shares of voting stock outstanding on the record date, present in person or by proxy, constitutes a quorum for the transaction of business at a meeting of shareholders.

       Under Australian law, matters which are decided by a general meeting of shareholders generally require the approval of the shareholders by ordinary resolution, which is a resolution passed by the majority of shares present in person or by proxy. Some matters (such as amendments to the articles

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       of association) require approval by special resolution, which is a resolution passed by at least 75% of the shares present in person or by proxy, where at least 21 days notice of the resolution has been given.

       Three shareholders present in person or by proxy constitutes a quorum for a meeting, under HGAL's articles of association.

       VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

       Under Australian law, a merger or consolidation of HGAL with another company would require:

       (a) a takeover scheme or takeover announcement under Chapter 6 of the Corporations Law; or

       (b)     a scheme of arrangement.

       Neither a takeover scheme nor a takeover announcement requires shareholder approval. However, a scheme of arrangement requires approval by majorities of 50% in number and 75% in value of all shareholders and each class of shareholders, together with court approval.

       A merger or consolidation involving Homestake will be governed by Delaware Law. Under Delaware Law, a merger or consolidation requires the approval of holders of a majority of the outstanding shares of each constituent corporation except as described below. Unless specifically required in the surviving corporation's certificate of incorporation, approval of shareholders of the surviving corporation is not required where the merger requires the issue of common shares not exceeding 20% of such corporation's outstanding shares immediately prior to the merger and the merger agreement does not amend in any respect the surviving corporation's certificate of incorporation. (The Homestake Certificate does not require shareholder approval in these circumstances.) Where the corporation surviving the merger is a 90% parent of the other corporation, shareholder approval is not required by either corporation.

       A dissolution and a sale of substantially all of a corporation's assets requires shareholder approval under Delaware Law and under Australian law (if the company is listed on the ASX). The ASX Listing Rules require approval by ordinary resolution.

       As noted above, the Homestake Certificate contains a "Fair Price" provision which applies to mergers, reorganisations, sales of assets and a variety of other transactions. The shareholders rights plan described above also may affect such transactions.

       TRANSACTIONS INVOLVING SHAREHOLDERS, OFFICERS OR DIRECTORS

       In the case of HGAL, the ASX Listing Rules require shareholder approval by ordinary resolution before a listed company may purchase, gain, obtain or otherwise acquire or give, sell or otherwise dispose of (whether by means of an agreement transaction, subscription for securities or otherwise) any assets or securities in excess of 5% of shareholders' funds to:

       (i) any director, officer or associate (at the relevant time or within the previous 6 months);

       (ii) a shareholder with an entitlement to 5% or more of the company's voting shares (at the relevant time or within the previous 6 months);

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (iii) a person who is an associate of the company or its related corporations; or

       (iv) a person whose association with any of the foregoing is such that the ASX decides the proposed acquisition should be referred to shareholders.

       Delaware Law has no equivalent provisions.

       The Corporations Law also prohibits a public company or an entity controlled by it from giving any type of financial benefit to a "related party" (including parent companies, controlling entities, directors and their families, and entities which they control) unless the financial benefit:

       (i)     constitutes reasonable remuneration to an officer;

       (ii)    is a loan of less than A$2,000;

       (iii)   is given between wholly owned entities;

       (iv)    is given on arm's length terms or pursuant to a court order;

       (v)     constitutes  a benefit given to shareholders in their capacity as
               shareholders  and   does   not  discriminate   unfairly   between
               shareholders (e.g. a dividend); or

       (vi)    is approved by a general meeting of shareholders.

       Delaware Law has no equivalent provisions. However, the NYSE Listing Rules require shareholder approval for certain transactions in which directors or officers, or their affiliates, have an interest.

       In the case of Homestake, with certain exceptions described below, Delaware Law prohibits a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder". An "interested stockholder" is one who, directly or indirectly, controls 15% or more of the issued voting shares. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

       (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares;

       (ii) the interested stockholder acquired at least 85% of the issued and outstanding voting shares of the corporation in the transaction in which the stockholder became an interested stockholder excluding, in determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

       (iii) the business combination is approved by a majority of the board of directors and affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       As noted above, the Homestake Certificate contains a "Fair Price" provision which will apply to business combinations between Homestake and "Related Persons". Homestake's Shareholder Rights Plan will apply also to certain business combinations.

       Delaware Law provides that a contract or transaction ("transaction") between a Delaware corporation and one or more of its directors or officers (an "interested person"), or an entity controlled by such person, is not void or voidable if the interested person is present or participates in a board meeting approving the transaction if:

       (i) the material facts of the transaction are disclosed to the board and approved by a majority of the disinterested directors;

       (ii) the material facts of the transaction are disclosed to, and approved in good faith by, the shareholders; or

       (iii)   the transaction is fair as to the corporation.

       Failure to obtain approval as set out in (i) or (ii) above means, in essence, that if the transaction is challenged, the interested person has the burden of proving that the transaction was fair as to the corporation.

       DISSENTERS' APPRAISAL RIGHTS

       Delaware Law generally entitles a shareholder voting against a merger or consolidation to exercise dissenters' appraisal rights upon a merger or consolidation of the corporation if the shareholder complies with certain procedural requirements. Exercise of appraisal rights requires the acquisition by the surviving corporation of the dissenter's shares at a fair market value, generally determined by a court.

       Unless specified  in  the  corporation's  certificate  of  incorporation,
       Delaware   Law  does   not  provide  dissenters'   appraisal  rights  for
       shareholders of a corporation that engages in:

       (i)     a sale of substantially all assets;

       (ii)    an amendment to its certificate of incorporation; or

       (iii) a merger or consolidation where the consideration received consists solely of shares of the surviving or resulting corporation, or shares of any other corporation listed on a national securities exchange in the United States or held by more than 2,000 shareholders (and cash in lieu of fractional shares) and either:

               (A) the corporation before the merger or consolidation was listed on a national securities exchange or its shares were held by more than 2,000 shareholders; or

               (B) the corporation survived the merger or consolidation and the approval of its shareholders was not required because the merger or consolidation agreement did not amend the surviving corporation's certificate of incorporation and did not provide for the issue of common shares of the survivor in excess of 20% of such survivor's shares issued and outstanding immediately prior to the merger or consolidation.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       Because  the  Homestake  Shares  are   listed  on  the  NYSE,   Homestake
       shareholders would not have dissenters' appraisal rights in the event that Homestake is a constituent corporation to a merger or consolidation which otherwise would give rise to dissenters' appraisal rights under Delaware Law and the consideration meets the requirement of (iii) above.

       OPPRESSION REMEDY

       Under the Corporations Law, a shareholder or the ASC (following an investigation) may apply to the court if that person or the ASC, following an investigation, believes:

       (i) the affairs of the company are being conducted in a manner which is oppressive or unfairly prejudicial to, or unfairly discriminatory against, a shareholder or shareholders, or in a manner that is contrary to the interests of the members as a whole; or

       (ii) that an actual or proposed act or omission by or on behalf of the company or an actual or proposed resolution of a class of shareholders was or would be oppressive or unfairly prejudicial to, or unfairly discriminatory against, a shareholder or shareholders, or was or would be contrary to the interests of the shareholders as a whole.

       The court has power to make such order or orders as it sees fit to deal with any oppressive or unfairly prejudicial matter. These orders include orders for:

       (i)     winding up of the company;

       (ii) regulation of the company's affairs or appointment of a receiver or receiver and manager; or

       (iii)   purchase of shares by another shareholder or by the company.

       The Corporations Law and the general law also provide a range of legal and equitable remedies for breach of duty by directors of a company.

       Delaware Law does not provide a statutory remedy like the Corporations Law oppression remedy. However, Delaware Law provides a variety of legal and equitable remedies to a corporation's shareholders for improper acts or omissions of its officers and directors. Under Delaware Law, only shareholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the shareholder must overcome the "business judgment rule" which, simply stated, means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed (subject to rebuttal) by the courts to have been made in good faith and in the best interests of the corporation.

       LIMITATION OF DIRECTOR LIABILITY

       The Corporations Law provides that a company or related body corporate must not indemnify a person who is or has been an officer (including a director) or auditor against a liability incurred in that capacity, or exempt such a person from such a liability. However, a person may be indemnified:

       (i) against a liability (other than to the company) unless the liability arises out of conduct involving a lack of good faith; or

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (ii) against a liability for costs and expenses incurred in defending civil or criminal proceedings where judgment is given in favour of the person, the person is acquitted or the court grants relief to the person under the Corporations Law.

       The Homestake Certificate contains a provision, permitted by Delaware Law, limiting the personal monetary liability of directors for breach of fiduciary duties as a director. Delaware Law provides that such a provision does not eliminate or limit liability:

       (i) for any breach of the director's duty of loyalty to Homestake or its shareholders;

       (ii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Delaware Law;

       (iii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

       (iv) for any transaction from which the director derived an improper personal benefit.

       Delaware Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits, or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under Homestake's by-laws, Homestake must indemnify directors and officers to the fullest extent permitted by law.

       Delaware Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities. Homestake has purchased such insurance. Delaware Law further provides that the statutory provision is not exclusive of any right which may exist under any by-law, agreement, vote of shareholders or independent directors, or otherwise.

       DISTRIBUTIONS AND DIVIDENDS

       Under the Corporations Law, a corporation may only pay dividends out of profits, as determined under Australian law, or, in certain instances, out of the share premium account. The HGAL articles of association add that declaration of dividends is a matter for the discretion of the directors, where profits are available for distribution.

       Under Delaware Law, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined in the Delaware Law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value), as such capital may be adjusted by the corporation's board of directors.

       The constituent documents of Homestake allow Homestake's Board of Directors to set the dividend structure, if any, of any shares of preferred stock. Under those documents, no dividends are to be paid to holders of Homestake Shares until all accrued and unpaid dividends are paid to the holders of preferred stock of Homestake. No shares of preferred stock of Homestake have been issued. Consequently, there are currently no limitations on the payment of dividends to the holders of Homestake Shares, except as otherwise imposed by Delaware Law, and except that Homestake's bank credit agreement prohibits payment of dividends if consolidated net worth is less than U.S.$500 million. At 30 June 1995, Homestake's consolidated net worth was U.S.$587.4 million.

5.5    MAJOR SHAREHOLDERS OF HOMESTAKE

       The names and registered shareholdings of the twenty largest shareholders in Homestake as at 10 October 1995 are set out in the table below:

                                                                                           PERCENTAGE OF
SHAREHOLDER                                                                 SHARES HELD   ISSUED CAPITAL
-------------------------------------------------------------------------  -------------  ---------------
Cede & Co................................................................    112,989,398         81.90%
Case, Pomeroy & Company, Inc.............................................      6,001,776          4.35
SNOC Swiss Nominee Company ..............................................      3,238,876          2.35
Kray & Co................................................................      2,861,428          2.07
Philadep & Co............................................................        486,859          0.35
Damon Wells Jr...........................................................        258,000          0.18
E Cooke Inc..............................................................        123,408          0.09
Credit Suisse............................................................        115,202          0.08
Joseph B Heitman.........................................................        113,000          0.08
The Witt-Touchion Company................................................         80,000          0.06
J Streicher & Co.........................................................         63,000          0.05
Peter Steen..............................................................         62,295          0.05
George A Forman Jr.......................................................         59,200          0.04
Mildred S Veneziano......................................................         58,000          0.04
Mansell & Co.............................................................         56,059          0.04
Andromeda Investments Ltd................................................         44,667          0.03
G Green Holdings Ltd.....................................................         44,667          0.03
Goldbar Development Ltd..................................................         44,666          0.03
Harry M Conger...........................................................         42,283          0.03
Edmund A Cyrol Trust.....................................................         40,000          0.03
Guy R Odom...............................................................         40,000          0.03

       In general, a majority of the shares of United States publicly-traded corporations are registered in nominee names. For example, Cede & Co. is the nominee for many brokers, financial institutions and nominees. To Homestake's knowledge, Case, Pomeroy & Company, Inc. is the only registered holder of more than 1% of the Homestake Shares that is not a nominee.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

5.6    RESALE OF HOMESTAKE SHARES

       The Homestake Certificate permits Homestake Shares to be freely transferred following allotment. Once allotted, Homestake Shares offered under the Share Offer will be automatically listed on and available for sale through the NYSE and the Swiss Stock Exchange. Homestake will apply for official quotation of the Homestake Shares allotted under the Share Offer on the ASX but quotation is not guaranteed or automatic. Once listed, Homestake Shares may also be sold on the ASX.

       Homestake Shares are also traded in the over-the-counter markets in Frankfurt, Germany and Paris, France. Options on Homestake Shares are also traded on the NYSE and the Chicago Board of Options Exchange.

5.7    HOMESTAKE ENTITLEMENT IN HGAL SECURITIES

       At the date of this Part A statement, Homestake is entitled (within the meaning of the Corporations Law) to a total of 482,696,662 shares in HGAL, comprised of:

       - 482,538,026 shares registered in the name of Homestake Mining Company of California, a subsidiary of Homestake; and

       - 160,636 shares held by Douglas W. Fuerstenau, Bryan Kelman, Stuart T. Peeler and Berne A. Schepman.

       Homestake is not entitled (within the meaning of the Corporations Law) to any other marketable securities of HGAL other than a deemed entitlement to the following options:

       - 50,000 options held by Richard A Tastula, the managing director of HGAL, to subscribe for HGAL Shares on a one-for-one basis at $0.70 per share, with $0.01 payable on exercise and $0.69 payable within 5 years of exercise, expiring 24 June 1996:

       - 150,000 options to subscribe for HGAL Shares on a one-for-one basis at $1.64 per share, with $0.01 payable on exercise of the option and $1.63 payable within 5 years of exercise, expiring 6 May 1999, 100,000 of which are held by Richard A. Tastula, the managing director of HGAL and 50,000 of which are held by Ross P. Glossop, the finance director of HGAL.

5.8    RECENT TRANSACTIONS

       (A) TRANSACTIONS IN HGAL BY HOMESTAKE OR ITS ASSOCIATES DURING PREVIOUS FOUR MONTHS

       In the four months ending on the day immediately before the day on which this Part A statement was lodged for registration with the ASC, there have been no acquisitions or disposals of shares in HGAL by Homestake or any of its associates.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (B)     TRANSACTIONS IN  HOMESTAKE  BY ASSOCIATES  DURING  PREVIOUS  FOUR
               MONTHS

       In the four months ending on the day immediately before the date on which this Part A statement was lodged with the ASC, there have been no acquisitions or dispositions of Homestake Shares by Homestake or any associate of Homestake, other than the following transactions:

                                                                   NUMBER        NUMBER        PRICE PER
PERSON                                              DATE          ACQUIRED     DISPOSED OF       SHARE
---------------------------------------------  ---------------  ------------  -------------  -------------
Harry M Conger(1)                              15 June               42.9                    U.S.$17.500
                                               30 June               45.4                    U.S.$16.500
                                               14 July               43.8                    U.S.$17.125
                                               31 July               45.8                    U.S.$16.375
                                               15 August             44.1                    U.S.$17.000
                                               31 August             45.5                    U.S.$16.500
                                               15 September          42.6                    U.S.$17.625
                                               29 September          44.1                    U.S.$17.000

Wayne Kirk(1)                                  15 June               42.9                    U.S.$17.500
                                               30 June               45.4                    U.S.$16.500
                                               14 July               43.8                    U.S.$17.125
                                               31 July               45.8                    U.S.$16.375
                                               15 August             44.1                    U.S.$17.000
                                               31 August             45.5                    U.S.$16.500
                                               15 September          42.6                    U.S.$17.625
                                               29 September          44.1                    U.S.$17.000

Gillyeard J Leathley                           11 July              1,625(2)                 U.S.$12.175
                                               11 July                              1,625    U.S.$17.250

------------------------
          (1) These shares were acquired for the accounts of the named persons by Wells Fargo Bank, N.A., the trustee of the Homestake Savings Plan, an employee benefit plan in which all Homestake salaried employees in the United States with at least six months service are eligible to participate. Shares are purchased monthly by the trustee with proceeds automatically deducted from employee compensation and contributed on a monthly basis to the Savings Plan by employees who elect to have their contributions into the Plan invested in Homestake Shares, and with matching contributions by Homestake. The timing of purchases is determined by the trustee.

          (2) Purchased on exercise of employee stock option granted on 2 March 1993.

       (C)     HOMESTAKE SHARES SOLD IN THE PAST 3 MONTHS

       The latest available recorded sale price of Homestake Shares on the NYSE on the date on which this Part A statement was lodged for registration was U.S.$17.125.

       During the 3 months ending on the day immediately before the date on which this Part A statement was lodged for registration:

       - the highest recorded sale price of Homestake Shares on the NYSE was U.S.$18.125 on 11 July 1995; and

       - the lowest recorded sale price of Homestake Shares on the NYSE was U.S.$16.125 on 5 September 1995.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       The last recorded sale price of Homestake Shares on the NYSE on 11 August 1995 (the last trading day before the public announcement of the Offers) was U.S.$16.625.

       Homestake Shares were first quoted on the ASX on 27 September, 1995. As at the date this Part A statement was lodged for registration, no sale of Homestake Shares had taken place on the ASX.

5.9    ALTERATIONS TO CAPITAL STRUCTURE DURING PREVIOUS FIVE YEARS

       (A)     HOMESTAKE

       During the five years ending on the day immediately before the day on which this Part A statement was lodged with the ASC, the following changes in the capital structure of Homestake have occurred.

DATE                                                       PARTICULARS
------------------------  -----------------------------------------------------------------------------
1990
  1 Jan. - 31 Dec.        Homestake allotted a total of 106,606 shares to the Homestake Savings Plan as matching contributions to employee contribution, discharging a total contribution obligation of U.S.$2,041,708.
  1 Jan. - 31 Dec.        Homestake allotted a total of 514,485 shares to employees exercising employee stock options for a total consideration of U.S.$6,385,231 and 25,574
                          Homestake Shares, which shares were retired.
  28 Feb.                 Homestake allotted a total of 18,578 shares to CMP 1989-II Resource
                          Partnership and Company, Limited for a total consideration of C$593,641.
  20 Nov.                 Homestake allotted a total of 197,312 shares to CMP 1990 Resource Partnership and Company, Limited for a total consideration of C$5,934,812.
  28 Dec.                 Homestake allotted a total of 80,458 shares to CMP 1990 Resource Partnership and Company, Limited for a total consideration of C$2,620,026.
1991
  1 Jan. - 31 Dec.        Homestake allotted a total of 89,623 shares to the Homestake Savings Plan as matching contributions to employee contribution, discharging a total contribution obligation of U.S.$1,427,705.
  1 Jan. - 31 Dec.        Homestake allotted a total of 221,746 shares to employees exercising employee stock options for a total consideration of U.S.$2,672,155.
  21 Feb.                 Homestake allotted a total of 35,077 shares to CMP 1990 Resource Partnership and Company, Limited for a total consideration of C$1,142,253.
1992
  1 Jan. - 31 Dec.        Homestake allotted a total of 45,304 shares to the Homestake Savings Plan as matching contributions to employee contribution, discharging a total contribution obligation of U.S.$605,595.
  1 Jan. - 31 Dec.        Homestake allotted a total of 23,404 shares to employees exercising employee stock options for a total consideration of U.S.$37,410 and 7,154 Homestake
                          Shares, which shares were retired.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

  22 July 1992            Homestake allotted a total of 37,236,929 shares to acquire all of the outstanding Common, Class A and Class C shares of International Corona
                          Corporation, having a value of U.S.$535,280,765.
1993
  1 Jan. - 31 Dec.        Homestake allotted a total of 35,748 shares to the Homestake Savings Plan as matching contributions to employee contribution, discharging a total contribution obligation of U.S.$527,701.
  1 Jan. - 31 Dec.        Homestake allotted a total of 685,847 shares to employees exercising employee stock options for a total consideration of U.S.$10,609,802.
1994
  1 Jan. - 31 Dec.        Homestake allotted a total of 290,346 shares to employees exercising employee stock options for a total consideration of U.S.$4,990,413.
1995
  1 Jan. - October        Homestake allotted a total of 169,325 shares to employees exercising employee stock options for a total consideration of U.S.$2,156,388.

       (B)     SUBSIDIARIES OF HOMESTAKE

       In the five years ending on the day immediately before the day on which this Part A statement was lodged for registration with the ASC, the following changes have occurred in the capital structure of subsidiaries of Homestake other than capital changes resulting from the incorporation or liquidation of subsidiaries.

DATE                                                       PARTICULARS
------------------------  -----------------------------------------------------------------------------
 Homestake Mining Company of California (California)
1990
  26 Jan.                 Homestake Mining Company of California allotted 600 shares to Homestake
                          Mining Company for a total consideration of U.S.$6,000,000.
  28 Feb.                 Homestake Mining Company of California allotted 61 shares to Homestake Mining
                          Company for a total consideration of U.S.$610,000.
1992
  15 July                 Homestake Mining Company of California allotted 277 shares to Homestake
                          Mining Company for a total consideration of U.S.$2,770,000.
  22 July                 Homestake Mining Company of California allotted 622 shares to Homestake
                          Mining Company in consideration of the purchase of all of the outstanding
                          Common, Series A Preference and Series C Preference shares of Homestake
                          Canada Inc., all of which were owned by Homestake Mining Company.
  Homestake Canada Inc. (Ontario), formerly named International Corona Corporation, became a subsidiary on 22 July 1992.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

1992
  31 Dec.                 Homestake Canada Inc. allotted 4,734,222 Common Shares to Homestake Mining
                          Company of California in consideration for the conversion of all of the outstanding Series A Preference and Series C Preference shares of Homestake
                          Canada Inc., all of which were owned by Homestake Mining Company of
                          California.
  31 Dec.                 Homestake Canada Inc. allotted one Common Share to Homestake Mining Company of California in consideration for the acquisition of all of the outstanding shares of Homestake Canada, Ltd., all of which were owned by Homestake Mining
                          Company of California.
1993
  5 Feb.                  Homestake Canada Inc. allotted 5,057 shares of Third Preference Shares,
                          Series 1 to Homestake Mining Company of California for C$5,057,000.
  22 Feb.                 Homestake Canada Inc. allotted 6,943 shares of Third Preference Shares,
                          Series 1 to Homestake Mining Company of California for C$6,943,000.
  24 June                 Homestake Canada Inc. allotted 93,500 shares of Third Preference Shares,
                          Series 1 to Homestake Mining Company of California for C$93,500,000.
  23 July                 Homestake Canada Inc. redeemed 419,475 shares of its Second Preference
                          Shares, Series 1 by paying to the holders of such shares a total of C$70 per share plus accrued dividends of C$0.35 per share, for a total of
                          C$29,510,066.
1994
  4 Nov.                  Homestake Canada Inc. allotted 3,250,000 Common Shares to Homestake Mining
                          Company of California in consideration for all of the outstanding shares of
                          Homestake Mineral Development Company Ltd., all of which were owned by
                          Homestake Mining Company of California.
  Prime Resources Group, Inc. (British Columbia) became a subsidiary on 22 July 1992.
1993
  14 Dec.                 Prime Resources Group Inc. allotted 25,624,059 Common Shares in exchange for all of the outstanding Common Shares of Stikine Resources Ltd.
  17 Nov.                 Prime Resources Group Inc. allotted 25,000 Common Shares to Barclays Bank on exercise by that bank of a warrant for a total consideration of C$84,000.
1994
  31 Jan.                 Prime Resources Group Inc. cancelled 11,620,940 of its own shares which it held as treasury stock.
  17 Feb.                 Prime Resources Group Inc. allotted 44,444 Common Shares to one of its directors on exercise by that director of an outstanding stock option, for a total consideration of C$287,000.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

  7 June                  Prime Resources Group Inc. allotted 5,000,000 Common Shares for C$44,173,000 in a public offering.
  Homestake Gold of Australia Limited (South Australia)
1990
  1 Jan. - 31 Dec.        HGAL allotted a total of 15,000 fully paid shares to employees exercising employee stock options and 25,000 fully paid shares (25,000 shares paid to one cent were paid up to 20 cents) for a total consideration of A$39,750.
1991
  Jan. - Mar.             HGAL allotted 90,919,600 fully paid shares to shareholders on a rights offering for a total consideration of A$81,827,640.
1992
  1 Jan. - 31 Dec.        HGAL allotted a total of 50,000 fully paid shares to employees exercising employee stock options for a total consideration of A$35,000.
1993
  1 Jan. - 31 Dec.        HGAL allotted a total of 743,000 fully paid shares to employees exercising stock options and also allotted 97,000 shares paid up to one cent to employees exercising stock options for a total consideration of A$640,070.
1994
  1 Jan. - 31 Dec.        HGAL allotted a total of 10,000 fully paid shares to employees exercising employee stock options and 65,000 fully paid shares (65,000 shares paid to one cent were paid up to 20 cents) for a total consideration of A$66,050.
  Homestake Mineral Development Company Limited (British Columbia), formerly named Homestake Mineral
  Development Company.
1990
  5 Feb.                  Homestake Mineral Development Company allotted 47 shares to Homestake Mining
                          Company of California for a total consideration of C$470,000.
  9 Nov.                  Homestake Mineral Development Company allotted 169 shares to Homestake Mining
                          Company of California for a total consideration of C$1,690,000.
  20 Nov.                 Homestake Mineral Development Company allotted 300 shares to Homestake Mining
                          Company of California for a total consideration of C$3,000,000.
  24 Dec.                 Homestake Mineral Development Company allotted 190 shares to Homestake Mining
                          Company of California for a total consideration of C$1,900,000.
1991
  25 Feb.                 Homestake Mineral Development Company allotted 43 shares to Homestake Mining
                          Company of California for a total consideration of C$430,000.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

1994
  24 Oct.                 Homestake Mineral Development Company allotted 950 shares to Homestake Mining
                          Company of California in consideration of the repurchase of U.S.$10,808,000 of Homestake Mineral Development Company indebtedness held by Homestake
                          Mining Company of California.
  31 Oct.                 In connection with its change of domicile from Wyoming to British Columbia on
                          October 31, 1994, Homestake Mineral Development Company changed its name to
                          Homestake Mineral Development Company Limited and its 2,227 outstanding shares, U.S.$1.00 par value, were converted into 3,012.0175 shares, C$1.00 par value.
  2241633 Canada Ltd. (Canada), formerly named Homestake Canada Limited.
1990
  20 Mar.                 Homestake Canada Limited allotted 14 shares to Homestake Mining Company of
                          California for a total consideration of C$140,000.
  16 Nov.                 Homestake Canada Limited allotted 27 shares to Homestake Mining Company of
                          California for a total consideration of C$270,000.
  30 Nov.                 Homestake Canada Limited allotted 70 shares to Homestake Mining Company of
                          California for a total consideration of C$700,000.
  24 Dec.                 Homestake Canada Limited allotted 76 shares to Homestake Mining Company of
                          California for a total consideration of C$760,000.
  31 Dec.                 Homestake Canada Limited allotted 73 shares to Homestake Mining Company of
                          California for a total consideration of C$730,000.
1993
  31 May                  2241633 Canada Ltd. was wound up into Homestake Canada Inc. and all outstanding shares were cancelled.

5.10   TRADING HISTORY

       Homestake Shares trade principally on the NYSE.

       The following table sets out the high and low sales prices of the Homestake Shares for the periods indicated, as reported by the NYSE.

                                                         HIGH    LOW
                                                        ------  ------
                                                           (U.S.$)
      1990
        First Quarter                                   23.625  17.125
        Second Quarter                                  20.250  15.750
        Third Quarter                                   23.500  16.750
        Fourth Quarter                                  21.500  15.250
      1991
        First Quarter                                   19.625  14.625
        Second Quarter                                  17.000  13.875
        Third Quarter                                   18.375  14.250
        Fourth Quarter                                  17.375  14.000

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

                                                         HIGH    LOW
                                                        ------  ------
                                                           (U.S.$)
      1992
        First Quarter                                   16.625  12.500
        Second Quarter                                  13.875  10.875
        Third Quarter                                   14.750  12.125
        Fourth Quarter                                  14.000  10.000
      1993
        First Quarter                                   14.625   9.625
        Second Quarter                                  19.625  13.375
        Third Quarter                                   21.625  15.250
        Fourth Quarter                                  22.875  16.250
      1994
        First Quarter                                   24.875  18.875
        Second Quarter                                  22.625  17.375
        Third Quarter                                   22.000  17.500
        Fourth Quarter                                  21.500  16.125
      1995
        First Quarter                                   19.125  14.750
        Second Quarter                                  19.125  15.625
        Third Quarter                                   18.125  16.125
        1 October -- 11 October                         17.500  16.750

6.     LEGAL MATTERS

6.1    PRE-EMPTION CLAUSES IN HGAL'S CONSTITUTION

       The constitution of HGAL, namely its restated articles of incorporation and articles of association, contains no restriction on the right to transfer shares to which the Offers relate that has the effect of requiring the holders of those shares, before transferring them, to offer them for purchase to members of HGAL or to any other person.

6.2    HOW CONSIDERATION TO BE PROVIDED

       The consideration to be provided under the Share Offer will be provided by Homestake allotting Homestake Shares to HGAL shareholders who accept the Share Offer. No shareholder approval or other third-party consents are required for Homestake to make the Offer and allot Homestake Shares thereunder.

       The maximum amount payable under the Cash Offer will be approximately A$208,250,000 if all the partly paid shares in HGAL become fully paid and Homestake receives acceptances for the resulting HGAL shares, all the HGAL Employee Options are converted into HGAL Shares and all HGAL shareholders accept the Cash Offer.

       Homestake Mining Company of California, a wholly owned subsidiary of Homestake ("Homestake California") has agreed to provide the consideration required  under the  Cash Offer  by loan  or dividend  (the
       "Funding Agreement"). There are no conditions precedent to Homestake California's obligations under the Funding Agreement.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       The amount which Homestake California is required to pay under the Funding Agreement will be funded:

       (a)     as to amounts up to U.S.$125,000,000, from the disposal of highly
               liquid    short-term   investments   including   securities   and
               certificates of deposit; and

       (b) as to any amounts in excess of U.S.$125,000,000, from Homestake's syndicated credit facility managed by the Bank of Nova Scotia and the Canadian Imperial Bank of Commerce. This facility allows Homestake California to make drawings without the need to satisfy any conditions precedent, other than notice and certification of compliance with all covenants set forth in the facility. Homestake is, and intends to continue to be, in compliance with all such covenants.

6.3    NO PROPOSED BENEFITS TO OFFICERS OF HGAL, ET CETERA.

       In connection with the Offers:

       (i) no prescribed benefit (as defined in the Corporations Law), other than an excluded benefit (as defined in the Corporations Law), will or may be given to a person in connection with the retirement of a person from a prescribed office (as defined in the Corporations Law) in relation to HGAL; and

       (ii) no prescribed benefit will or may be given to a prescribed person (as defined in the Corporations Law) in relation to HGAL in connection with the transfer of the whole or any part of the undertaking or property of HGAL.

6.4    NO OTHER AGREEMENTS WITH DIRECTORS OF HGAL

       There is no other agreement made between Homestake and any of the directors of HGAL in connection with or conditional upon the outcome of the Offers.

6.5    NO AGREEMENT BY HOMESTAKE TO TRANSFER SHARES UNDER OFFERS

       There is no agreement whereby any shares acquired by Homestake pursuant to the Offers will or may be transferred to any other person.

6.6    NO ESCALATION CLAUSES

       There is no agreement for the acquisition of shares in HGAL by Homestake or by an associate of it, under which the person, or either or any of the persons, from whom the shares have been or are to be acquired, or an associate of that person or of either or any of those persons, may, at any time after an Offer is sent, become entitled to any benefit, whether by way of receiving an increased price for those shares or by payment of cash or otherwise, that is related to, dependent upon, or calculated in any way by reference to, the consideration payable for shares acquired after the agreement was entered into.

6.7    TAXATION CONSIDERATIONS

       The following opinions are not exhaustive of all possible Australian and United States federal income tax considerations that could apply to particular shareholders. In particular, the summary

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       does not address all tax considerations applicable to shareholders that may be subject to special tax rules, such as banks, insurance companies, tax exempt organizations, superannuation funds or dealers in securities.

       EACH HGAL SHAREHOLDER IS ADVISED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR REGARDING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF HGAL SHARES, HOMESTAKE SHARES OR AUSTRALIAN DOLLARS IN LIGHT OF CURRENT TAX LAWS, THE SHAREHOLDER'S PARTICULAR INVESTMENT CIRCUMSTANCES AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

       (A)     AUSTRALIAN INCOME TAX CONSIDERATIONS

       The following is the opinion of Allen Allen & Hemsley of Sydney, Australia, Australian counsel of Homestake, as to the principal Australian income tax consequences, generally applicable to an HGAL shareholder who disposes of HGAL Shares under the Offer. The opinion reflects counsel's interpretation of the convention between the Government of Australia and the Government of the United States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes and Income (the "Australia/United States Tax Treaty"), the current provisions of the Australian Income Tax Assessment Act of 1936 (the "Act") and the regulations thereunder, taking into account currently proposed amendments and counsel's understanding of the current administrative practices of the Australian Taxation Office. The opinion does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action, nor does it take into account tax legislation of other countries.

       AUSTRALIAN RESIDENT SHAREHOLDERS

       The Australian tax consequences for holders of HGAL Shares, who are residents of Australia for tax purposes, are as follows.

       (i)     Disposal of HGAL Shares

       The sale of HGAL Shares pursuant to the Offer will generally result in a disposal of HGAL Shares for capital gains tax purposes. A capital gain would arise if the HGAL Shares are disposed of at a price in excess of their cost base. In this regard, the price received for the HGAL Shares is the market value of the Homestake Shares at the time the Share Offer is accepted, or A$1.90 if the Cash Offer is accepted. If the HGAL Shares have been held for more than 12 months, any capital gain would be reduced by an adjustment for inflation over the period for which the HGAL Shares have been held.

       Shareholders in HGAL who dispose of their HGAL Shares should incur a capital loss if the cost of the HGAL Shares was greater than the market value of the Homestake Shares received or A$1.90 (depending on whether the Share Offer or the Cash Offer is accepted). A capital loss may be offset against capital gains arising in the current or future years of income. A capital loss cannot be offset against ordinary income.

       Profits   realised  by  certain  categories   of  shareholders,  such  as
       sharetraders, may be taxed as ordinary income without any adjustment for inflation.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (ii)    Homestake Shares held by Australian Holders

       Dividends paid on Homestake Shares would generally be subject to U.S. withholding tax at the rate of 15%. This tax would be deducted by Homestake before the dividend is paid.

       Generally, such dividends would also be subject to Australian income tax. The entire amount of the dividend would be taxable including the amount representing U.S. withholding tax. The Australian tax payable on such dividends would generally be reduced by the amount of any U.S. tax withheld. Dividends paid by Homestake cannot be franked and a shareholder will not be entitled to franking rebates. Dividends paid by Homestake will not qualify for the inter-corporate dividend rebate.

       Dividends will be exempt from Australian tax if paid to an Australian resident company on Homestake Shares which confer a voting interest of greater than 10%.

       The rules relating to the taxation of FOREIGN INVESTMENT FUNDS do not currently apply to investors who hold Homestake Shares.

       (iii)   Subsequent Sale of Homestake Shares

       Gain or loss from the sale or other disposal of Homestake Shares will generally be subject to the same tax rules as those referred to at item
       (i) above.

       The sale of Homestake Shares on the ASX will generally be subject to share transfer duty at the rate of 0.3%. The transfer of Homestake Shares on a branch register of Homestake in Australia (other than those pursuant to a sale on the ASX) generally will be subject to share transfer duty at the rate of 0.6%.

       NON-AUSTRALIAN RESIDENT SHAREHOLDERS

       The Australian tax consequences for holders of HGAL Shares, who are not Australian residents for tax purposes, are as follows.

       (i)     Disposal of HGAL Shares

       Generally, if the HGAL Shares held by a shareholder (plus any HGAL Shares held by an associate) during the five years preceding the sale of such shares pursuant to the Offer represent less than 10% of the issued shares in HGAL, their sale pursuant to the Offer will not give rise to any Australian capital gains tax liability.

       Profits realised by certain categories of shareholders, such as sharetraders, may be taxed in Australia as ordinary income depending on whether or not such profits have an Australian source. Determining the source of income is a factual matter which depends on all the surrounding circumstances. However, if the shareholder is resident in a country with which Australia has a double tax treaty, it is possible that the terms of the particular treaty could deem any profit arising on the acceptance of the Offer to have an Australian source. That will be the case under the Australia/United States Tax Treaty if the assets of HGAL consist principally of real property situated in Australia.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (ii)    Dividends

       Any dividend paid by Homestake to a non-Australian resident shareholder will generally not be taxable in Australia.

       (iii)   Subsequent Sale of Homestake Shares

       Gain or loss from the sale or other disposal of Homestake Shares by a non-Australian resident shareholder will generally not be subject to Australian tax.

       The sale of Homestake Shares on the ASX in Australia will generally be subject to share transfer duty at the rate of 0.3%. The transfer of Homestake Shares on a branch register of Homestake in Australia (other than those pursuant to a sale on the ASX) generally will be subject to share transfer duty at the rate of 0.6%.

       (B)     UNITED STATES TAX CONSIDERATIONS

       The following is the opinion of Thelen, Marrin, Johnson & Bridges of San Francisco, California, United States counsel to Homestake in connection with the Offer, as to the principal United States federal income tax consequences generally applicable to an HGAL shareholder who sells or exchanges HGAL Shares pursuant to the Offer. Generally, this opinion describes the principal tax consequences to United States citizens or residents, corporations organized under the laws of the United States or any state thereof, and trusts or estates that are not treated as foreign trusts or estates for federal income tax purposes ("U.S. Holders"). Income or gains derived with respect to HGAL Shares by U.S. Holders through partnerships generally will be taxed as described herein. In addition, the opinion also describes the United States federal income tax consequences of ownership and disposition of Homestake Shares by holders who are not U.S. Holders.

       The opinion reflects counsel's interpretation of the Australia/United States Tax Treaty, the provisions of the United States Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury regulations thereunder, judicial authority and administrative rulings and practices now in effect, as applied to the proposed transactions. There can be no assurance that the Internal Revenue Service will not take a different position concerning the consequences of the ownership or disposition of the HGAL Shares, Homestake Shares or Australian dollars or that any such position would not be sustained. Thus, future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could produce United States tax consequences different from those expressed in counsel's opinion. The opinion does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of the holder's particular investment circumstances, or to certain types of holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt entities, dealers in securities or currencies and persons having a "functional currency" other than the U.S. dollar for federal income tax purposes), and does not discuss any aspect of state, local or foreign tax laws.

       UNITED STATES SHAREHOLDERS

       (i)     Disposal of HGAL Shares

       All sales of HGAL Shares for Australian dollars and all exchanges of HGAL Shares for Homestake Shares by U.S. Holders pursuant to the Offer are expected to be taxable transactions for United States federal income tax purposes.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       A U.S. Holder who receives payment in the form of Australian dollars will recognise taxable gain or loss on the exchange measured by the difference between the Holder's tax basis in the HGAL Shares surrendered and the fair market value, expressed in U.S. dollars, of the Australian dollars received in exchange for the HGAL Shares. In the case of a U.S. Holder using the cash method of accounting, the fair market value of the Australian dollars received will be determined based on the spot conversion rate on the date received.

       A U.S. Holder who receives payment in the form of Homestake Shares will recognise taxable gain or loss on the exchange measured by the difference between the Holder's tax basis in the HGAL Shares surrendered and the sum of (1) the fair market value of the Homestake Shares and (2) the fair market value, expressed in U.S. dollars, of the Australian dollar payment, if any, in lieu of fractional Homestake Shares received in exchange for the HGAL Shares.

       A U.S. Holder's tax basis in any Homestake Shares or Australian dollars received in exchange for HGAL Shares will be the fair market value of the Homestake Shares or Australian dollars on the date of the exchange.

       A gain or loss on an exchange of HGAL Shares pursuant to the Offer will generally be a capital gain or loss if the Shares are held as capital assets, and will be long-term or short-term capital gain depending on whether the HGAL Shares have been held for more than one year.

       A person whose exchange of HGAL Shares pursuant to the Offer is subject to tax in both Australia and the United States should consult a tax advisor concerning the availability of foreign tax credits or other benefits under the Australia/United States Tax Treaty.

       In the unlikely event that every holder of HGAL Shares elects to receive Homestake Shares as payment for the HGAL Shares rather than Australian dollars, the exchange of HGAL Shares solely for Homestake Shares would qualify as a tax-free reorganization for United States federal income tax purposes. In that event, except for cash received in lieu of fractional shares, exchanging shareholders would recognize no gain or loss; their tax bases in the Homestake Shares received in the exchange would be equal to their tax bases in the HGAL Shares surrendered in exchange therefor; and their holding periods in the Homestake Shares received would include the periods for which they had held the HGAL Shares surrendered. Homestake will notify all former HGAL shareholders promptly following the completion of the exchange if Homestake determines that the conditions for tax-free reorganization treatment have been met.

       (ii)    Currency Gains and Losses

       In general, U.S. Holders are required to determine their taxable incomes in United States dollars, and other currencies are treated as "property" which can give rise to taxable gains or losses on disposition. Accordingly, a U.S. Holder who receives Australian dollars in exchange for HGAL Shares will be required to determine gain or loss on the disposition of the Australian dollars, whether by conversion into U.S. dollars or by the purchase of other property. In the case of conversion into U.S. dollars, gain or loss is measured by the difference between the U.S. Holder's tax basis in the Australian dollars surrendered and the number of U.S. dollars received on the conversion. In the case of a purchase of other property for Australian dollars, gain or loss generally is measured by the difference between the U.S. Holder's tax basis in the Australian dollars surrendered and the number of U.S. dollars into which such Australian dollars could have been converted at the spot rate on the date of the purchase. Currency exchange gains and losses are taxable as ordinary income.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (iii)   Dividends

       Dividends paid on the Homestake Shares to U.S. Holders will be treated as ordinary income to the extent of Homestake's current or accumulated earnings and profits (as computed for United States federal income tax purposes). Dividends paid on the Homestake Shares will be eligible for the deduction for dividends received by corporations.

       (iv)    Subsequent Sale of Homestake Shares

       Generally, U.S. Holders will be subject to United States federal income tax on any gain recognised upon the disposition of Homestake Shares.

       NON-U.S. SHAREHOLDERS

       The following is a general discussion of certain anticipated United States federal income and estate tax consequences of the ownership and disposition of Homestake Shares applicable to Non-U.S. Holders of such shares.

       A "Non-U.S. Holder" is any person other than:

       (i)     a citizen or resident of the United States,

       (ii) a corporation created or organised in the United States or under the laws of the United States or of any state thereof, or

       (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its sources.

       An individual who has been lawfully accorded the privilege of residing in the United States as an immigrant, commonly referred to as a "green card holder," and who has not abandoned or suffered revocation of such privilege, is treated as a resident of the United States for federal income tax purposes whether or not such individual is actually present in the United States for any minimum period of time during the taxable year. Additionally, subject to certain exceptions, an individual may be treated as a resident of the United States for federal income tax purposes if the individual is present in the United States for an aggregate of 183 days during the current and two preceding calendar years (counting for such purpose one-third of the days in the immediately preceding year and one-sixth of the days in the second preceding year) and for at least 31 days during the current calendar year.

       (i)     Dividends

       In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a rate of 30% of the amount of the dividend, or at a lower rate prescribed by an applicable tax treaty. (The Australia/United States Tax Treaty prescribes a United States withholding tax rate of 15% for Australian residents.)

       To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. Treasury regulations proposed in 1984 which have not been finally

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       adopted, however, would require Non-U.S Holders to file certain forms to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends. Such forms would be required to:

       (a)     contain  the   holder's  name,   address  and   other   pertinent
               information,

       (b)     be certified by such holder under penalties of perjury, and

       (c)     include  an  official statement  by  the competent  authority (as
               defined  in  the  applicable  treaty)  in  the  foreign   country
               attesting to the holder's status as a resident thereof.

       In general, dividends paid to a Non-U.S. Holder will not be subject to United States withholding tax if the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and the Non-U.S. Holder files certain forms with the payer of the dividend) but in that case will be subject to United States federal income tax at regular rates.

       (ii)    Subsequent Sale of Homestake Shares

       Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain recognised upon the disposition of Homestake Shares unless:

       (a) Homestake is or has been a "U.S. real property holding corporation" for federal income tax purposes (which Homestake does not believe that it is or is likely to become within the foreseeable future) and the Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of all outstanding Homestake Shares;

       (b) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States;

       (c) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

       (d) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. federal tax law applicable to certain non-resident aliens who have surrendered United States citizenship with a principal purpose of tax avoidance.

       (iii)   Estate Tax

       Homestake Shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise. Such individual's estate may be subject to United States federal estate tax on the property includable in the estate for United States federal estate tax purposes.

       (iv)    Backup Withholding and Information Reporting

       Homestake must report annually to the United States Internal Revenue Service (the "Service") and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------
       was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides. Backup withholding tax (which is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the information reporting requirements) will generally not apply to dividends paid on Homestake Shares to an address outside the United States unless Homestake has knowledge that the payee is a U.S. Holder.

       Payment of the proceeds of sale of Homestake Shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the holder certifies, under penalties for perjury, among other things, as to its status as a Non-U.S. Holder or otherwise establishes an exemption. Payment of the proceeds of a sale of Homestake Shares to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting. However, if such broker is

               (a)      a United States person,

               (b)      a "controlled foreign corporation", or

               (c) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

       such payments will be subject to information reporting (but currently not backup withholding, although the issue of whether backup withholding should apply is under consideration by the Service), unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

       Any amounts withheld under the backup withholding rules will be credited against the Non-U.S. Holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Service.

6.8    OTHER MATERIAL INFORMATION

       (A)     GENERAL

               There is no other information material to the making of a decision by an offeree whether or not to accept Homestake's offer (being information that is known to Homestake and has not previously been disclosed to the holders of shares in HGAL) other than:

               (i)      as disclosed in this Part A statement;

               (ii)     as set out in the Appendices to this Part A statement.

       (B)     ASC EXEMPTIONS AND MODIFICATIONS

               Homestake has obtained exemptions and modifications of the application of the Corporations Law, granted by the ASC which are set out in Appendix B to this Part A statement, the effect of which is:

               (i) to permit this Part A statement and any variation to the Offer to be signed by agents of the directors of Homestake;

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

               (ii) to permit the payment of cash only to certain foreign shareholders of HGAL Shares pursuant to the procedures described in Clause 8.3 of the Offer;

               (iii) to permit the Offer to extend to HGAL Shares issued during the Offer Period as a result of the exercise of HGAL Employee Options or the paying up of amounts outstanding on partly paid shares in HGAL;

               (iv)     to  permit  Homestake  to   disclose  in  this  Part   A
                        statement:

                        (A) changes in Homestake's capital structure and those of its subsidiaries for each of the past five years where the amount of the change exceeds 5% of the issued capital immediately before the change; and

                        (B) aggregate changes in capital structure of Homestake's subsidiaries where the aggregate change exceeds 10% of the issued capital of the subsidiary immediately before the change, and which exclude changes upon the incorporation or liquidation of subsidiaries; and

               (v) to permit the incorporation of certain documents by reference in this Part A statement.

       (C)     SOLICITING BROKERS

               J.B. Were & Sons has been retained by Homestake to assist in soliciting acceptances of the Offers in Australia and elsewhere other than in the United States. J.B. Were will be paid A$25,000 to perform these services.


               Homestake will also pay to each broker whose name appears in the appropriate space in each Form of Acceptance and Transfer with respect to a valid acceptance a fee of A$.03 for each HGAL Share deposited under a valid acceptance, subject to a minimum fee of A$5 and a maximum of A$500 with respect to any single depositing HGAL shareholder. Where an HGAL shareholder is a custodian, trustee or nominee and holds HGAL Shares in two or more distinct portions, Homestake will pay a soliciting broker's fee with respect to each distinct portion of HGAL Shares as to which a broker is named. Homestake may require the nominee or soliciting broker to furnish evidence of the existence of such distinct portions. To take account of Corporations Law restrictions, the fee will not be payable in respect of HGAL Shares in which the broker or its associate holds a relevant interest, and the fee cannot be passed on to HGAL shareholders. J.B. Were will be entitled to receive this fee is respect of each valid Form of Acceptance and Transfer on which it is named in addition to the A$25,000 referenced above.


               No broker, dealer, commercial bank, trust company or fiduciary shall be deemed to be the agent of Homestake for the purposes of the Offers.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

7.     INTERPRETATION

7.1    DEFINITIONS
       In this Part A statement the following words have these meanings unless the contrary intention appears or the context otherwise requires:

       "ASSOCIATE" of a body corporate includes a reference to:

               (a)      a director or secretary of the body corporate;

               (b)      a related body corporate; or

               (c)      a director or secretary of a related body corporate;

       "ASC" means Australian Securities Commission;

       "ASX" means Australian Stock Exchange Limited;

       "AUSTRALIAN   GAAP"  means   Australian  generally   accepted  accounting
       principles;

       "BROKER" means a person who is a share broker and a participant in CHESS;

       "CASH OFFER" means the offer of A$1.90 for each HGAL Share;

       "CHESS" means Clearing House Electronic Sub-register System, which provides for electronic share transfers in Australia;

       "CHESS HOLDING" means a holding of HGAL Shares on the CHESS sub-register of HGAL;

       "CONTROLLING PARTICIPANT" means the Broker or NBP in CHESS who is designated as the controlling participant for shares in a CHESS Holding in accordance with the SCH business rules;

       "CORPORATIONS LAW" means the Corporations Law of New South Wales;

       "DELAWARE LAW" means the Delaware General Corporations Law, as amended;

       "DISTINCT PORTIONS" means the HGAL Shares held on each account by a custodian, trustee or other nominee holding HGAL Shares on more than one account;

       "ENTITLEMENT" in relation to shares, includes shares which a person owns or in which a person has a relevant interest, shares in which a person who is an associate of that person has a relevant interest and shares to which a person has a deemed entitlement and "ENTITLED" has a corresponding meaning;

       "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

       "EXCHANGE RATE" means the noon buying rate in New York City for cable transfers in Australian dollars expressed in United States dollars as certified for customs purposes by the Federal Reserve Bank of New York or the inverse thereof, as the case may be;

       "HGAL" means Homestake Gold of Australia Limited (A.C.N. 008 143 137) of 1st Floor, 226 Great Eastern Highway, Belmont, Western Australia, 6104;

       "HGAL EMPLOYEE OPTIONS" means options issued as at the date of this Offer by HGAL under its employee option scheme;

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       "HGAL SHARES" means the fully paid ordinary shares of A$0.20 each in HGAL on issue at the date of this Offer and all Rights attaching to them, and those ordinary shares of A$0.20 each in HGAL which are issued by HGAL during the Offer Period following the exercise of HGAL Employee Options or payment of the amount unpaid on partly paid shares in HGAL and all Rights attaching to them;

       "HOMESTAKE" means Homestake Mining Company (A.R.B.N. 070 799 067), a Delaware corporation, of 650 California Street, San Francisco, California 94108-2788, United States of America;

       "HOMESTAKE CERTIFICATE" means the Restated Certificate of Incorporation of Homestake, in effect on the date of this Offer;

       "HOMESTAKE SHARES" means shares of common stock, U.S.$1 par value, in Homestake;

       "JORC CODE" means the guidelines to the Australasian Code for reporting of Identified Mineral Resources and Ore Reserves, September 1992, prepared by the Joint Committee of the Australian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Australian Mining Industry Council;

       "NYSE" means New York Stock Exchange;

       "NEW YORK CITY TIME" means United States Eastern Standard time, or United States Eastern Daylight time (if applicable);

       "NBP" means a non-broker participant under the SCH business rules;

       "OFFER PERIOD" means the period during which the Offers are to remain open for acceptance, to be specified in Clause 3.1 of the Offer;

       "OFFERS" means the offers referred to in Clause 1 of the Part A statement and, if the context so requires, the Offer Document accompanying this statement and "OFFER" means any one of the Offers;

       "PART A STATEMENT" means this statement of Homestake pursuant to Part A in Section 750 of the Corporations Law;

       "PERSON" means an incorporated or unincorporated body or association as well as a natural person;

       "RELEVANT INTEREST" in relation to a share, includes the direct or indirect power to vote or dispose of a voting share in a body corporate;

       "RIGHTS" means all accretions and rights attaching to or arising from the HGAL Shares (including, without limiting the generality of the foregoing, all rights to receive dividends and to receive or subscribe for shares, stock units, notes or options and all other distributions or entitlements declared, paid or issued by HGAL);

       "SCH" means Securities Clearing House, the body which administers the CHESS system in Australia;

       "SCH BUSINESS RULES" means the business rules of the SCH;

       "SEC" means the United States Securities and Exchange Commission;

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       "SHARE OFFER" means the offer of 0.089 Homestake Shares for each HGAL Share.

       "SWISS STOCK EXCHANGE" means the Swiss Stock Exchange with locations in Basel, Geneva and Zurich;

       "SYDNEY TIME" means Australian Eastern Standard Time or, if applicable, Australian Eastern Summer Time;

       "TAKEOVER SCHEME" means the takeover scheme constituted in accordance with Division 1 of Part 6.3 of the Corporations Law pursuant to which Homestake proposes to make offers to acquire all the HGAL Shares of which Homestake is not the holder;

       "TON" means a short ton of 2,000 pounds;

       "TONNE" means a metric ton of 1,000 kilograms or 2,204.6 pounds;

       "U.S. GAAP" means United States generally accepted accounting principles;

       "U.S. HOLDER" means a person who holds HGAL shares and who is a United States citizen or resident, a corporation organized under the laws of the United States or any state thereof, and a trust or estate which is not treated as a foreign trust or estate for federal income tax purposes.

       (The foregoing definitions are identical to the definitions that appear in Clause 1 of the Summary of Offer.)

7.2    INTERPRETATIONS
       Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

       (i)     The singular includes the plural and conversely.

       (ii)    A gender includes all genders.

       (iii) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

       (iv)    A  reference  to   a  person  includes   a  body  corporate,   an
               unincorporated body or other entity and conversely.

       (v) A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

       (vi) A reference to "A$" is to Australian dollars, a reference to "U.S.$" is to United States dollars, and a reference to Can.$ is to Canadian dollars.

       (vii) A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

       (viii)  Time is Sydney time or New York City time, as the case may be.

--------------------------------------------------------------------------------

                                                                PART A STATEMENT
--------------------------------------------------------------------------------

       (ix) A term not specifically defined in this Part A statement has the meaning given to it (if any) in the Corporations Law.

       DATED 12 October 1995.

       SIGNED on behalf of Homestake by Peter Cameron and John D Martin, duly authorized agents of two directors of Homestake authorised to sign this Part A statement by a resolution passed at a meeting of the directors of Homestake.


       /s/ Peter Cameron                    /s/ John D. Martin

       -----------------------------------  ------------------------------------
       Peter Cameron                        John D. Martin

        Harry M Conger             Jack E Thompson
        by Peter Cameron           by John D Martin
        his duly authorized agent  his duly authorized agent

--------------------------------------------------------------------------------

                                                                             A-1
--------------------------------------------------------------------------------

                                   APPENDIX A
                       INVESTIGATING ACCOUNTANT'S REPORT

The following Investigating Accountant's Report is required to be included in this Offer Document under applicable Australian disclosure standards. The Report is included solely to meet Australian disclosure standards and would not be issued under United States reporting standards.

--------------------------------------------------------------------------------

A-2
--------------------------------------------------------------------------------

                   INVESTIGATING ACCOUNTANT'S REPORT ("IAR")

Coopers            Holder of dealer's licence     Coopers & Lybrand Tower    telephone (02) 285 7777
& Lybrand          number 11203                   580 George Street          facsimile (02) 261 8777
(Securities)                                      Sydney NSW 2000
Limited
A C N 003 311 617                                 postal address
                                                  Box 2650 GPO
                                                  Sydney NSW 2001            dx 1120 Sydney

                                                                             our reference

18 October 1995

The Directors
Homestake Mining Company
650 California Street
SAN FRANCISCO
CALIFORNIA

Dear Directors

INTRODUCTION

We have prepared this report for inclusion in the Offer Document to be issued by Homestake Mining Company (Homestake) in relation to its Offers to acquire all of the Homestake Gold of Australia Limited (HGAL) shares it does not own. Further details of the Offers are set out in Section 3 of the Offer Document.

2   Coopers & Lybrand L.L.P. has separately issued the following reports:

    (a) an examination opinion on Homestake's Forecasted Condensed Statements of Consolidated Operations and Cash Flows for the six month and twelve month periods ending 31 December 1995 and 31 December 1996, respectively, which is in Clause 4.2 of the Part A Statement of the Offer Document;

    (b) an examination opinion on Homestake's Pro Forma Condensed Consolidated Statement of Operations for the twelve month period ended 31 December 1994 and a review on Homestake's Pro Forma Condensed Consolidated Balance Sheet as of 30 June 1995 and Pro Forma Condensed Consolidated Statement of Operations for the six month period then ended (the "Pro Forma Financial Information") which is in Clause 4.1 of the Part A Statement of the Offer Document; and

    (c) a review on Homestake's unaudited Condensed Consolidated Financial Statements for the six month period ended 30 June 1995 ("Unaudited Financial Information") which is in Appendix F.

3   The above reports have been prepared in accordance with the standards and guidelines of the American Institute of Certified Public Accountants which are substantially the same standards for assignments of this nature in Australia.

--------------------------------------------------------------------------------

                                                                             A-3
--------------------------------------------------------------------------------

4   Coopers & Lybrand L.L.P. has consented to the inclusion in the Offer
Document of their audit opinions relating to Homestake's audited Consolidated Financial Statements for 31 December 1994 and 1993 and for each of the three years in the period ended 31 December 1994 ("Historical Financial Information"). These financial statements, including the notes thereto, and their audit opinions are in Appendix D.

5   Homestake is a corporation organised under the laws of the State of
Delaware, USA and its functional and statutory financial reporting is expressed in accordance with US GAAP and US dollars. Homestake will continue to report on this basis in the future and accordingly, for the purpose of this report, all financial information contained herein is expressed in US dollars and is prepared in accordance with US GAAP. Explanations of the major differences between Australian GAAP and US GAAP as they apply to Homestake are in Appendix K.

6   Expressions defined in the Offer Document have the same meaning when used in this report.

SCOPE OF REPORT

7   This report has been prepared by Coopers & Lybrand (Securities) Limited which holds a dealers license under the Australian Corporations Law. Coopers & Lybrand (Securities) Limited is wholly owned by Coopers & Lybrand, Australia which is the auditor of HGAL. Coopers & Lybrand L.L.P. is the auditor of Homestake. The audit reports issued on the statutory accounts of Homestake and HGAL over the relevant periods were unqualified. These audit reports are at Appendix H in relation to HGAL and Appendix D in relation to Homestake.

8   This report addresses:

    (a) Homestake's historical selected financial information for the three years ended 31 December 1994 and six months ended 30 June 1995, set out in Clause 10 of the Summary of Offer, to which no adjustments are considered necessary, and which has been extracted from Homestake's Historical Financial Information and Unaudited Financial Information, and

    (b) Homestake's Proforma Financial Information for the six month and twelve month periods ended 30 June 1995 and 31 December 1994, respectively, which is set out in Clause 4.1 of the Part A statement of the Offer Document. The proforma adjustments detailed in Clause 4.1 of the Part A Statement of the Offer Document reflect the effects on Homestake's historical financial statements of the acquisition of all of the HGAL shares not already owned by Homestake, assuming 50% of the HGAL Shares are exchanged for Homestake Shares and 50% of the HGAL Shares are acquired for cash as of the beginning of each period.

OPINIONS

9   In our opinion, Homestake's summarised historical financial information in
Clause 10 of the Summary of Offer and Clause 4.1 of the Part A Statement of the Offer Document presents fairly in all material respects for the purposes of this report, the financial position of Homestake as of 31 December 1994 and the results of Homestake's operations for the three year period then ended on a basis consistent with US GAAP and Homestake's accounting policies which are disclosed in note 1 to Homestake's Historical Financial Information in Appendix D.

--------------------------------------------------------------------------------

A-4
--------------------------------------------------------------------------------

10 Based on our review of Homestake's Unaudited Financial Information and Proforma Financial Information, and in the context of the scope of this report, nothing has come to our attention which causes us to believe that:

    (a) Homestake's historical selected financial information in Clause 10 of the Summary of Offer and Clause 4.1 of the Part A Statement of the Offer Document does not present fairly in all material respects for the purposes of this report, the financial position of Homestake as of 30 June 1995 and the results of the operations for the six month period then ended, and

    (b) Homestake's Proforma Financial Information for the six month and twelve month periods ended 30 June 1995 and 31 December 1994, respectively, in Clause 4.1 of the Part A Statement of the Offer Document is not presented fairly.

11 In our opinion, this Historical Financial Information and Proforma Financial Information has been compiled and presented on a basis consistent with US GAAP and Homestake's accounting policies which are disclosed in Note 1 to the Historical Financial Information in Appendix D.

SUBSEQUENT EVENTS

12 Other than the matters dealt with in this report, and having regard to the scope of our report, to the best of our knowledge and belief there have been no material transactions or events subsequent to 30 June 1995 outside the ordinary course of business of Homestake which require comment or adjustment to the information contained in this report or which would cause such information to be misleading.

13 This report is not an expert's report providing an opinion on the fairness or reasonableness of the implied value of the Offers and we express no opinion on that matter.

Yours faithfully

/s/ C H Humphrey                       /s/ G M Cottrell
------------------------------------   ------------------------------------

C H Humphrey                           G M Cottrell
Authorised Representative              Authorised Representative

                                                                             B-1
--------------------------------------------------------------------------------

                                   APPENDIX B
                CORPORATIONS LAW - EXEMPTIONS AND MODIFICATIONS

--------------------------------------------------------------------------------

B-2
--------------------------------------------------------------------------------

                           AUSTRALIAN SECURITIES COMMISSION
                                   CORPORATIONS LAW
                                 SECTION 728 EXEMPTION

       Pursuant to section 728 of the Corporations Law ("Law") the Australian Securities Commission ("Commission") hereby exempts the person named in Schedule A from compliance with paragraph 637(1)(a) of the Law in the case referred to in Schedule B to the extent that the provision requires the Part A statement to be signed by a director of the offeror in person on condition that:

       (a) the Part A statement is signed by an agent, authorised in writing, in his or her place; and

       (b) an original or verified copy authorisation is lodged with the Commission within 14 days of execution by the Commission of this instrument

       And pursuant to section 728 of the Law the Commission hereby exempts the person named in Schedule A from compliance with paragraph 657(2)(a) of the Law in the case referred to in Schedule B to the extent that the provision requires a notice given thereunder to be signed by a director of the offeror in person on condition that:

       (a) the notice is signed by an agent, authorised in writing, in his or her place; and

       (b) an original or verified copy authorisation is lodged with the Commission within 14 days of execution by the Commission of this instrument

                                      SCHEDULE A

                      Homestake Mining Company (ARBN 070 799 067)

                                      SCHEDULE B

       The takeover scheme by the person named in Schedule A in relation to fully paid ordinary shares in the company named in Schedule C in respect of which an application for exemption dated 15 September 1995 was lodged with the Commission on 18 September 1995 and a Part A statement is registered by the Commission at or about the date this instrument is executed.

                                      SCHEDULE C

                 Homestake Gold of Australia Limited (ACN 008 143 137)

       Dated 6 October 1995.

              /s/ Mark Thompson
       --------------------------------

       Signed by Mark Thompson as a delegate of the Australian Securities Commission

--------------------------------------------------------------------------------

                                                                             B-3
--------------------------------------------------------------------------------

                           AUSTRALIAN SECURITIES COMMISSION
                                   CORPORATIONS LAW
                                 SECTION 730 DECLARATION

       Pursuant to subsection 730(1) of the Corporations Law ("Law") the Australian Securities Commission ("Commission") declares that
       Chapter 6 of the Law applies in relation to the person named in Schedule A in the case referred to in Schedule B as if a reference to a share included in a class of shares included a reference to a convertible security on the conversion or exercise of which such a share might be issued during the offer period in relation to the takeover scheme referred to in Schedule B or to a share so issued or to a share otherwise issued, as the case requires, and a reference to an offer to acquire shares included in a class included a reference to an offer to acquire such a share upon its issue or to a share otherwise issued, and included a reference to acquire such a convertible security and in particular as if:

       1. section 603 was modified or varied by inserting the following definitions after the definition of "closing phase":
                  ""CONVERT" INCLUDES:    (a) EXERCISE (IN THE CASE OF AN
                                          OPTION); AND
                                          (b) PAYING THE AMOUNT UNPAID ON THE
                                          SHARE (IN THE CASE OF A PARTLY PAID
                                          SHARE);
                  "CONVERTIBLE SECURITIES", IN RELATION TO A COMPANY COMPRISE PARTLY PAID SHARES IN THE COMPANY AND OPTIONS TO SUBSCRIBE FOR FULLY PAID SHARES IN THE COMPANY;
       2.     section 634 was modified or varied by:
              (a)     inserting "(1)" at the beginning of the section; and
              (b)     inserting the following subsection after subsection (1):
                                "(2)  FOR THE PURPOSES OF THIS CHAPTER,
                                      SHARES WHICH HAVE THE SAME RIGHTS AS
                                      SHARES IN THE RELEVANT CLASS AND THAT
                                      ARE ISSUED DURING THE OFFER PERIOD
                                      SHALL UPON ISSUE FORM PART OF THE
                                      RELEVANT CLASS.";
       3. section 636 was modified or varied by inserting the following word and paragraph after paragraph 636(1)(b):
                                 "; AND
                                 (c)  ANY DIFFERENCES IN THE MANNER OR TIME
                                      PRESCRIBED FOR ACCEPTANCE OF THE OFFERS
                                      ATTRIBUTABLE ONLY TO THE FACT THAT AT
                                      THE TIME THE OFFERS FOR SHARES IN A
                                      RELEVANT CLASS WERE FIRST MADE, OR AT
                                      ANY TIME DURING THE OFFER PERIOD, THE
                                      OFFEREE HELD A CONVERTIBLE SECURITY."
       4. subsection 636(2) was modified or varied by inserting after the words "relevant class" the words:
                                      "AND TO EACH HOLDER OF CONVERTIBLE
                                      SECURITIES.";
       5.      subsection 638(2) was modified or varied by omitting "the
               offer" and substituting:
                                      "THE LAST OFFER DISPATCHED PURSUANT TO
                                      THE SCHEME (OTHER THAN AN OFFER FOR
                                      SHARES ISSUED DURING THE OFFER PERIOD AS
                                      A RESULT OF THE CONVERSION OF CONVERTIBLE
                                      SECURITIES)";
       6. subsection 638(4) was modified or varied by inserting the following paragraphs after paragraph (b):
                      "(c)    THE NUMBER OF SHARES IN THE RELEVANT CLASS IF
                              ALL CONVERTIBLE SECURITIES ON ISSUE ON A DATE
                              TO BE SPECIFIED IN THE OFFER BUT NO EARLIER
                              THAN 5 BUSINESS DAYS BEFORE THE DATE ON WHICH
                              THE PART A STATEMENT RELATING TO THE OFFER IS SIGNED WERE CONVERTED INTO SHARES IN THE
                              RELEVANT CLASS; AND
                       (d) THE NUMBER OF SHARES IN THE RELEVANT CLASS TO WHICH THE OFFEROR WOULD BE ENTITLED IF ALL CONVERTIBLE SECURITIES ON ISSUE WERE CONVERTED INTO SHARES IN THE RELEVANT CLASS ON THE DATE REFERRED TO IN PARAGRAPH (c).";
       7. section 639 was modified or varied by adding the following subsection at the end of the section:
                      "(3) THE OFFEROR SHALL, NOT LATER THAN TWO BUSINESS DAYS AFTER BECOMING AWARE OF THE NAME AND
                              ADDRESS OF A PERSON TO WHOM SHARES IN THE
                              RELEVANT CLASS OF SHARES ARE ISSUED DURING THE OFFER PERIOD AND TO WHOM AN OFFER HAS NOT
                              ALREADY BEEN SENT, GIVE TO THAT PERSON A COPY
                              OF EACH DOCUMENT OR NOTICE WHICH HAS BEEN
                              PUBLISHED OR GIVEN UNDER DIVISIONS 3, 5 OR
                              6 OF THIS PART DURING THE OFFER PERIOD.";

--------------------------------------------------------------------------------

B-4
--------------------------------------------------------------------------------

8. subsection 647(1) was modified or varied by deleting the text in paragraph (b)(ii) and substituting:

               "GIVE A COPY OF THAT STATEMENT TO EACH PERSON:

               (A) REGISTERED AT THE DATE OF THE PART B STATEMENT AS THE HOLDER OF SHARES TO WHICH THE PART A STATEMENT RELATES; AND

               (B) TO WHOM AN OFFER TO WHICH THAT PART A STATEMENT RELATES WAS MADE.";

9. section 647 was modified or varied by inserting the following subsection after subsection (1):

               "(1A) THE OFFEROR SHALL, WITHIN TWO BUSINESS DAYS OF THE TARGET COMPANY GIVING A PART B STATEMENT IN ACCORDANCE WITH SUBPARAGRAPHS (1)(b)(I) AND (II), GIVE A COPY OF THE PART B STATEMENT TO EACH PERSON TO WHOM AN OFFER WAS MADE UNDER THE TAKEOVER SCHEME BECAUSE THE PERSON WAS A HOLDER OF CONVERTIBLE SECURITIES.";

10.    subsection 662(4) was modified or varied to read as follows:

               "(4) THE NUMBER OF SHARES SPECIFIED IN ACCORDANCE WITH SUBSECTION (3) MAY BE EXPRESSED AS A NUMBER OF SHARES, OR AS A PERCENTAGE OF THE TOTAL NUMBER OF SHARES IN THE RELEVANT CLASS, OR AS A PERCENTAGE OF THE TOTAL NUMBER OF SHARES WHICH ARE AT THE END OF THE OFFER PERIOD INCLUDED IN THAT CLASS TO WHICH THE OFFER RELATES.";

11.    subsection 699(1) was modified or varied by:

       (a) deleting "or" after "renounceable options" in paragraph (a) and substituting ".";

       (b) inserting "or Convertible Securities" after "convertible notes" in paragraph (a);

       (c)     deleting "and" at the end of paragraph (c); and

       (d)     deleting "." at the end of paragraph (d) and substituting:

                        "; AND

               (e) IN RESPECT OF EACH PERSON WHO HELD CONVERTIBLE SECURITIES - PARTICULARS OF THE CONVERTIBLE SECURITIES AND THE NUMBER OF SHARES INTO WHICH THE CONVERTIBLE SECURITIES MAY BE CONVERTED OR TO WHICH THE CONVERTIBLE SECURITIES RELATE.";

12. paragraph 701(1)(a) WAS MODIFIED OR VARIED BY INSERTING AFTER THE WORDS "THE FIRST OF THE OFFERS WAS MADE" THE FOLLOWING WORDS:

                        "AND SHARES TO WHICH THE OFFEROR BECAME ENTITLED UPON THE CONVERSION OF CONVERTIBLE SECURITIES"; AND

13. clause 11 in Part A in section 750 was modified or varied by inserting after the words "offers relate" the following:

                        "(INCLUDING ANY SHARES REFERRED TO IN PARAGRAPH 638(4)(c))".

                                      SCHEDULE A

                      Homestake Mining Company (ARBN 070 799 067)

                                      SCHEDULE B

       The takeover scheme by the person named in Schedule A in relation to fully paid ordinary shares in the company named in Schedule C in respect of which an application for modification dated 18 September 1995 was lodged with the Commission on 18 September 1995 and a Part A statement is registered by the Commission at or about the date this instrument is executed.

                                      SCHEDULE C

                 Homestake Gold of Australia Limited (ACN 008 143 137)

       Dated 6 October 1995.

              /s/ Mark Thompson
       --------------------------------

       Signed by Mark Thompson as a delegate of the Australian Securities Commission

--------------------------------------------------------------------------------

                                                                             B-5
--------------------------------------------------------------------------------

                           AUSTRALIAN SECURITIES COMMISSION
                                   CORPORATIONS LAW
                                SECTION 730 DECLARATION

       Pursuant to subsection 730(1) of the Corporations Law ("Law") the Australian Securities Commission ("Commission") declares that Chapter 6 of the Law applies in relation to the person named in Schedule A in the case referred to in Schedule B as if subsection 636(1) was modified or varied by inserting the following paragraph after paragraph (c):

               "(d) ANY DIFFERENCES IN THE CONSIDERATION SPECIFIED FOR EACH SHARE IN THE OFFERS THAT ARE ATTRIBUTABLE ONLY TO THE FACT THAT HOLDERS OF SHARES IN THE COMPANY WHOSE ADDRESSES AS SHOWN IN THE COMPANY'S REGISTER OF MEMBERS ARE PLACES OUTSIDE AUSTRALIA AND THE EXTERNAL TERRITORIES WHERE DURING THE OFFER PERIOD IT IS ILLEGAL FOR THE OFFEROR TO OFFER, OR FOR THE HOLDERS OF SUCH SHARES TO ACCEPT, THE SHARE ALTERNATIVE, MAY ONLY ACCEPT THE CASH ALTERNATIVE AS CONSIDERATION FOR THEIR SHARES."

                                      SCHEDULE A

                      Homestake Mining Company (ARBN 070 799 067)

                                      SCHEDULE B

       The takeover scheme by the person named in Schedule A in relation to fully paid ordinary shares in the person named in Schedule C in respect of which an application for modification dated 18 September 1995 was lodged with the Commission on 18 September 1995 and a Part A statement is registered by the Commission at or about the date this instrument is executed.

                                      SCHEDULE C

                     Homestake Gold of Australia Limited (ACN 008 143 137)

       Dated 6 October 1995.

              /s/ Mark Thompson
       --------------------------------

       Signed by Mark Thompson as a delegate of the Australian Securities Commission

--------------------------------------------------------------------------------

B-6
--------------------------------------------------------------------------------

                           AUSTRALIAN SECURITIES COMMISSION
                                   CORPORATIONS LAW
                                SECTION 730 DECLARATION

       Pursuant to subsection 730(1) of the Corporations Law ("Law") the Australian Securities Commission ("Commission") declares that Chapter 6 of the Law applies in relation to the person named in Schedule A in the case referred to in Schedule B as if:

       1. each of paragraphs 6(c) and (d) in Part A in section 750 were modified or varied by omitting "any alterations in the capital structure of any body corporate" and substituting "each alteration in the capital structure of any body corporate the amount of which exceeds 5% of the issued capital of the body corporate immediately before the date of the alteration"; and

       2.      the following word and paragraph was inserted after paragraph
               (d):

               "; AND

               (e) WHERE, IN ANY FINANCIAL YEAR, THE AGGREGATE ALTERATION IN THE CAPITAL STRUCTURE OF ANY BODY CORPORATE (EXCLUDING ALTERATIONS DISCLOSED PURSUANT TO PARAGRAPHS
                        (c) OR (d)) EXCEEDS 10% OF THE ISSUED CAPITAL OF ANY BODY CORPORATE (OTHER THAN ALTERATIONS IN ISSUED CAPITAL RESULTING FROM THE INCORPORATION OR LIQUIDATION OF SUCH BODY CORPORATE), THE AGGREGATE ALTERATION.

                                      SCHEDULE A

                      Homestake Mining Company (ARBN 070 799 067)

                                      SCHEDULE B

       The takeover scheme by the person named in Schedule A in relation to fully paid ordinary shares in the person named in Schedule C in respect of which an application for modification dated 18 September 1995 was lodged with the Commission on 18 September 1995 and a Part A statement is registered by the Commission at or about the date this instrument is executed.

                                      SCHEDULE C

                 Homestake Gold of Australia Limited (ACN 008 143 137)

       Dated 10 October 1995.

              /s/ Mark Thompson
       --------------------------------

       Signed by Mark Thompson as a delegate of the Australian Securities Commission.

--------------------------------------------------------------------------------

                                                                            B-7
--------------------------------------------------------------------------------

                            AUSTRALIAN SECURITIES COMMISSION
                                    CORPORATIONS LAW
                                 SECTION 728 EXEMPTION

       Pursuant to section 728 of the Corporations Law, the Australian Securities Commission ("Commission") hereby exempts the person named in Schedule A ("offeror") from compliance with sections 637 and 639 of the Law in the case referred to in Schedule B, insofar as those sections permit each of the takeover offers referred to in Schedule B to differ from the copy proposed offer registered by the Commission and served on the company named in Schedule C ("target company") only by the inclusion of the particulars mentioned in paragraph 644(1)(b) and require each offer to be accompanied by a copy of the Part A statement served on the target company, on condition that:


       (a) the offers and the copies of the Part A statement which the offeror dispatches differ from the copies registered by the Commission only by the inclusion in the offers of the particulars mentioned in paragraph 644(1)(b) and by the inclusion in the offers and the copies of the Part A statement respectively of the changes specified in Schedule D (if any) in respect of each of them;

       (b) copies of the documents referred to in Schedule D (if any) are lodged with the Commission, served on the Exchange, and served on the target company as soon as practicable after they are incorporated into the Part A statement;

       (c) copies of the documents referred to in Schedule D (if any) are made available free of charge to a person whose shares may be acquired under the takeover scheme, upon request of that person; and

       (d) the documents (if any) served on the Exchange pursuant to paragraph b) above, are accompanied by a public announcement setting out the substance of paragraph c) above.


                                            SCHEDULE A

                          Homestake Mining Company (ARBN 070 799 067)

                                            SCHEDULE B

       A takeover scheme by the offeror in relation to fully paid ordinary shares in the target company in respect of which a Part A statement was registered by the Commission about the date this instrument is executed.

                                            SCHEDULE C

                     Homestake Gold of Australia Limited (ACN 008 143 137)

                                            SCHEDULE D

       The effect of any changes resulting from the content of documents filed with the United States Securities Exchange Commission, by the offeror after the day on which the Part A statement was lodged with the Commission.

       Dated 12 October 1995.

              /s/ Mark Thompson
       --------------------------------

       Signed by Mark Thompson as a delegate of the Australian Securities Commission

--------------------------------------------------------------------------------

                                                                             C-1
--------------------------------------------------------------------------------
                                   APPENDIX C
                     HOMESTAKE FORM 10-K FOR THE YEAR ENDED
                                31 DECEMBER 1994

--------------------------------------------------------------------------------

C-2
--------------------------------------------------------------------------------


                      (THIS PAGE INTENTIONALLY LEFT BLANK)


--------------------------------------------------------------------------------

                                                                             C-3
-------------------------------------------------------------------------------

                                   APPENDIX C


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM 10-K
           (Mark One)
            [ X ] ANNUAL  REPORT  PURSUANT  TO  SECTION  13  OR  15(d)  OF THE
                  SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                        For the fiscal year ended December 31, 1994
                                      OR
            [   ] TRANSITION  REPORT  PURSUANT  TO  SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                        For the transition period from ____ to ______

                         Commission file number 1-8736

                           HOMESTAKE MINING COMPANY
            (Exact name of registrant as specified in its charter)
                  Delaware                            94-2934609
            (State of Incorporation)                  (I.R.S. Employer
                                                      Identification No.)
               650 California Street
            San Francisco, California                 94108-2788
(Address of principal executive office)               (Zip Code)
                                                (415) 981-8150
      (Registrant's telephone number, including area code)

    Securities registered pursuant to Section 12(b) of the Act:

                                              Name of each exchange on
            Title of each class                   which registered

Common Stock, $1.00 par value             New York Stock Exchange, Inc.
Rights to Purchase Series A Participating
  Cumulative Preferred Stock              New York Stock Exchange, Inc.

          Securities registered pursuant to Section 12(g) of the Act:
                                Not Applicable

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes    X    No
   ________    _______

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to
this Form 10-K. [    ]

The aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $2,203,000,000 as of March 13, 1995.

The number of shares of common stock outstanding as of March 13, 1995 was 137,857,427.

                     Documents Incorporated by Reference:
Specified sections of Homestake Mining Company's 1994 Annual Report to Shareholders, as described herein, are incorporated by reference in Parts I and II of this Form 10-K. Specified sections of the definitive Proxy Statement for the 1995 Annual Meeting of Shareholders, which will be filed with the Securities and Exchange Commission within 120 days after December 31, 1994, are incorporated by reference in Part III of this Form 10-K.


-------------------------------------------------------------------------------

C-4
-------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                                    PART I

                               ITEM - 1 BUSINESS

                                 INTRODUCTION

      Homestake is a Delaware corporation organized in 1983 as the parent holding company to a California corporation organized in 1877. In this report, the terms "Homestake" and "Company" refer to Homestake Mining Company and its Subsidiaries.

      Homestake is engaged in gold mining and related activities, including exploration, extraction, processing, refining and reclamation. Gold bullion, the Company's principal product, is produced in the United States, Canada, Australia, and Chile.

      The results of the Company's operations are affected significantly by the market price of gold. Gold prices are influenced by numerous factors over which the Company has no control, including expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and certain other currencies, interest rates, global or regional political or economic crises, demand for gold for jewelry and industrial products, and sales by holders and producers of gold in response to these factors. The supply of gold consists of a combination of new mine production and sales from existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, and individuals.

      The Company's general policy is to sell its production at current prices and not enter into arrangements which establish a price for the sale of its future gold production. As a result, the Company's profitability is fully exposed to fluctuations in the current price of gold in world markets. However, in certain limited circumstances, the Company will enter into forward sales commitments for small portions of its gold production. During the fourth quarter of 1994, the Company sold for future delivery 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. These forward sales represent less than 5% of the gold that Homestake expects to produce over the next two years. The average price to be received is approximately $412 per ounce, which should cover the mine's relatively high cash costs during its two-year remaining life. The forward sales should also allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs.

      Homestake also owns a 16.7% co-tenancy interest in the Main Pass 299 offshore sulphur and oil deposit in the Gulf of Mexico.

      Dollar amounts in this report are in U.S. dollars unless otherwise indicated.

      See Note 24 to the consolidated statements on pages 46 and 47 of the Company's 1994 Annual Report to Shareholders for geographic and segment information. Such information is hereby incorporated by reference.

                         SIGNIFICANT 1994 DEVELOPMENTS

      During 1994, gold prices continued to increase. Homestake's average realized price was $384 per ounce in 1994 compared to $359 per ounce in 1993 and $348 per ounce in 1992.

      In May, the Company sold its 44% interest in the Dee mine to Rayrock Mines, Inc. (Rayrock) for $16.5 million. Rayrock assumed responsibility for and indemnified Homestake against all related environmental and reclamation matters. The Company recorded a $15.7 million pretax gain on this sale.


                                       2
-------------------------------------------------------------------------------

                                                                             C-5
--------------------------------------------------------------------------------

      In June, Prime Resources Group Inc. (Prime) completed the sale of five million common shares to the public. Net proceeds of approximately $31.9 million were used to fund a portion of the construction and development costs of the Eskay Creek mine. This transaction resulted in a reduction of the Company's interest in Prime from 54.2% to 50.6%. The Company recorded a gain of $11.2 million on the transaction in recognition of the net increase in the book value of the Company's investment in Prime.

      Construction of the Eskay Creek gold/silver mine was substantially completed in 1994 and ore shipments to third-party smelters began in January 1995. Proven and probable ore reserves totaled 2.3 million contained ounces of gold and 101.8 million contained ounces of silver at December 31, 1994. Through Prime, the Company has a 50.6% interest in these reserves.

      At the Kalgoorlie operations approximately $13 million was spent in 1994 and a further $39 million of expenditures are planned during 1995 on an expansion program at the Fimiston mill.

      During 1994, exploration expenses totaling $6.5 million were made on a delineation drilling program at the new mineralized zone (Ruby Hill) near Eureka, Nevada. In October 1994, following completion of this program, the Company announced its decision to proceed with a $4 million feasibility study on the West Archimedes oxide zone. In addition, exploration expenses of $5 million are planned for this project in 1995.

                               1995 DEVELOPMENTS

      In February 1995, the Company sold its 28% equity interest in the Torres silver mining complex in Mexico for $6 million.

                               GLOSSARY OF TERMS

      See pages 28-30 GLOSSARY and INFORMATION ON RESERVES, for definitions of terms used in the following discussion.

                                GOLD OPERATIONS

UNITED STATES

      Homestake conducts operations at the Homestake mine in the Black Hills of South Dakota and at the McLaughlin mine in northern California. Homestake also owns a 25% interest in the Round Mountain mine in central Nevada and owns or has an interest in three smaller mines in Nevada: the Santa Fe mine (100%), the Marigold mine (33.3%) and the Pinson mine (26.3%). The Company has exploration offices in Reno, Nevada and Lead, South Dakota.

Homestake Mine

      The 118-year old Homestake gold mine is located in Lawrence County in and near Lead, South Dakota. Homestake owns 100% of the operation.

      The Homestake mine properties cover approximately 11,700 acres of which approximately 8,200 acres are owned in fee and the remainder are held as unpatented mining claims. Paved public roads provide access to the operation.

      The  Homestake  mine  is comprised of underground and open-pit (the Open
Cut) mining operations, an ore processing plant, a waste-water treatment plant and tailings disposal facilities. The underground mine is serviced by two 5,000-foot vertical shafts from the surface connecting with internal shafts which provide hoisting and services to the 8,000-foot level. Ore from underground is hoisted to the surface, crushed and transported to


                                       3
--------------------------------------------------------------------------------

C-6
--------------------------------------------------------------------------------

the nearby processing plant. Open Cut ore is crushed and transported more than a mile to the processing plant by an enclosed conveyor. The 7,400 tons-per-day (TPD) processing plant recovers gold through a combination of gravity, carbon-in-pulp (CIP) and vat leaching processes. Recycled process water is pumped through a carbon-in-leach (CIL) circuit, also contributing to production. The refinery produces fine gold bullion. Process tails are used for underground fill or are deposited in a tailings impoundment facility three miles from the plant. The capacity of the tailings impoundment will be adequate through the year 2000, at which time a new lift will be required. The facilities and equipment at this operation have been upgraded over the years for technological advances and generally are in good operating condition.

      Untreated water for use in the mine's facilities is obtained from local watersheds under Homestake mine water rights and potable water is purchased from the Lead/Deadwood sanitation district. Electric power is purchased by contract from Black Hills Corporation and is supplemented by Homestake owned hydroelectric facilities.

      During 1994, the main ventilation raise for the underground mine collapsed and access to the higher-grade mining areas in the lower mine was restricted. A 14-foot borehole, which was being drilled between the 5,900 and 6,800-foot levels to replace the raise, was completed in March 1995. In addition, a second bulk air cooling chamber has been constructed on the 6,650-foot level to provide further cooling capability for expanded mining operations in the lower levels.

      Expansion of the Open Cut, which began in 1989, is largely complete with work continuing on residential and public facilities around the pit. The highway overpass leading to the main Open Cut waste dump was closed during the second half of 1994 while stabilization and additional arch support work was completed to the highway tunnel below. Detailed monitoring of the tunnel liner will continue.

      During the next few years, as mining progresses in the lower levels of the Homestake mine, the remaining higher-grade ore deposits will become narrower and less continuous and therefore more difficult to mine. The Company has developed various alternatives to help minimize the effect that this may have on future costs. During 1995, a large tonnage, lower-grade stope in the upper levels of the mine will be bulk-mined. In addition, narrow vein mining is being tested in other portions of the mine. These trials will help determine the future underground mine operating strategy.

      Hourly employees at the Homestake mine are represented by the United Steel Workers of America. The current three-year contract expires on June 3, 1995. In March 1995, a new labor contract was ratified covering the period June 4, 1995 through May 31, 1998.

      The Homestake mine has received no notices of violation and is under no regulatory orders of any kind mandating specific environmental expenditures. Reclamation projects and the upgrading of environmental practices and facilities are ongoing.

      No royalties are payable on production from the Homestake mine. The State of South Dakota currently imposes a severance tax of 10% of net profits from the sale of gold produced in the state, plus $4 per ounce of gold sold when the price of gold is $499 per ounce or less, increasing by $1 per ounce for each $100 increment or part thereof in excess of $499 per ounce.


                                       4
--------------------------------------------------------------------------------

                                                                             C-7
--------------------------------------------------------------------------------

                                    Geology

      The Homestake mine is the largest known iron formation hosted gold deposit. In its 118-year life, the mine has produced in excess of 38 million ounces of gold from more than 155 million tons of ore. The Homestake gold deposit is Proterozoic in age (approximately 1.9 billion years). Mineralization is generally stratabound within the Homestake Formation, which is a quartz-veined, sulfide-rich sedimentary sequence that has been complexly deformed by tight folding, faulting and shearing. Ten southeast-plunging fold structures, locally called ledges, have produced gold ore over a vertical extent of more than 8,000 feet.

                   Year-end Proven and Probable Ore Reserves


                                                         1994           1993
                                                       ------         ------
Underground
  Tons of ore (000s)                                   15,595         15,014
  Ounces of gold per ton                                 .228           .230
  Contained ounces of gold (000s)                       3,559          3,448

Open Cut
  Tons of ore (000s)                                    4,787          5,388
  Ounces of gold per ton                                 .121           .130
  Contained ounces of gold (000s)                         579            700

Total
  Tons of ore (000s)                                   20,382         20,402
  Ounces of gold per ton                                 .203           .203
  Contained ounces of gold (000s)                       4,138          4,148

                                Operating Data
                                                         1994           1993
                                                        -----          -----
Production Statistics:
  Tons of ore mined (000s):
     Underground                                        1,331          1,471
     Open Cut                                           1,092          1,048
  Ore grade (oz. gold/ton):
     Underground                                         .224           .235
     Open Cut                                            .100           .111
  Open Cut stripping ratio (waste:ore)                 10.1:1          8.4:1
  Tons of ore milled (000s)                             2,590          2,695
  Mill feed ore grade (oz. gold/ton)                     .160           .174
  Mill recovery (%)                                        95             96
  Gold recovered (000 ozs.)                               394            448

Cost per Ounce of Gold:
  Cash operating cost                                   $ 292          $ 268
  Noncash cost                                             31             20
                                                        -----          -----
  Total production cost                                 $ 323          $ 288


                                       5
--------------------------------------------------------------------------------

C-8
--------------------------------------------------------------------------------

McLaughlin Mine

    The McLaughlin gold mine is located at the junction of Lake, Napa and Yolo Counties in northern California. The McLaughlin mine has been in operation since 1985 and is 100% owned by Homestake.

    The   McLaughlin  mine  properties  cover  approximately  17,200  acres.
Approximately 15,400 acres, which encompass all of the minable reserves, are owned and approximately 845 acres are leased. The Company holds 52 unpatented mining claims covering the remaining acreage. Access to the property is by paved road.

    Ore is mined by open-pit methods using a fleet of 85-ton haul trucks and two hydraulic shovels. Ore is crushed and transported by slurry pipelines five miles to the processing site. The processing plant consists of two
parallel  circuits.    The  primary  circuit  utilizes  pressure  oxidation
(autoclaves) to treat higher-grade sulfide ores, followed by neutralization and cyanide leaching. The second circuit uses conventional crushing and grinding, and sulfide flotation. Concentrates produced from flotation are added to the sulfide ores prior to treatment through the autoclaves. Flotation tailings go directly to cyanide leach. Conventional CIP cyanidation with pressure stripping and electrowinning is used to recover gold and silver. Total mill capacity through both circuits is approximately 6,000 TPD. Tailings are deposited in a 28 million ton capacity tailings impoundment that will be adequate through 1999, at which time a new lift is scheduled to be added to the existing dam. The new lift will increase the impoundment's capacity to allow for the treatment of all known remaining reserves. Facilities are modern and in good operating condition.

    The majority of process water is recycled from the tailings pond. Fresh water make-up is obtained from the Company's reservoir in Yolo County, which has approximately four years of storage capacity. Electric power is purchased under interruptible tariff from Pacific Gas and Electric Company.

    Cash costs per ounce increased in 1994 primarily due to a decrease in ore grades.

    Gold production had been expected to increase in 1995 as the higher-grade zones at the bottom of the South Pit are reached. However, heavy rainfall in northern California in the first quarter of 1995 has caused flooding and other related operating problems at the McLaughlin mine. As a result, gold production at McLaughlin in the first quarter of 1995 probably will be about 27% below the first quarter of 1994. Depending upon the amount of any additional rainfall, more normal levels of gold production at the mine may not resume before June.

    In mid-1996 mining in the South Pit will cease and gold production levels are expected to decline significantly with production principally derived from processing lower-grade stockpiles. Processing is expected to continue for approximately seven years.

    An underground exploration program completed in 1994 resulted in a minor addition to pit reserves. During 1994, the mine operated in compliance with environmental permits.

    McLaughlin mine royalties are equivalent to approximately 2% of revenues.

                                    Geology

     The McLaughlin ore body is a structurally-controlled siliceous vein network, overlain by hotspring terraces (sinter). The mineralization is the product of 0.5 to 1.0 million year old geothermal activity, induced by
regional  volcanism.     Precious metals were transported in hot spring fluids
and coprecipitated with quartz, chalcedony and opal in open fractures along and adjacent to a northeast-dipping structure, known as the Stony Creek fault. The ore body is wedge-shaped and extends to depths of over 1,000 feet along a strike-length of more than a mile.


                                       6
--------------------------------------------------------------------------------

                                                                             C-9
--------------------------------------------------------------------------------

                     Year-end Proven and Probable Reserves

                                                  1994           1993
                                                 -----          -----
Open Pit
 Tons of ore (000s)                              5,040          7,176
 Ounces of gold per ton                           .101           .101
 Contained ounces of gold (000s)                   508            727

Stockpiled*
 Tons of ore (000s)                             17,024         14,866
 Ounces of gold per ton                           .068           .075
 Contained ounces of gold (000s)                 1,157          1,112

Total
 Tons of ore (000s)                             22,064         22,042
 Ounces of gold per ton                           .075           .083
 Contained ounces of gold (000s)                 1,665          1,839

 * The cost of mining substantially all the low-grade ore in the stockpiles has been expensed.


                                Operating Data
                                                  1994           1993
                                                 -----          -----
Production Statistics:
 Tons of ore mined (000s)                        2,667          2,043
 Stripping ratio (waste:ore)                     5.6:1          6.5:1
 Tons of ore milled (000s)                       2,244          2,164
 Mill feed ore grade (oz. gold/ton)               .126           .154
 Mill recovery (%)                                  87             92
 Gold recovered (000 ozs.)                         250            305

Cost per Ounce of Gold:
 Cash operating cost                             $ 252          $ 196
 Noncash cost                                       78            107
                                                 -----         ------
 Total production cost                           $ 330          $ 303


Round Mountain Mine

    The Round Mountain gold mine is an open-pit gold mine located in Nye County, Nevada, about 60 miles north of Tonopah. Homestake owns a 25% undivided interest in the mine. Echo Bay Mines Ltd. owns a 50% undivided interest and is the operator. The remaining 25% interest is owned by Case, Pomeroy & Company, Inc. The mine has been in operation since 1977.

    The Round Mountain properties cover a total of 28,362 acres of private property and public domain land, some of which are under patent application and the remainder of which are subject to unpatented mining claims. Of the total reserves, 83% are located on the privately-owned land. Paved public roads provide access to the operations.


                                       7
--------------------------------------------------------------------------------

C-10
--------------------------------------------------------------------------------

    Ore from the mine is leached using two methods. The higher-grade ore is processed on reusable heap-leach pads and the lower-grade ore is leached on a dedicated pad. During 1994, total ore processed averaged 73,000 TPD. The reusable heap-leach pads processed 19,000 TPD and the balance was processed on a dedicated pad. The average ore and waste mining rate was 161,000 TPD. The reusable pad processing facilities consist of a gyratory crusher, an intermediate ore storage and reclaim system, secondary and tertiary cone crushers and screens, and a conveyor system used to transport ore to two asphalt leach pads. The reusable pads have a total capacity of approximately four million tons. A separate 11.4 million square foot dedicated heap-leach pad to process uncrushed run-of-mine ore has a total capacity of 89 million tons. Facilities are in good condition.

    Water is supplied from wells on the property and power is purchased under contract from Sierra Pacific Power Company.

    Homestake's share of total 1994 gold production from the Round Mountain mine was 105,877 ounces compared to 93,674 ounces in 1993. Gold recoveries on the reusable pads have improved as a result of placing higher-grade ores and fewer total tons on the pads, which has allowed longer leaching times. Larger quantities of lower-grade ore are being processed on the dedicated pad due to a reduced ore grade cut-off threshold. Gold production in 1994 and 1993 also benefited from a very high-grade vein ore occurrence from which 8,263 ounces of gold (Homestake's share) were recovered through gravity separation in 1994 (1993: 13,344 ounces). A small amount of high-grade vein material will be processed in 1995.

    Round Mountain ore reserves increased by 676,000 ounces (100% basis) in 1994 primarily due to exploration drilling which extended pit limits, and the inclusion of previously leached material following favorable processing tests.

    Engineering and permitting for the construction of an 8,000-TPD gravity mill to process higher-grade sulfide ores is planned for 1995. Estimated capital costs are $58 million (100% basis). Completion of mill construction is estimated in 1997.

     During 1994, the mine operated in compliance with its permits.

    All Round Mountain mine production is subject to royalties determined by a complex royalty formula based on the price of gold. The royalties range from approximately 3.5% of gold revenues at prices of $320 per ounce of gold or less to approximately 6.4% at prices of $440 per ounce of gold or more. During 1994, the royalty averaged 5.3% of revenues.

                                    Geology

    The Round Mountain ore body straddles the margin of a volcanic caldera complex. Gold bearing hydrothermal fluids were transported along major structural conduits created by the volcano's collapse and associated faulting. These ascending fluids deposited gold in permeable zones along a broad northwest trend. Primary gold mineralization at Round Mountain occurs as electrum, a natural gold/silver alloy, in association with quartz, adularia
and  pyrite.    Narrow  fractures  in  shear  zones  host  the  higher-grade mineralization while porous sites within the volcanic rocks host the disseminated mineralization. Economic gold mineralization is found in both the volcanic and surrounding sedimentary rocks as well as overlying alluvial placers. The oblong open-pit mine is well over a mile at its longest dimension and currently more than 1,000 feet from the highest working level to the bottom of the pit.


                                       8
--------------------------------------------------------------------------------

                                                                            C-11
--------------------------------------------------------------------------------

    Homestake has a 25% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                               -------        -------
Tons of ore (000s)                             348,910        302,426
Ounces of gold per ton                            .022           .024
Contained ounces of gold (000s)                  7,799          7,123

                          Operating Data (100% Basis)
                                                  1994           1993
                                                ------         ------
Production Statistics:
Tons of ore mined (000s)                        26,242         25,929
Stripping ratio (waste:ore)                      1.2:1          1.2:1
Tons of ore crushed (000s)                       6,629         10,130
Tons of ore processed (000s)                    25,965         24,443
Weighted average ore grade
   placed on pads (oz. gold/ton)                  .020           .022
Leach recovery - reusable pads (%)                  79             69
Gold recovered (000 ozs.)                          424            375

Homestake's Cost per Ounce of Gold
Cash operating cost                              $ 187          $ 230
Noncash cost                                        59             63
                                                 -----          -----
Total production cost                            $ 246          $ 293


Santa Fe Mine

    The Santa Fe gold mine is located in Mineral County, Nevada, approximately 40 miles east of Hawthorne. Homestake owns 100% of this operation. The mine commenced operations in 1988.

    The Santa Fe mine property is comprised of 190 unpatented lode claims, 69 unpatented millsite claims and 24 patented claims on Bureau of Land Management land covering approximately 3,600 acres. The mining and processing facilities
occupy 900 acres.   Access to the property is by paved road.

    Mining operations at the Santa Fe mine ceased in late 1993 as ore reserves were depleted. During 1994, production continued with the leaching of all four crushed and run-of-mine ore heaps. In 1995, the operations will enter a reclamation phase. During this period, some gold production will be derived from rinsing and neutralization of the heaps, a process in which any residual cyanide is destroyed. Revenues received from gold production during the first eight months of 1994 were applied toward remaining reclamation expenditures. Based on current estimates, a full provision for reclamation is included in the December 31, 1994 financial statements. The mine and its facilities are fully depreciated.

    The carbon absorption capacity of the processing facility was doubled in 1994 in anticipation of rinsing the heaps. Water for the property is obtained from alluvial wells located two miles from the minesite. Power is purchased from Sierra Pacific Power Company.

    During 1994, the mine operated in compliance with its environmental permits. The Company has received a notice of noncompliance with respect to a wildlife mortality and the matter currently is under investigation.


                                       9
--------------------------------------------------------------------------------

C-12
--------------------------------------------------------------------------------

     The mine is subject to three separate net smelter royalties aggregating 3.5% to 15% depending upon the grade of ore and the price of gold.

                                Operating Data

                                                  1994           1993
                                                ------         ------
Production Statistics:
  Tons of ore mined (000s)                           -          2,043
  Stripping ratio (waste:ore)                        -          1.5:1
  Tons of ore crushed (000s)                         -          2,288
  Ore grade put on pads (oz. gold/ton)               -           .034
  Leach recovery (%)                                 -             61
  Gold recovered (000 ozs.)                         22             54

Cost per Ounce of Gold:
  Cash operating cost                            $ 175          $ 269
  Noncash cost                                     171             89
                                                 -----          -----
  Total production cost                           $346          $ 358


Marigold Mine

    The Marigold gold mine is located approximately 40 miles southeast of Winnemucca, Nevada. Homestake owns an undivided 33.3% interest in the Marigold property. Rayrock owns the remaining interest and is the operator. The mine has operated since 1989.

    The property consists of approximately 3,920 acres held by unpatented mining claims and 14,920 acres of leasehold lands held under leases which remain in effect as long as the mine continues production. Access to the property is by two miles of gravel road.

    Mining is conducted by conventional open-pit methods. In 1994, ore was produced from four open-pit mines. Milling operations ceased in early 1995 with the depletion of the ore reserves in the 8-South pit which had provided most of the mill-grade ore. The other three pits produce mostly lower-grade ore which is processed by heap leaching. Mill-grade ore from the these pits will be stockpiled and periodically processed through the mill to maximize gold recovery. The mill has a capacity of 1,900 TPD. In 1995, 79% of total gold production will be derived from heap leaching compared to only 28% in 1994. Total material movement is approximately 45,000 TPD. Mine facilities are in good condition.

    Water is supplied from on-site wells and power is purchased from Sierra Pacific Power Company.

    The 1994 exploration program concentrated on detailed ore delineation in the three known pit areas for reserve modeling, pit design and long-range production scheduling purposes, and for reserve expansion on the property.

    During 1994, the mine operated in compliance with all of its permits.

    Production royalties were paid to two owners of the leasehold lands in amounts of 5% of net smelter returns and 3.5% of net profits interest.

    Homestake's share of production from the Marigold mine was 28,328 ounces of gold in 1994 compared to 30,165 ounces in 1993.


                                      10
--------------------------------------------------------------------------------

                                                                            C-13
--------------------------------------------------------------------------------

                                    Geology

    Gold  resources  at  the  Marigold  mine are distributed within even known
mineralized  zones.    Ore  bodies  are  associated  with  broad  zones  of
silicification  and  local  decalcification  largely within the Permian Antler formation  and  the  underlying Ordovician Valmy formation.  Both stratigraphy
and    structure  control  the  location  and  geometry  of  the  zones  of mineralization. The ore bodies are sediment-hosted, disseminated deposits of micron-size gold, and are entirely oxidized.

    Homestake has a 33.3% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                                ------         ------
Tons of ore (000s)                              14,070         15,749
Ounces of gold per ton                            .033           .034
Contained ounces of gold (000s)                    459            536

                          Operating Data (100% Basis)
                                                  1994           1993
                                                ------         ------
Production Statistics:
  Tons of ore mined                              2,247          2,243
  Stripping ratio (waste:ore)                    3.3:1            2:1
  Tons of ore milled (000s)                        678            689
  Ore grade milled (oz. gold/ton)                 .097           .108
  Mill recovery (%)                                 92             91
  Tons of ore leached (000s)                     1,616          1,505
  Ore grade leached (oz. gold/ton)                .018           .021
  Gold recovered (000 ozs.)                         85             90

Homestake's Cost per Ounce of Gold:
  Cash operating cost                            $ 226          $ 207
  Noncash cost                                      62             95
                                                 -----          -----
  Total production cost                          $ 288          $ 302


Pinson Mine

    The Pinson gold mine is located approximately 30 miles northeast of Winnemucca, Nevada. Homestake owns an undivided 26.3% interest in the Pinson property. Rayrock owns a 26.5% interest and is the operator. The mine has operated since 1981.

    The Pinson property consists of approximately 22,826 acres of which 11,583 acres are held under leases which remain in effect as long as the mine continues production. The remaining land is comprised of 7,780 acres of unpatented mining claims and 3,463 acres of primarily fee lands. Access to the property is by paved road.

    Several open pits are mined simultaneously using conventional open-pit mining methods. Ore is processed by both heap leaching and conventional milling methods. Total material movement is between 25,000 to 30,000 TPD. The mill has a capacity of 1,500 TPD. The process uses both CIP and CIL circuits due to the mildly refractory nature of a portion of the ore. Low-grade ore is treated by heap leaching. In 1994, 83% of total gold production was from ore milled. Mine facilities are in good condition.

    Water is obtained from wells on the property and power is purchased from Sierra Pacific Power Company.


                                      11
--------------------------------------------------------------------------------

C-14
--------------------------------------------------------------------------------

     The 1994 exploration program delineated some ore extensions in current mining areas but did not identify significant new reserves on the property.

    Production royalties of 2.2% of net smelter returns are payable on the principal producing areas of the mine. Overall, the underlying property ownership is complex, requiring special arrangements with respect to the commingling of ore from various locations.

    During 1994, the mine operated in compliance with all its environmental permits.

    Homestake's share of production from the Pinson mine was 11,817 ounces of gold in 1994 compared to 13,353 ounces in 1993.

                                    Geology

    The Pinson deposit includes six or more zones of gold mineralization largely hosted by carbonate rocks and calcareous siltstones of the Ordovician Conus formation. Ore bodies consist of diffuse disseminations of micron-size gold peripheral to faults cutting favorable stratigraphy. High-grade stringer zones have been identified deep in the system and are the subject of continuing investigation.

    Homestake has a 26.3% share of the following amounts:

                  Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                                 -----          -----
Tons of ore (000s)                               4,743          4,771
Ounces of gold per ton                            .072           .068
Contained ounces of gold (000s)                    343            323

                          Operating Data (100% Basis)
                                                  1994           1993
                                                 -----          -----
Production Statistics:
  Tons of ore mined (000s)                         968            882
  Stripping ratio (waste:ore)                    6.6:1            7:1
  Tons of ore milled (000s)                        562            552
  Ore grade milled (oz. gold/ton)                 .078           .093
  Mill recovery (%)                                 83             85
  Tons of ore leached (000s)                       379            415
  Ore grade leached (oz. gold/ton)                .029           .031
  Gold recovered (000 ozs.)                         45             51

Homestake's Cost per Ounce of Gold:
  Cash operating cost                            $ 332          $ 267
  Noncash cost                                      44             41
                                                 -----          -----
  Total production cost                          $ 376          $ 308



                                      12
--------------------------------------------------------------------------------

                                                                            C-15
--------------------------------------------------------------------------------

Dee Mine

    In May 1994, the Company sold its interest in the Dee gold mine in Nevada to Rayrock for $16.5 million. Rayrock assumed responsibility for and indemnified Homestake against all environmental and reclamation matters. The Company recorded a $15.7 million pretax gain on this sale.

    Prior  to  the  sale,    the  Company's  share of gold production for 1994
totaled 1,984 ounces compared to 11,340 ounces during 1993.

CANADA

    Homestake has a 50% interest in the Williams and David Bell mines in the Hemlo mining district in Ontario and a 25% net profits interest in the Quarter Claim (adjacent to the David Bell mine). Homestake also owns and operates the Nickel Plate mine in south central British Columbia and has a 50.6% interest in Prime. Prime owns the Eskay Creek mine and has a 40% interest in the Snip mine, both of which are located in northwestern British Columbia.

    The Company conducts exploration and investigates mineral acquisition and development opportunities throughout Canada. Canadian activities are managed from an office in Vancouver, British Columbia.

Eskay Creek Mine

    Prime owns 100% of the Eskay Creek gold/silver mine. Through its interest in Prime, the Company has a 50.6% interest in the mine. Prime has contracted with Homestake to provide all necessary professional, managerial, and administrative services in connection with further exploration, development and operation of the Eskay Creek mine.

    The Eskay Creek property consists of five mining leases and various other mineral and surface rights comprising approximately 3,477 acres located 51 miles north of Stewart, British Columbia. The leases have remaining terms of approximately 26 to 30 years, subject to renewal rights. Access from the main highway to the mine is by 38 miles of single-lane gravel road.

    A feasibility study conducted in January 1994 determined that the most economical way of processing the ore was by direct shipment and sale of ore to smelters. A Mine Development Certificate was received from the Province of British Columbia on March 31, 1994. Construction of surface facilities commenced immediately and was completed in late October. Rehabilitation of the main access ramp and underground ventilation and electrical services was undertaken prior to the commencement of mining in December 1994. Shipments of ore commenced in January 1995. Underground mining utilizes a drift-and-fill method. Ore is processed through a crushing and blending facility located at the minesite. There are no tailings produced at the minesite. Some of the mine waste-rock is potentially acid-generating and is disposed of under water in a nearby barren lake. Workers are on a two-week work schedule followed by two weeks off.

    Two long-term sale contracts have been signed with smelters in Japan and Quebec. These contracts provide for a combined minimum delivery of 100,000 tons in the first year, with options to increase deliveries to 130,000 tons in the second year and beyond, subject to smelter approvals. A long-term truck hauling contract currently is being negotiated for the movement of ore 164 miles to Stewart for shipment to Japan and 224 miles to Kitwanga, British Columbia for shipment to Quebec. A dedicated ship-loading facility at Stewart has been upgraded to handle ore shipments. In addition, a new load-out facility has been constructed at the railhead in Kitwanga. Prime has also entered into a rail contract with Canadian National Railway to transport ore to Quebec.


                                      13
--------------------------------------------------------------------------------
c-16
--------------------------------------------------------------------------------

     During 1994, Prime entered into agreements with Adrian Resources Ltd. and the Tagish Group and acquired 100% of mineral claims which cover a small portion of the Eskay Creek ore body. This acquisition settled all known Eskay Creek mine title disputes.

      In 1995, the mine is expected to produce 100,000 tons of ore containing approximately 170,000 ounces of gold and 7.3 million ounces of silver. Based on existing reserves, the mine has a projected life of eight to ten years.

    Power is produced on-site by diesel generation.

    See page 34 for a discussion of environmental matters.

    The mine is subject to an effective 1% net smelter royalty, with the exception of a small portion of the ore body, which is subject to an effective 2% net smelter royalty.

                                    Geology

    The Eskay Creek ore body is a precious metal-enriched volcanogenic massive sulfide deposit that occurs in association with volcanics of the Jurassic-aged (190+ million years) Hazelton Group. Eskay Creek mineralization is generally stratabound and occurs in a contact mudstone and breccia sandwiched between a rhyolite flow-dome complex and overlain by volcanic rocks in the west limb of a north-plunging fold. Sphalerite, pyrite, galena and tetrahedrite are the most abundant ore minerals. Native gold occurs as mostly microscopic particles located between sulfide grains or in fractures within sulfide grains, some locked in pyrite. Gold also occurs in volcanic rocks beneath the contact mudstone with visible gold, coarse grained sphalerite, pyrite and galena disseminated in quartz veins or stockwork.

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994
                                                ------
Tons of ore (000s)                               1,190
Ounces of gold per ton                            1.91
Contained ounces of gold (000s)                  2,274
Ounces of silver per ton                          85.5
Contained ounces of silver (000s)              101,800


Williams Mine

    The Williams gold mine is located in the Hemlo Gold Camp 217 miles east of Thunder Bay, Ontario adjacent to the Trans Canada Highway. The mine is operated by Williams Operating Corporation (WOC). Homestake and Teck Corporation (Teck) each own a 50% interest in WOC. The mine commenced operations in 1985.

    The property consists of 11 patented mining claims covering approximately 400 acres and one Crown mining lease. WOC operates the Williams mine with its own personnel. Homestake and Teck are required to provide funds equally to WOC for all costs incurred to operate the mine. Homestake and Teck have mutual rights of first refusal over each other's interest in the Williams mine and shares of WOC.


                                      14
--------------------------------------------------------------------------------

                                                                            C-17
--------------------------------------------------------------------------------

     The  Williams  mine  is  an underground operation which is accessible by a
4,300-foot  shaft.    Mining is carried out by the longhole, open-stope method
with  cemented  rock  fill.    In  addition,  300-400  TPD of low-grade ore is
recovered from a nearby open pit. Waste rock from the open pit is used for backfill in the underground operations. Cyanidation and the CIP process are used to recover gold. The mine has a 7,000 TPD capacity mill which operated
at  6,954  TPD  during  1994.    The  Williams  and David Bell mines share one
tailings basin facility located approximately two miles from the mill. This facility was expanded during 1994. Water from the tailings basin is treated during the summer months in an effluent treatment plant prior to discharge. The mines continue to reclaim mill process water separately. The mine's facilities and equipment are modern and in good condition.

    Following the installation of new crushing and ventilation systems in 1994, mining between the 9,065 and 9,240-foot levels commenced. In addition, exploration drifting and diamond drilling were carried out on the 9,175 and 9,450-foot levels and part of the open pit was redesigned and expanded to maximize ore extraction. Approximately two-thirds of the ore mined in 1994 was replaced by additions to ore reserves.

    During the next few years, production at the mine is expected to be slightly lower as the grades of ore mined more closely approximate the remaining life-of-mine ore grades.

    Water for the property is supplied from Cedar Creek and power is purchased from Ontario Hydro via long-term contracts. Propane for heating mine air and surface facilities is also purchased on long-term contracts. A new glycol heat recovery system was installed during 1994 which will reduce propane consumption.

       All environmental discharges during 1994 were in compliance with permit
levels.    The  mine  has  submitted  a  reclamation  and  closure plan to the
Government of Ontario for review.

    The 11 patented mining claims are subject to three net smelter royalties totaling a net effective rate of 2.08% and the Crown mining lease is subject to a net smelter royalty of 0.75%.

    Homestake's share of production was 222,660 ounces in 1994 compared to 246,126 ounces in 1993.

                                    Geology

     The   Hemlo  Gold Camp occurs within the east-west striking Heron Bay belt
of metamorphosed Archean aged rocks  (3.5  billion  years).    The  steeply
dipping ore bodies lie along the contact between overlying metasedimentary rocks and underlying volcanic rocks. Gold mineralization is hosted mainly by a fine grained feldspar porphyry unit associated with pyrite, barite and molybdenum.

    Homestake has a 50% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                                ------         ------
Tons of ore (000s)                              34,050         34,905
Ounces of gold per ton                            .166           .170
Contained ounces of gold (000s)                  5,669          5,934


                                      15
--------------------------------------------------------------------------------

C-18
--------------------------------------------------------------------------------

                           Operating Data (100% Basis)

                                                  1994           1993
                                                ------         ------
Production Statistics:
  Tons of ore milled (000s)                      2,538          2,557
  Mill feed ore grade (oz. gold/ton)              .184           .202
  Mill recovery (%)                                 95             95
  Gold recovered (000s ozs.)                       445            492

Homestake's Cost per Ounce of Gold:
  Cash operating cost                            $ 204          $ 199
  Noncash cost                                      42             48
                                                 -----          -----
  Total production cost                          $ 246          $ 247


David Bell Mine

    The David Bell gold mine is located in the Hemlo Gold Camp. The mine is operated by the Teck-Corona Operating Corporation (TCOC). Homestake and Teck each own a 50% interest in TCOC. The mine commenced operations in 1985.

    The mine is located on the same ore body as the Williams mine. The property consists of approximately 650 acres held under two freehold patents. TCOC operates the David Bell mine with its own personnel. Homestake and Teck are required to provide funds equally to TCOC for all costs incurred to operate the mine. Homestake and Teck have mutual rights of first refusal over each other's interest in the David Bell mine and shares of TCOC.

    The David Bell mine is an underground operation which is accessible by a 3,819-foot shaft. Production is from stopes using longhole mining methods with a mixture of cement, tailings, sand and waste rock produced underground as backfill. The mill operated at 1,402 TPD in 1994. Cyanidation and the CIP process are used to recover gold. The facilities and equipment are modern and in good condition.

    Mine development in 1994 included development of the new C-zone by a contractor and improvements to the mine ventilation network. The average width of ore at the David Bell mine is decreasing. In an effort to minimize the costs associated with this decrease, stoping of narrow width ore by longitudinal longhole retreat continued during the year. Gold production decreased slightly, reflecting lower ore grades and recoveries and reduced mill throughput associated with ore shortages from the underground due to narrower ore widths.

    During the next few years, production at the mine is expected to be slightly lower as the grades of ore mined more closely approximate the remaining life-of-mine ore grades.

    In-mine exploration potential is limited due to property boundary limits. Homestake and Teck each have a 50% interest in efforts to explore and develop mineral properties within approximately two miles of the David Bell property.

    The current collective bargaining agreement with the United Steel Workers of America is in effect until October 31, 1995.

    Water and power supplies are the same as those at the Williams mine.

    During  1994,  all environmental discharges were in compliance with permit
levels.    The  mine  has  submitted  a  reclamation  and  closure plan to the
Government of Ontario for review.


                                      16
--------------------------------------------------------------------------------

                                                                            C-19
--------------------------------------------------------------------------------


    The property is subject to a 3% net smelter royalty.

    Homestake's share of production at the David Bell mine was 96,109 ounces in 1994 compared with 107,594 ounces in 1993.


                                    Geology

    See "Williams Mine - Geology."

    Homestake has a 50% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                                 -----          -----
  Tons of ore (000s)                             5,463          6,450
  Ounces of gold per ton                          .317           .316
  Contained ounces of gold (000s)                1,731          2,041


                          Operating Data (100% Basis)
                                                  1994           1993
                                                 -----          -----
Production Statistics:
  Tons of ore milled (000s)                        512            542
  Mill feed ore grade (oz. gold/ton)              .399           .416
  Mill recovery (%)                                 94             95
  Gold recovered (000 ozs.)                        192            215

Homestake's Cost per Ounce of Gold:
  Cash operating cost                            $ 168          $ 154
  Noncash cost                                      43             52
                                                 -----          -----
  Total production cost                          $ 211          $ 206


Quarter Claim

    The Quarter Claim constitutes approximately one-fourth of a mining claim, which was originally part of the David Bell property and was optioned to, and subsequently acquired by, Hemlo Gold Mines Inc. (Hemlo Gold) in 1982. Hemlo Gold developed a shaft and reserved hoisting and milling capacity of 500 TPD at its mill to process any ore found on the Quarter Claim. Homestake has a 25% net profits interest in all ore recovered from the Quarter Claim. In calculating the net profits interest, no allowance is made by Hemlo Gold for capital costs unless that capital is specifically required for the Quarter Claim.

    Homestake's share of production at the Quarter Claim was 7,745 ounces in 1994 compared with 11,094 ounces in 1993.


                                      17
--------------------------------------------------------------------------------

C-20
--------------------------------------------------------------------------------

                                   Geology

    See "Williams Mine - Geology."

    Homestake has a 25% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                 1994            1993
                                                 -----          -----
Tons of ore (000s)                               1,185          1,380
Ounces of gold per ton                            .254           .256
Contained ounces of gold (000s)                    300            354

                          Operating Data (100% Basis)
                                                  1994           1993
                                                 -----          -----
Production Statistics:
  Tons of ore milled (000s)                        114            181
  Mill feed ore grade (oz. gold/ton)              .281           .255
  Mill recovery (%)                                 97             96
  Gold recovered (000 ozs.)                         31             44

Homestake's Cost per Ounce of Gold:
  Cash operating cost                            $ 177          $ 144


Nickel Plate Mine

    The Nickel Plate gold mine is located near Hedley, British Columbia and is owned 100% by Homestake. The mine was an underground gold mine prior to 1930 and from 1934 to 1955. Current operations began in 1987.

    The property is comprised of 111 Crown-granted claims, six reverted Crown-granted claims, two mining leases, 25 mineral claims and certain surface rights, covering approximately 8,015 acres. A paved road from Penticton, British Columbia, approximately 30 miles from the mine, provides access to the site.

    Mining  is carried out by conventional open-pit methods.  Ore is processed
in   a  4,000-TPD  mill.    Mill  processing  comprises  crushing,  grinding,
cyanidation and Merrill Crowe gold recovery. Tailings effluent is treated to destroy residual cyanide before deposition in a closed circuit effluent discharge impoundment basin. The facilities and equipment are modern and in good condition.

    The majority of the mine's process water is obtained from solutions recycled from the tailings impoundment basin. Fresh water make-up is supplied from a local creek during spring run-off and stored in a process water pond. Power is supplied by West Kootenay Power under an annually renewable contract.

    Mining at the Nickel Plate mine will be reduced substantially in early 1995. A milling rate of 4,000 TPD is planned through the end of 1996 at which time the ore reserve is expected to be depleted. During the fourth quarter of 1994, the Nickel Plate ore reserve was reduced by 8% reflecting mining experience in the Stage IV pit. The potential for additional ore reserves from exploration drilling is very limited.

    See page 34 for discussion of environmental matters.

    The mine has submitted a revised reclamation and closure plan to the regulatory agencies for review.


                                      18
--------------------------------------------------------------------------------

                                                                            C-21
--------------------------------------------------------------------------------

                                   Geology

     The Nickel Plate ore body is situated within the rocks of the Jurassic aged Hedley Formation consisting of thinly bedded calcareous siltstones and layered to massive limestone units dipping northwest at 20 to 30
degrees.    The  formation  is  intruded  by  Early  Jurassic,  coarse-
grained porphyritic diorite. A large hydrothermal system was associated with the diorite intrusions. Gold bearing sulfides
(pyrrhotite, pyrite and chalcopyrite) were emplaced during the latest phase of this hydrothermal process. Higher grades are associated with the contacts of the diorite dikes and sills and the Hedley formation and are confined to the skarn zone.


               Year-end Proven and Probable Ore Reserves

                                                  1994           1993
                                                 -----          -----
Tons of ore (000s)                               2,889          4,823
Ounces of gold per ton                            .077           .077
Contained ounces of gold (000s)                    223            370

                                Operating Data
                                                  1994           1993
                                                ------         ------
Production Statistics:
  Tons of ore milled (000s)                      1,438          1,412
  Mill feed ore grade (oz. gold/ton)              .070           .061
  Mill recovery (%)                                 81             85
  Gold recovered (000 ozs.)                         82             74

Cost per Ounce of Gold:
  Cash operating cost                            $ 351          $ 312
  Noncash cost                                      54             24
                                                 -----          -----
  Total production cost                          $ 405          $ 336


Snip Mine

    The Snip gold mine is located at the junction of Bronson Creek and the Iskut River, 56 air miles north of Stewart, in northwestern British Columbia. The mine is 40% owned by Prime. Cominco Ltd. (Cominco) owns the remaining
interest  and  is  the  operator.    Cominco receives a management fee for its
services as operator equivalent to 5% of cash expenditures made at the property. The mine commenced operations in January 1991.

    The property consists of a mining lease issued to Cominco for a term of 30 years, together with three mineral claims also recorded in the name of Cominco, covering approximately 3,637 acres.

    The mine is serviced by aircraft which utilize the mine's 4,500-foot long landing strip. In addition, a hovercraft transports mine concentrates, fuel and other supplies along the Iskut and Stikine rivers between the mine and Wrangell, Alaska from late March to early November each year. During the winter months, the only access is by aircraft due to ice accumulations on the rivers.

    The Snip mine is an underground operation serviced by three adits and a haulageway at the 400-foot level. Mining is carried out through a combination of shrinkage, conventional and mechanized cut and fill. Backfill is either underground waste rock or mill tailings which are pumped to the mine and mixed with cement. The mill can treat 500 TPD. Approximately 92% of the gold contained in the ore is recovered. A gravity circuit recovers about 36% of the gold and the remaining gold is recovered in flotation concentrates containing approximately ten ounces of gold per ton. The concentrates are sold to a third-party facility located near Stewart for final gold recovery. Mill tailings are deposited in a pond close to the mine and reclaimed water is pumped back to the mill


                                      19
--------------------------------------------------------------------------------

C-22
--------------------------------------------------------------------------------

for  reuse.    The  facilities and equipment are modern and in good condition.
Workers are on a four-week work schedule followed by two weeks off.

    Water is supplied from Bronson Creek and power is produced on-site by diesel generators.

    During 1994, all environmental discharges were within permit levels. There has been recent controversy regarding the environmental impact of the mine's hovercraft operations on fish in the Iskut river. The Company has agreed to further studies despite prior investigations indicating little environmental impact.

    Homestake's share of gold production in 1994 was 51,592 compared to 59,790 ounces in 1993.

                                     Geology

     The   main  ore  body at the Snip mine is called the Twin Zone, a 1.5 to 50 feet thick quartz-carbonate-sulfide-filled shear structure within a Triassic sedimentary unit. Gold primarily occurs as finely disseminated grains along pyrite grain boundaries. Other sulfides within the Twin Zone include pyrrhotite, chalcopyrite and sphalerite, with trace arsenopyrite. The vein structure has been traced over a strike length of 3,300 feet and has a known vertical extent to 1,650 feet.

    Prime has a 40% share of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                                 -----          -----
Tons of ore (000s)                                 553            722
Ounces of gold per ton                            .797           .788
Contained ounces of gold (000s)                    441            569

                          Operating Data (100% Basis)
                                                  1994           1993
                                                ------          -----
Production Statistics:
  Tons of ore milled (000s)                        190            188
  Mill feed ore grade (oz. gold/ton)              .743           .865
  Mill recovery (%)                                 92             92
  Gold recovered (000 ozs.)*                       129            149

Homestake's Cost  per Ounce of Gold:*
  Cash operating cost                            $ 171          $ 152
  Noncash cost                                      59             83
                                                 -----          -----
  Total production cost                          $ 230          $ 235

*   Includes recoverable gold contained in dore bars and in concentrates.


AUSTRALIA

    Homestake  owns 81.5% of the shares of Homestake Gold of Australia Limited
(HGAL). HGAL is a gold mining and exploration company whose principal asset is a 50% ownership in Australia's largest gold mining operation, the consolidated surface and underground gold operations at Kalgoorlie, Western Australia.

    HGAL explores for gold in Australia and has offices in Perth and Kalgoorlie, Western Australia.


                                      20
--------------------------------------------------------------------------------

                                                                            C-23
--------------------------------------------------------------------------------

Kalgoorlie Operations

    The Kalgoorlie operations are located 340 miles northeast of Perth, Western Australia on 164 state leases and licenses covering a total of 47 square miles. The mineral leases are renewable on an annual basis for a fee to the state. Homestake acquired its interest in the original Kalgoorlie Mining Associates joint venture in 1976. Mining operations in the Kalgoorlie region date back to 1893. Access to the operations is by paved road.

    HGAL  owns  a  50%  interest  in  three  joint  ventures in the Kalgoorlie district: the Fimiston/Paringa Venture (FPV), the Mt Percy Venture and the Kalgoorlie Mining Associates Venture. Gold Mines of Kalgoorlie Limited and its affiliates (GMK) own the other 50% interest. HGAL and GMK formed Kalgoorlie Consolidated Gold Mines Pty Ltd (KCGM), a jointly-owned and controlled company, to manage all the operations on a consolidated basis under the direction of a Management Committee.

    Mines  operated  by  KCGM include the Super Pit open-pit gold mine and the
Mt.  Charlotte  underground  gold  mine.   Ore treatment is carried out at the
Croesus, Fimiston, Mt Percy and Oroya mills and the Gidji roaster.

    HGAL pays 50% of the costs and is entitled to receive 50% of the production from all operations, except for the FPV area of the Super Pit where HGAL pays 50% of venture costs but may not receive 50% of the production. GMK is entitled to receive more than 50% of gold production from the FPV area under certain circumstances out of the first 35.8 million tons of ore mined by open-pit methods from the FPV area of the Super Pit. The disproportionate quantity of gold to be received by GMK depends upon capital and production costs, gold prices and volumes mined from the FPV area. In 1994, HGAL paid to GMK 15,781 ounces under the disproportionate sharing arrangement. Through the end of 1994, approximately 15.9 million tons of ore have been mined from the FPV area of the Super Pit. The operations' facilities and equipment generally are in good condition.

    Contractors are employed to conduct surface mining operations, ore and concentrate haulage and some specialized services. Fresh water is supplied under allocation from the state water system and is piped 350 miles from Perth. Salt water is taken from bores and underground mines. Power is purchased under a number of agreements with the state power authority.

    In 1994, the Gidji roaster performed well within SO2 emission limits established by the Western Australian government. Intercept drainage channels were constructed to isolate the Oroya tailings dam from the nearby salt water drainage channel. A safety exclusion zone (SEZ) surrounding the Super Pit has been established and progressive acquisition of properties within this area is taking place. The SEZ, combined with measures to reduce noise and dust, has resulted in a significant improvement in the environment of residents living close to the mining operations.

    Revision of the Super Pit ore resource using computer-aided modelling techniques, in addition to a review of Mt. Charlotte reserves, expanded year-end proven and probable reserves by 7% during 1994. The Company's share of this increase was approximately 0.3 million ounces.

    No royalties are payable on production.

Super Pit

    This large open pit is located along the "Golden Mile" ore bodies previously mined from underground.

    In 1994, 59.7 million tons of material were mined containing 12.4 million tons of ore, compared to 59 million tons containing 10 million tons in 1993. HGAL's share of Super Pit gold production was 289,625 ounces in 1994 and 256,094 ounces in 1993.


                                      21
--------------------------------------------------------------------------------

C-24
--------------------------------------------------------------------------------

Mt. Charlotte

    This underground mine uses bulk mining methods and large conventional diesel powered loaders and trucks to produce ore at the rate of 1.6 million tons per year. The main production level is 3,200 feet below surface. Long-hole stoping mining techniques are employed. Ore is crushed underground with primary crushers before being hoisted to secondary crushers at the surface.

    In 1994 and 1993, 1.7 million tons of ore were mined from Mt. Charlotte. HGAL's share of gold production was 61,021 ounces in 1994 and 70,981 ounces in 1993.

Mt Percy

    The Mt Percy open cuts were mined to their planned economic depth in July 1992, at which time mining ceased. Through May 1994, the mill continued to process previously stockpiled low-grade material blended with non-refractory ore from the Super Pit and Mt. Charlotte.

    HGAL's share of gold production was 1,353 ounces in 1994 and 5,457 ounces in 1993.

Mills

    Fimiston - a 14,550 TPD mill with CIP leaching and refractory sulfide flotation circuits that processes ore from the Super Pit. Approximately $15 million (100% basis) was spent in 1994 and a further $39 million of expenditures are planned during 1995 on an expansion program at the Fimiston mill. This program, which will be completed in 1995, will increase the mill's capacity to 28,000 TPD, including a 5,000 TPD free-milling sulfide circuit to treat Mt. Charlotte ore. The increase in capacity will improve the mill's efficiency and will also replace the capacity of the Oroya mill which is being dismantled in 1995 to allow for an expansion of the Super Pit.

    Oroya - a 7,700 TPD mill with CIP, refractory and non-refractory sulfide flotation circuits that processes ore from Mt. Charlotte and the Super Pit.

    Croesus - a 3,000 TPD mill with CIP and refractory sulfide flotation circuits that processes ore from the Super Pit.

    Mt Percy - a 2,500 TPD mill with a CIP circuit that processes ore from Mt Percy, the Super Pit and Mt. Charlotte.

    Gidji - a roaster complex situated 12 miles north of Kalgoorlie which comprises two converters and a CIP circuit to process all the concentrates.

    The combined mills processed 10.7 million tons of ore in 1994 and 1993.

    Cash operating costs were higher in 1994 primarily as a result of unfavorable foreign exchange rates. A moderate decline in costs was achieved on an Australian currency basis.

    HGAL's share of 1994 gold production from the consolidated Kalgoorlie operations was 352,081 ounces compared with 332,636 ounces in 1993.


                                      22
-------------------------------------------------------------------------------

                                                                            C-25
--------------------------------------------------------------------------------

                                     Geology

     The   ore  deposits  mined in the Kalgoorlie Goldfields occur within an intensely mineralized shear zone system  in  dolerite host rocks, within the Norseman-Wiluna Greenstone Belt which is part of the Yilgarn Block of
Western  Australia.    The  rocks are of Archaen age.  The favorable
structural metamorphic and lithologic setting in conjunction with hydrothermal activity controlled gold mineralization. In excess of 38 million ounces of gold have been produced at depths of up to 4,000 feet from high-grade lodes and adjacent disseminated mineralization in the Golden Mile Dolerite, and from the large stockwork mineralization which characterizes the Mt. Charlotte and Reward (underground) ore bodies.

    HGAL has a 50% share (subject to the disproportionate allocation discussed above) of the following amounts:

                   Year-end Proven and Probable Ore Reserves
                                 (100% Basis)

                                                  1994           1993
                                               -------        -------
Tons of ore (000s)                             158,790        146,895
Ounces of gold per ton                            .073           .074
Contained ounces of gold (000s)                 11,519         10,813

                          Operating Data (100% Basis)
                                                  1994           1993
                                                ------         ------
Production Statistics:
 Super Pit
  Tons of ore mined (000s)                      12,372          9,976
  Stripping ratio                                3.8:1          4.9:1
  Tons of ore milled (000s)                      8,963          8,502
  Mill feed ore grade (oz. gold/ton)              .077           .072
  Mill recovery (%)                                 88             86
  Gold recovered (000s)                            611            512

 Mt Percy
  Tons of ore milled (000s)                         94            465
  Mill feed ore grade (oz. gold/ton)              .029           .027
  Mill recovery (%)                                 86             88
  Gold recovered (000s)                              3             11

 Mt.  Charlotte
  Tons of ore mined (000s)                       1,680          1,697
  Tons of ore milled (000s)                      1,682          1,706
  Mill feed ore grade (oz. gold/ton)              .085           .096
  Mill recovery (%)                                 87             86
  Gold recovered (000s)                            122            142

Combined Production Statistics:
  Tons of ore mined (000s)                      14,052         11,673
  Tons of ore milled (000s)                     10,740         10,677
  Mill feed ore grade (oz. gold/ton)              .078           .074
  Mill recovery (%)                                 88             86
  Gold recovered (000 ozs.)                        736            665


                                      23
--------------------------------------------------------------------------------


C-26
--------------------------------------------------------------------------------

Homestake's Consolidated Cost Per Ounce of Gold:
  Cash operating cost                            $ 259          $ 230
  Noncash cost                                      39             40
                                                 -----          -----
  Total production cost                          $ 298          $ 270


    Super Pit mining during the last five years has produced approximately 20% more ore than predicted by the ore reserve model.

Fortnum

    Fortnum is an open-pit gold mine located 485 miles northeast of Perth, Western Australia which had been on care and maintenance. On February 17, 1994 HGAL sold its interest in Fortnum to Perilya Mines NL. A gain of approximately $1.3 million was recorded on this sale.

CHILE

    Homestake    leases  and operates the El Hueso gold mine and also conducts exploration throughout Chile.  Homestake's office is in Santiago, Chile.

    El Hueso is an open-pit gold mine in the Maricunga District of Chile on property leased through June 1998 from Codelco, a government agency. The mine is located about 600 miles north of Santiago at an elevation of approximately 12,500 feet. The lease includes the right to use the existing plant. The land included in the original lease term has no applicable royalties. Operations commenced in 1987 and Homestake assumed control of the operation in 1988. Access to the mine is by 14 miles of dirt road.

    In 1991, additional land was contracted from Codelco and incorporated into the existing lease. This new land was subject to a net profits royalty of 50% on the first 50,000 ounces of production, which was achieved during 1993, and is now subject to a 30% net profits royalty.

    Ores from the mine are leached by two different methods of production. Higher-grade ore is crushed in three stages and then heap leached. Low-grade run-of-mine ore is heap leached without crushing. Gold-bearing solutions from both ores are treated by zinc precipitation to produce dore bars. The facilities are in good condition.

    Water and power are purchased from Codelco.

    Active mining operations at the El Hueso mine and the neighboring leases ceased in February 1995. Leaching of the piles will continue through to the end of the year at which time the operation will enter a reclamation phase. During this period some gold production will be derived from rinsing the heaps, a process in which residual cyanide is destroyed. Based on current estimates, full provision for mine closure, after considering the additional revenues to be received from gold produced during the reclamation phase, is included in the December 31, 1994 financial statements.

    In January 1994, additional new land was leased from Codelco and exploration activities on this land are ongoing. The Company plans to spend approximately $1 million in 1995 on an exploration prospect on this land, which, if successful, could require use of the El Hueso facilities. These new lands are subject to a 30% net profits royalty.


                                      24
--------------------------------------------------------------------------------

                                                                            C-27
--------------------------------------------------------------------------------

                                   Geology

     The El Hueso ore body is hosted by Lower Tertiary volcanic rocks and decalcified Jurassic sandstones and limestones in the Potrerillos porphyry copper district. Gold mineralization occurs in vertical
"feeder" structures and disseminated stratabound deposits associated with quartz, alunite, cervantite, scorodite, jarosite, goethite and stibnite.

                      Year-end Proven and Probable Ore Reserves

                                                  1994           1993
                                                 -----          -----
Tons of ore (000s)                                 136          3,151
Ounces of gold per ton                            .039           .039
Contained ounces of gold (000s)                      5            122

                                Operating Data
                                                  1994           1993
                                                 -----          -----
Production Statistics:
  Tons of ore mined (000s)                       2,895          3,132
  Stripping ratio (waste:ore)                    3.8:1          2.5:1
  Tons high-grade ore leached (000s)             1,720          1,964
  Leach feed ore grade (oz. gold/ton)             .035           .040
  Recovery (%)                                      80             82
  Tons low-grade ore leached (000s)              1,001          1,031
  Leach feed ore grade (oz. gold/ton)             .014           .015
  Recovery (%)                                      47             47
  Gold recovered - all ores (000 ozs.)              56             72

Cost per Ounce of Gold:
  Cash operating cost                            $ 403          $ 299
  Noncash cost                                      13             30
                                                 -----          -----
  Total production cost                          $ 416          $ 329


MEXICO

    Following a reorganization of its Mexican interests during 1994, Homestake owned an approximate 28% equity interest in Compania Minera Las Torres, S.A. De C.V. (Torres). Torres' primary asset is the Torres silver mining complex located near Guanajuato, about 250 miles northwest of Mexico City. Torres also owns the Encantada lead/silver mine located in the state of Coahuila, 50 miles south of Big Bend, Texas. Both of these operations are operated by Industrias Penoles, S.A. de C.V. The Torres silver mining complex covers approximately 18,000 acres and consists of several small separate silver/gold mines and a centrally located 2,500-TPD concentrator. Homestake's share of gold production from Torres totaled 12,884 ounces in 1994 compared to 12,844 ounces in 1993. Homestake received dividends from Torres of $1.6 million and $0.8 million in 1994 and 1993, respectively. In February 1995, the Company sold its 28% interest in Torres for $6 million.

                                    SULPHUR

    Homestake owns an undivided 16.7% interest in the Main Pass 299 sulphur deposit, which at December 31, 1994 contained proven recoverable reserves of approximately 70 million long tons of sulphur. Freeport McMoRan Resource Partners, Limited Partnership (FRP) owns a 58.3% interest in the deposit and is the operator under a joint operating agreement. IMC Fertilizer Inc. owns the remaining 25%.


                                       25
--------------------------------------------------------------------------------

C-28
--------------------------------------------------------------------------------

    The sulphur deposit is located in the Gulf of Mexico in waters approximately 210 feet deep, 36 miles east of Venice, Louisiana. The deposit is approximately 1,500 feet below the sea floor. The federal sulphur lease under which the deposit is held requires a royalty of 12.5% of the wellhead value.

    The operating agreement provides that each participant pays its share of capital and operating costs, and has the right to take its share of production in kind in proportion to its undivided interest.

     The sulphur deposit is being mined using the Frasch process, a method of extraction which injects steam to liquify the sulphur, which is then pumped to
surface.    Based  on  current  reserve estimates, projected costs and prices, annual production is expected to average two million long tons over a remaining reserve life in excess of 30 years.

    Fabrication and installation of production facilities began in 1990. Initial sulphur production commenced in 1992. Initial production was lower than anticipated because the production of overlying oil and gas reserves slowed the heating of the sulphur dome to required production temperatures. Full sulphur production levels of 5,500 TPD were reached in December 1993. Sulphur production averaged 6,200 TPD by the end of 1994. Homestake's 16.7% share of development expenditures through 1994 was approximately $123 million.

    FRP filters, blends, markets and delivers Homestake's share of sulphur production under an agreement having an initial term of ten years from commencement of production in 1992. Homestake can terminate the agreement by giving FRP two-years notice.

    During 1994, the sulphur market strengthened from a 20-year low which had lowered average realized prices to approximately $45 per ton at the end of
1993. With a modest increase in prices, Homestake expects its sulphur operations to break even or provide a small profit during 1995.

    Homestake was recently notified by Freeport that sulphur reserves at December 31, 1994 have been increased by approximately 6.4 million tons (100% basis). This increase includes 1.8 million tons added as a result of development drilling and 4.6 million tons added as a result of utilizing a lower porosity assumption based on experience to date.

    During sulphur exploration, oil and gas were discovered overlying the sulphur deposit. In 1990, the participants acquired the oil and gas rights from Chevron USA, Inc., for a total of $150 million, including reimbursement of certain costs incurred in partial development of the reserves. Homestake's 16.7% share of the oil and gas purchase and development costs through 1994 was approximately $55 million.

    The federal oil and gas lease requires a 16.7% royalty payment based on wellhead value. In addition, Chevron retained the right to share in the proceeds of future production should the price or volume realized exceed those which were used by the parties as the basis for determining the purchase price.

    Oil and gas production peaked during 1992 and is expected to decline over the next five years. Oil production (100% basis) totaled 5.2 million barrels in 1994 compared to 7.1 million barrels in 1993. In the fourth quarter of 1993, Homestake recorded a $16 million pretax write-down of its investment in the oil and gas assets due to a decline in oil prices. This write-down was based on Main Pass 299's realized price of $10.32 per barrel at December 31, 1993. The remaining carrying value of Homestake's investment in the Main Pass 299 oil and gas property is $11.6 million at December 31, 1994.

      Homestake's share of remaining recoverable oil reserves at December 31, 1994 is estimated to be 2.1 million barrels after adjusting for the federal royalty.


                                      26
--------------------------------------------------------------------------------

                                                                            C-29
--------------------------------------------------------------------------------

      Homestake has a 16.7% share of the following amounts:

                   Year-end Proven and Recoverable Reserves
                                 (100% Basis)

                                                  1994           1993
                                                ------         ------
Tons of sulphur (000s)                          70,321         66,205
Barrels of oil (000s)                           15,521         20,751

                      Production Statistics (100% Basis)
                                                  1994           1993
                                                 -----         ------
Tons of sulphur (000s)                           2,259            696
Barrels of oil (000s)                            5,240          7,080

                           Homestake's Per Unit Data
                                                  1994           1993
                                                 -----         ------
Average Sales Realizations:
  Per ton of Sulphur                              $ 53           $ 59
  Per barrel of oil                                 13             14

Costs
  Sulphur cash costs per ton                     $  49          $ 131
  Sulphur noncash costs per ton                     11             11
                                                 -----         ------
  Total production cost                          $  60          $ 142

  Oil cash costs per barrel                      $   4            $ 4
  Oil noncash costs per barrel                       6              9
                                                 -----          -----
  Total production cost                           $ 10           $ 13


MINERAL EXPLORATION

    As part of the corporate restructuring in 1992, Homestake reorganized its exploration activities. The Company moved away from a grassroots approach organized around district offices towards a more consolidated and centralized system which allows it to focus on large, high-quality, low-cost opportunities.

    United States exploration expenses totaled $11.8 million in 1994 and $11.1
million  in  1993.    Domestic exploration expenses in 1995 are expected to be
approximately $11 million.

    Discovery of a new mineralized zone (Ruby Hill) near Eureka, Nevada, was announced in November 1993. In 1994, exploration expenses totaling $6.5 million formed part of a delineation drilling program which commenced in April. In October 1994, following completion of this program, the Company announced its decision to proceed with a feasibility study on the West Archimedes oxide zone. This $4 million study will examine the economics of a portion of the preliminary geological resource estimate of 1.6 million ounces of gold. Advanced metallurgical studies will also commence in early 1995. In addition, exploration expenses of $5 million are planned for the Ruby Hill project in 1995.

    Through subsidiaries, Homestake also explores for gold and evaluates gold acquisition opportunities internationally, primarily in Australia, Canada and Chile. International exploration expenses totaled $9.5 million in 1994 and $6.4 million in 1993.


                                      27
--------------------------------------------------------------------------------

C-30
--------------------------------------------------------------------------------

     In May 1994, the Company signed a Letter of Intent Agreement with L.B. Mining Co. for the exploration, development and operation of gold properties in the Guariche District of Bolivar State, Venezuela. This agreement was
terminated   in  November  1994  due  to  disappointing  exploration  results.
Additionally, the Company entered into an agreement with Corporacion Venezolana de Guayana for exploration and development of the El Foco mining property in Bolivar State, Venezuela. Exploration expenses related to the Venezuelan projects totaled $2.3 million in 1994.

    During 1994, the Company made a discovery near its El Hueso operation which, if follow-up work is successful, could result in the reopening of that mine. Homestake plans to spend approximately $1 million on exploration of this prospect located on its Agua de la Falda lease.

    Total exploration expenses of $21.3 million in 1994 compares to $17.5 million in 1993. In addition, expenses related to the exploration at
Homestake's operating mines totaled $8.4 million in 1994. These expenses are included in the individual mine property operating expenses and cost per ounce calculations.

                     GLOSSARY AND INFORMATION ON RESERVES

GLOSSARY

    The following terms used in the preceding discussion mean:

"Cash operating cost" includes all mining, in-mine exploration, processing and other plant costs, all royalties, state and local taxes (other than income), refining and marketing expenses, on-site general and administrative costs, and other direct costs, but excludes depreciation, depletion and amortization, corporate general and administrative expense, mineral exploration expense, Canadian provincial mining taxes, financing costs and long-term reclamation accruals.

"Noncash cost" includes depreciation, depletion and amortization of capital assets as well as accruals for the costs of reclamation, long-term monitoring and care that are usually incurred at the end of mine life.

"Total production cost" includes all cash operating costs and noncash costs.

"In-situ tons" refers to reserves still in the ground. This differs from previously mined stockpiled reserves that are being stored for future processing.

"Mineral deposit" is a mineralized body which has been delineated by appropriate drilling and/or underground sampling. Under SEC standards, a mineral deposit does not qualify as a reserve unless the recoveries from the deposit are expected to be sufficient to recover total cash and noncash costs for the mine and related facilities.

"Run-of-mine   ore"  is  mined  ore  which  has  not  been  subjected  to  any pretreatment, such as washing, sorting or crushing, prior to processing.

"Stripping ratio" is the ratio of the number of tons of waste to the number of tons of ore extracted at an open-pit mine.

"Tonnage" and "grade" refer, respectively, to the quantity of reserves and the amount of gold (or other products) contained in such reserves and include estimates for mining dilution but not for other processing losses.

"Tons" means short tons (2,000 lbs.) unless otherwise specified.


                                      28
--------------------------------------------------------------------------------

                                                                            C-31
--------------------------------------------------------------------------------

INFORMATION ON RESERVES

    Gold

    The proven and probable gold ore reserves stated in this report reflect estimated quantities and grades of gold in in-situ deposits and in stockpiles of mined material that Homestake believes can be recovered and sold at prices sufficient to recover the estimated future cash cost of production and remaining investment. The estimates of cash costs of production are based on current and projected costs. Prices are based on estimated future gold prices. The Company used a spot price of $360 per ounce of gold in its mine-by-mine evaluation of mining properties and investments at December 31, 1994.

    Silver

    The proven and probable silver ore reserves have been calculated on the same basis as gold ore reserves.

    Sulphur

    Homestake's proved sulphur reserves represent the quantity of sulphur in the Main Pass 299 deposit for which geological, engineering and marketing data give reasonable assurance of recovery and sale under projected economic and operating conditions at prices sufficient to cover the estimated future cash cost of production and remaining investment.

    Oil

    Homestake's proved oil reserves at Main Pass 299 are the estimated quantity of crude oil and condensate which geological and engineering data give reasonable assurance of recovery and sale under projected operating conditions at prices sufficient to cover the estimated future cash cost of production and remaining investment. The estimate is based on limited reservoir and engineering data.

    Calculation of Reserves

    Gold reserves are calculated for each of Homestake's properties by Homestake based upon factors relevant to each deposit. Gold ore reserves for those properties not operated by Homestake are based on reserve information provided to Homestake by the operator. Homestake has reviewed but has not independently confirmed the information provided by these operators.

    The sulphur and oil reserves at Main Pass 299 are based on information provided by the operator. Homestake reviewed the initial reserve data with independent consultants. Homestake has reviewed subsequent adjustments to these reserves but has not independently confirmed the reserve adjustments provided by the operator.

    Other Information

    Ore reserves are reported as general indicators of the life of mineral deposits. Changes in reserves generally reflect (i) efforts to develop additional reserves; (ii) depletion of existing reserves through production;
(iii) actual mining experience; and (iv) price forecasts. Grades of ore actually fed to process from time to time may be different from stated reserve grades because of geologic variation in different areas mined, mining dilution, losses in processing and other factors. Recovery rates vary with the metallurgical characteristics and grade of ore fed to process.


                                      29
--------------------------------------------------------------------------------

C-32
--------------------------------------------------------------------------------

    Neither reserves nor projections of future operations should be interpreted as assurances of the economic life of mineral deposits or of the profitability of future operations.

                             ENVIRONMENTAL MATTERS

General

    Homestake has made significant capital expenditures to minimize the effects of its operations on the environment. Capital expenditures primarily are for the purchase or development of environmental monitoring equipment and containment of waste. In 1994, these expenditures totaled approximately $6 million compared to $2 million in 1993. Homestake estimates that during 1995, capital expenditures for such purposes will be approximately $3 million and that during the five years ending December 31, 1999, such capital expenditures will be approximately $6 million.

    Homestake also incurs significant operating costs in order to comply with regulatory requirements. Operating costs include current reclamation costs, accruals for future reclamation expenditures and air, water and other environmental monitoring costs. Such additional costs totaled approximately $16 million in 1994, compared with approximately $10 million in 1993, not including related depreciation expense of $6 million and $7 million, respectively. Homestake estimates that environmental and related operating and depreciation costs in 1995 will approximate the 1994 amounts. The above amounts exclude expenditures related to the Company's discontinued uranium operations.

    Under applicable law and the terms of permits under which Homestake operates, Homestake is required to reclaim land disturbed by its operations. Homestake charges reclamation costs incurred in connection with its exploration activities as expenses in the year in which incurred. For mining operations, Homestake makes periodic accruals for costs of reclamation. In the mining industry, most reclamation work takes place generally after mining and related operations terminate. However, Homestake has adopted a policy of conducting reclamation during operations where practical and therefore, an increasing amount of reclamation is being conducted simultaneously with mining. At December 31, 1994 and 1993, Homestake had accrued a total of $49.2 million and $36.2 million, respectively, for future reclamation and related costs.

    Homestake believes that the cost of compliance with environmental requirements will continue to increase. Such costs have not and will not increase productive capacity, efficiency or revenues. Increased costs cannot be passed on to Homestake's customers.

    Homestake's operations are conducted under permits issued by regulatory agencies. Many permits require periodic renewal or review of their conditions. Homestake cannot predict whether it will be able to renew such permits or whether material changes in permit conditions will be imposed.

RCRA

    The United States Environmental Protection Agency (EPA), has not yet issued final regulations for management of mining wastes under the Resource Conservation and Recovery Act (RCRA). The ultimate effects and costs of compliance with RCRA cannot be estimated at this time.

CERCLA

    The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), requires EPA to list known or threatened releases of hazardous substances, pollutants or contaminants. In 1983, EPA began publishing the National Priorities List (NPL). The listing of a site does not constitute a determination that any remedial action is required, nor that any person is liable for any remedial


                                      30
--------------------------------------------------------------------------------

                                                                            C-33
--------------------------------------------------------------------------------

action or environmental damage. CERCLA imposes heavy liabilities on any person who is responsible for an actual or threatened release of any hazardous substance, including liability for oversight costs incurred by EPA. Congressional hearings for CERCLA reauthorization occurred in 1994. CERCLA reauthorization was not enacted in 1994 but is expected to occur in 1995.

Whitewood Creek

    Deposits of mine rock tailings on lands along a 21-mile stretch of Whitewood Creek in western South Dakota constitute a site on the NPL. EPA asserts that discharges of tailings by mining companies, including Homestake, beginning in the nineteenth century, have contaminated the soil and stream bed.

    In August 1990, Homestake signed a Consent Decree with EPA in United States of America v. Homestake Mining Company of California, (U.S. District Court, W.D., S.D., Civil Action 90-5101). The consent decree required Homestake to carry out remedial work at Homestake's expense and to reimburse EPA for oversight costs. The decree also provided for the three counties in which the property is located to enact institutional controls which would limit the future use of the properties included within the area of the site. Remedial field work was completed in 1993. Institutional control ordinances prepared with the assistance of the Company have been adopted in all three of the affected counties. Homestake and EPA are involved in negotiations to terminate the consent decree. The Record of Decision also requires the Company to continue to perform long-term monitoring of the site. Homestake expects to demonstrate by 1996 that the site does not present any risk to the environment or to public health or safety. Homestake has requested deletion of the site from the NPL and EPA has notified Homestake of their intention to move forward with the deletion. The Company expects the site to be deleted in 1995. The Company has paid all oversight costs billed to date.

    In connection with the program to implement institutional controls, the Company decided to offer to purchase all properties along Whitewood Creek that were affected by the institutional controls. Approximately $0.2 million has been spent to acquire property at the site from two separate landowners. Negotiations are continuing to acquire more of the site. The Company estimates that the total cost for purchasing all of the affected property would be approximately $3 million. These costs will be expensed if and when incurred.

    In 1983, the State of South Dakota filed claims against Homestake for natural resources damages resulting from the release of tailings into the Whitewood Creek Site. The State has taken no action to pursue the claims.

Grants Tailings

    Homestake's closed uranium mill site near Grants, New Mexico is listed on the National Priorities List (NPL). EPA asserted that leachate from the tailings contaminated a shallow aquifer used by adjacent residential subdivisions. Homestake paid the cost of extending the municipal water supply to the affected homes. Homestake has operated a water injection and collection system that has significantly improved the quality of the aquifer to a point where contaminants are below natural background levels off the
millsite.    The estimated costs of continued compliance are included in the accrued reclamation liability. Homestake has settled with EPA concerning their oversight cost for this site and no additional oversight costs are accruing. The consent decree has been terminated.

    Under a 1987 EPA Administrative Order on Consent (AOC), Homestake studied radon levels in houses in the subdivisions near the Grants mill. Based on the study, EPA concluded that the Homestake mill and tailings facilities are not contributing significantly to radon concentrations in the subdivisions. The Nuclear Regulatory Commission and the State of New Mexico have concurred with EPA's decision to take no further action in this regard. The AOC has been terminated.


                                      31
--------------------------------------------------------------------------------

C-34
--------------------------------------------------------------------------------

     Effective  March  1990,  EPA  promulgated National Emissions Standards for
radionuclides  emissions  under  Section  112  of  the  Clean  Air  Act.   The
regulations generally require closure and compliance by uranium mill tailings facilities on or before December 1991, or two years after cessation of operations, whichever is later. Homestake closed its Grants uranium processing
facility  in  1990.   EPA, several environmental groups and a number of mining
companies, including the Company, entered into an agreement which provided that EPA's regulations governing radionuclide emissions from uranium mill tailings disposal sites that are licensed by the Nuclear Regulatory Commission
(NRC) would be rescinded and the NRC would regulate radionuclide emissions in connection with its regulation of the decommissioning of the uranium mill
tailings  facilities.    Under  NRC  regulations, the decommissioning would be
affected in accordance with the provisions of the facility's license. The facility license sets the closure of the two tailings impoundments for 1996 and 2001, subject to extension under certain circumstances. The NRC and EPA signed a Memorandum of Understanding in 1993 which has established NRC as the
enforcement  agency.    Mill  decommissioning  was  completed  in  1994  and
reclamation  of  the Grants large tailings site is scheduled for completion in
1996.    During  1994,  the  Company  incurred  approximately  $14  million of expenditures at the Grant's facility and an additional $15 million is planned to be expended during 1995.

    Title X of the Energy Policy Act of 1992 provides for reimbursement by the United States Department of Energy (DOE) for certain costs of reclamation, decommissioning and remedial action for byproduct material (primarily tailings) generated as an incident of uranium sales to the United States. Reimbursement is subject to compliance with the regulations issued by the DOE and appropriation by Congress from a fund established under the Energy Policy Act. Congress has appropriated $83 million for disbursement in fiscal years 1994 and 1995. The Company and the DOE have agreed that approximately 51% of the tailings at Grants were generated as an incident of uranium sales to the United States. Homestake has submitted an initial reimbursement claim for $14.2 million for the 1975 to 1993 time period and has received $4.3 million to date. A claim for approximately $7 million will be submitted in 1995 for 1994 expenditures. Homestake believes that its reclamation reserves for uranium operations and amounts expected to be received under the Energy Policy Act are sufficient to provide for all reclamation costs for the Grants site.

    In 1983, the State of New Mexico filed claims against Homestake for natural resource damages resulting from the Grants site. The State has taken no action to pursue the claims.

Other Uranium

    In 1994, the Company (along with a number of other companies and government agencies) received notice from EPA that it may be a potentially responsible party with respect to the cleanup of the Colorado School of Mines Research Institute (CSMRI) site near Denver, Colorado. The Company sent ore samples, principally uranium ore, to the CSMRI site for testing at various times over a period in excess of 25 years. EPA has conducted certain remedial actions at the CSMRI site at a cost in excess of $1 million and proposes to conduct additional remediation and disposal activities, the cost of which is not yet determinable. The Company demonstrated to the EPA's satisfaction that Homestake is a de minimus contributor and has settled the claim such that the Company has no liability as long as the clean-up costs are less than $20 million.

Lead

    Prior to May 1986, Homestake Lead Company of Missouri (HLCM), a wholly-owned subsidiary of the Company, was a joint venturer and partner with subsidiaries of AMAX, Inc. (AMAX) in the production of lead and lead concentrates in Missouri. In May 1986, HLCM acquired AMAX's interest in the Missouri facilities and operations and agreed to assume certain limited liabilities of AMAX in connection with the Missouri facilities. In November 1986, HLCM entered into a partnership, The Doe Run Company (Doe Run), with subsidiaries of Fluor Corporation (Fluor), under which HLCM and the Fluor subsidiaries combined their existing United States lead businesses. Under the Doe Run partnership agreement, HLCM contributed to Doe Run certain liabilities


                                      32
--------------------------------------------------------------------------------

                                                                            C-35
--------------------------------------------------------------------------------

of HLCM arising out of the lead business, including most obligations HLCM had to AMAX arising in connection with HLCM's acquisition of AMAX's interest in the Missouri facilities.

    In May 1990, HLCM sold its interest in Doe Run to Fluor under an agreement which provided that Fluor would indemnify HLCM against all liabilities assumed by Doe Run to the extent that Doe Run was unable to discharge those liabilities.

    In June 1991, HLCM and AMAX were notified of a potential claim by the Jackson County, Mississippi Port Authority for contamination of soil and water alleged to have resulted from storage and shipment of lead dross at the Port of Pascagoula prior to the formation of Doe Run; since that time, a number of other lead producers and former lead producers have also been so notified. In July 1991, HLCM tendered the claim to Fluor and Doe Run. They rejected the tender and HLCM filed suit in the Superior Court of Orange County, California for breach of contract and declaratory relief (Superior Court, Dept. 20, No. 673777). Subsequent to the filing of that action, HLCM tendered two additional potential claims arising out of the pre-1986 lead business to Fluor and Doe Run. Doe Run and Fluor rejected both tenders.

    During the pendency of the action, Fluor and Doe Run joined AMAX in the litigation. AMAX took the position that HLCM was obligated to indemnify AMAX for off-site environmental liability associated with lead dross and smelter byproducts, but not for off-site environmental liability associated with lead metal or lead concentrates. AMAX also took the position that the transfer to Doe Run of obligations owed by HLCM to AMAX arising in connection with HLCM's acquisition of AMAX's interest in the Missouri facilities was not binding on AMAX and did not relieve HLCM of its obligations to AMAX.

    In settlement of the matter in respect of AMAX, HLCM agreed to indemnify AMAX in respect of future off-site environmental liability arising in respect of lead dross and other smelter byproducts. AMAX has acknowledged that it is responsible for its proportionate share of off-site environmental liability associated with lead metal and lead concentrate, and AMAX has acknowledged the effectiveness of HLCM's transfer to Doe Run of obligations HLCM had to AMAX arising in connection with HLCM's acquisition of AMAX's interest in the Missouri facilities. HLCM and Fluor also agreed to dismiss Fluor out of the litigation on the basis of a stipulation by Fluor acknowledging its responsibility with respect to obligations of Doe Run to HLCM should Doe Run be unable to satisfy its obligations.

    In December 1993, trial was held with respect to HLCM's claims against Doe Run and in January 1994, the court ruled against HLCM and in favor of Doe Run. That ruling is being appealed.

    The State of Mississippi Department of Environmental Quality, under the Mississippi version of CERCLA, is reviewing the Port of Pascagoula site. The Port of Pascagoula is considered the prime PRP (Potentially Responsible Party) at this site, but the Port has also made claims for reimbursement against customers whose material was stored at and shipped through the site. Homestake and other companies are working with the Port of Pascagoula and the State of Mississippi to address the potential lead contamination. The State currently is reviewing analytical data from the site. As a result of subsequent investigations conducted by the Company and others, the Company believes that most of the material at the Pascagoula site, and the material primarily responsible for the contamination, is lead concentrate. Based on review of shipping records to date, less than half of the lead concentrate shipped through the Port of Pascagoula was produced and sold for the account of the Company.


                                       33
--------------------------------------------------------------------------------

C-36
--------------------------------------------------------------------------------

Foreign Operations

    The Nickel Plate mine had been placed on a Pollution Concern List by the Ministry of Environment, Lands and Parks due to tailings dam seepage and elevated  levels  of  sulfates  and  nitrates  in run-off water from the waste dumps. During 1993, significant work was undertaken to modify and further improve the tailings dam seepage handling system to limit effluent bypassing
the  system.    Additional  reclamation  undertaken  in  1994  includes  the rehabilitation of waste dumps and a small pit that was mined out in 1992. On February 22, 1994 the mine was removed from the Pollution Concern List.

    During 1993, the Eskay Creek mine was placed on a Pollution Concern List by the Ministry of Environment, Lands and Parks due to acid drainage from rock storage areas. In early 1993, a lime treatment plant was installed to treat the acidic water and the project was removed from the Pollution Concern List on February 22, 1994.

    Homestake believes that its foreign operations comply with applicable laws, regulations and permit conditions and has no knowledge of any significant environmental liability or contingent liability resulting from its foreign operations. Homestake expects that environmental constraints in foreign countries will become increasingly strict.

                                   CUSTOMERS

    Sales of $129 million, $118 million and $100 million to three customers in 1994 were in excess of 10% of Homestake's consolidated revenues. Homestake believes that the loss of any of these customers would not have a material adverse impact on Homestake because of the active worldwide market for gold.


                               CREDIT FACILITIES

    See note 14 to the consolidated financial statements on page 41 of the 1994 Annual Report to Shareholders for details of the Company's credit facilities. Such information is hereby incorporated by reference.

                                   EMPLOYEES

    The number of full-time employees at December 31, 1994 of Homestake and its subsidiaries was:

    Homestake mine*                                          996
    McLaughlin mine                                          343
    El Hueso mine*                                           181
    Nickel Plate mine                                        164
    United States corporate staff and other                   75
    Eskay Creek mine                                          71
    Canada exploration and corporate staff                    33
    HGAL exploration and corporate staff                      28
    United States exploration                                 27
    Santa Fe mine                                             16
    Uranium                                                   12
    Chile exploration and corporate staff                     10
                                                           -----
          Total                                            1,956


                                      34
--------------------------------------------------------------------------------

                                                                            C-37
--------------------------------------------------------------------------------

     The number of full-time employees at December 31, 1994 in jointly-owned operations in which Homestake participates was:

    Kalgoorlie Consolidated Gold Mines Pty Ltd*            1,128
    Williams Operating Corporation                           603
    Round Mountain mine                                      536
    Teck-Corona Operating Corporation*                       232
    Rayrock managed operations (Marigold and
        Pinson mines)                                        212
    Snip mine                                                138
    Main Pass 299                                            150
                                                           -----
           Total                                           2,999

* Operations where a portion of the employees are represented by a labor union.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

      The executive officers of the Company, their ages at December 31, 1994, their business experience and principal occupations during the past five years
and   their business backgrounds are:

      Harry M. Conger - Chairman of the Board and Chief Executive Officer since December 1982, age 64. He has been Chief Executive Officer since December 1978 and was President from 1977 to 1986. He is a mining engineer with over 39 years of professional experience.

      Jack E. Thompson - President and Chief Operating Officer since August 1994, age 44. Since August 1994, he has also been Chairman of Prime. He was Executive Vice President, Canada of the Company and President of Prime from 1992 through August 1994. He also was President of North American Metals Corp. from 1988 until 1993. He is a mining engineer with over 24 years of experience in mining and mine management.

      Gene G. Elam - Vice President, Finance and Chief Financial Officer since September 1990, age 55. Before joining Homestake, he was Senior Vice President, Administrative Services of Pacific Gas and Electric Company from April 1989 through August 1990 and was Vice President and Controller from January 1987 through March 1989. He was President and Chief Executive Officer of The Pacific Lumber Company from 1982 to 1986, President in 1980 and 1981, and Chief Financial Officer from 1972 until 1980. He is a certified public accountant with over 33 years of experience in accounting and finance.

      Lee  A. Graber  -  Vice President, Corporate Development since 1983, age
46. From 1980 to 1983, he was Manager, Corporate Development and Planning. He has over 23 years of experience in finance and corporate development.

      Wayne  Kirk  -    Vice  President,  General  Counsel and Secretary since
September 1992, age 51. He was a partner in Thelen, Marrin, Johnson & Bridges from 1976 to 1992. He has practiced law for more than 25 years.

      Gillyeard J. Leathley - Vice President, Canadian Operations since September 1992, age 57. Before joining Homestake, he was Senior Vice President, Operations for International Corona Corporation from 1986 to
September  1992.    He  has  over  37  years  of experience in mining and mine management.



                                      35
--------------------------------------------------------------------------------

C-38
--------------------------------------------------------------------------------

      Ronald D. Parker - Vice President Canada and President, Homestake Canada Inc. since August 1994, age 44. He also has been President and Chief Executive Officer of Prime since August 1994. He was the Resident General Manager of the McLaughlin mine from 1988 until August 1994. He is an engineer with over 23 years of experience in mining and mine management.

      Anthony H. Ransom - Vice President, Exploration since September 1992, age 48. Before joining Homestake, he was Vice President, Exploration for International Corona Corporation from 1991 to September 1992. Prior to 1991 he was Director, Western Exploration for International Corona Corporation and prior to 1988 was President of Pamorex Minerals Inc., a gold mining and exploration company. He is a geologist with more than 27 years of professional experience.

      Allen S. Winters - Vice President, Mine Operations since 1987, age 54. From 1978 to 1987, and from July 1992 until December 31, 1994, he was Resident General Manager of the Homestake Mine. He is a mining engineer with more than 35 years of experience.

      Jan P. Berger - Treasurer since August 1992, age 39. He has been with Homestake since 1989, first as senior analyst in the finance group and from 1991 to 1992 was Manager, Internal Audit. Prior to joining Homestake, he was an analyst for Bechtel Financing Services Inc. Before Bechtel, he worked as an engineering and exploration geologist in the consulting and petroleum industries. He has over 13 years of experience in exploration and finance.

      David W. Peat - Controller since September 1992, age 42. Prior to joining Homestake, he was Vice President, Controller for International Corona Corporation. Prior to 1987 he served as Assistant Corporate Controller for Sherritt Gordon Mines Limited. He is a chartered accountant with over 18 years of accounting and finance experience.

      No officer is related to any other officer by blood, marriage or adoption.

      Officers are elected to serve until the next annual meeting of the Board of Directors at which officers are elected or until their successors are chosen.

      No arrangement or understanding exists between any officer and any other person under which any officer was elected.

                              ITEM 2 - PROPERTIES

      See Item 1 - Business.

                          ITEM 3 - LEGAL PROCEEDINGS

      Certain environmental proceedings in which the Company is or may become a party are discussed on pages 30 through 34 under the caption "Environmental Matters."

      On October 13, 1993, Goldstake Explorations (S.D.) Inc. filed an action in the Federal District Court of Colorado against Homestake Mining Company of California ("Homestake California") and its wholly owned subsidiary, Whitewood Development Corporation ("Whitewood"), Goldstake Explorations (S.D.) Inc. v. Homestake Mining Company of California et al., No. 93-M-2149. The complaint alleged that Homestake California and Whitewood fraudulently induced Goldstake to enter into a joint venture agreement in 1988 between Goldstake and Whitewood with respect to the mining of mine tailings in Whitewood Creek, near the Company's mine in South Dakota. The complaint alleged that Homestake California and Whitewood misrepresented their intent to mine the tailings in order to prevent Goldstake from mining the tailings. The


                                      36
--------------------------------------------------------------------------------

                                                                            C-39
--------------------------------------------------------------------------------

complaint also alleged that Whitewood breached the joint venture agreement and duties owed to Goldstake under the joint venture agreement in various respects, that Homestake California induced those breaches, and that Homestake California and Whitewood engaged in acts of misrepresentation during the conduct of the joint venture's activities. Goldstake claimed unspecified compensatory and punitive damages. The litigation was stayed in order for the matter to be arbitrated. During the second quarter of 1994, Goldstake amended its claim to allege actual damages of $137.5 million. The arbitration hearing was held in January 1995. At the arbitration, Goldstake claimed damages of approximately $79 million. On March 27, 1995 the arbitrators entered their decision under which Homestake California and Whitewood are to pay Goldstake $0.5 million within 30 days and promptly apply for all necessary permits to construct and operate a mine and processing facility. If all permits have not been obtained by December 31, 1995, Homestake California and Whitewood are to pay Goldstake an additional $0.5 million. If all permits have not been obtained by December 31, 1996, Homestake California and Whitewood are to pay Goldstake an additional $0.5 million.

      The Company and its subsidiaries are defendants in various other legal actions in the ordinary course of business. In the opinion of management, such matters will be resolved without material affect on the Company's financial condition.

         ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                                     None

                                    PART II

        ITEM 5 - MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
                              STOCKHOLDER MATTERS

a. The common stock of Homestake Mining Company is registered and traded principally on the New York Stock Exchange under the symbol "HM". It is also listed and traded in Switzerland on the Basel, Geneva and Zurich stock exchanges under the same symbol.

b. The number of holders of common stock of record as of March 13, 1995 was 25,463.

c. Information about the range of sales prices for the common stock and the frequency and amount of dividends declared during the past two years appears in the tables on page 50 in the Registrant's 1994 Annual Report to Shareholders. The tables setting forth sales prices and dividends are hereby incorporated by reference. Information about certain restrictive covenants under the Company's line of credit appears on page 41 in Note 14 entitled "Long-term Debt" in the Notes to Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders. Such information is hereby incorporated by reference.

d. Reference is hereby made to the Note 20 entitled "Shareholders' Equity" on pages 44 and 45 in the Notes to Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders. Such information is hereby incorporated by reference.

                       ITEM 6 - SELECTED FINANCIAL DATA

      A summary of selected consolidated financial data of the Company and its subsidiaries for the seven-year period ended December 31, 1994 appears on pages 48 and 49 in the 1994 Annual Report to Shareholders. The summary of selected consolidated financial data is hereby incorporated by reference.


                                      37
--------------------------------------------------------------------------------

C-40
--------------------------------------------------------------------------------

                ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's discussion and analysis of financial condition and results of operations covering the three-year period ended December 31, 1994 appears on pages 25 through 30 in the 1994 Annual Report to Shareholders and is hereby incorporated by reference.

             ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The   1994  Annual  Report  to  Shareholders  includes  the  Company's consolidated balance sheets as of December 31, 1994 and 1993 and related statements of consolidated operations, consolidated shareholders' equity and consolidated cash flows for each of the three years in the period ended December 31, 1994 and the independent auditors' report thereon, and certain supplementary financial information. The following are hereby incorporated by reference from the 1994 Annual Report to Shareholders at the pages indicated:

      Report of Independent Auditors (page 31)
      Statements of Consolidated Operations (page 32)
      Consolidated Balance Sheets (page 33)
      Statements of Consolidated Shareholders' Equity (page 34)
      Statements of Consolidated Cash Flows (page 35)
      Notes to Consolidated Financial Statements (pages 36-47)
      Quarterly Selected Data (page 50)

           ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

      On March 3, 1993, pursuant to the recommendation of the Audit Committee, the Company terminated Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries upon completion of their 1992 audit engagement. Deloitte & Touche LLP's reports on the consolidated financial statements of the Company for 1991 and 1992 did not contain an adverse opinion or a disclaimer of opinion and the reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 1992 and the interim period through the date of termination, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make a reference to the subject matter of the disagreement in connection with its report. During 1992 and the interim period through the date of termination, there did not occur any kind of event listed in paragraphs (a)(1)(v)(A) through (D) of Regulation S-K, Item 304.

      Effective March 3, 1993, pursuant to the recommendation of the Audit Committee, the Company engaged Coopers & Lybrand LLP as independent auditors to audit the Company's financial statements for 1993. During 1992 and the interim period through the date of termination, neither the Company nor any person acting on behalf of the Company consulted Coopers & Lybrand LLP regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Regulation S-K, Item 304 and the related instructions) or a reportable event (as described in paragraph (a)(1)(v) of Regulation S-K, Item
304).



                                      38
--------------------------------------------------------------------------------

                                                                            C-41
--------------------------------------------------------------------------------

                                   PART III

                            ITEMS 10, 11, 12 AND 13

      In accordance with General Instruction G(3), Items 10, 11, 12 and 13 (with the exception of certain information pertaining to executive officers, which is included in Part I hereof) have been omitted from this report since a definitive proxy statement is being filed with the Securities and Exchange Commission and furnished to shareholders pursuant to Regulation 14A.

      The information contained in the proxy statement relating to directors, executive compensation, security ownership and certain relationships (other than the performance graph and Compensation Committee report contained therein) is hereby incorporated by reference.

                                    PART IV

              ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES,
                           AND REPORTS ON FORMS 8-K

(a)1.  Financial Statements:

            Refer to Part II, Item 8.

   2.  Financial Statement Schedules:

            Schedules for the years ended December 31, 1994, 1993, and 1992 -

            II    Valuation and Qualifying Accounts

            Report of Independent Auditors

            Schedules not listed are omitted because they are not required or because the required information is included elsewhere in this report.

  3.   Exhibits

  3.1 Restated Certificate of Incorporation of Homestake Mining Company (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 filed on June 10, 1992 (the "S-4 Registration Statement")).
  3.2 Amendment to Restated Certificate of Incorporation of Homestake Mining Company dated June 3, 1991 (incorporated by reference to
               Exhibit 3.2 to the S-4 Registration Statement).
  3.3 Certificate of Correction of the Restated Certificate of Incorporation of Homestake Mining Company dated February 10, 1992 (incorporated by reference to Exhibit 3.3 to the S-4 Registration Statement).
  3.4 Bylaws (as amended) of Homestake Mining Company (incorporated by reference to Exhibit 3.5 to the S-4 Registration Statement).
  3.5 Rights Agreement dated October 16, 1987 (incorporated by reference to Exhibit 10 to the Registrant's Report on Form 8-A dated October 16, 1987).
  4.1 Indenture dated as of January 23, 1993 between Homestake Mining Company, Issuer and The Chase Manhattan Bank, N.A., Trustee, with respect to US $150,000,000 principal amount of 5 1/2% Convertible Subordinated Notes due January 23, 2000 (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K Report dated as of June 23, 1993).



                                      39
--------------------------------------------------------------------------------

C-42
--------------------------------------------------------------------------------

   4.2 Registrant hereby agrees to furnish to the Commission, upon request, a copy of the instruments which define the rights of the holders of long-term debt of the Company. None of such instruments not included as exhibits herein collectively represents long-term debt in excess of 10% of the consolidated total assets of the Registrant.
  10.1 Amended and restated credit agreement dated as of September 30, 1994 between the Registrant, the Lenders, Bank of Nova Scotia and Canadian Imperial Bank of Commerce as managing agents and Canadian Imperial Bank of Commerce as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K dated March 20, 1995).
* 10.2 Retirement plan for outside directors of the Registrant dated as of July 21, 1994 (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K dated March 20, 1995).
  10.3 Lease agreement dated June 17, 1988 between the Registrant's wholly-owned subsidiary, Minera Homestake Chile, S.A. and CODELCO-Chile (incorporated by reference to Exhibit 10(f) to the Registrant's Form 10-K for the year ended December 31,
               1989).
  10.4 Amendment dated September 4, 1991 to the lease agreement dated June 17, 1988 between the Registrant's wholly-owned subsidiary, Minera Homestake Chile, S.A. and CODELCO-Chile (incorporated by reference to Exhibit 10(a) to the Registrant's Form 10-K for the year ended December 31, 1989).
  10.5 Agreement dated October 9, 1991 between the Registrant and Chevron Minerals Ltd. (incorporated by reference to Exhibit 10(b) to the Registrant's Form 10-K for the year ended December 31, 1991).
  10.6 Guarantee dated December 18, 1991 between the Registrant and Chevron Minerals Ltd. (incorporated by reference to Exhibit 10(c) to the Registrant's Form 10-K for the year ended December 31, 1991).
  10.7 Agreement dated May 4, 1990 for the sale of the Registrant's 42.5% partnership interest in The Doe Run Company (incorporated by reference to Exhibit 28(a) to the Registrant's Form 8-K dated May 18, 1990).
  10.8 Purchase and sale agreement dated January 15, 1989 between the Registrant's subsidiary Homestake Gold of Australia Limited and North Kalgoorlie Mines Limited (and Group Companies) and Kalgoorlie Lake View Pty. Ltd. (incorporated by reference to
               Exhibit 10(g) to the Registrant's Form 10-K for the year ended December 31, 1989).
  10.9 Joint Operating Agreement dated May 1, 1988 between Freeport-McMoRan Resources Partners, IMC Fertilizer, Inc. and Felmont Oil Corporation (a subsidiary of Registrant) relating to the Main Pass Block 299 sulphur project (incorporated by reference to Exhibit 10.16 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.10 Amendment No. 1 dated July 1, 1993 to Joint Operating Agreement between Freeport McMoRan Resources Partners, IMC Fertilizer, Inc. and Homestake Sulphur Company (incorporated by reference to Exhibit 10.8 to the Registrant's Form 10-K for the year ended December 31, 1993).
  10.11 Amendment No. 2 dated November 30, 1993 to Joint Operating Agreement between Freeport McMoRan Resources Partners, IMC Fertilizer, Inc. and Homestake Sulphur Company (incorporated by reference to Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1993).
  10.12 Amended and Restated Project Agreement (David Bell Mine) dated as of April 1, 1986 among Teck Corporation, International Corona Resources Ltd. (a subsidiary of International Corona Corporation, now Homestake Canada Inc. and a subsidiary of Registrant), Teck-Hemlo Inc., Corona-Hemlo Inc. (a subsidiary of International Corona Corporation, now Homestake Canada Inc. and a subsidiary of Registrant) (incorporated by reference to Exhibit 10.17 to the Registrant's Form 10-K for the year ended December 31, 1992).


                                       40
--------------------------------------------------------------------------------

                                                                            C-43
--------------------------------------------------------------------------------

   10.13    Amended  and  Restated Operating Agreement (David Bell Mine) among
            Teck   Corporation,  International  Corona  Resources  Ltd.  (a
            subsidiary of International Corona Corporation, now Homestake Canada Inc. and a subsidiary of Registrant), Teck Mining Group Limited, Teck-Corona Operating Corporation, Teck-Hemlo Inc. and Corona-Hemlo Inc. (a subsidiary of International Corona Corporation, now Homestake Canada Inc. and a subsidiary of Registrant) (incorporated by reference to Exhibit 10.18 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.14 Project Agreement (Williams Mine) dated August 11, 1989 among Teck Corporation, Corona Corporation (now Homestake Canada Inc. and a subsidiary of Registrant) and Williams Operating Corporation (incorporated by reference to Exhibit 10.19 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.15 Operating Agreement (Williams Mine) dated August 11, 1989 among Teck Corporation, Corona Corporation (now Homestake Canada Inc. and a subsidiary of Registrant), Teck Mining Group Limited and Williams Operating Corporation (incorporated by reference to
            Exhibit 10.20 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.16 Shareholders' Agreement dated August 11, 1989 among Corona Corporation (now Homestake Canada Inc. and a subsidiary of Registrant), Teck Corporation and Williams Operating Corporation (incorporated by reference to Exhibit 10.21 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.17 Agreement dated January 25, 1983 between Noranda Exploration Company Limited, Teck Corporation and International Corona Resources Limited (a subsidiary of International Corona Corporation, now Homestake Canada Inc. and a subsidiary of Registrant), relating to development of the Quarter Claim mine (incorporated by reference to Exhibit 10.22 to the Registrant's Form 10-K for the year ended December 31, 1992).
* 10.18     1986    Deferred  Income  Plan  of  Homestake  Mining  Company
            (incorporated by reference to Exhibit 10(a) to the Registrant's Form 10-K for the year ended December 31, 1990).
* 10.19 First Amendment to the 1986 Deferred Income Plan of Homestake Mining Company (incorporated by reference to Exhibit 10(b) to the Registrant's Form 10-K for the year ended December 31, 1990).
* 10.20 Agreement dated July 16, 1982, as amended November 3, 1987 and February 23, 1990, between the Registrant and H. M. Conger (incorporated by reference to Exhibit 10(a) to the Registrant's Form 10-K for the year ended December 31, 1989).
* 10.21 Description of Change of Control Severance Plan applicable to certain officers of Registrant (incorporated by reference to
            Exhibit 10.27 to the Registrant's Form 10-K for the year ended December 31, 1992).
* 10.22 Executive Supplemental Retirement Plan of Homestake Mining Company, amended and restated effective January 1, 1990 (incorporated by reference to Exhibit 10(d) to the Registrant's Form 10-K for the year ended December 31, 1989).
* 10.23 Supplemental Retirement Plan of Homestake Mining Company, amended and restated effective as of January 1, 1990 (incorporated by reference to Exhibit 10(e) to the Registrant's Form 10-K for the year ended December 31, 1989).
* 10.24 Share Incentive Plan effective July 1, 1988 of International Corona Corporation (now Homestake Canada Inc. and subsidiary of Registrant), as amended October 22, 1991 (incorporated by reference to Exhibit 10.32 to the Registrant's Form 10-K for the year ended December 31, 1992).
  10.25 Shareholder Agreement dated January 1, 1989 among Homestake Mining Company, Case, Pomeroy & Company, Inc. and Hadley Case (incorporated by reference to Exhibit 10(a) to the Registrant's Form 10-K for the year ended December 31, 1988).
  10.26 Amendment dated March 27, 1992 to Shareholder Agreement dated January 1, 1989 among Homestake Mining Company, Case, Pomeroy & Company, Inc., and Hadley Case (incorporated by reference to
            Exhibit 10.14 to the S-4 Registration Statement).


                                      41
--------------------------------------------------------------------------------

C-44
--------------------------------------------------------------------------------

* 10.27     Consulting Agreement dated July 24, 1992, between Stuart T. Peeler and  the Registrant (incorporated by reference to Exhibit 10.36 to the Registrant's Form 10-K for the year ended December 31, 1992).
* 10.28     Consulting  agreement  dated  March  1,  1993  between  William A.
            Humphrey  and the Registrant (incorporated by reference to Exhibit
            10.27  to  the  Registrant's Form 10-K for the year ended December
            31, 1993).
* 10.29     Employees  Non-Qualified  Stock Option Plan--1978 (incorporated by reference  to  Exhibit 10(a) to the Registrant's Form 10-K for the
            year ended December 31, 1984, Commission File Number 1-1235 and to
            Post  Effective  Amendment  No. 3 to the Registrant's Registration
            Statement on Form S-8 dated March 11, 1988).
* 10.30     1981  Incentive  Stock  Option  Plan (incorporated by reference to
            Exhibit  10(b)  to  the  Registrant's Form 10-K for the year ended
            December  31,  1984,  Commission  File  Number  1-1235 and to Post
            Effective   Amendment  No.  3  to  the  Registrant's  Registration
            Statement on Form S-8 dated March 11, 1988).
* 10.31     Long  Term  Incentive  Plan  of  1983  of Homestake Mining Company
            (incorporated  by  reference  to Exhibit 10(g) to the Registrant's
            Registration Statement on Form S-14 dated May 16, 1984).
* 10.32     Employees'  Stock Option and Share Rights Plan--1988 (incorporated by  reference  to  Exhibit 10(n) to the Registrant's Form 10-K for
            the year ended December 31, 1987).
  11        Computation of Earnings Per Share.
  13        Specified sections of the 1994 Annual Report to Shareholders.
  22        Subsidiaries of the Registrant.
  24        Consent of Coopers & Lybrand LLP, Independent Auditors.
  27        Financial Data Schedule.

* Compensatory plan or management contract.

(b)   Reports Filed on Form 8-K

      No reports on Form 8-K were filed during the fourth quarter of 1994.


                                      42
--------------------------------------------------------------------------------

                                                                            C-45
--------------------------------------------------------------------------------

                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                HOMESTAKE  MINING COMPANY




Date March 23, 1995                             By  /s/ H.M. Conger
    ---------------                                 -----------------
                                                    H. M. Conger
                                                    Chairman of the Board
                                                    and Chief Executive Officer




Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                       Capacity                         Date
---------                       --------                         ----


/s/ G. G. Elam                 Vice President, Finance           March 23, 1995
--------------                 and Chief Financial
G. G. Elam                     Officer (Principal
                               Financial Officer)



/s/ D. W. Peat                 Controller (Principal             March 23, 1995
--------------                 Accounting Officer)
D. W. Peat


                   (Signatures continued on following page.)


                                      43
--------------------------------------------------------------------------------

C-46
--------------------------------------------------------------------------------


Signature                     Capacity                           Date
---------                     --------                           ------------
/s/ Harry M. Conger           Chairman of the Board,             March 23, 1995
-------------------           Chief Executive Officer
Harry M. Conger               and Director

/s/ M. Norman Anderson        Director                           March 23, 1995
----------------------
M. Norman Anderson

                              Director                           March 23, 1995
---------------
Hadley Case

/s/ Robert H. Clark, Jr.      Director                           March 23, 1995
-----------------------
Robert H. Clark, Jr.

/s/ G. Robert Durham          Director                           March 23, 1995
--------------------
G. Robert Durham

/s/ Douglas W. Fuerstenau     Director                           March 23, 1995
-------------------------
Douglas W. Fuerstenau

/s/ Henry G. Grundstedt       Director                           March 23, 1995
-----------------------
Henry G. Grundstedt

/s/ William A. Humphrey       Director                           March 23, 1995
-----------------------
William A. Humphrey

/s/ Robert K. Jaedicke        Director                           March 23, 1995
----------------------
Robert K. Jaedicke

/s/ John Neerhout, Jr.        Director                           March 23, 1995
---------------------
John Neerhout, Jr.

/s/ Stuart T. Peeler          Director                           March 23, 1995
--------------------
Stuart T. Peeler

/s/ Glen L. Ryland            Director                           March 23, 1995
------------------
Glen L. Ryland

/s/ Berne A. Schepman         Director                           March 23, 1995
---------------------
Berne A. Schepman

/s/ Jack E. Thompson          President, Chief                   March 23, 1995
--------------------          Operating Officer
Jack E. Thompson              and Director



                                      44
--------------------------------------------------------------------------------

                                                                            C-47
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (In thousands)

----------------------------------------------------------------------
     COLUMN A              COLUMN B   COLUMN C     COLUMN D     COLUMN E

                                                                 BALANCE
                         BALANCE AT                                   AT
                          BEGINNING                               END OF
   DESCRIPTION            OF PERIOD  ADDITIONS    DEDUCTIONS      PERIOD
------------------------------------------------------------------------

DEFERRED TAX ASSET VALUATION ALLOWANCES (1)


  Year ended
    December 31, 1994     $52,066    $10,210      $12,437(2)   $49,839

  Year ended
    December 31, 1993     $     0    $52,066(3)   $     0      $52,066

  Year ended
    December 31, 1992     Not applicable


     (1) For further information see Note 7, Income Taxes, in the Notes to the Financial Statements included in the 1994 Annual Report to Shareholders.

     (2) Deductions in 1994 relate to the reversals of Canadian and Australian tax loss carry-forwards.

     (3) Additions in 1993 relate to the implementation of SFAS 109, "Accounting for Income Taxes."


--------------------------------------------------------------------------------

C-48
--------------------------------------------------------------------------------

                        REPORT OF INDEPENDENT ACCOUNTANTS

   The Shareholders and Board of Directors
   Homestake Mining Company

   We have audited the consolidated financial statements of Homestake Mining Company and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which financial statements are included on pages 32 through 47 of the 1994 Annual Report to Shareholders of Homestake Mining Company and incorporated by reference herein. We have also audited the financial statements schedules listed in
   Item 14(a)(2) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Homestake Mining Company and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


   /s/ Coopers & Lybrand L.L.P.
   ---------------------------
   San Francisco, California
   February 8, 1995

--------------------------------------------------------------------------------

                                                                             D-1
--------------------------------------------------------------------------------

                                 APPENDIX D
               HOMESTAKE FINANCIAL STATEMENTS AND MANAGEMENT'S
                  DISCUSSION AND ANALYSIS FOR THE YEAR ENDED
                              31 DECEMBER 1994

--------------------------------------------------------------------------------

D-2
--------------------------------------------------------------------------------

                                  APPENDIX D


Selected  information from the 1994 Annual Report to Shareholders is
incorporated   by  reference  in  the  Form  10-K.  Such selected information is listed below. Noted page references correspond to pagination in the 1994 Annual Report to Shareholders.


                                              Annual Report
                                                   Page

Management's Discussion and Analysis               25-30

Report of Independent Auditors                     31

Management's Responsibility for
   Financial Reporting                             31

Consolidated Financial Statements                  32-35

Notes to Consolidated Financial Statements         36-47

Seven-Year Selected Financial Data                 48-49

Quarterly Selected Data                            50

Common Stock Price Range                           50

Appendix 1: Description of Bar Charts in Management's
            Discussion and Analysis

--------------------------------------------------------------------------------

                                                                             D-3
--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION & ANALYSIS
                    Homestake Mining Company and Subsidiaries

(Unless specifically stated otherwise, all comments, production statistics, etc. relate to amounts in the consolidated financial statements, including the Company's interest in mining partnerships accounted for using the equity method, without reduction for minority interest.)

RESULTS OF OPERATIONS

Homestake recorded net income of $78 million or $0.57 per share in 1994 compared to net income of $52.5 million or $0.38 per share in 1993 and a net loss of $175.8 million or $1.31 per share in 1992. The improved 1994 results reflect after-tax gains of $12.6 million from the sale of the Company's interest in the Dee mine in Nevada and $11.2 million from dilution of the Company's interest in Prime Resources Group Inc. (Prime) following Prime's sale of additional shares to the public, as well as higher gold prices. The current year's results also include a $7.8 million income tax benefit resulting from a reorganization of Canadian exploration assets. The 1993 results included a pretax write-down of oil and gas assets of $16 million compared to pretax write-downs of mining properties and investments of $130.3 million in 1992. The 1993 and 1992 results also included restructuring and business combination expenses of $8.2 million and $48.4 million, respectively. See notes 5 and 6 to the consolidated financial statements for details of the write-downs and the restructuring and business combination expenses.

(See Appendix 1:  Description of Bar Chart A "Net Income.")

        In  May  1994,  the  Company  sold its 44% interest in the Dee mine to
Rayrock  Mines,  Inc.  (Rayrock)  for  $16.5  million.    Rayrock  assumed
responsibility for, and indemnified Homestake against, all related environmental and reclamation matters.

      During the second quarter of 1994, Prime completed the sale of five million common shares to the public. Net proceeds of $31.9 million were used to fund a portion of the construction and development costs at the Eskay Creek mine in British Columbia, Canada. As a result, Homestake's interest in Prime was reduced from 54.2% to 50.6% and a gain of $11.2 million was recorded in recognition of the net increase in the book value of the Company's interest in Prime.

Eskay Creek Mine: Construction and development of the Eskay Creek gold/silver mine was substantially completed by December 1994 and ore shipments to third-party smelters began in January 1995. The mine is expected to produce 100,000 tons of ore in 1995 containing approximately 170,000 payable ounces of gold and 7.3 million payable ounces of silver or 270,000 payable ounces of gold and gold equivalent. The Company estimates that the Eskay Creek mine's average cash cost per ounce, including the costs of third-party smelters, will approximate $185 per equivalent ounce during 1995. Proven and probable ore reserves at the Eskay Creek mine at December 31, 1994 totaled 1.2 million tons containing 2.3 million ounces of gold and 102 million ounces of silver, sufficient for eight to ten years of production. Through Prime, the Company has a 50.6% economic interest in these reserves.

Gold  Operations:    The  results  of  the  Company's operations are affected
significantly by the market price of gold. Gold prices are influenced by numerous factors over which the Company has no control, including expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and certain other currencies, interest rates, global or regional political or economic crises, demand for gold for jewelry and industrial products, and sales by holders and producers of gold in response to these factors. The supply of gold consists of a combination of new mine production and sales from existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, and individuals.

(See Appendix 1:  Description of Bar Chart B "Gold Production.")

      The Company's general policy is to sell its production at current prices. However, in certain limited circumstances, the Company will enter into forward sales commitments for small portions of its gold production. During the fourth quarter of 1994, the Company sold for future delivery 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. These forward sales represent less than 5% of the gold that

                                      25
--------------------------------------------------------------------------------

D-4
--------------------------------------------------------------------------------

Homestake expects to produce over the next two years. The average price to be received is approximately $412 per ounce, which should cover the mine's relatively high cash costs during its two-year remaining life. The forward sales should also allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs.

      A significant portion of the Company's operating expenses are incurred in Australian and Canadian currencies. The Company's profitability is impacted by fluctuations in these currencies' exchange rates relative to the U.S. dollar. In 1992, the Company implemented a foreign currency protection program to minimize the effects of these fluctuations. Under the program, the Company enters into foreign currency option contracts which establish minimum and maximum exchange rate ranges within which the U.S. dollar may be exchanged for Australian and Canadian dollars. See note 23 to the consolidated financial statements for additional information regarding this program.

      Gold revenues of $632.0 million in 1994 compare to gold revenues of $688.1 million and $639.3 million in 1993 and 1992, respectively. The decline in 1994 revenues from the prior year reflects lower gold sales volumes, partially offset by higher realized gold prices. The lower 1994 gold sales volumes are due to lower gold production and a 3,600 ounce increase in gold inventories during 1994 versus a 65,400 ounce decrease in gold inventories in 1993. The increase in 1993 revenues from 1992 is due to higher gold sales volumes and higher realized gold prices. During 1994, the Company sold 1,692,800 ounces of gold at an average realized price of $384 per ounce compared to 1,983,300 ounces sold at an average realized price of $359 during 1993 and 1,945,500 ounces sold at an average realized price of $348 during 1992.

(See Appendix 1:  Description of Bar Chart C "Gold Revenues.")

      Total gold production of 1,696,400 ounces during 1994 compares to 1,917,900 ounces during 1993 and 1,911,600 ounces during 1992. The 1994 decline in production in part reflects the absence of production following the sale of the Dee mine effective March 31, 1994, the 1993 sales of the Mineral Hill and Golden Bear mines, and the completion of mining operations in 1993 at the Santa Fe mine. After adjusting for the foregoing, production from the Company's remaining operations decreased by 8% in 1994 compared to 1993, principally due to lower production at the Homestake and McLaughlin mines. The 1993 increase in production primarily reflects a 51,000 ounce increase in production at the Homestake mine and the inclusion of 40% (1992 - 22%) of the Snip mine's production following the consolidation of Prime effective December 31, 1992, partially offset by the absence of production from the operations sold in 1993.

      In 1994, the Company's overall cash cost per ounce increased to $254 from $231 in 1993 and $248 in 1992. The increase in costs per ounce primarily was due to the Homestake and McLaughlin mines. The effect on total cash costs of a strengthening Australian dollar was largely offset by a weakening of the Canadian dollar. The Company's overall noncash cost per ounce was $47 in 1994 compared to $51 and $55 in 1993 and 1992, respectively. The decline in noncash costs per ounce primarily reflects lower depreciation charges as a result of the write-downs of mining properties in 1992 and ore reserve expansions at several of the Company's operations.

(See Appendix 1:  Description of Bar Chart D "Cash Costs Per Ounce.")

      Production of 393,900 ounces at the Homestake mine in South Dakota in 1994 compares to 447,600 ounces in 1993 and 396,600 ounces in 1992. The production decline during 1994 primarily was due to lower grades resulting from an extended pre-stripping and development program in the Open Cut and the collapse of a ventilation raise in the underground operations during the second quarter which limited access to the deeper higher-grade mining areas. A new ventilation shaft was completed in March 1995. Production in 1994 also was impacted adversely by flooding following a severe storm in October. The lower production resulted in an increase in cash costs to $292 per ounce during 1994 from $268 per ounce during 1993. Several operating improvements were made at the


                                      26
--------------------------------------------------------------------------------

                                                                             D-5
--------------------------------------------------------------------------------

Homestake mine during 1993, including a grade-control program to better identify ore and reduce dilution and an improved safety program. These improvements reduced 1993 cash costs from $316 per ounce experienced in 1992.


      During the next few years, as mining progresses in the lower levels of the Homestake mine, the remaining higher-grade ore deposits will become narrower and less continuous and therefore more difficult to mine. The Company has developed various alternatives to help minimize the effect that this may have on future costs. During 1995, a large tonnage, lower-grade stope in the upper levels of the mine will be bulk-mined. In addition, narrow vein mining is being tested in other portions of the mine. These trials will help determine the future underground mine operating strategy. In-mine exploration replaced underground ore reserves mined during 1994.

      Production at the McLaughlin mine in California decreased to 250,500 ounces in 1994 from 305,300 ounces in 1993 and 291,100 ounces in 1992. Production in 1994 was derived from the South Pit following completion of mining in the North Pit in 1993. The grade of ore mined in the South Pit during 1994 was lower than the grade of ore mined in the North Pit during 1993 and 1992. The lower grade of ore, together with costs associated with an underground exploration program, increased cash costs to $252 per ounce in 1994 from $196 and $204 in 1993 and 1992, respectively. Gold production is expected to increase in 1995 as the higher-grade zones at the bottom of the South Pit are reached. However, during the second quarter of 1996, mining in the South Pit will cease and gold production levels are expected to decline significantly with production principally derived from processing lower-grade stockpiles.

      The Company's share of gold production from the Round Mountain mine in Nevada increased to 105,900 ounces during 1994 from 93,700 ounces during 1993 and 92,600 ounces in 1992. The loading of fewer tons at a higher grade on the reusable pads has allowed for longer leach times, thereby improving gold recoveries from 69% in 1993 to 79% in 1994. In addition, larger quantities of lower-grade ore are being placed on the dedicated pad. The higher production levels resulted in a decrease in cash costs per ounce to $187 in 1994 from $230 in 1993 and $233 in 1992. Production during the last few years includes ounces recovered from a very high-grade vein of gold. Homestake's share of gold from this vein during 1994, 1993 and 1992 was 8,300 ounces, 13,300 ounces and 13,000 ounces, respectively. Only 1,600 ounces are expected to be recovered from the high-grade vein during 1995. The Company's share of Round Mountain ore reserves increased by 169,000 ounces in 1994 primarily due to exploration drilling which extended pit limits, and the inclusion of previously leached material following favorable processing tests.

      Mining at the Santa Fe mine in Nevada ceased in November 1993 as ore reserves were depleted. Re-leaching of ore on existing pads continued during 1994 resulting in production of 22,400 ounces compared to 54,000 ounces and 60,900 ounces during 1993 and 1992, respectively.

      The Company's share of gold production from the Williams mine amounted to 222,700 ounces at an average cash cost of $204 per ounce during 1994 compared to 246,100 ounces at a cost of $199 per ounce during 1993 and 248,500 ounces at a cost of $186 per ounce in 1992. The increase in costs per ounce during the current year is due to processing lower-grade ore, partially offset by a weakening in the Canadian dollar in relation to the United States dollar. In December 1994, a system was installed to capture heat from exhaust air and mine water. The heat is used to warm fresh air entering the mine. Annual savings from this process could exceed $0.3 million.

      The Company's share of gold production from the David Bell mine amounted to 96,100 ounces at an average cash cost of $168 per ounce in 1994 compared to 107,600 ounces at a cost of $154 per ounce during 1993 and 105,300 ounces at a cost of $156 per ounce during 1992. The increase in cash costs per ounce during the current year is due to processing lower-grade ore, partially offset by a weakening in the Canadian dollar in relation to the United States dollar. Mining activity in 1994 included a major underground development program to prepare the C-zone mining block. The C-zone, which is scheduled to commence production in June 1995, will provide a third production block and thereby increase mining flexibility.


      During the next few years, production at the Williams and David Bell mines is expected to be slightly lower as the grades of ore mines more closely approximate the average remaining life-of-mine ore grades.

      Production of 82,100 ounces at the Nickel Plate mine in Canada during 1994 compares to 73,900 ounces in 1993 and 84,700 ounces in 1992. The increase in 1994 production primarily is due to the processing of higher-grade ore from the Stage IV pit expansion program which commenced in late 1992. Cash costs increased to $351 per ounce in 1994 compared to $312 per ounce in 1993 and $295 per ounce in 1992. The increase in cash costs per ounce during 1994 is due to higher milling costs reflecting the refractory nature of a portion of the ore which required increased reagent use, and an increase in the rate of mining. Mining at the Nickel Plate mine will be reduced substantially in early 1995. A milling rate of 4,000 tons per day is planned through the end of 1996 at which time the ore reserve is expected to be depleted.


                                      27
--------------------------------------------------------------------------------

D-6
--------------------------------------------------------------------------------

During the fourth quarter of 1994, the Nickel Plate ore reserve was reduced by 8% reflecting lower than anticipated grades from the Stage IV pit expansion.

      The Company's share of production at the Snip mine in Canada in 1994 was 51,600 ounces contained in concentrate and gold dore, with an average cash cost of $171 per ounce, compared to 59,800 contained ounces at a cost of $152 per ounce in 1993 and 30,600 contained ounces at a cost of $145 per ounce in 1992. The decrease in production and resulting increase in cash costs per contained ounce during the current year was due to lower grade. The increase in the Company's share of production in 1993 was due to the consolidation of Prime effective December 31, 1992.

      Homestake Gold of Australia's (HGAL) share of production from its Kalgoorlie operations in Western Australia increased to 352,100 ounces during 1994 from 332,600 ounces in 1993 and 341,800 ounces in 1992. The 1994 increase in production is due to an increase in tons mined, higher grades and improved recoveries from the Super Pit, partially offset by a decrease in production at Mt. Charlotte and the payment of 15,800 ounces to HGAL's joint venture partner under the disproportionate sharing arrangement. No ounces were paid to the joint venture partner under this arrangement in 1993 or 1992. The lower Mt. Charlotte production was due to lower tonnage and grades resulting from underground operational difficulties which hampered the movement of ore. These difficulties were rectified during the year. Cash costs at the Kalgoorlie operations increased to $259 per ounce in 1994 from $230 per ounce in 1993 and $255 per ounce in 1992. The increase in costs per ounce during 1994 and decrease in costs per ounce in 1993 primarily are due to fluctuations in the Australian dollar in relation to the United States dollar. Cash costs per ounce measured in Australian dollars have shown little change since 1992.

      The El Hueso mine in Chile produced 56,400 ounces at an average cash cost of $403 per ounce in 1994 compared to 71,700 ounces at a cost of $299 per ounce in 1993 and 70,400 ounces at a cost of $285 per ounce in 1992. Mining operations at the El Hueso mine ceased in the first quarter of 1995. Leaching operations will continue through the end of the year. In 1995, the Company plans to spend approximately $1 million on exploration at a nearby prospect which, if successful, could result in the reopening of the El Hueso operations.

Main Pass 299: Homestake has a 16.7% interest in the Main Pass 299 sulphur mine in the Gulf of Mexico. Oil and gas operations commenced in 1991 and sulphur start-up operations began in the second quarter of 1992. Full design production levels of 5,500 tons of sulphur per day were reached in December 1993. During 1994, sulphur production levels continued to increase and averaged 6,200 tons per day by year end.

      The Company's share of sulphur revenues from Main Pass 299 was $16.9 million in 1994 compared to $2 million in 1993 reflecting the higher sulphur production levels. The Company's average realized price per ton of sulphur was $53 in 1994 compared to $59 per ton in 1993. Oil revenues of $10 million in 1994 compare to $14.2 million in 1993 and $22.1 million in 1992. Oil production peaked in 1992 and is expected to continue to decline over the next five years.

      Operating losses of $0.2 million were recorded by the Company from Main Pass 299 operations during 1994 compared to losses of $9.9 million in 1993 and operating income of $4 million in 1992. The 1994 improvement in Main Pass operations reflects rising sulphur production levels and increased operating efficiencies, partially offset by lower oil production and prices. The lower 1993 earnings reflect the commencement of sulphur operations and lower oil production and prices. In addition, at December 31, 1993 the Company recorded a pretax write-down of oil and gas assets of $16 million based on a decline in the market price of oil.

Other Revenues: Interest income of $9.8 million in 1994 compares to $4.8 million in 1993 and $9.9 million in 1992. The increase in interest income in 1994 reflects higher cash and equivalents and short-term investment balances and a rise in interest rates during the year. The decrease in interest income in 1993 from 1992 primarily is due to lower cash and equivalents and short-term investment balances and lower interest rates during 1993. The gain on sale of stock by subsidiary of $11.2 million represents the gain recorded on the dilution of the Company's ownership interest in Prime. Other income of $25.6 million in 1994 includes a pretax gain of $15.7 million on the sale of the Company s interest in the Dee mine.

Depreciation, Depletion and Amortization: Depreciation, depletion and amortization declined to $76.2 million in 1994 compared to $103.4 million and $117.5 million in 1993 and 1992, respectively. The changes primarily were due to lower 1994 production and the write-downs of oil and gas assets in 1993 and mining properties in 1992.


                                      28
--------------------------------------------------------------------------------

                                                                             D-7
--------------------------------------------------------------------------------

Administrative and General: Administrative and general expense decreased to $38.2 million in 1994 from $40.6 million in 1993 and $48.5 million in 1992. The decline in administrative and general expense reflects continued cost constraints and the impact of the 1992 and 1993 restructuring programs.

(See  Appendix  1:    Description  of  Bar Chart E "Administrative And General
Expense.")

Exploration: Exploration expense of $21.3 million in 1994 compares to $17.5 million and $27.8 million in 1993 and 1992, respectively. The increase in exploration expense in 1994 from 1993 reflects increased activity at the Ruby Hill advanced exploration project, partially offset by the cessation of the North Homestake mine project in early 1994. The decrease in exploration expense in 1993 from 1992 primarily reflects the Company's efforts in concentrating on fewer, higher quality projects.

(See Appendix 1:  Description of Bar Chart F "Exploration Expense.")

Interest Expense: Interest expense of $10.1 million in 1994 compares to $9.1 million in 1993 and $13.4 million in 1992. Capitalized interest related to the development of certain assets amounted to $0.7 million in 1994, compared to $0.1 million and $3.5 million in 1993 and 1992, respectively. The increase in interest expense in 1994 from 1993 reflects a full year's interest on the Company's convertible subordinated notes which were issued in June 1993, partially offset by the repayment of $8.3 million of Australian finance lease debt in February 1994. Interest expense declined in 1993 from 1992 primarily as a result of the repayment of $87 million of debt in the second half of 1992. The average rate of interest on the Company's long-term debt was 5.5% at December 31, 1994 compared to 5.1% and 4.5% at December 31, 1993 and 1992, respectively.

Income Taxes: In 1994, the Company benefited from reversals of tax valuation allowances principally in foreign jurisdictions. These items were fully utilized in 1994 and, as a result, the Company will be subject to a higher effective tax rate in 1995.

      In 1993, the Company adopted Statement of Financial Accounting Standards No. (SFAS) 109, "Accounting for Income Taxes." In adopting SFAS 109, the Company provided a full valuation reserve on a significant portion of its deferred tax assets. The effect on net income of the adoption of SFAS 109 was not material and did not result in the recording of a cumulative effect for adopting this accounting principle.

                        LIQUIDITY AND CAPITAL RESOURCES

      Homestake's cash and equivalents and short-term investments increased by $70.5 million to $205.2 million at December 31, 1994 as a result of strong cash flows from the Company's operations. In addition, cash provided by financing activities before dividend payments in 1994 amounted to $28.9 million and $24.5 million was realized on the sale of assets. During 1993, net debt repayments amounted to $48 million and a further $15.8 million were used to redeem preferred shares which had been issued by Homestake Canada Inc.

(See Appendix 1: Description of Bar Chart G "Cash and Equivalents and Short-Term Investments.")


                                      29
--------------------------------------------------------------------------------

D-8
--------------------------------------------------------------------------------

      Additions to property, plant and equipment totaled $88.7 million in 1994 compared to $57.8 million and $63.5 million in 1993 and 1992, respectively. Capital additions in 1994 include $42 million at the Eskay Creek mine, $20 million at the Homestake mine primarily for Open Cut expansion and $13 million at the Kalgoorlie operations for mill expansions and modifications. Additions in 1993 included $19 million at the Nickel Plate mine for a pit expansion and $12 million at the Homestake mine for the Open Cut expansion and additions in 1992 included $14 million at the Kalgoorlie operations, primarily for Super Pit development. The remaining expenditures during these years primarily were for replacement capital to maintain existing production capacity.

(See Appendix 1: Description of Bar Chart H "Cash Provided By Operations.")

      In addition to replacement capital at existing operations, expenditures of $39 million are planned for 1995 at the Kalgoorlie operations to complete the expansion of the Fimiston mill, which will increase ore processing efficiency and capability, and replace the capacity of the Oroya mill which will be dismantled to allow for an expansion of the Super Pit. Additions of $25 million are planned at the Homestake mine primarily for pre-stripping and development at the Open Cut and continuing modernization projects.

      During 1994, the Company issued 293,000 shares for proceeds of $5.3 million from the exercise of stock options.

      Through a series of transactions from 1989 to 1994, the Company acquired
50.6%  of  Prime's  common  shares.    For  further details, see note 3 to the
consolidated financial statements.

      In February 1994, HGAL repaid the remaining $8.3 million of its Australian finance lease debt.

      In June 1993, the Company sold $150 million of 5.5% convertible subordinated notes maturing in the year 2000. The notes are convertible into the Company's shares at a price of $23.06 per common share and are redeemable by the Company at any time on or after June 23, 1996. Proceeds from the notes were used to retire existing gold loans and other long-term debt.

      In 1993, the Company entered into a $150 million revolving credit facility. This facility provides for borrowings denominated in U.S. dollars, Canadian dollars, ounces of gold or any combination of these. The credit agreement includes a minimum consolidated net worth requirement of $500 million. In October 1994, the Company amended this facility which resulted in a reduction of commitment and borrowing fees, a one-year extension of the facility to 1999 and the elimination of a number of financial covenants. No amounts have been borrowed under this facility. The Company has no required debt repayments until the convertible notes mature in the year 2000.

      The Company incurred $14.2 million of reclamation-related expenditures during 1994 at its discontinued uranium facility at Grants, New Mexico. In accordance with the Energy Policy Act of 1992, the United States Department of Energy (DOE) is responsible for funding 51% of all past and future reclamation expenditures at this facility. The total cost for reclamation of the Grants site is estimated to be $59.2 million, of which $40.1 million had been expended by December 31, 1994. The Company's share of the cost of reclaiming the Grants facility is fully provided in the financial statements at December 31, 1994. The Company received $4.3 million in 1994 from the DOE. The accompanying balance sheet as of December 31, 1994 includes a receivable of $9.8 million for unreimbursed claims filed with the DOE pertaining to the DOE's share of reclamation expenditures made by the Company through 1993. For discussion of certain environmental matters, see note 22 to the consolidated financial statements.

      In  May  1994, the Company increased its regular quarterly dividend from
$0.025  to  $0.05.   Total common share dividends paid by Homestake were $24.1
million in 1994 compared to $13.7 million in 1993 and $23.6 million in 1992.

      Future results will be impacted by such factors as the market price of gold, the Company's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. The Company believes that the combination of cash, investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements and anticipated dividends.


                                      30
--------------------------------------------------------------------------------

                                                                             D-9
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors of
Homestake Mining Company:

We have audited the consolidated balance sheets of Homestake Mining Company and Subsidiaries as of December 31, 1994 and 1993, and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Homestake Mining Company and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand LLP
--------------------------
San Francisco, California
February 8, 1995


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Homestake Mining Company and Subsidiaries are prepared by the Company's management in conformity with generally accepted accounting principles. Management is responsible for the fairness of the financial statements, which include estimates based on judgments.

   The Company maintains accounting and other control systems which management believes provide reasonable assurance that financial records are reliable for the purposes of preparing financial statements and that assets are properly safeguarded and accounted for. Underlying the concept of reasonable assurance is the premise that the cost of controls should not be disproportionate to the benefits expected to be derived from such controls. The Company's internal control structure is reviewed by its internal auditors and by the independent auditors in connection with their audit of the Company's consolidated financial statements.

   The external auditors conduct an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards in order to express their opinion on these financial statements. These standards require that the external auditors plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement.

   The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with management, internal auditors and the external auditors to discuss the annual audit, internal control, internal auditing and financial reporting matters. The external auditors and the internal auditors have direct access to the Audit Committee.

/s/ Harry M. Conger
-------------------
Harry M. Conger
Chairman of the Board and Chief Executive Officer



/s/ Gene G. Elam
-------------------
Gene G. Elam
Vice President, Finance and Chief Financial Officer


February 8, 1995



                                     31
--------------------------------------------------------------------------------

D-10
--------------------------------------------------------------------------------

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                   Homestake Mining Company and Subsidiaries

For the years ended December 31, 1994, 1993 and 1992
(In thousands, except per share amounts)

                                  1994              1993             1992
                                --------------------------------------------
 Revenues
   Product sales                $656,056           $703,505         $659,646
   Interest income                 9,762              4,832            9,892
   Equity earnings                 2,857                795            2,474
   Gain on issuance of stock by
     subsidiary                   11,224
   Other income                   25,588             13,096           11,508
                                ---------------------------------------------
                                 705,487            722,228          683,520
                                --------------------------------------------
Costs and Expenses
   Production costs              447,129            454,623          470,374
   Depreciation, depletion and
     amortization                 76,171            103,377          117,483
   Administrative and general
     expense                      38,159             40,553           48,514
   Exploration expense            21,347             17,457           27,798
   Interest expense               10,124              9,147           13,420
   Other expense                   6,744              4,492            5,694
   Write-downs of mining
     properties and investments                      16,032          130,290
   Restructuring and business
     combination expenses                             8,151           48,442
                                ---------------------------------------------
                                 599,674            653,832          862,015
                                ---------------------------------------------
 Income (Loss) Before Taxes
   and Minority Interest         105,813             68,396         (178,495)
 Income and Mining Taxes         (18,880)           (12,775)           2,889
 Minority Interest                (8,917)            (3,127)            (230)
                                ---------------------------------------------
 Net Income (Loss)               $78,016            $52,494        $(175,836)
                                ---------------------------------------------
 Net Income (Loss) Per Share       $0.57              $0.38           $(1.31)
                                ---------------------------------------------
 Average Shares Used in
   the Computation               137,733            137,046          135,221
                                ---------------------------------------------

See notes to consolidated financial statements.


                                         32
--------------------------------------------------------------------------------

                                                                            D-11
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                   Homestake Mining Company and Subsidiaries

December 31, 1994 and 1993
(In thousands, except per share amount)

                                             1994            1993
                                        --------------------------
ASSETS
Current Assets
   Cash and equivalents                 $  105,701      $  134,719
   Short-term investments                   99,479
   Receivables                              58,994          28,649
   Inventories                              71,715          66,539
   Other                                     6,910           8,303
                                        --------------------------
       Total current assets                342,799         238,210
                                        --------------------------
Property, Plant and Equipment - net        808,221         830,228
                                        --------------------------
Investments and Other Assets
   Noncurrent investments                   15,774          20,632
   Other assets                             35,174          32,180
                                        --------------------------
       Total investments and other
         assets                             50,948          52,812
                                        --------------------------
Total Assets                            $1,201,968      $1,121,250
                                        --------------------------
                                        --------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Accounts payable                     $   35,674      $   33,002
   Accrued liabilities                      54,138          57,747
   Income and other taxes payable            7,083           9,816
   Current portion of long-term debt                         3,785
                                        --------------------------
       Total current liabilities            96,895         104,350
                                        --------------------------
Long-term Liabilities
   Long-term debt                          185,000         189,191
   Other long-term obligations             110,719          93,674
                                        --------------------------
       Total long-term liabilities         295,719         282,865
                                        --------------------------
Deferred Income Taxes                      136,274         164,030
                                        --------------------------
Minority Interest in Consolidated
   Subsidiaries                             84,310          54,761
                                        --------------------------

Shareholders' Equity
   Capital stock, $1 par value per
    share:
    Preferred - 10,000 shares
       authorized; no shares
       outstanding
    Common - 250,000 shares authorized;
       shares outstanding:
         1994 - 137,785;
         1993 - 137,494                    137,785         137,494
   Additional paid-in capital              339,785         334,737
   Retained earnings                       106,405          52,495
   Accumulated currency translation
     adjustments                             8,869          (5,620)
   Other                                    (4,074)         (3,862)
                                        --------------------------
         Total shareholders' equity        588,770         515,244
                                        --------------------------
Total Liabilities and Shareholders'
  Equity                                $1,201,968      $1,121,250
                                        --------------------------
                                        --------------------------

Commitments and Contingencies - see notes 22 and 23.

See notes to consolidated financial statements.


                                        33
--------------------------------------------------------------------------------

D-12
--------------------------------------------------------------------------------

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
                   Homestake Mining Company and Subsidiaries

For the years ended December 31, 1994, 1993 and 1992
(In thousands)

                                                    Additional
                                          Common     Paid-in      Retained
                                           Stock     Capital      Earnings
                                        ----------------------------------
BALANCES, DECEMBER 31, 1991             $132,325    $325,629      $215,886
  Net loss                                                        (175,836)
  Common share dividends                                           (23,624)
  Preference share dividends                                        (1,834)
  Redemption of HCI preference
    shares for common stock                4,271      (4,271)
  Exercise of stock options                   16          86
  Stock issued to employee
    savings plan                              45         560
  Currency translation
    adjustments
  Other                                      115         684
                                        -----------------------------------
BALANCES, DECEMBER 31, 1992              136,772     322,688        14,592
  Net income                                                        52,494
  Common share dividends                                           (13,706)
  Preference share dividends                                          (885)
  Sale of Homestake stock held
    by Prime                                           1,155
  Exercise of stock options                  686      10,397
  Stock issued to employee
    savings plan                              36         492
  Currency translation
    adjustments
  Other                                                    5
                                        ------------------------------------
BALANCES, DECEMBER 31, 1993              137,494     334,737        52,495
  Net income                                                        78,016
  Common share dividends                                           (24,106)
  Exercise of stock options                  291       5,048
  Currency translation
    adjustments
  Unrealized loss on investments
  Other
                                        ------------------------------------
BALANCES, DECEMBER 31, 1994             $137,785    $339,785      $106,405
                                        ------------------------------------
                                        ------------------------------------


                                   Accumulated
                                      Currency
                                   Translation
                                   Adjustments        Other       Total
                                   -------------------------------------
BALANCES, DECEMBER 31, 1991             $7,970      $(6,168)    $675,642
  Net loss                                                      (175,836)
  Common share dividends                                         (23,624)
  Preference share dividends                                      (1,834)
  Redemption of HCI preference
    shares for common stock
  Exercise of stock options                                          102
  Stock issued to employee
    savings plan                                                     605
  Currency translation
    adjustments                         (6,837)                   (6,837)
  Other                                              (3,579)      (2,780)
                                   -------------------------------------
BALANCES, DECEMBER 31, 1992              1,133       (9,747)     465,438
  Net income                                                      52,494
  Common share dividends                                         (13,706)
  Preference share dividends                                        (885)
  Sale of Homestake stock held
    by Prime                                          4,258        5,413
  Exercise of stock options                                       11,083
  Stock issued to employee
    savings plan                                                     528
  Currency translation
    adjustments                         (6,753)                   (6,753)
  Other                                               1,627        1,632
                                   --------------------------------------
BALANCES, DECEMBER 31, 1993             (5,620)      (3,862)     515,244
  Net income                                                      78,016
  Common share dividends                                         (24,106)
  Exercise of stock options                                        5,339
  Currency translation
    adjustments                         14,489                    14,489
  Unrealized loss on investments                       (382)        (382)
  Other                                                 170          170
                                   --------------------------------------
BALANCES, DECEMBER 31, 1994             $8,869      $(4,074)    $588,770
                                   --------------------------------------
                                   --------------------------------------

See notes to consolidated financial statements.


                                        34
--------------------------------------------------------------------------------

                                                                            D-13
--------------------------------------------------------------------------------

                    STATEMENTS OF CONSOLIDATED CASH FLOWS
                  Homestake Mining Company and Subsidiaries

For the years ended December 31, 1994, 1993 and 1992
(In thousands)

                                         1994        1993       1992
                                     --------------------------------
CASH FLOWS FROM OPERATIONS
   Net income (loss)                   $78,016     $52,494   $(175,836)
   Reconciliation to net cash
      provided by operations:
      Depreciation, depletion
        and amortization                76,171     103,377     117,483
      Write-downs of mining
        properties and
        investments                                 16,032     130,290
      Gain on issuance of stock
        by subsidiary                  (11,224)
      Gain on disposals of assets      (19,521)     (7,974)    (12,456)
      Deferred income taxes             (3,665)      2,583     (11,121)
      Reclamation - net                  3,986      (8,459)     (4,160)
      Minority interest                  8,917       3,127         230
      Other noncash items - net         27,222      17,435       9,573
      Effect of changes in operating
        working capital items:
          Receivables                   (8,824)    (18,993)     12,096
          Inventories                  (14,045)     10,357      12,933
          Accounts payable               2,484      (4,009)    (10,424)
          Accrued liabilities and
            taxes payable               (6,938)      4,877       8,408
          Other                          1,138        (765)     (3,521)
                                     ---------------------------------
  Net cash provided by operations      133,717     170,082      73,495
                                     ---------------------------------
INVESTMENT ACTIVITIES
  Decrease (increase) in short-term
    investments                        (99,479)     16,739     115,334
  Additions to property, plant
    and equipment                      (88,654)    (57,825)    (63,453)
  Proceeds from sales of assets         24,542       9,649      11,858
  Other                                 (8,033)      1,060       7,260
                                      ---------------------------------
  Net cash provided by (used in)
    investment activities             (171,624)    (30,377)     70,999
                                      ---------------------------------
FINANCING ACTIVITIES
  Borrowings                                       146,074     115,239
  Debt repayments                       (8,352)   (194,037)   (215,251)
  Dividends paid on common shares      (24,106)    (13,706)    (23,624)
  Dividends paid on preference
    shares                                            (885)     (1,834)
  Common shares issued                   5,339      11,611         321
  Stock issued by subsidiary            31,870
  Redemption of HCI preference
    shares                                         (15,810)     (4,727)
  Sale of Homestake stock held by
    Prime                                            6,361
  Other                                              1,452         326
                                      ---------------------------------
  Net cash provided by (used in)
    financing activities                 4,751     (58,940)   (129,550)
                                      ---------------------------------
Effect of Exchange Rate Changes
  on Cash                                4,138       (254)       3,882
                                      ---------------------------------
Net Increase (Decrease) in Cash
   and Equivalents                     (29,018)    80,511       18,826
Cash and Equivalents, January 1        134,719     54,208       35,382
                                      ---------------------------------
Cash and Equivalents, December 31     $105,701   $134,719      $54,208
                                      ---------------------------------
                                      ---------------------------------

See notes to consolidated financial statements.



                                         35
--------------------------------------------------------------------------------

D-14
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Homestake Mining Company and Subsidiaries
(All tabular amounts in thousands)

Note 1: SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include Homestake Mining Company (the Company or Homestake) and its majority-owned subsidiaries and their undivided interests in joint ventures after elimination of intercompany amounts. At December 31, 1994 the Company owned 81.5% of Homestake Gold of Australia Limited (HGAL) and 50.6% of Prime Resources Group Inc. (Prime) with the remaining interests reflected as minority interest in the consolidated financial statements. Undivided interests in gold mining operations (the Round Mountain mine in the United States; HGAL's interest in the gold mining operations in Kalgoorlie, Western Australia; Homestake Canada Inc.'s (HCI) interests in the Williams and David Bell mines in Canada; and Prime's interests in the Eskay Creek and Snip mines in Canada) and in the sulphur and oil recovery operations at Main Pass 299 in the Gulf of Mexico are reported using pro rata consolidation whereby the Company reports its proportionate share of assets, liabilities, income and expenses. Investments in gold mining venture partnerships over which the Company exercises significant influence, principally the Pinson and Marigold mines in Nevada (in which the Company has ownership interests of 26% and 33%, respectively), are reported using the equity method.

Cash and equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by placing its cash and equivalents with major international banks and financial institutions located principally in the United States, Canada and Australia. The Company believes that no concentration of credit risk exists with respect to cash and equivalents.

Short-term investments consist principally of highly-liquid U.S. and foreign government and corporate securities with original maturities in excess of three months. Effective January 1, 1994 the Company adopted Statement of Financial Accounting Standards No. (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this statement, the Company classifies all short-term investments as available-for-sale securities and, accordingly, includes all unrealized gains and losses on these investments as a separate component of shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income or loss. The effect on net income of adoption of SFAS 115 was not material and did not result in the recording of a cumulative effect on adoption.

Inventories, including finished products, ore in-process, stockpiled ore, ore in-transit and supplies, are stated at the lower of cost or net realizable value. The cost of gold produced by United States operations is determined principally by the last-in, first-out method (LIFO). The cost of other inventories is determined primarily by averaging methods.

Exploration costs, including those incurred through joint ventures, are expensed as incurred. All costs related to property acquisitions are capitalized.

Preoperating and development costs relating to new mines and major programs at existing mines are capitalized. Ordinary mine development costs to maintain production are expensed as incurred.

Depreciation, depletion and amortization of mining properties, mine development costs and major plant facilities is computed principally by the units-of-production method based on estimated proven and probable ore reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves which can be recovered in the future from known mineral deposits. Such estimates are based on current and projected costs and prices. Other equipment and plant facilities are depreciated by straight-line or accelerated methods principally over estimated useful lives of three to ten years.

Property evaluation: Recoverability of investments in operating mines is evaluated periodically. Estimated future net cash flows from each mine are calculated using estimates of proven and probable ore reserves, estimated future prices (considering historical and current prices, price trends and related factors) and operating capital and reclamation costs on an undiscounted basis. Reductions in the carrying value of each mine are recorded to the extent the remaining investment exceeds the estimate of future net cash flows.

   Recoverability of the carrying values of non-operating properties is evaluated periodically based upon estimated future net cash flows from each property determined as described above using estimates of contained mineralization, which represent estimated mineralization expected to be classified as proven and probable reserves, based on geological delineation to date, upon completion of a feasibility study. In addition, estimated future net cash flows may be reduced by a discount factor after considering the uncertainties inherent in developing non-operating properties for which a feasibility study has not been completed, the length of time before mining operations may begin, and the expected complexity


                                     36
--------------------------------------------------------------------------------

                                                                            D-15
--------------------------------------------------------------------------------

of each individual mining plan. The discount factor is based principally upon the Company's composite United States borrowing rate as well as other factors affecting the risk of developing such properties. Reductions in the carrying value of each property are recorded to the extent that the Company's carrying value in each property exceeds its estimate of future net cash flows.

   Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists are carried at original acquisition cost.

Reclamation costs and related accrued liabilities, which are based on the Company's interpretation of current environmental and regulatory requirements, are accrued and expensed, principally by the units-of-production method based on estimated proven and probable ore reserves.

Noncurrent investments, which include mining securities, are carried at the lower of cost or market. Realized gains and losses are included in determining net income or loss. Unrealized losses are reported as a reduction in shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income or loss.

Product sales are recognized when title passes at the shipment or delivery point.

Income taxes: The Company follows the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year. Mining taxes represent Canadian taxes levied on mining operations.

Foreign currency: Substantially all assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period. Income and expenses are translated at the average exchange rate for the year. Accumulated currency translation adjustments are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in the determination of net income or loss.

Pension plans and other postretirement benefits: Pension costs related to United States employees are determined using the projected unit credit actuarial method. Pension plans are funded through annual contributions. In addition, the Company provides medical and life insurance benefits for certain retired employees and accrues the cost of such benefits over the period in which active employees become eligible for the benefits. The costs of the postretirement medical and life insurance benefits are paid at the time the services are provided.

Net income (loss) per share is computed by dividing net income less preference share dividends by the weighted average number of common shares and common share equivalents outstanding during the year. Fully diluted net income (loss) per share is not presented since the exercise of stock options would not result in a material dilution of earnings per share and the conversion of the 5.5% convertible subordinated notes would produce an anti-dilutive result.

Reclassifications: Certain amounts for 1993 and 1992 have been reclassified to conform to the 1994 presentation.

Note 2:  HOMESTAKE CANADA INC.

On July 22, 1992 Homestake acquired all of the common shares and first preference shares of International Corona Corporation (Corona), a publicly traded Canadian gold producer. In December 1992, Corona's name was changed to Homestake Canada Inc. Homestake issued 0.35 of a Homestake common share for each HCI common share, 0.54 of a Homestake common share and $0.42 cash for each HCI Series A first preference share and 1.08 Homestake common shares for each HCI Series C first preference share. Homestake issued a total of 37.2 million Homestake common shares and paid approximately $0.5 million in cash in acquiring 100% of HCI's common and first preference shares. This business combination was accounted for as a pooling of interests.

Note 3:  PRIME RESOURCES GROUP INC.

In June 1994, Prime sold five million common shares at approximately $6.70 per share to the public. Net proceeds of approximately $31.9 million from this issue were used to fund a portion of the construction and development costs of the Eskay Creek gold mine in Canada. This transaction resulted in a reduction of the Company's interest in Prime from 54.2% to 50.6%. The Company recorded a gain of $11.2 million on the transaction in recognition


                                     37
--------------------------------------------------------------------------------

D-16
--------------------------------------------------------------------------------

of the net increase in the book value of the Company's investment in Prime. Deferred income taxes were not provided on this gain since the Company's tax basis in Prime substantially exceeds its carrying value.

   In December 1993, Prime acquired effectively all of the stock of Stikine Resources Ltd. (Stikine) through a share exchange. This transaction was accounted for as a corporate reorganization of companies under common control. Prime and Stikine each had a 50% interest in the Eskay Creek mine. Following this transaction, the Company owned 54.2% of the outstanding shares of Prime. Homestake's effective ownership in Prime and Stikine prior to this transaction was 54.3% and 54.1%, respectively.

   In December 1992, HCI acquired two million common shares of Prime for $3.2 million in cash, representing 4.4% of Prime's shares then outstanding. As a result of this transaction, Homestake owned in excess of 50% of Prime's common shares and included Prime in its consolidated financial statements effective December 31, 1992.

   On June 30, 1992 HCI purchased 419,475 Stikine common shares from the minority shareholders of Stikine in exchange for 419,475 HCI Series 1 second preference shares (Series 1 shares). As a result, HCI increased its investment in the Eskay Creek mine by approximately $24.9 million and the Company's ownership of Stikine increased above 50%. Stikine has been included in the consolidated financial statements as of that date. In July 1993, all of the Series 1 shares were redeemed at par for cash of $54.61 per share, plus unpaid dividends.

Note 4:  SALES OF MINING OPERATIONS

Dee mine: In May 1994, the Company sold its 44% interest in the Dee gold mine in Nevada to Rayrock Mines, Inc. (Rayrock) for $16.5 million. Rayrock assumed responsibility for and indemnified Homestake against all related environmental and reclamation matters. This sale resulted in a pretax gain of $15.7 million, which is included in other income.

NAM: In July 1993, the Company sold its 83% interest in North American Metals Corp. (NAM), the owner and operator of the Golden Bear mine in Canada, for approximately $1 million plus a retained royalty interest. The Company recorded a $0.5 million pretax gain and a $12.9 million tax benefit on this transaction.

Mineral Hill mine: In November 1993, the Company sold its 50% interest in the Mineral Hill gold mine in Montana for $4 million in cash and 140,000 common shares of TVX Gold Inc. (TVX). The Company retained a royalty interest on certain exploration lands and received an indemnification from TVX for all past, present and future reclamation requirements. This sale resulted in a pretax gain of $3.6 million, which was included in other income in 1993.

Note 5:  WRITE-DOWNS OF MINING PROPERTIES AND INVESTMENTS

As discussed in note 1, the Company performs periodic property evaluations to assess the recoverability of its mining properties and investments. In 1993 and 1992, the Company determined that based upon its estimates of proven and probable reserves, sales prices and operating costs at certain locations, it would not fully recover its investment in certain assets and, accordingly, recorded write-downs as a result of these evaluations totaling $16 million and $130.3 million in 1993 and 1992, respectively.

   In 1993, the Company recorded a $16 million write-down of its investment in the oil and gas assets at the Main Pass 299 sulphur mine due to a decline in oil prices. In 1992, based on Homestake's assessment of the then recoverable value of its investment in the Eskay Creek property, the Company recorded a $70 million write-down of its investments in Prime and Stikine, the holders of the Eskay Creek property. The write-down was recorded at the time of the acquisition of HCI to reflect Homestake's estimates of capital costs and future gold prices. Other write-downs in 1992 included property write-downs of $44.3 million and $12.5 million in the United States and Canada, respectively, and a $3.5 million reduction of the carrying value of certain Latin American mining securities.

Note 6:  RESTRUCTURING AND BUSINESS COMBINATION EXPENSES

In 1993, the Company recorded restructuring and business combination expenses totaling $8.2 million primarily related to a second early retirement and work force reduction program at the Homestake mine in South Dakota and the reorganization of HGAL, including the relocation of HGAL's principal office. In 1992, concurrent with the business combination with HCI, the Company recorded a charge of $48.4 million for the corporate restructuring of its North American operations. The restructuring included the consolidation


                                     38
--------------------------------------------------------------------------------

                                                                            D-17
--------------------------------------------------------------------------------

of many administrative and exploration activities, the closure of several existing offices and the initiation of an early retirement and work force reduction program at the Homestake mine.

Note 7:  INCOME TAXES

Effective January 1, 1993 the Company adopted SFAS 109, "Accounting for Income Taxes." The adoption of this standard changed the criteria for recognition and measurement of deferred tax assets and certain other requirements of SFAS 96. The standard was adopted on a prospective basis and amounts presented for prior years were not restated. The effect on net income of adoption of SFAS 109 was not material and did not result in the recording of a cumulative effect on adoption.

  The provision (credit) for income and mining taxes consists of the following:


                                      1994      1993       1992
                                 -------------------------------
Current
   Income taxes
     Federal                       $ 7,560    $(2,465)   $ (513)
     State                           1,258        105       305
     Canadian                        2,258      1,177     1,936
     Other foreign                     206      1,013       185
                                 -------------------------------
                                    11,282       (170)    1,913
   Canadian mining taxes             9,741     10,287     6,319
                                 -------------------------------
   Total current taxes              21,023     10,117     8,232
                                 -------------------------------

Deferred
   Income taxes
     Federal                         6,867      3,639   (11,040)
     State                          (1,086)        95      (601)
     Canadian                      (13,796)     2,203    (3,364)
     Other foreign                   4,438                 (262)
                                 -------------------------------
                                    (3,577)     5,937   (15,267)
   Canadian mining taxes             1,434     (3,279)    4,146
                                 -------------------------------
   Total deferred taxes             (2,143)     2,658   (11,121)
                                 -------------------------------
Total income and mining
   taxes (benefit)                 $18,880    $12,775  $ (2,889)
                                  ------------------------------
                                  ------------------------------


   The provision for income taxes is based on pretax income (loss) before minority interest as follows:

                                      1994       1993        1992
                                ----------------------------------
   United States                  $ 28,415    $ 6,222   $ (86,278)
   Canada                           49,690     41,434     (91,989)
   Other foreign                    27,708     20,740        (228)
                                ----------------------------------
                                  $105,813    $68,396   $(178,495)
                                ----------------------------------
                                ----------------------------------

     Deferred tax liabilities and assets on the balance sheet as of December 31, 1994 and 1993 relate to the following:


                                           1994               1993
                                       ----------------------------
Deferred tax liabilities
   Depreciation and other resource
    property differences
    United States                      $  73,826         $  65,194
    Canada - Federal                      46,671            56,289
    Canada - Provincial                   74,653            84,032
    Australia                              5,214             5,373
                                       ----------------------------
                                         200,364           210,888
   Inventory                               2,854
   Other                                  11,946            22,397
                                       ----------------------------
Gross deferred tax liabilities           215,164           233,285
                                       ----------------------------

Deferred tax assets
   Tax loss carry-forwards
    United States                          3,958
    Canada - Federal                      17,793            17,387
    Canada - Provincial                    4,836             5,655
    Australia                              2,972             5,682
    Chile                                 16,363            15,564
                                        ---------------------------
                                          45,922            44,288
   Reclamation costs
    United States                          9,957            13,630
    Other                                  4,071             1,949
                                        ---------------------------
                                          14,028            15,579

   Employee benefit costs                 28,120            23,699
   Alternative minimum tax credit
     carry-forwards                       16,476            12,423
   Other resource property
    - Australia                            4,193             2,778
   Deductible mining taxes                 3,080
   Foreign tax credit carry-forwards       2,831             2,442
   Reorganization costs                    1,649             2,103
   Lease obligations not currently
    deductible                                               2,683
   Other                                  12,430            15,326
                                        ---------------------------
Gross deferred tax assets                128,729           121,321
Deferred tax asset valuation
   allowances                            (49,839)          (52,066)
                                        ---------------------------
Net deferred tax assets                   78,890            69,255
                                        ---------------------------
Net deferred tax liability              $136,274          $164,030
                                        ---------------------------
                                        ---------------------------

   Deferred tax assets and liabilities are classified in accordance with SFAS 109, which generally requires classification based on the related asset or liability creating the deferred tax. Deferred taxes not related to a specific asset or liability are classified based on the estimated period of reversal. The net change in the valuation allowance for deferred tax assets decreased by $2.2 million in 1994. The deferred tax valuation allowance of $49.8 million at


                                     39
--------------------------------------------------------------------------------

D-18
--------------------------------------------------------------------------------

December 31, 1994 primarily is attributable to United States and Australian deferred tax assets. Net deferred tax assets at December 31, 1994 include $9.3 million of Canadian deferred tax assets, the realization of which is based on the Company s judgement regarding future income.

   Major items causing the Company's income tax provision (credit) to differ from the federal statutory rate of 35% in 1994 and 1993 and 34% in 1992 were as follows:

                                           1994       1993      1992
                                        -----------------------------
Income tax based on statutory rate      $37,035    $23,938  $(60,689)
Nondeductible write-downs                                     32,122
Percentage depletion                    (11,106)   (14,401)   (6,216)
Earnings in foreign jurisdictions
  taxed at different rates               (6,175)    (1,440)   (2,433)
State income taxes,
  net of federal benefit                  1,614        130      (245)
Tax relating to reorganizations           7,682      4,387     6,596
Unrealized minimum tax credits            1,753     23,844    10,617
Nontaxable book income                   (4,784)
Other nondeductible losses                9,401      3,757     3,539
Deferred tax assets not recognized
   in prior years (1)                   (27,697)   (36,706)
Foreign taxes withheld                    2,089      2,669
Other - net                              (2,107)      (411)    3,355
                                       ------------------------------
Total income taxes                        7,705      5,767   (13,354)
Canadian mining taxes                    11,175      7,008    10,465
                                      ------------------------------
Total income and mining taxes
   (benefit)                            $18,880    $12,775   $(2,889)
                                       ------------------------------
                                       ------------------------------

(1) The 1994 and 1993 amounts include (i) a reversal of prior year valuation allowances of $12.4 million and $0, respectively, and (ii) the realization of additional deferred tax assets that could not be recognized in prior years of $15.3 million and $36.7 million, respectively.

   The Company's 1994 income tax expense includes a $3.6 million tax benefit relating to tax law changes enacted in 1994 and a $9.6 million tax benefit relating to a change in the Company's judgement concerning the realizability of deferred tax assets in future years.

   For income tax purposes, the Company has foreign tax losses and U.S. foreign tax credit carry-forwards of approximately $62 million and $2.7 million, respectively, which are due to expire at various times through the year 2001.

Note 8:  RECEIVABLES

                                                    December 31,
                                                 1994           1993
                                              -----------------------
Trade                                         $23,318        $ 4,059
Income taxes                                    3,049         14,966
Uranium receivables                            17,616             21
Interest and other                             15,011          9,603
                                              -----------------------
                                              $58,994        $28,649
                                              -----------------------
                                              -----------------------

Note 9:  INVENTORIES

                                                    December 31,
                                                 1994           1993
                                              -----------------------
Finished products                             $15,004        $ 9,548
Ore and in-process                             26,889         22,465
Supplies                                       29,822         34,526
                                              -----------------------
                                              $71,715        $66,539
                                              -----------------------
                                              -----------------------

At December 31, 1994 and 1993, the cost of certain finished gold inventories in the United States stated on the LIFO cost basis aggregated $2.5 million and $0.4 million, respectively. Such inventories would have approximated $4.0 million and $1.4 million, respectively, if stated at the lower of market or current year average production costs. In 1993, 44,750 ounces of gold at an average cost of $175 per ounce were sold from the LIFO inventory, the effect of which increased pretax income by $5.2 million compared to the cost of such inventories based on 1993 average production cost.

   Ore stockpiles in the amount of $10.7 million that are not expected to be processed within the next 12 months are included in other assets (see note 12).

Note 10:  PROPERTY, PLANT AND EQUIPMENT

                                                   December 31,
                                                1994            1993
                                          --------------------------
Mining properties and development
   costs                                  $  714,479      $  694,885
Plant and equipment                          846,547         836,947
Land and royalty interests                     3,843           3,955
Construction and mine development
   in progress                                14,633           4,431
                                          ---------------------------
                                           1,579,502       1,540,218
Accumulated depreciation, depletion
   and amortization                         (771,281)       (709,990)
                                          ---------------------------
                                          $  808,221      $  830,228
                                          ---------------------------
                                          ---------------------------


                                     40
--------------------------------------------------------------------------------

                                                                            D-19
--------------------------------------------------------------------------------

Note 11:  NONCURRENT INVESTMENTS

                                                   December 31,
                                                1994            1993
                                             ------------------------
Equity investments
   Pinson and Marigold mining
     partnerships                            $ 6,298         $ 8,363
   Other equity investments                    5,041           7,626
Other investments                              4,435           4,643
                                             ------------------------
                                             $15,774         $20,632
                                             ------------------------
                                             ------------------------

Note 12:  OTHER ASSETS

                                                   December 31,
                                                1994            1993
                                            -------------------------
Uranium receivables and other
   uranium assets                            $ 5,694         $13,567
Ore stockpiles                                10,684
Other                                         18,796          18,613
                                            -------------------------
                                             $35,174         $32,180
                                            -------------------------
                                            -------------------------

Note 13:  ACCRUED LIABILITIES

                                                   December 31,
                                                1994           1993
                                             ------------------------
Accrued payroll and other compensation       $22,178         $19,053
Accrued reclamation costs                     15,266          14,041
Other                                         16,694          24,653
                                             ------------------------
                                             $54,138         $57,747
                                             ------------------------
                                             ------------------------

Note 14:  LONG-TERM DEBT

                                                    December 31,
                                                 1994           1993
                                             -----------------------
Long-term debt
   Convertible subordinated notes
     (due 2000)                              $150,000       $150,000
   Pollution control bonds
     Lawrence County, South Dakota
       (due 2003)                              18,000         18,000
     State of California (due 2004)            17,000         17,000
   Australian finance lease debt                               7,976
                                            ------------------------
                                              185,000        192,976
Less current portion                                           3,785
                                            ------------------------
                                             $185,000       $189,191
                                            ------------------------
                                            ------------------------

Convertible subordinated notes: In June 1993, the Company sold $150 million principal amount of 5.5% convertible subordinated notes which mature on June 23, 2000. Interest on the notes is payable semi-annually in June and December. The notes are convertible into common shares of the Company at a price of $23.06 per common share and are redeemable by the Company at any time on or after June 23, 1996. Proceeds from the notes were used to retire existing gold loans and other long-term debt. Issuance costs of $3.9 million were capitalized and are being amortized over the life of the notes.

Pollution control bonds: The Company pays interest monthly on the pollution control bonds based on variable short-term tax-exempt obligation rates. The rates at December 31, 1994 and 1993 were 5.7% and 3.1%, respectively. No principal payments are required until cancellation, redemption or maturity. Bondholders have the right to tender the bonds for payment at any time on seven-days notice. The Company has arrangements with underwriters to remarket any tendered bonds and also with a bank to provide liquidity and credit support to the Company and to purchase and hold for up to 15 months any tendered bonds that the underwriters are unable to remarket. The Company has certain rights with respect to bond redemption and changes in the interest rate terms.

Australian finance lease debt: During 1994, the Company repaid the remaining balance of its Australian finance lease debt.

Lines of credit: The Company has a U.S./Canadian cross-border credit facility providing a total availability of $150 million. The Company pays a commitment fee of 0.25% per annum on the unused portion of this facility. The credit facility is available through September 30, 1999 and provides for borrowings in U.S. dollars, Canadian dollars, gold loans or any combination of these. The credit agreement requires a minimum consolidated net worth of $500 million. In addition, Prime has a credit facility which provides a total availability of $7.1 million. No amounts have been borrowed under these agreements as of December 31, 1994.

   The Company has no required debt payments in the five years subsequent to December 31, 1994.


                                     41
--------------------------------------------------------------------------------

D-20
--------------------------------------------------------------------------------

Note 15:  OTHER INCOME

                                         1994       1993      1992
                                    -------------------------------
Gain on disposals of assets           $19,521    $ 7,974   $12,456
Royalty income                          3,061      4,284     3,309
Foreign currency contracts gains
   (losses)                             4,569     (1,381)     (469)
Foreign currency transaction
   losses                              (6,617)    (1,519)   (5,500)
Other                                   5,054      3,738     1,712
                                    -------------------------------
                                      $25,588    $13,096   $11,508
                                    -------------------------------
                                    -------------------------------

Note 16:  INTEREST EXPENSE

Interest costs of $10.1 million, $9.1 million and $13.4 million were expensed in 1994, 1993 and 1992, respectively. During 1994, 1993 and 1992 interest costs of $0.7 million, $0.1 million and $3.5 million, respectively, related to construction and mine development in progress were capitalized.

Note 17:  OTHER LONG-TERM OBLIGATIONS

                                                   December 31,
                                                1994           1993
                                            ------------------------
Accrued reclamation costs (see
   notes 1, 13 and 22)                      $ 33,892        $22,138
 Accrued pension and other postretirement
   benefit obligations (see note 18)          64,066         59,626
Other                                         12,761         11,910
                                            ------------------------
                                            $110,719        $93,674
                                            ------------------------
                                            ------------------------

Note 18:  EMPLOYEE BENEFIT PLANTS

Pension plans: The Company has pension plans covering substantially all United States employees. Plans covering salaried and other non-union employees provide pension benefits based on years of service and the employee's highest compensation during any 60 consecutive months prior to retirement. Plans covering union employees provide defined benefits for each year of service.

   Pension costs for 1994, 1993 and 1992 for the Company sponsored United States employee plans included the following components:

                                         1994        1993       1992
                                       ------------------------------
Service cost - benefits earned
  during the year                      $3,928     $ 3,513    $ 3,854
Interest cost on projected
  benefit obligations                  13,497      12,957     11,993
Actual net return on assets            (1,828)    (17,198)   (13,390)
Net amortization (deferral)          (11, 202)      4,821      1,555
                                      -------------------------------
Net periodic pension cost               4,395       4,093      4,012
Early retirement program cost                       4,062      5,000
                                      -------------------------------
                                       $4,395     $ 8,155    $ 9,012
                                      -------------------------------
                                      -------------------------------

   Assumptions used in determining net periodic pension cost for 1994, 1993 and 1992 include discount rates of 7%, 8% and 8%, respectively, and assumed rates of increase in compensation of 5%, 6% and 6%, respectively. The assumed long-term rate of return on assets was 8.5% for each year. Assumptions used in determining the projected benefit obligations as of December 31, 1994 and 1993 include discount rates of 8% and 7%, respectively, and an assumed rate of increase in compensation of 5%.

     The funded status and amounts recognized for pension plans in the consolidated balance sheets are as follows:

                           December 31, 1994        December 31, 1993
                               Plans Where              Plans Where
                        ------------------------------------------------------
                                      Accumulated                  Accumulated
                        Assets Exceed    Benefits   Assets Exceed     Benefits
                         Accumulated       Exceed     Accumulated       Exceed
                            Benefits       Assets        Benefits       Assets
Actuarial present
  value of benefit
  obligations
  Vested benefits        $ (99,615)   $(51,749)     $(101,000)     $(50,529)
                         ---------------------------------------------------
                         ---------------------------------------------------

  Accumulated
    benefits             $(108,838)   $(57,761)     $(111,454)     $(56,815)
                         ---------------------------------------------------
                         ---------------------------------------------------
  Projected benefits     $(127,006)   $(61,261)     $(131,078)     $(60,100)
Plan assets at fair
  value (1)                117,966      37,687        124,095        41,049
                         ---------------------------------------------------
Projected benefit
  obligation in
  excess of plan
  assets                    (9,040)    (23,574)        (6,983)      (19,051)
Unrecognized net loss        1,318       5,353             11         3,760
Unrecognized net
  transition
  obligation (asset)
  amortized over
  15 years                      77      (3,635)            93        (4,020)
Unrecognized prior
  service cost (benefit)      (608)      2,322            267         2,133
Additional minimum
  liability                               (612)                      (1,520)
                         ---------------------------------------------------
Pension liability
  recognized in the
  consolidated
  balance sheets         $  (8,253)   $(20,146)     $  (6,612)     $(18,698)
                         ---------------------------------------------------
                         ---------------------------------------------------

  (1) Approximately 15% and 20% of the plan assets were invested in fixed-rate insurance contracts and the balance was invested in listed stocks and bonds in 1994 and 1993, respectively.


                                     42
--------------------------------------------------------------------------------

                                                                            D-21
--------------------------------------------------------------------------------

  HGAL participates in several pension plans, primarily defined contribution plans, covering its employees and, through its 50% ownership interest in the consolidated Kalgoorlie operations, the employees of Kalgoorlie Consolidated Gold Mines. HGAL's share of contributions to these plans was $0.8 million in 1994 and 1993 and $1 million in 1992.

Postretirement benefits other than pensions: The Company provides medical and life insurance benefits for certain retired employees, primarily retirees of the Homestake mine. Retirees are generally eligible for benefits upon retirement if they are at least age 55 and have completed five years of service. Spouses and dependent children are also covered until remarriage or upon being covered by another group plan. Net periodic postretirement benefit costs for 1994, 1993 and 1992 included the following components:

                                       1994         1993        1992
                                    ---------------------------------
Service cost - benefits earned
  during the year                    $  565       $  717      $  625
Interest cost on accumulated
  postretirement
  benefit obligation                  2,860        3,575       2,475
Net amortization and deferral            60          369
                                    ---------------------------------
                                     $3,485       $4,661      $3,100
                                    ---------------------------------
                                    ---------------------------------

  In 1993 and 1992, the Company also recorded expenses of $0.9 million and $2 million, respectively, related to early retirement programs at the Homestake mine.

  The actuarial assumptions used in determining net periodic postretirement benefit costs include discount rates of 7% for 1994 and 8% for 1993, an initial health care cost trend rate of 12% grading down to an ultimate health care cost trend rate of 5% for 1994, and an initial health care cost trend rate of 12.5% grading down to an ultimate health care cost trend rate of 6% for 1993. Net periodic postretirement benefit cost assumptions for 1992 included a discount rate of 8% and increases in medical costs of 8%. The actuarial assumptions used in determining the Company's accumulated postretirement benefit obligation as of December 31, 1994 and 1993 include discount rates of 8% and 7%, respectively. A one percentage-point increase in the assumed health care cost trend rate would result in an increase of approximately $8 million in the accumulated postretirement benefit obligation and an increase of approximately $0.6 million in net periodic postretirement benefit costs.

  The following table sets forth amounts recorded in the Company's consolidated balance sheets at December 31, 1994 and 1993. The Company has not funded any of its estimated future obligation.

                                                 1994           1993
                                          ---------------------------
Accumulated postretirement benefit
  obligation
  Retirees                                  $ (30,000)      $(36,000)
  Fully-eligible active plan participants      (1,000)        (1,000)
  Other active plan participants               (9,000)       (11,261)
                                          ---------------------------
                                              (40,000)       (48,261)
Unrecognized net loss                             996         10,549
Unrecognized prior service cost                   737            797
                                          ---------------------------
Accumulated postretirement benefit
  obligation liability recognized in
  the consolidated balance sheets           $ (38,267)      $(36,915)
                                          ---------------------------
                                          ---------------------------

Other plans: Substantially all full-time United States employees of the Company are eligible to participate in the Company's defined contribution savings plans. The Company's matching contribution was approximately $1.1 million in 1994 and 1993 and $1.7 million in 1992.

  Under the Company's stock option plans, options to buy 2.3 million common shares at an average price of $18.34 per share were outstanding at December 31, 1994, of which 1.5 million shares were exercisable. An additional 0.8 million and 1 million shares were available for future grants at December 31, 1994 and 1993, respectively.

   During 1993, the Company offered to convert all HCI options outstanding to Homestake options on the basis of 0.35 of a Homestake common share option for each HCI common share option at an exercise price equal to the exercise price of the HCI option divided by 0.35 and converted from Canadian dollars to U.S. dollars based on the July 22, 1992 exchange rate. All other terms and conditions of the HCI options remained unchanged. As a result, options covering 787,345 Homestake shares were substituted for HCI shares under the HCI options at prices ranging


                                     43
--------------------------------------------------------------------------------

D-22
--------------------------------------------------------------------------------

from $17.70 to $42.77 per share. Certain of these converted options had share appreciation rights and at December 31, 1993 the Company recorded a charge of $0.2 million with respect to these rights.

  Stock option activity was as follows:

(In thousands, except per share amounts)

                             1994            1993            1992
                     -------------------------------------------------
                               Average         Average         Average
                                 Price           Price           Price
                                   Per             Per             Per
                       Number    Share  Number   Share  Number   Share
                     -------------------------------------------------
Balance at
January 1              2,600            2,193           1,569
   HCI converted                          787   $29.04
   Granted               268   $20.50     516    12.18    688   $14.20
   Exercised            (293)   15.98    (695)   15.88    (24)    5.75
   Expired              (274)   15.86    (201)   29.20    (40)   16.10
                      ------------------------------------------------
Balance at
December 31            2,301            2,600           2,193
                      ------------------------------------------------
                      ------------------------------------------------

Note 19: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of the Company's financial instruments are as follows:

                               December 31, 1994     December 31, 1993
                             Carrying   Estimated  Carrying   Estimated
Asset/(Liability)              Amount  Fair Value    Amount  Fair Value
-----------------------------------------------------------------------
Cash and equivalents
  and short-term
  investments               $ 205,180   $ 205,180  $134,719   $134,719
Noncurrent marketable
  equity investments            4,435       5,109     4,643      5,319
Long-term debt               (185,000)   (182,188) (192,976)  (224,471)
Off-balance sheet financial
  instruments -
    Foreign currency
      options                     651         651      (156)      (156)


  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and equivalents and short-term investments: The carrying value of cash and equivalents approximates the fair value due to the short-term maturities of these instruments. The fair value of short-term investments was estimated based on quoted market prices. If a quoted market price was not available, the fair value was estimated using quoted market prices for similar securities.

Noncurrent marketable equity investments: The fair value of noncurrent marketable equity investments was estimated based on quoted market prices.

Long-term debt: With the exception of the convertible subordinated notes, the carrying amounts of the long-term debt items are reasonable estimates of their fair value. Interest rates on these debt instruments fluctuate at prevailing market rates. The fair value of the Company's convertible subordinated notes was estimated based on the quoted market price.

Foreign currency options: The fair value of foreign currency options was estimated based on the quoted market prices. If a quoted market price was not available, the fair value was estimated using quoted market prices for similar options.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1993. Although management is not aware of any factors which would affect the estimated fair value amounts significantly, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet dates, and estimates of fair value at dates subsequent to December 31, 1994 and 1993 may differ significantly from the amounts presented herein.

Note 20:  SHAREHOLDERS' EQUITY

At December 31, 1994 and 1993 other equity includes deductions of $3.7 million and $3.9 million, respectively, for loans made to certain former HCI employees and directors for the purchase of common shares. The loans, which were used for the purchase of shares of HCI, are non-interest bearing, are secured by a pledge of the shares and are not required to be paid until the later of 1995 or until the pledged securities are equal to or greater than the value of the respective loans. Other equity at December 31, 1992 includes $4.2 million for common shares of Homestake owned by Prime. These Homestake shares were sold by Prime in 1993.

  Effective April 30, 1992 all 2.7 million HCI Series B first preference shares then outstanding were redeemed for 4.3 million common shares of the Company.

  Each share of common stock includes and trades with a right. Rights are not exercisable currently but become exercisable on the 10th business day after any person, entity or group ("the Acquiring Person") acquires 20% or more of the Company's common stock or announces a tender or exchange offer which would result in such entity acquiring 20% or more of the Company's common stock. When exercisable, each right entitles its holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1 per share, at a share price of $75. If the Company is subsequently


                                     44
--------------------------------------------------------------------------------

                                                                            D-23
--------------------------------------------------------------------------------

involved in a merger or other business combination involving the Acquiring Person, each right will entitle its holder to purchase certain securities of the surviving company. Rights also provide for protection against self-dealing transactions by the Acquiring Person. The rights expire on November 2, 1997.

Note 21:  ADDITIONAL CASH FLOW INFORMATION

Cash paid for interest and for income and mining taxes is as follows:

                                             1994      1993       1992
                                        ------------------------------
Interest, net of amounts capitalized      $10,110   $ 8,600    $13,203
Income and mining taxes                    10,670    18,170      7,328

  Certain investing and financing activities of the Company affect financial position but do not affect cash flows. Significant noncash investing and financing activities were as follows:

  In 1992, HCI increased its equity interest in the Marigold mine venture to 33.3% as a result of a land exchange.

  See notes 2 and 3 for discussions of the noncash acquisitions of the interests in HCI, Prime and Stikine.

  In 1992, HCI redeemed its Series B first preference shares for common stock (see note 20).

  The impact on the balance sheet during 1992 as a result of the change in the accounting for the Company's investments in Prime and Stikine from the equity method to consolidation (see note 3) was as follows:

                                              Increase/(Decrease)
                                            ---------------------
Cash and equivalents                                   $6,411
Working capital and other assets                       (2,624)
Property, plant and equipment                         194,807
Noncurrent investments                                (79,476)
Long-term debt                                         12,287
Deferred income taxes                                  78,619
Minority interests                                     32,470
Shareholders' equity                                   (4,258)


Note 22:  CONTINGENCIES

ENVIRONMENTAL CONTINGENCIES

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency (EPA) publishes a National Priorities List (NPL) of known or threatened releases of such substances.

Whitewood Creek: An 18-mile stretch of Whitewood Creek in the Black Hills of South Dakota is a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including the Company, for more than 100 years, contaminated soil and water. In 1990, the Company signed a consent decree with the EPA requiring that the Company perform remedial work on the site and continue long-term monitoring. The on-site remedial work has been completed. The Company estimates that the remaining cost of actions required by the decree, including EPA oversight costs, will be less than $1 million.

Grants: The tailings facility at the Company's discontinued uranium mill near Grants, New Mexico is a site on the NPL. The EPA asserted that leakage from the tailings contaminated a shallow aquifer that served nearby residential subdivisions. The Company paid the costs for installing a municipal water supply and continues to operate an injection and collection system that has significantly improved the quality of the aquifer to a point where contaminates are below natural background levels. The Company has decommissioned and disposed of the mills and has closed the tailings impoundments at the site.

   Title X of the Energy Policy Act of 1992 (the Act) authorized appropriations of $270 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for byproduct material (primarily tailings) generated by certain licensees as an incident of uranium sales to the Federal Government. Reimbursement is subject to compliance with regulations of the Department of Energy (DOE)

which were issued in 1994. Pursuant to the Act, the Company may submit requests for reimbursement under the Act for 51.2% of the past and future costs of reclaiming the Grants site in accordance with the approved reclamation plan and Nuclear Commission license requirements. The Company estimates the total costs to reclaim the Grants facility, including costs incurred to date by the Company, will be $59.2 million. The DOE's share of these estimated costs will amount to approximately $30.2 million. To date, Congress has appropriated $83 million for disbursement in fiscal


                                     45
--------------------------------------------------------------------------------

D-24
--------------------------------------------------------------------------------

years 1994 and 1995 to eligible licensees. In 1994, the Company submitted an initial claim of $14.1 million for the DOE's share of past costs incurred through December 31, 1993 and the Company expects to file additional claims on an annual basis for expenditures made in the prior year. The Company records a receivable and an increase in long-term accrued reclamation when claims are filed with the DOE. The accompanying balance sheet at December 31, 1994 includes a receivable of $9.8 million from the DOE for claims filed, net of $4.3 million reimbursements received through that date. A claim for approximately $7 million will be submitted in 1995 for 1994 expenditures.

   In 1983, the state of New Mexico made a claim against the Company for unspecified natural resource damages resulting from the Grants tailings. The state of South Dakota made a similar claim in 1983 as to the Whitewood Creek tailings. The Company denies all liability for damages at the two CERCLA sites. The two states have taken no action to enforce the 1983 claims.

   The Company believes that the ultimate resolution of the above matters will not have a material adverse impact on its financial condition or results of operations.

OTHER CONTINGENCIES

In addition to the above, the Company is party to legal actions and administrative proceedings and is subject to claims arising in the ordinary course of business. While the amounts claimed may be substantial and the ultimate liability cannot, at this time, be determined, the Company believes the disposition of these matters will not have a material adverse effect on its financial position or results of operations.

Note 23:  FOREIGN CURRENCY AND OTHER COMMITMENTS

During 1992, the Company established a foreign currency protection program and entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates. The Company does not require or place collateral for these contracts. However, the Company minimizes its credit risk by dealing with only major international banks and financial institutions. The contracts are marked to market at each balance sheet date. Unrealized gains (losses) on contracts outstanding at December 31, 1994 and 1993 totaled $0.7 million and $(0.2) million, respectively. Other income for the years ended December 31, 1994 and 1993 includes income (loss) of $4.6 million and $(1.4) million, respectively, related to the foreign currency protection
program.   At December 31, 1994 the Company had outstanding forward
currency contracts as follows:

(In thousands, except exchange rates)

                               Exchange Rates to U.S. $
Currency          Amount       Minimum     Maximum    Expiration Date
---------------------------------------------------------------------
Canadian        $112,700       $0.67         $0.78        1995-1997
Australian        66,600        0.70          0.76        1995
               ---------
                $179,300
               ---------
               ---------

   In addition to amounts related to the foreign currency option contracts, the Company realized foreign currency transaction losses (see note 1) of $6.6 million in 1994, $1.5 million in 1993 and $5.5 million in 1992, which were recorded as a reduction to other income.

   In the fourth quarter of 1994, the Company entered into forward sales for 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. The prices to be received range from $386 to $437 and average $412 per ounce. The purpose of the forward sales program is to allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs.

   The Company has entered into various commitments in the ordinary course of its business, which include commitments to perform assessment work and other obligations necessary to maintain or protect its interests in mining properties, financing and other obligations to joint venturers and partners under venture and partnership agreements, and commitments under federal and state environmental health and safety permits.

Note 24:  GEOGRAPHIC AND SEGMENT INFORMATION

The Company primarily is engaged in gold mining and related activities. Interests in joint ventures are included in segment operations and identifiable assets. In determining operating earnings, which are defined as operating revenues less operating costs and expenses, the following items have been excluded: mineral exploration costs, corporate income and expenses, and income and mining taxes. Identifiable assets represent those assets used in a segment's operations. Corporate assets are principally cash and equivalents, short-term investments and assets related to operations not significant enough to require classification as a business segment.


                                     46
--------------------------------------------------------------------------------

                                                                            D-25
--------------------------------------------------------------------------------

   Sales to individual customers exceeding 10% of the Company's consolidated revenues were as follows: in 1994 gold sales of $129 million, $118 million and $100 million to three customers; in 1993 gold sales of $175 million, $145 million and $105 million to three customers; and in 1992 gold sales of $92 million to one customer. The Company believes that the loss of any of these customers would not have a material adverse impact on the Company because of the active worldwide market for gold.

GEOGRAPHIC INFORMATION

                                   1994           1993         1992
                               -------------------------------------
Revenues
  United States (1,2)          $  346,629    $  380,458  $  354,018
  Canada                          192,363       194,755     178,401
  Australia                       143,944       121,025     124,799
  Latin America                    22,551        25,990      26,302
                                ------------------------------------
                               $  705,487    $  722,228  $  683,520
                                ------------------------------------
                                ------------------------------------
Operating Earnings (Loss)(3)
  United States (1)            $   72,379    $   33,295  $  (11,666)
  Canada                           55,804        70,788      40,603
  Australia                        29,026        29,660      10,284
  Latin America                    (1,359)        2,272        (869)
                                ------------------------------------
                               $  155,850    $  136,015  $   38,352
                                ------------------------------------
                                ------------------------------------

Exploration Expense
  United States                $   11,841    $   11,128  $   14,735
  Canada                            2,445         1,907       6,328
  Australia                         4,008         2,888       4,097
  Latin America and other           3,053         1,534       2,638
                                ------------------------------------
                               $   21,347    $   17,457  $   27,798
                                ------------------------------------
                                ------------------------------------

Identifiable Assets as of
  December 31
  United States                $  598,059    $  550,645  $  559,558
  Canada                          382,575       385,324     406,883
  Australia                       207,837       165,683     159,993
  Latin America                    13,497        19,598      18,735
                                ------------------------------------
                               $1,201,968    $1,121,250  $1,145,169
                                ------------------------------------
                                ------------------------------------

(1) Includes a gain of $15.7 million in 1994 on the sale of the Company's interest in the Dee mine.

(2) Includes a gain of $11.2 million in 1994 on the dilution of the Company's interest in Prime.

(3) Includes write-downs of: $16 million and $28.5 million in 1993 and 1992, respectively, for the United States; $7.1 million in 1992 for Canada; and $3.5 million in 1992 for Latin America.

SEGMENT INFORMATION


                                     1994          1993        1992
                                -----------------------------------
Revenues
  Gold                         $  632,031    $  688,080  $  639,253
  Sulphur                          26,882        16,220      22,867
  Interest and other (1,2)         46,574        17,928      21,400
                               -------------------------------------
                               $  705,487    $  722,228  $  683,520
                               -------------------------------------
                               -------------------------------------
Operating Earnings (Loss)
  Gold (1,3)                   $  156,013    $  161,947  $   34,318
  Sulphur (4)                        (163)      (25,932)      4,034
                               -------------------------------------
  Operating earnings              155,850       136,015      38,352
  Exploration expense             (21,347)      (17,457)    (27,798)
  Net corporate expense (2,5)     (28,690)      (50,162)   (189,049)
                               -------------------------------------
Income (Loss) Before Taxes
  and Minority Interest        $  105,813    $   68,396  $ (178,495)
                               -------------------------------------
                               -------------------------------------

Depreciation, Depletion and
  Amortization
  Gold                         $   66,857    $   90,842  $  103,569
  Sulphur                           7,861        10,629      13,133
  Corporate                         1,453         1,906         781
                              --------------------------------------
                               $   76,171    $  103,377  $  117,483
                              --------------------------------------
                              --------------------------------------

Exploration Expense
  Gold                         $   21,318    $   17,017  $   27,726
  Sulphur                              29           440          72
                              --------------------------------------
                               $   21,347    $   17,457  $   27,798
                              --------------------------------------
                              --------------------------------------

Additions to Property,
  Plant and Equipment
  Gold                         $   83,597    $   54,219  $   40,614
  Sulphur                           3,039         1,828      21,044
  Corporate                         2,018         1,778       1,795
                              --------------------------------------
                               $   88,654    $   57,825  $   63,453
                              --------------------------------------
                              --------------------------------------

Identifiable Assets as of
  December 31
  Gold                         $  796,016    $  788,122  $  863,017
  Sulphur                         143,742       142,220     160,616
  Corporate:
    Cash and equivalents and
      short-term investments      205,180       134,719      71,064
    Other                          57,030        56,189      50,472
                               -------------------------------------
                               $1,201,968    $1,121,250  $1,145,169
                               -------------------------------------
                               -------------------------------------

(1) Includes a gain of $15.7 million in 1994 on the sale of the Company's interest in the Dee mine.

(2) Includes a gain of $11.2 million in 1994 on the dilution of the Company's interest in Prime.

(3) Includes write-downs of mining properties and equity investments of $39.1 million in 1992.

(4) Includes a write-down of the oil and gas property of $16 million in 1993.

(5) Includes write-downs of non-operating mining properties and investments of $91.2 million in 1992 and restructuring and business combination expenses of $8.2 million in 1993 and $48.4 million in 1992.


                                     47
--------------------------------------------------------------------------------

D-26
--------------------------------------------------------------------------------

SEVEN-YEAR SELECTED DATA (1)

Homestake Mining Company and Subsidiaries
(Dollar amounts in thousands, except per share and per ounce amounts)

                             1994        1993       1992           1991
                          ---------------------------------------------
OPERATIONS
Revenues                 $705,487    $722,228    $683,520        $671,600
Production costs          447,129     454,623     470,374         468,107
Depreciation, depletion
  and amortization         76,171     103,377     117,483         116,993
Exploration                21,347      17,457      27,798          47,440
Administrative and
  general                  38,159      40,553      48,514          47,405
Interest and other         16,868      13,639      19,114          12,336
Write-downs and
  restructuring costs                  24,183     178,732         185,987
Income and mining tax
  expense (credit)         18,880      12,775      (2,889)          5,582
Minority interest
  (credit)                  8,917       3,127         230          (4,494)
                       ---------------------------------------------------
Income (loss) from
  continuing
  operations               78,016(2)   52,494(3) (175,836)(4,5)  (207,756)(6)

Income (loss) from
  discontinued
  operations                                                      (25,359)
Extraordinary gain
Cumulative effect                                                 (28,800)(7)
                       ----------------------------------------------------
                                 (2)        (3)           (4,5)           (6,7)
Net income (loss)         $78,016    $52,494    $(175,836)      $(261,915)

PER SHARE
Income (loss) from
  continuing
  operations                $0.57(2)   $0.38(3)    $(1.31)(4,5)    $(1.57)(6)
Income (loss) from
  discontinued
  operations                                                        (0.19)
Extraordinary gain
Cumulative effect                                                   (0.22)(7)
                     -----------------------------------------------------
Net income (loss)           $0.57(2)   $0.38(3)    $(1.31)(4,5)    $(1.98)(6,7)
                     -----------------------------------------------------

Dividends paid
  (Homestake only)         $0.175      $0.10        $0.20           $0.20
                     -----------------------------------------------------


                             1990       1989        1988
                     ------------------------------------
OPERATIONS
Revenues                $793,660   $771,126     $520,708
Production costs         473,688    405,246      276,082
Depreciation,
  depletion and
  amortization           113,443    103,110       59,472
Exploration               50,695     49,394       47,952
Administrative and
  general                 50,631     44,641       38,674
Interest and other        28,475     33,073       26,315
Write-downs and
  restructuring
  costs                   32,600     44,963       28,163
Income and mining
  tax expense (credit)    40,267     56,195       25,702
Minority interest
  (credit)                  (350)      (266)       1,036
                     ------------------------------------
Income (loss) from
  continuing
  operations               4,211(8)  34,770(9)    17,312(11)
Income (loss) from
  discontinued
  operations               7,979     31,667       15,558

Extraordinary gain                    3,678(10)
Cumulative effect                                  3,125(12)
                     ------------------------------------
                                (8)        (9,10)       (11,12)
Net income (loss)        $12,190    $70,115      $35,995

PER SHARE
Income (loss) from
  continuing
  operations               $0.02(8)   $0.28(9)     $0.14(11)
Income (loss) from
  discontinued
  operations                0.06       0.25         0.13
Extraordinary gain                     0.03(10)
Cumulative effect                                   0.02(12)
                     --------------------------------------
Net income (loss)          $0.08(8)   $0.56(9,10)  $0.29(11,12)
                     --------------------------------------
Dividends paid
  (Homestake
  only)                    $0.20      $0.20        $0.20
                     --------------------------------------

1 Seven-year selected data reflects the 1992 combination of Homestake and HCI accounted for as a pooling of interests and treats base metals, oil and gas, uranium and HCI's non-gold operations as discontinued operations.

2 Includes a gain of $12.6 million ($15.7 million pretax) or $0.09 per share on the sale of the Company's interest in the Dee mine and a gain of $11.2 million (no tax expense) or $0.08 per share on dilution of the Company's interest in Prime.

3 Includes expense of $12.8 million ($16 million pretax) or $0.09 per share for the write-down of the Company's investment in the oil and gas assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.05 per share for restructuring and business combination costs.

4 Includes expense of $117.7 million ($130.3 million pretax) or $0.87 per share for write-downs of certain mining properties and investments.

5 Includes expense of $32.3 million ($48.4 million pretax) or $0.24 per share for restructuring and business combination costs.

6 Includes expense of $165.5 million ($172.4 million pretax) or $1.25 per share for write-downs of certain mining properties and investments and expense of $7.8 million ($13.6 million pretax) or $0.06 per share for HCI's 1991 restructuring.


                                      48
--------------------------------------------------------------------------------

                                                                            D-27
--------------------------------------------------------------------------------

Homestake Mining Company and Subsidiaries
(Dollar amounts in thousands, except per share and per ounce amounts)

                                 1994         1993          1992          1991
                           ---------------------------------------------------
   FINANCIAL POSITION
   Cash and short-term
     investments             $205,180     $134,719       $71,064      $164,353
   Other current assets       137,619      103,491       108,288       137,217
   Property, plant and
     equipment - net          808,221      830,228       911,588       844,909
   Other long-term
     assets                    50,948       52,812        54,229       206,352
                           ---------------------------------------------------
   Total assets            $1,201,968   $1,121,250    $1,145,169    $1,352,831
                           ---------------------------------------------------
                           ---------------------------------------------------

   Current liabilities        $96,895     $104,350      $155,894      $191,145
   Long-term debt             185,000      189,191       205,174       279,190
   Other long-term
     obligations              110,719       93,674        88,002        86,193
   Deferred income
     taxes                    136,274      164,030       162,587       100,797
   Minority interest (13)      84,310       54,761        68,074        19,864
   Shareholders' equity       588,770      515,244       465,438       675,642
                           ---------------------------------------------------
   Total liabilities
     and shareholders'
     equity                $1,201,968   $1,121,250    $1,145,169    $1,352,831
                           ---------------------------------------------------
                           ---------------------------------------------------
   RATIOS
   Debt to Equity                 31%          37%           53%           52%
   Return on Shareholders'
     Equity                       14%          11%         (31)%         (30)%

   CAPITAL EXPENDITURES       $88,654      $57,825       $63,453      $166,458

   OPERATING STATISTICS
   Gold production
     (thousand ounces)          1,696        1,918         1,912         1,801
   Cash cost per ounce           $254         $231          $248          $269
   Average gold price
     realized per ounce          $384         $359          $348          $376

   RESERVES
   Gold (million ounces)         17.9         18.4          17.3          18.5
   Eskay Creek Silver
     (million ounces)            51.5         55.1
   Sulphur (million
     long tons)                  11.7         11.0          11.2          11.2


                                 1990         1989          1988
                           -------------------------------------
   FINANCIAL POSITION
   Cash and short-term
     investments             $332,690     $323,501      $295,538
   Other current assets       295,843      209,998       172,936
   Property, plant and
     equipment - net          902,161      947,494       692,020
   Other long-term
     assets                   381,121      267,504       213,321
                           -------------------------------------
   Total assets            $1,911,815   $1,748,497    $1,373,815
                           -------------------------------------
                           -------------------------------------

   Current liabilities       $205,863     $145,325       $95,926
   Long-term debt             408,902      440,888       283,600
   Other long-term
     obligations               51,253       47,000        41,425
   Deferred income
     taxes                    108,681      114,828        61,663
   Minority interest (13)      78,422       98,972        58,976
   Shareholders' equity     1,058,694      901,484       832,225
                           -------------------------------------
   Total liabilities and
     shareholders'
     equity                $1,911,815   $1,748,497    $1,373,815
                           -------------------------------------
                           -------------------------------------

   RATIOS
   Debt to Equity                 48%          51%           37%
   Return on
     Shareholders' Equity          1%           8%            4%

   CAPITAL EXPENDITURES      $139,352     $266,279      $281,040

   OPERATING STATISTICS
   Gold production
     (thousand ounces)          1,979        1,738         1,312
   Cash cost per ounce           $248         $247          $263
   Average gold price
     realized per ounce          $392         $394          $434

   RESERVES
   Gold (million ounces)         19.6         20.6          14.3
   Eskay Creek Silver
     (million ounces)
   Sulphur (million
     long tons)                  11.2

7 Includes expense of $28.8 million (no tax benefit) or $0.22 per share for the cumulative effect of the change in accounting for postretirement benefits other than pensions.

8 Includes expense of $32.6 million (no tax benefit) or $0.25 per share for the write-down of the Company's investment in North American Metals Corp.

9 Includes expense of $30.7 million ($45 million pretax) or $0.24 per share for the write-downs of certain mining properties of HCI.

10 Includes an extraordinary gain of $3.7 million or $0.03 per share on the monetization of gold loans.

11 Includes expense of $28.2 million ($40 million pretax) or $0.23 per share for write-downs of certain mining properties of HCI.

12 Includes income of $3.1 million or $0.02 per share from the cumulative effect of the change in accounting for income taxes.

13 Includes redeemable preference shares of wholly-owned subsidiaries of $15.9 million, $4.9 million, $46.1 million, $50.4 million and $48.9 million at December 31, 1992, 1991, 1990, 1989 and 1988, respectively.


                                     49
--------------------------------------------------------------------------------

D-28
--------------------------------------------------------------------------------

QUARTERLY SELECTED DATA

Homestake Mining Company and Subsidiaries
(In thousands, except per share amounts)

                  First   Second      Third      Fourth
                Quarter  Quarter    Quarter     Quarter       Year
               ---------------------------------------------------
1994:
Revenues       $172,402 $202,079   $166,991    $164,015    $705,487

Net income       24,214   32,955(1)  10,849       9,998      78,016(1)

Per common
  share:
  Net income       0.18     0.24(1)    0.08        0.07        0.57(1)
  Dividends
    paid          0.025     0.05       0.05        0.05       0.175

1993:
Revenues       $169,993 $187,091   $180,440    $184,704    $722,228

Net income        5,561   11,294(2)  22,739(2)   12,900(2,3) 52,494(2,3)

Per common
  share:
  Net income       0.04     0.08(2)    0.16(2)     0.09(2,3)   0.38(2,3)
  Dividends
    paid          0.025    0.025      0.025       0.025        0.10

(1) Includes a gain of $12.6 million ($15.7 million pretax) or $0.09 per share on the sale of the Company's interest in the Dee mine and a gain of $11.2 million (no tax expense) or $0.08 per share on the dilution of the Company's interest in Prime.

(2) Includes expense of $6.8 million ($8.2 million pretax) or $0.05 per share for restructuring and business combination costs, including expenses of $1.9 million or $0.01 per share, $4.8 million or $0.04 per share and $0.1 million in the second, third and fourth quarters, respectively.

(3) Includes expense of $12.8 million ($16 million pretax) or $0.09 per share for the write-down of the Company's investment in the oil and gas assets at Main Pass 299.


COMMON STOCK PRICE RANGE

Homestake Mining Company and Subsidiaries
(Prices as quoted on the New York Stock Exchange)

                       First     Second     Third      Fourth
                     Quarter    Quarter   Quarter     Quarter     Year
                   ---------------------------------------------------
1994:
  High               $ 24.88    $ 22.63    $22.00     $ 20.75  $ 24.88
  Low                  18.88      17.38     17.50       16.13    16.13

1993:
  High               $ 14.63    $ 19.63   $ 21.63     $ 22.88  $ 22.88
  Low                   9.63      13.38     15.25       16.25     9.63


                                     50
--------------------------------------------------------------------------------

APPENDIX 1:  Description of Bar Charts in Management's Discussion and Analysis

Bar Chart A:
Chart depicting net income (dollars in millions) as follows:
    Year:                        1992             1993            1994
    Dollars:                  -$175.8            $52.5           $78.0

Bar Chart B:
Chart depicting gold production (ounces in millions) as follows:
    Year:                        1992             1993            1994
    Ounces:
       Homestake's
          Interest:              1.75             1.77            1.61
       Minority Interest:        0.06             0.09            0.09
       Operations Sold:          0.10             0.06               -
          Total                  1.91             1.92            1.70

Bar Chart C:
Chart depicting gold revenues (dollars in millions) as follows:
    Year:                        1992             1993            1994
    Dollars:                   $639.3           $688.1          $632.0

Bar Chart D:
Chart depicting cash costs per ounce (dollars per ounce) as follows:
    Year:                        1992             1993            1994
    Dollars:                     $248             $231            $254

Bar Chart E:
Chart depicting administrative and general expense (dollars in millions) as follows:
    Year:                        1992             1993            1994
    Dollars:                    $48.5            $40.6           $38.2

Bar Chart F:
Chart depicting exploration expense (dollars in millions) as follows:
    Year:                        1992             1993            1994
    Dollars:
       United States:           $14.8            $11.1           $11.8
       Canada:                   $6.3             $1.9            $2.4
       Australia:                $4.1             $2.9            $4.0
       Latin America
          and Other:             $2.6             $1.6            $3.1
          Total                 $27.8            $17.5           $21.3
Bar Chart G:
Chart depicting cash and equivalents and short-term investments (dollars in millions) as follows:
    Year:                                         1993            1994
    Dollars:                                    $134.7          $205.2

Bar Chart H:
Chart depicting cash provided by operations (dollars in millions) as follows:
    Year:                        1992             1993            1994
    Dollars:                    $73.5           $170.1          $133.7

                                                                            E-1
-------------------------------------------------------------------------------

                               APPENDIX E
                       HOMESTAKE FORM 10-Q FOR THE
                       QUARTER ENDED 31 MARCH 1995

-------------------------------------------------------------------------------

E-2
-------------------------------------------------------------------------------

                   (THIS PAGE INTENTIONALLY LEFT BLANK)

-------------------------------------------------------------------------------

                                                                            E-3
-------------------------------------------------------------------------------
                                APPENDIX E

                               UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  FORM 10-Q


(x) Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

                  For the Quarterly Period Ended March 31, 1995

( ) Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

                  For the transition period from ______ to _____


                         Commission File Number 1-8736


                         HOMESTAKE MINING COMPANY


                            A Delaware Corporation

                  IRS Employer Identification No. 94-2934609


                             650 California Street
                     San Francisco, California  94108-2788
                          Telephone:  (415) 981-8150



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                 Yes        X                   No
                              ______                          ________


The number of shares of common stock outstanding as of April 28, 1995 was 137,913,000.


                                    Page 1
-------------------------------------------------------------------------------

E-4
-------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES

 PART 1 - FINANCIAL INFORMATION
 ------------------------------

 Item 1. Financial Statements
 ----------------------------

 A. Condensed Consolidated Balance Sheets (unaudited)
    ------------------------------------------------
    (In thousands, except per share amount)

                                     March 31,               December 31,
                                        1995                      1994
                                   ------------              ------------
 ASSETS
 Current assets
   Cash and equivalents             $   81,923                $  105,701
   Short-term investments              142,657                    99,479
   Receivables                          68,961                    58,994
   Inventories:
      Finished products                 14,697                    15,004
      Ore and in-process                23,805                    26,889
      Supplies                          30,134                    29,822
   Other                                 7,051                     6,910
                                   ------------               -----------
      Total current assets             369,228                   342,799
                                   ------------               -----------

 Property, plant and equipment
   - at cost                         1,574,626                 1,579,502
   Accumulated depreciation,
     depletion and amortization       (785,112)                 (771,281)
                                   ------------               -----------
      Property, plant and
        equipment - net                789,514                   808,221
                                   ------------               -----------

 Investments and other assets
   Noncurrent investments               11,723                    15,774
   Other assets                         33,718                    35,174
                                   ------------               -----------
      Total investments and other
        assets                          45,441                    50,948
                                   ------------               -----------
 Total Assets                       $1,204,183                $1,201,968
                                   ------------               -----------
                                   ------------               -----------

 LIABILITIES AND SHAREHOLDERS'
   EQUITY
 Current liabilities
   Accounts payable                 $   31,118                $   35,674
   Accrued liabilities:
      Payroll and other
        compensation                    20,268                    22,178
      Reclamation                       16,094                    15,266
      Other                             18,706                    16,694
   Income and other taxes payable        9,485                     7,083
                                   ------------               -----------
      Total current liabilities         95,671                    96,895
                                   ------------               -----------

 Long-term liabilities
   Long-term debt                      185,000                   185,000
   Other long-term obligations         110,277                   110,719
                                   ------------               -----------
      Total long-term liabilities      295,277                   295,719
                                   ------------               -----------

 Deferred income and mining taxes      145,606                   136,274
 Minority interest in consolidated
   subsidiaries                         85,361                    84,310

 Shareholders' equity
   Capital stock, $1 par value
     per share:
      Preferred - 10,000 shares
        authorized; no shares
        outstanding
      Common - 250,000 shares
        authorized; shares
        outstanding:
        1995 - 137,871;
        1994 - 137,785                 137,871                   137,785
   Other shareholders' equity          444,397                   450,985
                                   ------------               -----------
      Total shareholders' equity       582,268                   588,770
                                   ------------               -----------
 Total Liabilities and
   Shareholders' Equity             $1,204,183                $1,201,968
                                   ------------               -----------
                                   ------------               -----------


 See notes to condensed consolidated financial statements.


                                        2
-------------------------------------------------------------------------------

                                                                            E-5
-------------------------------------------------------------------------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES


B. Condensed Statements of Consolidated Income (unaudited)
   -------------------------------------------------------
   (In thousands, except per share amounts)

                                Three Months Ended  March 31,
                                  1995                   1994
                              ----------            ------------
Revenues
  Gold and ore sales          $ 159,909              $  161,003
  Sulphur and oil sales          12,154                   4,940
  Interest income                 4,263                   1,765
  Equity earnings                   (80)                    328
  Other income                    3,686                   4,366
                              ----------             -----------
                                179,932                 172,402
                              ----------             -----------
Costs and Expenses
  Production costs              118,434                 103,187
  Depreciation, depletion
    and amortization             23,003                  20,107
  Administrative and
    general expense               9,291                   8,194
  Exploration expense             4,754                   3,064
  Interest expense                2,632                   2,993
  Other expense                     697                     222
                              ----------             -----------
                                158,811                 137,767
                              ----------             -----------


Income Before Taxes and
  Minority Interest              21,121                  34,635
Income and Mining Taxes         (11,393)                 (8,694)
Minority Interest                (3,168)                 (1,727)
                              ----------             -----------
Net Income                     $  6,560                $ 24,214
                              ----------             -----------
                              ----------             -----------

Net Income Per Share           $   0.05                $   0.18
                              ----------             -----------
                              ----------             -----------

Average Shares Used in
  the Computation               137,816                 137,675
                              ----------             -----------
                              ----------             -----------

Dividends Per Common Share     $   0.05                $  0.025
                              ----------             -----------
                              ----------             -----------


See notes to condensed consolidated financial statements.


                                       3
-------------------------------------------------------------------------------

E-6
-------------------------------------------------------------------------------

                 HOMESTAKE MINING COMPANY AND SUBSIDIARIES


C. Condensed Statements of Consolidated Cash Flows (unaudited)
   ------------------------------------------------------------
   (In thousands)

                                        Three Months Ended March 31,
                                           1995             1994
                                        ----------     -----------
Cash Flows from Operations
  Net income                            $   6,560       $  24,214
  Reconciliation to net cash provided
   by operations:
   Depreciation, depletion and
     amortization                          23,003          20,107
   Deferred taxes, minority interest
     and other                             10,044           8,068
   Gain on disposals of assets             (4,473)         (1,743)
   Effect of changes in operating
     working capital items                 (6,062)        (18,048)
                                        ----------       ---------
  Net cash provided by operations          29,072          32,598
                                        ----------       ---------
Investment Activities
  Increase in short-term
    investments                           (43,178)        (36,685)
  Additions to property, plant and
    equipment                             (11,815)        (15,173)
  Proceeds from sales of assets             7,634           3,997
  Other                                       331
                                        ----------       ---------
  Net cash used in investment
    activities                            (47,028)        (47,861)
                                        ----------       ---------
Financing Activities
  Common shares issued                      1,070           4,367
  Dividends paid                           (6,892)         (3,442)
  Debt repayments                                          (8,352)
                                        ----------       ---------
  Net cash used in financing activites     (5,822)         (7,427)
                                        ----------       ---------
Net decrease in cash and equivalents      (23,778)        (22,690)

Cash and equivalents, January 1           105,701         134,719
                                        ----------       ---------
Cash and equivalents, March 31           $ 81,923        $112,029
                                        ----------       ---------
                                        ----------       ---------

See notes to condensed consolidated financial statements.


                                       4
-------------------------------------------------------------------------------

                                                                            E-7
-------------------------------------------------------------------------------
                 HOMESTAKE MINING COMPANY AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (unaudited)
_______________________________________________________________

1. The condensed consolidated financial statements included herein should be read in conjunction with the financial statements and notes thereto, which include information as to significant accounting policies, in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

      The information furnished in this report reflects all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods. Except as described in Note 2, such adjustments consist of items of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results for the full year.

2. In February 1995, the Company sold its 28% equity interest in the Torres silver mining complex for $6 million. This sale resulted in a pretax gain of $2.7 million, which is included in other income.

3. Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates. Option contracts outstanding as of March 31, 1995 were as follows:

                                            Exchange Rates
                       Amount Covered       To U.S. $          Expiration
      Currency         (U.S. Dollars)       Minimum  Maximum   Date
      -----------------------------------------------------------------------
      Canadian           $137,500,000       $0.67     $0.77    1995 - 1997
      Australian           66,500,000        0.70      0.76    1995 - 1996
                         ------------
                         $204,000,000

4. In the fourth quarter of 1994, the Company entered into forward sales for 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. The prices to be received range from $386 to $437 per ounce and average $412 per ounce. The purpose of the forward sales program is to allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs. Results for the first quarter of 1995 include sales under this program of 21,500 ounces at an average price of $389 per ounce. At March 31, 1995 forward sales for 161,700 ounces at an average price of $415 per ounce remain outstanding under this program.

5. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency (EPA) publishes a National Priorities List (NPL) of known or threatened releases of such substances.

      An 18-mile stretch of Whitewood Creek in the Black Hills of South Dakota is a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including the Company, for more than 100 years have contaminated soil and water. In 1990, the Company signed a consent decree with the EPA requiring that the Company perform remedial work on the site and continue long-term monitoring. The on-site remedial work has been completed. The Company estimates that the remaining cost of actions required by the decree, including EPA oversight costs, will be less than $1 million. The EPA has certified that the Company has fully performed remedial actions required by the decree. The EPA also has notified the Company of its intention to move forward with the deletion of this site from the NPL, and the Company expects deletion to occur in 1995.

      The tailings facility at the Company's discontinued uranium mill near Grants, New Mexico, is a site on the NPL. The EPA asserted that leakage from the tailings has contaminated a shallow aquifer that served nearby residential subdivisions. The Company paid the costs for installing a municipal water supply and continues to operate an injection and collection system that has significantly improved the quality of the aquifer to a point where contaminates off-site are below natural background levels. The Company has decommissioned and disposed of the mills and has closed the tailings impoundments at the site. The estimated costs of continued compliance are included in the accrued reclamation liability. All EPA oversight costs for the site have been paid and no additional oversight costs are accruing.


                                       5
-------------------------------------------------------------------------------

E-8
-------------------------------------------------------------------------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

      Title X of the Energy Policy Act of 1992 (the Act) authorized appropriations of $270 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for byproduct material (primarily tailings) generated by certain licensees
      as    an   incident  of  uranium  sales  to  the  Federal  Government.
      Reimbursement is subject to compliance with regulations of the Department of Energy (DOE), which were issued in 1994. Pursuant to the Act, the Company may submit requests for reimbursement under the Act for 51.2% of the past and future costs of reclaiming the Grants site in accordance with the approved reclamation plan and Nuclear Commission license requirements. The Company estimates the total costs to reclaim the Grants facility, including costs incurred to date by the Company, will be $59.2 million. The DOE's share of these estimated costs will
      amount  to  approximately  $30.2  million.    To  date,  Congress  has
      appropriated $83 million for disbursement in fiscal years 1994 and 1995 to eligible licensees. In 1994, the Company submitted an initial claim of $14.1 million for the DOE's share of past costs incurred through December 31, 1993 and a claim for approximately $7 million will be submitted in 1995 for 1994 expenditures. The Company expects to file additional claims on an annual basis for expenditures made in the prior year. The Company records a receivable and an increase in long-term
      accrued  reclamation  when  claims  are  filed  with  the  DOE.    The
      accompanying balance sheet at March 31, 1995 includes a receivable of $9.8 million from the DOE for claims filed, net of $4.3 million reimbursements received through that date. The Company believes that its reclamation reserves for uranium operations and amounts expected to be received under the Act are sufficient to provide for all reclamation costs for the Grants site.

      In 1983, the state of New Mexico made a claim against the Company for unspecified natural resource damages resulting from the Grants tailings. The state of South Dakota made a similar claim in 1983 as to the Whitewood Creek tailings. The Company denies all liability for damages at the two CERCLA sites. The two states have taken no action to enforce the 1983 claims.

      The Company believes that the ultimate resolution of the above matters will not have a material adverse impact on its financial condition or results of operations.

      In addition to the above, the Company is party to legal actions and administrative proceedings and is subject to claims arising in the ordinary course of business. The Company believes the disposition of these matters will not have a material adverse effect on its financial position or results of operations.


                                       6
-------------------------------------------------------------------------------

                                                                            E-9
-------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES

Item 2 - Management's Discussion and Analysis of Financial
          -------------------------------------------------
          Condition and Results of Operations
         -----------------------------------

GOLD PRODUCTION

The following chart details Homestake's gold production and cash operating costs per ounce by location, and consolidated revenue, cash operating costs and noncash costs per ounce.


                                       Production          Cash Operating Costs
                                (Ounces  in thousands)     (Dollars per ounce)

                                  Three Months Ended        Three Months Ended
               Percentage            March 31,                    March 31,
Mine           Interest (%)      1995          1994           1995         1994
----           -------------     ------------------          -------------------
Homestake         100            98.7         103.2           $305         $255
McLaughlin        100            52.2          66.8            288          231
Round Mountain     25            23.0          34.0            264          155
Joint Ventures                    7.1          10.3            332          260
                                ------        -----
  Total United
    States                      181.0         214.3

Eskay Creek (1,2) 100            65.2                          186
Williams           50            48.1          61.7            235          199
David Bell (3)     50            17.4          25.0            253          175
Nickel Plate      100            21.5          24.0            342          278
Snip (2,4)         40            12.6          12.7            162          170
                                ------        -----
  Total Canada                  164.8         123.4

Kalgoorlie,
  Australia        50            88.9          89.8            260          265

El Hueso,
  Chile           100             8.8          14.6            384          339

Mines not shown
  or sold                         5.3          12.3            169          223
                                ------        ------
Total Production                448.8         454.4           $263         $234
Minority Interest               (54.9)        (22.4)
                                ------        ------
Homestake's Share               393.9         432.0
                                ------        ------
                                ------        ------

                                                Three Months Ended
                                                     March 31,
Per Ounce of Gold                             1995             1994
-----------------                            -----            -----
Revenue                                       $381             $385
Cash Operating Costs                           263              234
Noncash Costs (5)                               51               47

(1) Ounces produced are expressed on a gold equivalent basis and include 43,000 payable ounces of gold and 1.8 million ounces of silver contained in ore sold to smelters.

(2) For comparison purposes, cash operating costs per ounce include estimated third-party costs incurred by smelters and others to produce marketable gold and silver.

(3) Ounces produced include 1,000 and 1,900 ounces of gold production from the Quarter Claim in the 1995 and 1994 first quarters, respectively.

(4)     Includes ounces of gold contained in dore and concentrates.

(5)     Includes   depreciation,   end-of-mine   reclamation   accruals,   and
        amortization of the cost of property acquisitions.


                                        7
-------------------------------------------------------------------------------

E-10
-------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES

Management's Discussion and Analysis (continued)
-----------------------------------------------

Results of Operations
(Unless specifically stated otherwise, all comments, production statistics, etc. relate to amounts included in the consolidated financial statements including the Company's interests in mining partnerships accounted for using the equity method, without reduction for minority interest.)

The Company recorded net income of $6.6 million or 5 cents per share during the first quarter of 1995 compared to net income of $24.2 million or 18 cents per share during the first quarter of 1994. The decrease in earnings resulted primarily from lower gold production at certain locations, higher exploration costs and a higher effective tax rate. Gold production was 448,800 equivalent ounces in the 1995 first quarter, almost equal to the 454,400 ounces produced in the 1994 first quarter. Lower production due to the effects of severe weather conditions at the McLaughlin mine and to temporary production problems at certain of the Company's other operations was offset by initial production from the new Eskay Creek mine.

Product sales from gold operations of $159.9 million during the 1995 first quarter compare to $161 million during the prior year's first quarter. During the first quarter of 1995, 444,700 equivalent ounces of gold were sold at an average gold price of $381 per ounce compared to 433,200 ounces of gold sold at an average price of $385 per ounce during the first quarter of 1994. Finished gold inventories decreased by 4,100 ounces during the first quarter of 1995 compared to a 21,200 ounce decrease during the first quarter of 1994.

In January 1995, commercial production began at Prime Resources Group Inc's (Prime) Eskay Creek mine in northern British Columbia. During the 1995 first quarter, the Eskay Creek mine sold ore containing 43,000 ounces of gold and
1.8 million ounces of silver, equivalent to 65,200 ounces of gold. Cash production costs, including the costs incurred by third-party smelters to produce marketable gold and silver, were $186 per ounce of gold equivalent. Sales of ore containing approximately 6,000 equivalent ounces of gold were delayed and will not be realized until the 1995 second quarter due to a rail strike which halted shipments to a smelter in Quebec during the latter part of March. Operating efficiency and related costs should continue to improve at Eskay Creek and the Company expects the mine will produce ore containing approximately 270,000 ounces of gold equivalent in 1995.

Domestic production during the 1995 first quarter decreased by 16% to 181,000 ounces from the prior year's first quarter, primarily due to declines in production at the Homestake, McLaughlin and Round Mountain mines. During the 1995 first quarter, production of 98,700 ounces at the Homestake mine in South Dakota was 4,500 ounces lower than the 1994 first quarter. The collapse of a ventilation shaft in 1994 continued to limit access to the deeper higher-grade mining areas in the underground operations. A new ventilation shaft was completed in March 1995, which has enabled the mine to increase production from the higher-grade areas. The McLaughlin mine in northern California produced 52,200 ounces at a cash cost of $288 per ounce during the first quarter of 1995 compared to 66,800 ounces at a cash cost of $231 per ounce during the first quarter of 1994. The decrease in production primarily is a result of severe rainstorms which caused flooding and related problems at the mine during the 1995 first quarter. Despite the flooding, environmental protection systems performed as expected and there was no degradation in downstream water quality. Production at the McLaughlin mine is expected to return to more normal levels by the end of the 1995 second quarter. Homestake's share of the production from the Round Mountain mine in Nevada decreased by 32% to 23,000 ounces during the 1995 first quarter. Production during the first quarter of 1994 was unusually high due to the one-time benefit resulting from applying more solution to ore on the dedicated heap-leach pads. The lower production resulted in an increase in the Round Mountain mine's cash costs from $155 per ounce during the 1994 first quarter to $264 per ounce during the 1995 first quarter.

Overall foreign gold production during the first quarter of 1995 increased by 14% from the prior year's first quarter, primarily due to the commencement of production at the Eskay Creek mine, partially offset by decreases in production from the Williams and David Bell mines in Canada and the El Hueso mine in Chile. Production of 48,100 ounces at the Williams mine during the first quarter of 1995 decreased from 61,700 ounces during the first quarter of 1994 reflecting an expected decline in ore grades. As a result, cash costs at the Williams mine increased by 18% to $235 per ounce over the prior year's first quarter. The David Bell mine produced 16,400 ounces at a cash cost of $253 per ounce during the first quarter of 1995 compared to 23,100 ounces at a cash cost of $168 per ounce during the first quarter of 1994. The lower production and resulting


                                       8
-------------------------------------------------------------------------------

                                                                           E-11
-------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES


increase in cash costs at the David Bell mine is due to the failure of a stope hanging wall and variations in grade related to stope scheduling.

Homestake Gold of Australia's (HGAL) share of gold production at the Kalgoorlie operations in Western Australia totaled 88,900 ounces during the 1995 first quarter compared to 89,800 ounces during the 1994 first quarter.
Cash costs at the Kalgoorlie operations decreased slightly to $260 per ounce during the first quarter of 1995 from $265 during the first quarter of 1994. Gold production at the El Hueso mine totaled 8,800 ounces during the 1995 first quarter compared to 14,600 ounces during the prior year's first quarter reflecting a decrease in tons leached. Gold mining at El Hueso ceased in February 1995 and limited production from heap leaching is expected to continue through 1995.

Because of the lower production, cash operating costs during the first quarter of 1995 were $263 per ounce, 12% higher than in the first quarter of 1994. However, the Company has resolved most of the problems which adversely affected first quarter production, and still expects to produce approximately
1.9 million ounces of gold during 1995 at an average production cost which will be lower than experienced during the 1995 first quarter.

The Main Pass 299 sulphur mine recorded operating income of $2.1 million during the 1995 first quarter compared to an operating loss of $1.1 million
during  the  1994  first  quarter.    This  increase  primarily  is  due  to
significantly higher sales volumes and a $17 per ton increase in the average realized price of sulphur.

Depreciation, depletion and amortization expense of $23 million during the first quarter of 1995 compares to $20.1 million during the first quarter of 1994. The increase primarily is due to depreciation related to the Eskay Creek mine.

Exploration expense increased to $4.8 million during the first quarter of 1995 from $3.1 million during the first quarter of 1994. The increase is primarily due to increased activity at the Ruby Hill advanced exploration project in Nevada and exploration work near the El Hueso mine.

In February 1995, the Company sold its 28% interest in the Torres silver mining complex in Mexico for $6 million. A pretax gain of $2.7 million was recorded on the sale.

The Company's general policy is to sell its production at current prices. However, in certain limited circumstances, the Company will enter into forward sales commitments for small portions of its gold production. In the fourth quarter of 1994, the Company entered into forward sales for 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. The prices to be received range from $386 to $437 per ounce and average $412 per ounce. The purpose of the forward sales program is to allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs. Results for the first quarter of 1995 include sales under this program of 21,500 ounces at an average price of $389 per ounce. At March 31, 1995 forward sales for 161,700 ounces at an average price of $415 per ounce remain outstanding under this program.

A substantial portion of Homestake's gold sales are generated outside the United States, principally in Canada and Australia. The value of these countries' currencies can fluctuate significantly with the U.S. dollar. The Company has a foreign currency protection program which establishes exchange rate ranges within which a portion of U.S. dollar receipts from the sale of gold may be converted into the currencies of these countries. Under existing SEC pronouncements, contracts entered into under this program do not qualify for hedge accounting and must be marked to market. At March 31, 1995 the Company had a net unrealized loss of $0.1 million on open contracts.

Other income for the first quarter of 1995 includes the $2.7 million gain on the sale of the Company's interest in the Torres mining complex, a $1.9 million gain on the sale of certain exploration properties in Australia and a net foreign currency exchange loss of $2.4 million. The net foreign currency loss includes a $2 million foreign currency transaction loss on the repayment of intercompany debt denominated in Canadian dollars. Other income for the first quarter of 1994 included a foreign currency exchange gain of $0.4 million, income of $1.8 million from insurance proceeds, and a $1.3 million gain on the sale of HGAL's Fortnum property.


                                       9
-------------------------------------------------------------------------------

E-12
-------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES

The effective income tax rate for the Company in 1995 has increased from the prior year. In 1994, the Company benefited from reversals of tax valuation allowances principally in foreign jurisdictions. These items were fully utilized in 1994 and, as a result, the Company will now report a higher tax rate for all of 1995.

Income allocable to minority interests in consolidated subsidiaries increased to $3.2 million in the first quarter of 1995 from $1.7 million in the first quarter of 1994. This increase primarily is due to the income derived from the Eskay Creek mine. Prime, which owns 100% of the Eskay Creek mine, is a 50.6%-owned subsidiary of Homestake.


Liquidity and Capital Resources

Cash provided by operations totaled $29.1 million in the first quarter of 1995 compared to $32.6 million in the first quarter of 1994. Working capital at March 31, 1995 amounted to $273.6 million, including $224.6 million in cash and equivalents and short-term investments.

Capital additions of $11.8 million for the first quarter of 1995 include $7.5 million at the Kalgoorlie operations primarily for the Fimiston mill expansion. The Fimiston mill expansion should be completed by the end of the 1995 third quarter. When finished, it will provide an additional 4 million tons of mill capacity at the Kalgoorlie operations. The 3 million ton Oroya mill will then be dismantled to make room for the next major development of the Super Pit, resulting in a net increase of 1 million tons in Kalgoorlie mill capacity.

The Company has a $150 million line of credit under which borrowings may be drawn in U.S. dollars, Canadian dollars, ounces of gold or any combination of these. No amounts have been borrowed under this facility. The Company has no required debt payments until the year 2000.

During the second quarter of 1994, the Company increased its quarterly dividend from $0.025 to $0.05 per share. Total common stock dividends paid during the first quarter of 1995 were $6.9 million compared to $3.4 million for the comparable period of 1994.

Future results will be impacted by such factors as the market price of gold, the Company's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. The Company believes that the combination of cash, short-term investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements and anticipated dividends.


                                   10
-------------------------------------------------------------------------------

                                                                           E-13
-------------------------------------------------------------------------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

Part II - OTHER INFORMATION
---------------------------

Item 1.  Legal Proceedings
--------------------------

On October 13, 1993, Goldstake Explorations (S.D.) Inc. filed an action in the Federal District Court of Colorado against Homestake Mining Company of California ("Homestake California") and its wholly owned subsidiary, Whitewood Development Corporation ("Whitewood"), Goldstake Explorations (S.D.) Inc. v. Homestake Mining Company of California et al., No. 93-M-2149. The complaint alleged that Homestake California and Whitewood fraudulently induced Goldstake to enter into a joint venture agreement in 1988 between Goldstake and Whitewood with respect to the mining of mine tailings in Whitewood Creek, near the Company's mine in South Dakota. The complaint alleged that Homestake California and Whitewood misrepresented their intent to mine the tailings in order to prevent Goldstake from mining the tailings. The complaint also alleged that Whitewood breached the joint venture agreement and duties owed to Goldstake under the joint venture agreement in various respects, that Homestake California induced those breaches, and that Homestake California and Whitewood engaged in acts of misrepresentation during the conduct of the joint venture's activities. Goldstake claimed unspecified compensatory and punitive damages. The litigation was stayed in order for the matter to be arbitrated. During the second quarter of 1994, Goldstake amended its claim to allege actual damages of $137.5 million. The arbitration hearing was held in January 1995. At the arbitration, Goldstake claimed damages of approximately $79 million. On March 27, 1995 the arbitrators entered their decision under which Homestake California and Whitewood are to pay Goldstake $0.5 million within 30 days and promptly apply for all necessary permits to construct and operate a mine and processing facility. If all permits have not been obtained by December 31, 1995, Homestake California and Whitewood are to pay an additional $0.5 million. If all permits have not been obtained by December 31, 1996, Homestake California and Whitewood are to pay Goldstake an additional $0.5 million.


Item 6.  Exhibits and Reports on Form 8-K

(a)  Exhibits                                           Method of Filing
                                                        ----------------
      3.4 - Bylaws (as amended through
            May 9, 1995) of Homestake                     Filed herewith
            Mining Company                                electronically

      11  - Computation of Earnings                       Filed herewith
            Per Share                                     electronically

      27  - Financial Data Schedule                       Filed herewith
                                                          electronically

(b)   Reports on Form 8-K

      One report on Form 8-K was filed during the quarter ended March 31, 1995. The report, dated March 20, 1995, was submitted in order to file two documents as follows: (1) Amended and Restated Credit Agreement and
      (2) Retirement plan for outside directors of the Company.


                                         11
-------------------------------------------------------------------------------

E-14
-------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES



                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                          HOMESTAKE MINING COMPANY




Date:  May  10, 1995                By:   /s/ Gene G. Elam
      ----------------                    -----------------
                                          Gene G. Elam
                                          Vice President, Finance
                                          and Chief Financial
                                          Officer




Date:  May 10, 1995                       By: /s/ David W. Peat
      ----------------                    ------------------
                                          David W. Peat
                                          Controller (Chief
                                          Accounting Officer)


                                      12
-------------------------------------------------------------------------------

                                                                             F-1
--------------------------------------------------------------------------------

                                 APPENDIX F
                        HOMESTAKE FORM 10-Q FOR THE
                         QUARTER ENDED 30 JUNE 1995

--------------------------------------------------------------------------------

F-2
--------------------------------------------------------------------------------


                       REVIEW OF INDEPENDENT ACCOUNTANTS


To the Directors of Homestake Mining Company:

We have made a review of the condensed consolidated balance sheet of Homestake Mining Company as of 30 June 1995, and the related condensed statements of consolidated income and cash flows for the six month period then ended as set out in Form 10-Q for the quarterly period ended 30 June 1995 as appearing in Appendix F of this Offer Document. We were not engaged to review or report on the condensed statements of consolidated income for the three months ended 30 June 1995, the three and six months ended 30 June 1994, and the condensed statement of consolidated cash flows for the six months ended 30 June 1994. Our review was made in accordance with standards established by the American Institute of Certified Public Accountants.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of 31 December 1994, and the related statements of consolidated operations, shareholders' equity, and cash flows for the year then ended as included in Appendix D of this Offer Document; and in our report dated 8 February 1995, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of 31 December 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          Coopers & Lybrand L.L.P.
San Francisco, California
14 September 1995

--------------------------------------------------------------------------------

                                                                             F-3
--------------------------------------------------------------------------------

                                 APPENDIX F


                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  FORM 10-Q


(x) Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

                  For the Quarterly Period Ended June 30, 1995

( ) Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

                  For the transition period from _______ to ________

                         Commission File Number 1-8736


                         HOMESTAKE MINING COMPANY


                            A Delaware Corporation

                  IRS Employer Identification No. 94-2934609


                             650 California Street
                     San Francisco, California  94108-2788
                          Telephone:  (415) 981-8150



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                 Yes        X                   No
                           -----------                              ----------



The number of shares of common stock outstanding as of August 4, 1995 was 137,953,936.

                                    Page 1
--------------------------------------------------------------------------------

F-4
--------------------------------------------------------------------------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES


PART 1 - FINANCIAL INFORMATION
------------------------------

Item 1. Financial Statements
-----------------------------

A.  Condensed Consolidated Balance Sheets (unaudited)
   --------------------------------------------------
    (In thousands, except per share amount)

                                                June 30,          December 31,
                                                  1995                 1994
                                             -------------       -------------
 ASSETS
 Current assets
     Cash and equivalents                      $  150,804           $  105,701
     Short-term investments                        99,418               99,479
     Receivables                                   71,835               58,994
     Inventories:
        Finished products                          14,642               15,004
        Ore and in-process                         23,361               26,889
        Supplies                                   29,077               29,822
     Other                                          7,973                6,910
                                              ------------          -----------
        Total current assets                      397,110              342,799
                                              ------------          -----------

 Property, plant and equipment - at cost        1,602,133            1,579,502
     Accumulated depreciation, depletion
        and amortization                         (810,788)            (771,281)
                                              ------------          -----------
        Property, plant and equipment
           - net                                  791,345              808,221
                                              ------------          -----------

 Investments and other assets
     Noncurrent investments                        12,454               15,774
     Other assets                                  31,722               35,174
                                              ------------          -----------
        Total investments and other assets         44,176               50,948
                                              ------------          -----------
 Total Assets                                  $1,232,631           $1,201,968
                                              ------------          -----------
                                              ------------          -----------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
     Accounts payable                          $   37,730           $   35,674
     Accrued liabilities:
        Payroll and other compensation             21,746               22,178
        Reclamation                                13,314               15,266
        Other                                      14,565               16,694
     Income and other taxes payable                17,503                7,083
                                              -----------           -----------
        Total current liabilities                 104,858               96,895
                                              -----------           -----------

 Long-term liabilities
     Long-term debt                               185,000              185,000
     Other long-term obligations                  115,383              110,719
                                              ------------          -----------
        Total long-term liabilities               300,383              295,719
                                              ------------          -----------

 Deferred income and mining taxes                 149,280              136,274
 Minority interest in consolidated
   subsidiaries                                    90,690               84,310

 Shareholders' equity
     Capital stock, $1 par value per share:
        Preferred - 10,000 shares authorized;
           no shares outstanding
        Common - 250,000 shares authorized;
           shares outstanding:
           1995 - 137,926; 1994 - 137,785         137,926              137,785
     Other shareholders' equity                   449,494              450,985
                                              ------------          -----------
        Total shareholders' equity                587,420              588,770
                                              ------------          -----------
 Total Liabilities and Shareholders' Equity    $1,232,631           $1,201,968
                                              ------------          -----------
                                              ------------          -----------


 See notes to condensed consolidated financial statements.


                                        2
--------------------------------------------------------------------------------

                                                                             F-5
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES


B.   Condensed Statements of Consolidated Income (unaudited)
     ------------------------------------------------------
     (In thousands, except per share amounts)

                                Three Months Ended          Six Months Ended
                                     June 30,                    June 30,
                                 1995         1994          1995          1994
                              --------      --------      --------    --------
 Revenues
   Gold and ore sales         $178,216      $162,357      $338,125    $323,360
   Sulphur and oil sales        10,213         5,656        22,367      10,596
   Interest income               4,338         2,185         8,601       3,950
   Equity earnings                 541         1,172           461       1,500
   Gain on issuance of
     stock by subsidiary                      11,224                    11,224
   Other income                  2,282        19,485         5,968      23,851
                              ---------     ---------     ---------    --------
                               195,590       202,079       375,522     374,481
                              ---------     ---------     ---------    --------
 Costs and Expenses
   Production costs            117,835       112,876       236,269     216,063
   Depreciation, depletion
     and amortization           25,623        21,087        48,626      41,194
   Administrative and
     general expense            10,760        10,646        20,051      18,840
   Exploration expense           7,412         4,937        12,166       8,001
   Interest expense              3,141         2,534         5,773       5,527
   Other expense                 1,054         5,542         1,751       5,764
                              ---------     ---------     ---------    --------
                               165,825       157,622       324,636     295,389
                              ---------     ---------     ---------    --------
 Income Before Taxes and
   Minority Interest            29,765        44,457        50,886      79,092
 Income and Mining Taxes       (13,815)       (9,584)      (25,208)    (18,278)
 Minority Interest              (4,771)       (1,918)       (7,939)     (3,645)
                              ---------     ---------     ---------   ---------
 Net Income                   $ 11,179      $ 32,955      $ 17,739    $ 57,169
                              ---------     ---------     ---------   ---------
                              ---------     ---------     ---------   ---------

 Net Income Per Share         $   0.08      $   0.24      $   0.13    $   0.42
                              ---------     ---------     ---------   ---------
                              ---------     ---------     ---------   ---------

 Average Shares Used in
   the Computation             137,909       137,735       137,862     137,705
                              ---------     ---------     ---------    --------
                              ---------     ---------     ---------    --------

 Dividends Per Common Share   $   0.05      $   0.05      $   0.10     $ 0.075
                              ---------     ---------     ---------    --------
                              ---------     ---------     ---------    --------

 See notes to condensed consolidated financial statements.


                                       3
--------------------------------------------------------------------------------

F-6
--------------------------------------------------------------------------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES


C.  Condensed Statements of Consolidated Cash Flows (unaudited)
    -----------------------------------------------------------
    (In thousands)

                                                     Six Months Ended June 30,
                                                         1995           1994
                                                     ---------       --------
 Cash Flows from Operations
    Net income                                        $ 17,739       $ 57,169
    Reconciliation to net cash provided by
      operations:
      Depreciation, depletion and amortization          48,626         41,194
      Deferred taxes, minority interest and other       27,179         25,735
      Gain on disposals of assets                       (4,823)       (18,020)
      Gain on issuance of stock by subsidiary                         (11,224)
      Effect of changes in operating working
        capital items                                   (2,806)       (35,784)
                                                      ---------      ---------
    Net cash provided by operations                     85,915         59,070
                                                      ---------      ---------
 Investment Activities
    Decrease (increase) in short-term investments           61        (57,405)
    Additions to property, plant and equipment         (39,487)       (33,430)
    Proceeds from sales of assets                       10,163         21,611
    Other                                                  324
                                                      ---------      ---------
    Net cash used in investment activities             (28,939)       (69,224)
                                                      ---------      ---------
 Financing Activities
    Common shares issued                                 1,914          4,547
    Dividends paid                                     (13,787)       (10,329)
    Debt repayments                                                    (8,352)
    Stock issued by subsidiary                                         31,870
                                                      ---------      ---------
    Net cash provided by (used in) financing
      activities                                       (11,873)        17,736
                                                      ---------      ---------

 Net increase in cash and equivalents                   45,103          7,582

 Cash and equivalents, January 1                       105,701        134,719
                                                      ---------      ---------

 Cash and equivalents, June 30                        $150,804       $142,301
                                                      ---------      ---------
                                                      ---------      ---------


 See notes to condensed consolidated financial statements.

                                        4
--------------------------------------------------------------------------------

                                                                             F-7
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES


Notes to Condensed Consolidated Financial Statements (unaudited)
----------------------------------------------------------------

1. The condensed consolidated financial statements included herein should be read in conjunction with the financial statements and notes thereto, which include information as to significant accounting policies, in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

      The information furnished in this report reflects all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods. Except as described in Notes 2 and 3, such adjustments consist of items of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results for the full year.

2. In June 1994, Prime Resources Group Inc. (Prime) sold five million common shares at approximately $6.70 to the public. Net proceeds of approximately $31.9 million from this issue were used to fund a portion of the construction and development costs of the Eskay Creek mine in Canada. This transaction resulted in a reduction of the Company's interest in Prime from 54.2% to 50.6%. The Company recorded an $11.2 million gain in the second quarter of 1994 on the transaction in recognition of the net increase in the book value of the Company's investment in Prime. Deferred income taxes were not provided for on the gain since the Company's tax basis in Prime substantially exceeds its carrying value.

3. Other income for the six months ended June 30, 1995 includes a gain of $2.7 million on the February 1995 sale of the Company's 28% equity interest in the Torres silver mining complex. Proceeds from this sale totaled $6 million.

      Other income for the six months ended June 30, 1994 included a $15.7 million gain on the May 1994 sale of the Company's 44% interest in the Dee mine to Rayrock Mines, Inc. (Rayrock). Total proceeds from this sale were $16.5 million.

      Other expense for the three and six months ended June 30, 1994 included a $5 million accrual for additional estimated reclamation costs for non-operating properties.

4. Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates. Option contracts outstanding as of June 30, 1995 were as follows:

                     Amount Covered   Exchange Rates to U.S. $     Expiration
      Currency       (U.S. Dollars)   Minimum        Maximum       Date
      ----------------------------------------------------------------------
      Canadian         $144,600,000    $0.67          $0.77        1995 - 1997
      Australian         66,600,000     0.68           0.76        1995 - 1996
                       ------------
                       $211,200,000

5. In the fourth quarter of 1994, the Company entered into forward sales for 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. The prices to be received range from $386 to $437 per ounce and average $412 per ounce. The purpose of the forward sales program is to allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs. Results for the three and six months ended June 30, 1995 include sales under this program of 21,400 ounces and 42,900 ounces at an average price of $394 per ounce and $391 per ounce, respectively. At June 30, 1995 forward sales for 140,300 ounces at an average price of $418 per ounce remain outstanding under this program.


                                       5
--------------------------------------------------------------------------------

F-8
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES


6. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency (EPA) publishes a National Priorities List (NPL) of known or threatened releases of such substances.

      An 18-mile stretch of Whitewood Creek in the Black Hills of South Dakota is a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including the Company, for more than 100 years have contaminated soil and water. In 1990, the Company signed a consent decree with the EPA requiring that the Company perform remedial work on the site and continue long-term monitoring. The on-site remedial work has been completed. The Company estimates that the remaining cost of actions required by the decree, including EPA oversight costs, will be less than $1 million. The EPA has certified that the Company has fully performed remedial actions required by the decree. The EPA also has notified the Company of its intention to move forward with the deletion of this site from the NPL, and the Company expects deletion to occur in 1995.

      The tailings facility at the Company's discontinued uranium mill near Grants, New Mexico, is a site on the NPL. The EPA asserted that leakage from the tailings has contaminated a shallow aquifer that served nearby residential subdivisions. The Company paid the costs for installing a municipal water supply and continues to operate an injection and collection system that has significantly improved the quality of the aquifer to a point where contaminates off-site are below natural background levels. The Company has decommissioned and disposed of the mills and has closed the tailings impoundments at the site. The estimated costs of continued compliance are included in the accrued reclamation liability. All EPA oversight costs for the site have been paid and no additional oversight costs are accruing.

      Title X of the Energy Policy Act of 1992 (the Act) authorized appropriations of $270 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for byproduct material (primarily tailings) generated by certain licensees
      as    an    incident  of  uranium  sales  to  the  Federal  Government.
      Reimbursement is subject to compliance with regulations of the Department of Energy (DOE), which were issued in 1994. Pursuant to the Act, the Company may submit requests for reimbursement under the Act for 51.2% of the past and future costs of reclaiming the Grants site in accordance with the approved reclamation plan and Nuclear Commission license requirements. The Company estimates the total costs to reclaim the Grants facility, including costs incurred to date by the Company, will be $59.2 million. The DOE's share of these estimated costs will
      amount  to  approximately  $30.2  million.    To  date,  Congress  has
      appropriated $83 million for disbursement in fiscal years 1994 and 1995 to eligible licensees. In 1994, the Company submitted an initial claim of $14.1 million for the DOE's share of past costs incurred through December 31, 1993 and a claim for $7.3 million was submitted in 1995 for 1994 expenditures. The Company expects to file additional claims on an annual basis for expenditures made in the prior year. The Company records a receivable and an increase in long-term accrued reclamation when claims are filed with the DOE. The accompanying balance sheet at June 30, 1995 includes a receivable of $17.1 million from the DOE for claims filed, net of $4.3 million reimbursements received through that date. The Company believes that its reclamation reserves for uranium operations and amounts expected to be received under the Act are sufficient to provide for all reclamation costs for the Grants site.

      In 1983, the state of New Mexico made a claim against the Company for unspecified natural resource damages resulting from the Grants tailings. The state of South Dakota made a similar claim in 1983 as to the Whitewood Creek tailings. The Company denies all liability for damages at the two CERCLA sites. The two states have taken no action to enforce the 1983 claims.

      The Company believes that the ultimate resolution of the above matters will not have a material adverse impact on its financial condition or results of operations.

      In addition to the above, the Company is party to legal actions and administrative proceedings and is subject to claims arising in the ordinary course of business. The Company believes the disposition of these matters will not have a material adverse effect on its financial position or results of operations.


                                       6
--------------------------------------------------------------------------------

                                                                             F-9
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES


Item 2 - Management's Discussion and Analysis of Financial Condition and
          ---------------------------------------------------------------
         Results of Operations
          ---------------------

RESULTS OF OPERATIONS
(Unless specifically stated otherwise, all comments, production statistics, etc. relate to amounts included in the consolidated financial statements including the Company's interests in mining partnerships accounted for using the equity method, without reduction for minority interest.)

Homestake recorded net income of $11.2 million or 8 cents per share in the second quarter of 1995 compared to net income of $33 million or 24 cents per share in the second quarter of 1994. The decrease in earnings primarily is due to the inclusion of nonrecurring gains totaling $23.8 million in the 1994 second quarter. The 1994 second quarter results included nonrecurring after-tax gains of $12.6 million ($15.7 million pretax) on the sale of the Company's interest in the Dee mine and $11.2 million ($11.2 million pretax) from dilution of the Company's interest in Prime Resources Group Inc. (Prime) following Prime's sale of additional shares to the public. After adjusting for these gains, the Company's net income increased by 22% for the quarter, reflecting higher production and sales volumes and higher average realized gold prices, partially offset by increased exploration costs and a higher effective tax rate. Net income for the first six months of 1995 was $17.7 million or 13 cents per share compared to net income of $57.2 million or 42 cents per share in the corresponding period in 1994. The lower level of earnings in the first six months of 1995 compared to 1994 primarily is due to the 1994 second quarter gains and the effect of a significantly higher income and mining tax rate in 1995.

The Company achieved record gold production of almost 497,000 ounces in the second quarter of 1995, surpassing last year's second quarter production by approximately 65,000 ounces. Revenue from the Company's gold operations increased to $178.2 million during the 1995 second quarter from $162.4 million during the 1994 second quarter. During the second quarter of 1995, 495,600 equivalent ounces of gold were sold at an average realized price of $388 per ounce compared to 440,400 equivalent ounces of gold sold at an average realized price of $382 per ounce during the prior year's second quarter. Finished gold inventory increased by 1,100 ounces during the second quarter of 1995 compared to a decrease of 8,000 ounces during the second quarter of 1994.

In January 1995, commercial production began at the new Eskay Creek mine in British Columbia. During the 1995 second quarter, the mine sold ore containing 60,800 payable ounces of gold and 2.9 million payable ounces of silver, equivalent to approximately 100,900 ounces of gold. Cash costs, including the costs of third-party smelters, were $182 per ounce during the 1995 second quarter. The start-up of the Eskay Creek operations has been extremely successful, and for the 1995 full year the mine is expected to produce ore containing in excess of 300,000 ounces of gold equivalent at a cash cost of less than $190 per ounce.

Domestic production during the 1995 second quarter decreased by 2% to 195,100 ounces reflecting production declines at the McLaughlin and Round Mountain mines, partially offset by increased production at the Homestake mine. Production at the McLaughlin mine in northern California, which had been hampered by the effects of severe weather conditions in early 1995, returned to expected levels in June. As a result, production of 63,700 ounces in the second quarter of 1995 was only 2,400 ounces less than in the second quarter of 1994. In June 1995, the Company received insurance proceeds of $3.5 million as reimbursement for costs associated with flooding at the mine in early 1995. These proceeds were credited against operating costs and, as a result, the McLaughlin mine's cash costs per ounce for the 1995 second quarter decreased 25% to $176 per ounce from the prior year's second quarter. During the 1995 second quarter, production at the Round Mountain mine in Nevada decreased by 5,200 ounces to 20,100 ounces compared to the 1994 second quarter as the result of a lower average ore grade placed on the leach pads. This resulted in an increase in cash costs per ounce at the Round Mountain mine from $206 in the 1994 second quarter to $247 in the 1995 second quarter. At the Homestake mine in South Dakota, production in the second quarter of 1995 was 102,400 ounces compared to 97,400 ounces in the second quarter of 1994. The increase in production reflects the March 1995 completion of a new ventilation shaft, which had collapsed in the 1994 second quarter and limited access to higher-grade ore in the lower levels of the mine. Plans for modernizing and improving the efficiency of the mine are continuing. During the quarter, a $5 million program to replace the obsolete pneumatic jumbo drilling fleet with new electric hydraulic jumbos was initiated. Cash costs at the mine decreased slightly during the 1995 second quarter to $292 per ounce from $294 per ounce during the 1994 second quarter.

Overall foreign gold production increased by 31% to 295,000 ounces from the prior year's second quarter primarily due to the commencement of production at the Eskay Creek mine, partially offset by decreases at the Williams and David Bell mines in Canada, the Kalgoorlie operations in Western Australia and the El Hueso mine in Chile. Production of 52,900 ounces at the Williams mine during the 1995 second quarter was 8,300 ounces lower than in the 1994 second quarter, reflecting an expected decline in ore grades. The lower production resulted in an increase in cash costs per ounce to


                                       7
--------------------------------------------------------------------------------

F-10
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES

$220 per ounce during the 1995 second quarter from $186 per ounce during the prior year's second quarter. During the 1995 second quarter, the David Bell mine produced 22,800 ounces (including production from the 25% Quarter Claim royalty interest) at a cash cost of $199 per ounce compared to 1994 second quarter production of 28,300 ounces at a cash cost of $166 per ounce. The decrease in production is attributable to temporary grinding problems in the mill and the processing of ore which more closely approximates the remaining life of mine average grade.

Homestake Gold of Australia's (HGAL) share of production from the Kalgoorlie operations was 77,800 ounces during the second quarter of 1995 compared to 86,500 ounces in the prior year's second quarter. The decrease primarily is due to a power interruption which lasted for several days and downtime to upgrade the ore handling system. As a result, cash costs at the Kalgoorlie operations increased from $256 per ounce during the 1994 second quarter to $296 per ounce during the 1995 second quarter. At the El Hueso mine, production declined by 9,200 ounces, primarily due to a decrease in tons leached. Gold mining at the mine ceased in February 1995 and limited production from heap leaching is expected to continue through 1995.

The Company's overall cash cost per ounce during the second quarter of 1995 was $240 per ounce compared to $245 per ounce during the second quarter of 1994.

Year-to-date 1995 revenues from gold and ore sales of $338.1 million were 5% higher than year-to-date 1994 revenues of $323.4 million reflecting higher gold sales volumes and a higher average realized price for gold sold. The higher gold sales volumes are attributable to the production at the new Eskay Creek mine and a 5,300 ounce increase in finished goods inventory during the first half of 1995 compared to a 13,200 increase during the first half of 1994. The Company's 1995 year-to-date average realized gold price was $385 per ounce, $2 per ounce higher than in the prior year's first half. Cash operating costs during the first six months of 1995 were $251 per ounce compared to $240 per ounce during the first six months of 1994.

Year-to-date revenues from the Main Pass 299 sulphur mine increased to $22.4 million during the first six months of 1995 from $10.6 million during the first six months of 1994. Operating income from the Main Pass mine of $1.3 million for the second quarter of 1995 compares to an operating loss of $1.1 million for the second quarter of 1994 and year-to-date operating income of $3.4 million for the first half of 1995 compares to an operating loss of $2.2 million for the first half of 1994. The improved results primarily are due to significantly higher sales volumes and a $19 per ton increase in the year-to-date average realized price of sulphur.

Depreciation, depletion and amortization expense of $25.6 million during the second quarter of 1995 compares to $21.1 million during the second quarter of 1994 and year-to-date depreciation expense of $48.6 million compares to $41.2 million during the first six months of 1994. The increase primarily is due to depreciation related to the Eskay Creek mine.


Exploration expense increased to $12.2 million for the first six months of 1995 from $8 million for the first six months of 1994. The increase in exploration expense is attributable to increased activity at the Ruby Hill feasibility project in Nevada and exploration work near the El Hueso mine. The higher rate of exploration expenditures will continue for the balance of the year as the Company pursues numerous attractive exploration targets and prospects. Total exploration expense for 1995 will be approximately $28 million compared to $21 million in 1994.

The Company's general policy is to sell its production at current prices. However, in certain limited circumstances, the Company will enter into forward sales commitments for small portions of its gold production. In the fourth quarter of 1994, the Company entered into forward sales for 183,200 ounces of gold it expects to produce at the Nickel Plate mine during 1995 and 1996. The prices to be received range from $386 to $437 per ounce and average $412 per ounce. The purpose of the forward sales program is to allow for recovery of the Company's remaining investment in the mine and provide for estimated reclamation costs. Results for the three and six months ended June 30, 1995 include sales under this program of 21,400 ounces and 42,900 ounces at an average price of $394 per ounce and $391 per ounce, respectively. At June 30, 1995 forward sales for 140,300 ounces at an average price of $418 per ounce remain outstanding under this program.

A substantial portion of Homestake's gold sales are generated outside the United States, principally in Canada and Australia. The value of these countries' currencies can fluctuate significantly with the U.S. dollar. The Company has a foreign currency protection program which establishes exchange rate ranges within which a portion of U.S. dollar receipts from the sale of gold may be converted into the currencies of these countries. Under existing SEC pronouncements, contracts entered into under this program do not qualify for hedge accounting and must be marked to market. At June 30, 1995 the Company had a net unrealized loss of $0.2 million on open contracts.


                                       8
--------------------------------------------------------------------------------

                                                                            F-11
--------------------------------------------------------------------------------

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES


Other income for the first half of 1995 includes a $2.7 million gain on the February 1995 sale of the Company's interest in the Torres mining complex, a $1.9 million gain on the sale of certain exploration properties in Australia, royalty income of $1.2 million, and a net foreign currency exchange loss of $1.8 million. The net foreign currency loss includes a $2 million foreign currency transaction loss on the repayment of intercompany debt denominated in Canadian dollars. Other income for the first half of 1994 includes the $15.7 million gain on the sale of the Company's interest in the Dee mine, a foreign currency exchange gain of $1.3 million, $1.8 million in insurance proceeds, royalty income of $1.6 million, and $1.3 million related to the sale of HGAL's Fortnum property.

The effective income tax rate for the Company in 1995 has increased from the prior year. In 1994, the Company benefitted from reversals of tax valuation allowances principally in foreign jurisdictions. These items were fully utilized in 1994.

Income allocable to minority interests in consolidated subsidiaries increased to $7.9 million during the first half of 1995 from $3.6 million in the first half of 1994. This increase primarily is due to the income derived from the Eskay Creek mine. Prime, which owns 100% of the Eskay Creek mine, is a 50.6%- owned subsidiary of Homestake.


GOLD PRODUCTION

The following charts detail Homestake's gold production and cash operating costs per ounce by location, and consolidated revenue, cash operating costs and noncash costs per ounce.

                                                   Production
                                             (Ounces in thousands)
                                 Three Months Ended           Six Months Ended
                  Percentage          June 30,                      June 30,
Mine             Interest (%)    1995           1994          1995        1994
----             ------------   -----          -----         -----       -----
Homestake             100       102.4           97.4         201.1       200.6
McLaughlin            100        63.7           66.1         115.9       132.9
Round Mountain         25        20.1           25.3          43.1        59.3
Joint Ventures                    8.9           10.3          16.0        20.6
                                -----         ------        ------      ------
  Total United States           195.1          199.1         376.1       413.4


Eskay Creek (1)       100       100.9              -         166.1           -
Williams               50        52.9           61.2         101.0       122.9
David Bell             50        22.8           28.3          40.2        53.2
Nickel Plate          100        22.4           22.5          43.9        46.5
Snip (2)               40        13.8           12.4          26.4        25.2
                                -----          -----         -----       -----
     Total Canada               212.8          124.4         377.6       247.8

Kalgoorlie,
   Australia           50        77.8           86.5         166.7       176.4

El Hueso, Chile       100         4.4           13.6          13.2        28.2

Mines not shown or sold           6.6            8.8          11.9        21.1
                                -----          -----         -----       -----

Total Production                496.7          432.4         945.5       886.9
Less Minority Interest           71.1           21.9         126.0        44.3
                                -----         ------         -----      ------
Homestake's Share               425.6          410.5         819.5       842.6
                                -----         ------         -----       -----
                                -----         ------         -----       -----

                                             9
--------------------------------------------------------------------------------

F-12
--------------------------------------------------------------------------------

                           HOMESTAKE MINING COMPANY AND SUBSIDIARIES


Management's Discussion and Analysis (continued)
------------------------------------------------

                                             Cash Operating Costs
                                              (Dollars per ounce)
                                  Three Months Ended        Six Months Ended
                Percentage              June 30,                  June 30,
Mine            Interest (%)       1995          1994       1995          1994
----            ------------       ------------------       ------------------
Homestake            100            $292          $294       $298          $274
McLaughlin           100             176           235        227           233
Round Mountain        25             247           206        256           177
Joint Ventures                       277           205        302           233

Eskay Creek (3)      100             182           -          183           -
Williams              50             220           186        227           192
David Bell            50             199           166        223           170
Nickel Plate         100             369           289        356           284
Snip (3)              40             170           191        166           179

Kalgoorlie            50             296           256        277           261

El Hueso, Chile      100             458           419        408           378

Mines not shown
  or sold                            126           228        145           225

Weighted Average                    $240          $245       $251          $240




                                    Three Months Ended        Six Months Ended
                                         June 30,                  June 30,
Per Ounce of Gold                   1995          1994       1995          1994
-----------------                   ------------------       -----------------
Revenue                             $388          $382       $385          $383
Cash Operating Costs                 240           245        251           240
Noncash Costs (4)                     48            51         49            48


(1) Ounces produced are expressed on a gold equivalent basis and include 60,800 payable ounces of gold and 2.9 million payable ounces of silver contained in ore sold to smelters in the 1995 second quarter, and 103,800 payable ounces of gold and 4.7 million payable ounces of silver contained in ore sold to smelters in the 1995 year-to-date period.

(2)  Includes ounces of gold contained in dore and concentrates.

(3)  For   comparison  purposes,  cash  operating  costs  per  ounce  include estimated third-party costs incurred by smelter owners and others to produce marketable gold and silver.

(4)  Includes   depreciation,   end-of-mine   reclamation   accruals,   and
     amortization of the cost of property acquisitions.


                                      10
--------------------------------------------------------------------------------

                                                                            F-13
--------------------------------------------------------------------------------

                      HOMESTAKE MINING COMPANY AND SUBSIDIARIES


Management's Discussion and Analysis (continued)
------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operations totaled $85.9 million in the first six months of 1995 compared to $59.1 million in the first six months of 1994. Working capital at June 30, 1995 amounted to $292.3 million, including $250.2 million in cash and equivalents and short-term investments.

Capital additions of $39.5 million during the first half of 1995 include $31.8 million at the Kalgoorlie operations primarily for the Fimiston mill expansion. The Fimiston mill expansion is progressing on schedule. The four million ton per year modification is scheduled for completion by the end of the third quarter. The three million ton Oroya mill then will be dismantled to allow for the next major development of the Super Pit, resulting in a net increase of one million tons in Kalgoorlie mill capacity.

The Company has a $150 million line of credit under which borrowings may be drawn in U.S. dollars, Canadian dollars, ounces of gold or any combination of these. No amounts have been borrowed under this facility. The Company has no required debt payments until the year 2000.

During the second quarter of 1994, the Company increased its quarterly dividend from $0.025 per share to $0.05 per share. Total common stock dividends paid during the first half of 1995 were $13.8 million compared to $10.3 million for the comparable period of 1994.

In June, Homestake exercised its option to acquire 5% of Zoloto Mining Ltd. for $1 million. Zoloto owns a 75% interest in the Pokrovskoye gold deposit located in the Amur region of eastern Russia. Homestake and Zoloto are preparing a feasibility study for the 2 million ounce deposit. Following completion of the feasibility study, Homestake may exercise a second option to acquire an additional 62% of Zoloto by paying a further $15 million, thereby acquiring a 50% indirect interest in the Pokrovskoye gold deposit.

In  July  1995,  Homestake  acquired  a  10% interest (fully-diluted) in Navan
Resources plc, an Irish public company with diverse mineral interests in Europe, for $24 million. As part of the purchase, Homestake acquired an option to acquire 50% of Navan's interest in the Chelopech gold-copper mining operations located 45 miles east of Sofia, Bulgaria. Current reserves and resources at Chelopech total 4.5 million ounces of gold and 1.1 billion pounds of copper with annual production of approximately 500,000 tonnes of ore containing 46,000 ounces of gold annually. Further development is in progress to increase annual production to 750,000 tonnes of ore containing 72,000 ounces of gold. Homestake is conducting a study to determine the feasibility of further increasing the annual production rate to approximately 2,000,000 tonnes of ore containing about 200,000 ounces of gold, beginning in 2000. Once the feasibility study is completed, Homestake can acquire 50% of Navan's interest in the operations by investing an additional $48 million, which will be used to fund a portion of the cost of the expansion.

Future results will be impacted by such factors as the market price of gold, the Company's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. The Company believes that the combination of cash, short-term investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements and anticipated dividends.


                                      11
--------------------------------------------------------------------------------

F-14
--------------------------------------------------------------------------------

                  HOMESTAKE MINING COMPANY AND SUBSIDIARIES



Part II - OTHER INFORMATION
---------------------------

Item 4.  Submission of Matters to a Vote of Security Holders
------------------------------------------------------------

At the Annual Meeting of Shareholders held on May 9, 1995, shareholders voted on and approved 1) the election of five Class II Directors to serve until the 1998 Annual Meeting and one Class III Director to serve until the 1996 Annual Meeting and 2) the appointment of Coopers & Lybrand L.L.P. as independent auditors for 1995. Shareholder votes were as follows:

(1)   The election of five Class II and one Class III Directors:

                              Votes for      Votes Withheld
                              -----------    --------------
      Class II
      --------
        Henry G. Grundstedt   106,462,216      2,049,756
        William A. Humphrey   106,497,006      2,014,966
        John Neerhout, Jr.    107,562,173        949,799
        Stuart T. Peeler      106,360,476      2,151,497
        Jack E. Thompson      107,441,081      1,070,891
      Class III
      ---------
        Carol A. Rae          107,446,736      1,065,236

      In addition to the aforementioned directors, the following directors continued in office: M. Norman Anderson, Robert H. Clark, Jr., Harry M. Conger, G. Robert Durham, Douglas W. Fuerstenau, Robert K. Jaedicke and Berne A. Schepman. Immediately prior to the annual meeting, Hadley Case retired and assumed the status of Director Emeritus and Glen L. Ryland retired.

(2) Approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors:

               Votes for               Votes Against             Abstain
               ---------               -------------             -------
              107,670,970                 327,757               513,245


Item 6.
-------

(a)   Exhibits                                          Method of Filing
                                                        ----------------
      11  - Computation of Earnings
            Per Share                                     Filed herewith
                                                          electronically

      27  - Financial Data Schedule                       Filed herewith
                                                          electronically


(b)   Reports on Form 8-K

      No reports on Form 8-K were filed during the quarter ended June 30, 1995.


                                      12
--------------------------------------------------------------------------------

                                                                            F-15
--------------------------------------------------------------------------------

                       HOMESTAKE MINING COMPANY AND SUBSIDIARIES



                                   SIGNATURE
                                   ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         HOMESTAKE MINING COMPANY


Date:  August 7, 1995                    By:/s/ Gene G. Elam
       --------------                       ----------------
                                            Gene G. Elam
                                            Vice President, Finance
                                            and Chief Financial Officer

                                      13
--------------------------------------------------------------------------------

F-16
--------------------------------------------------------------------------------

                     (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

                                                                            G-1
--------------------------------------------------------------------------------

                                  APPENDIX G
                        HOMESTAKE PROXY STATEMENT FOR THE
                       1995 ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

G-2
--------------------------------------------------------------------------------


                        (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

                                                                          G-3
--------------------------------------------------------------------------------

[LOGO]                      HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 9, 1995

To the Shareholders of Homestake Mining Company:

     The annual meeting of shareholders of Homestake Mining Company will be held at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California, on Tuesday, May 9, 1995, at 11:00 a.m. local time, for the following purposes:

          1.  Election of five Class II Directors and one Class III Director.

          2. Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1995.

          3. Transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 13, 1995, as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on March 13, 1995, will be entitled to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the proxy will be greatly appreciated because it will reduce the cost your Company incurs in obtaining voting instructions from its shareholders.

                                            By Order of the Board of Directors

                                            /s/ Wayne Kirk

                                            WAYNE KIRK
                                            Secretary

March 24, 1995
--------------------------------------------------------------------------------

G-4
--------------------------------------------------------------------------------

                        (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

                                                                          G-5
--------------------------------------------------------------------------------

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108

                                                                  March 24, 1995

                                PROXY STATEMENT

                   MAY 9, 1995 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Homestake Mining Company ("Homestake" or the "Company") for use at the annual meeting of shareholders of Homestake to be held at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California, on Tuesday, May 9, 1995, at 11:00 a.m. local time, or any postponement or adjournment thereof.

     This Proxy Statement and the enclosed proxy card are first being sent to Homestake's shareholders on or about March 24, 1995.

MATTERS TO BE CONSIDERED.

     The following matters will be acted on at the annual meeting:

          1.  Election of five Class II Directors and one Class III Director.

          2. Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1995.

          3. Transaction of such other business as may properly come before the meeting.

VOTING SECURITIES AND VOTING RIGHTS.

     Only shareholders of record on March 13, 1995, or their proxies, will be entitled to vote at the annual meeting of shareholders. On March 13, 1995, Homestake had 137,857,427 shares of common stock outstanding.

     A majority of the shares of Homestake common stock outstanding must be represented at the annual meeting in person or by proxy to constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on all matters other than the election of directors. In the election of directors, each share of common stock is entitled to one vote for a nominee for each director position. Homestake does not have cumulative voting. A shareholders' list will be available for examination by shareholders at the annual meeting.

VOTING PROCEDURE.

     The shares represented by each properly executed proxy returned to Homestake will be voted at the meeting as indicated on the proxy. If no instructions are given, the persons authorized by the proxy will vote in favor of election of the nominees named in this Proxy Statement and to approve the appointment of Coopers & Lybrand LLP as independent auditors for 1995. Any person giving a proxy has the right to revoke it at any time before it is exercised (1) by filing with the Secretary of Homestake a duly signed revocation or proxy bearing a later date or (2) by voting in person at the meeting.

     The Board of Directors is not aware of any matters other than those set forth above which may come before the annual meeting. If any other matters are properly presented to the meeting for action, unless contrary instructions are given, the persons named in the enclosed form of proxy and acting thereunder have the power to vote in accordance with their best judgment on such matters.

     On voting for Class II Directors, the five nominees receiving the highest number of votes will be elected. On voting for the Class III Director, the nominee receiving the highest number of votes will be elected. Approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares of Homestake common stock represented at the meeting.

--------------------------------------------------------------------------------

G-6
--------------------------------------------------------------------------------

     If a proxy is marked with instructions to withhold authority to vote for one or more director nominees or to abstain from voting on any matter, those shares will be treated as represented at the meeting and entitled to vote in determining whether a quorum is present. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected except to the extent the failure to vote for the nominee results in another nominee receiving a larger number of votes. In other matters where approval is required by a majority of shares outstanding or represented at the meeting, abstentions from voting on a matter will have the effect of a vote against the matter.

     If a broker indicates on a proxy that it is not voting shares on any matter, the shares not voted will be counted for purposes of determining the presence of a quorum at the meeting but will not be treated as represented at the meeting or entitled to vote in respect of that matter.

SOLICITATION OF PROXIES.

     The cost of solicitation of proxies will be borne by Homestake. Solicitation of proxies may be made by officers, directors and employees of Homestake in person, by telephone or by mail. In addition, brokers, banks and other nominee holders will be reimbursed for expenses they incur in forwarding proxy materials to and obtaining voting instructions from beneficial owners of Homestake common stock. D.F. King & Co., Inc. has been engaged to assist with proxy solicitation for a fee not to exceed $12,000 plus expenses.

PRINCIPAL HOLDERS OF HOMESTAKE COMMON STOCK.

     On March 13, 1995, there were 25,463 record holders of Homestake common stock.

     As of the close of business on March 13, 1995, the only person known to Homestake to own beneficially five percent or more of the outstanding Homestake common stock was:

   NAME AND ADDRESS                          AMOUNT AND NATURE      PERCENT OF
 OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP     CLASS
-----------------------------------------------------------------------------

Case, Pomeroy & Company, Inc...........        6,836,776               5.0%
529 Fifth Avenue, Suite 1600                 Common Shares
New York, NY 10017-4608

                                        2
--------------------------------------------------------------------------------

                                                                            G-7
--------------------------------------------------------------------------------

The following table shows: (i) the number of shares of Homestake common stock beneficially owned by directors, nominees for directors and the five highest paid executive officers, and all directors, nominees and executive officers as a group, as of February 28, 1995 (excluding shares which such persons have the right to acquire within 60 days of February 28, 1995 but do not actually own),
(ii) the number of shares of Homestake common stock which such persons have the right to acquire within 60 days of February 28, 1995 but do not actually own, and (iii) the total number of shares of Homestake common stock which such persons own and have the right to acquire within 60 days of February 28, 1995. The shares so shown include shares held in Homestake's Savings Plan (determined as of December 31, 1994) for the accounts of executive officers and share rights (determined as of February 28, 1995) granted under the Employees' Stock Option and Share Rights Plan--1988, which entitle outside directors to receive shares on the date of ceasing to serve as a director. Excluding the shares held by Case, Pomeroy & Company, Inc., but including the shares which the identified persons have the right to acquire but do not own, the shares of Homestake common stock beneficially owned by all directors, nominees and executive officers as a group represent approximately one percent of the total number of shares of Homestake common stock outstanding.

                                                                                          TOTAL
                                                 NUMBER OF SHARES                         NUMBER
                                                BENEFICIALLY OWNED,      RIGHT TO        OF SHARES
                                                EXCLUDING RIGHT TO    ACQUIRE SHARES     BENEFICIALLY
                     NAME                        ACQUIRE SHARES(1)    WITHIN 60 DAYS       OWNED
----------------------------------------------- -------------------   --------------     ---------
M. Norman Anderson.............................          2,529              5,487            8,016
Hadley Case(2).................................        128,099              1,103          129,202
Robert H. Clark, Jr.(3)........................         50,000              1,292           51,292
Harry M. Conger(4).............................        174,351            427,232          601,583
G. Robert Durham...............................          5,000                842            5,842
Douglas W. Fuerstenau..........................          1,300              1,315            2,615
Henry G. Grundstedt............................          1,000                406            1,406
William A. Humphrey............................         61,117            110,566          171,683
Robert K. Jaedicke.............................            400              1,291            1,691
John Neerhout, Jr..............................          1,000                905            1,905
Stuart T. Peeler...............................          5,000              1,440            6,440
Carol A. Rae...................................              0                  0                0
Glen L. Ryland.................................          2,800              1,276            4,076
Berne A. Schepman..............................          1,300              1,336            2,636
Gene G. Elam...................................          3,279             50,600           53,879
Wayne Kirk(5)..................................          2,681             34,075           36,756
Jack E. Thompson...............................          4,600             41,375           45,975
Allen S. Winters...............................         12,830             39,075           51,905
All Directors, Nominees and Executive Officers
 as a Group (24 persons).......................        472,219            911,863        1,384,082


------------

(1) In some instances voting and investment power is shared with the spouse of the identified person.

(2) Includes 20,000 shares owned by Mr. Case's spouse. Does not include 6,836,776 shares owned by Case Pomeroy. Hadley Case, with family associates, is the controlling shareholder of Case Pomeroy.

(3) Includes 26,000 shares owned by Mr. Clark's spouse and one of his children. Does not include 6,836,776 shares owned by Case Pomeroy. Mr. Clark, with family members, is a principal shareholder of Case Pomeroy. Mr. Clark is a son-in-law of Hadley Case.

(4) Includes 553 shares held of record by a Savings Plan Trust for Mr. Conger's spouse. Mr. Conger disclaims beneficial ownership of these shares.

(5) Includes 400 shares held of record by two of Mr. Kirk's children. Mr. Kirk disclaims beneficial ownership of these shares.


     Messrs. Fuerstenau, Peeler and Schepman respectively hold 2,000, 35,000, and 35,000 common shares of Homestake Gold of Australia Limited ("HGAL"), an
81.5 percent owned subsidiary of the Company which is publicly traded in Australia. The total HGAL shares owned by all directors and executive officers of the Company is less than 0.02 percent of the outstanding HGAL common shares.


                                        3
--------------------------------------------------------------------------------

G-8
--------------------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 and related rules require the Company's directors, executive officers and more than 10% shareholders to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and with the Company. Based on its review of reports of beneficial ownership filed with the Company and written representations of directors and executive officers, the Company believes that during 1994 all of its directors, executive officers and more than 10% shareholders timely filed all reports of beneficial ownership and changes in beneficial ownership required under Section 16(a), except that the Form 3 Initial Report of Ownership of Ronald D. Parker, a Vice President elected in 1994, was filed approximately one month late. No directors, executive officers or more than 10% shareholders reported in 1994 a transaction or ownership of shares that should have been reported in an earlier year.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors of Homestake currently consists of 14 members, divided into three classes with staggered terms of three years each. Five Class II Directors are to be elected to serve until the annual meeting in 1998 or until their successors are elected and qualified. In addition, one Class III Director is to be elected to replace Hadley Case. Mr. Case, a director since 1984, has elected to retire immediately prior to the annual meeting, and to assume the status of Director Emeritus. As Director Emeritus, Mr. Case will be eligible to attend all Board of Directors' meetings but will not be a voting member of the Board of Directors. The newly elected Class III Director will serve until the annual meeting in 1996 or until a successor is elected and qualified.

     Mr. Glen L. Ryland, a Class I Director, became age 70 during 1994. Pursuant to the Company's retirement policy for directors, Mr. Ryland will retire as a director immediately prior to the annual meeting. At the time of Mr. Ryland's retirement, it is expected that the Board of Directors will amend the Company's by-laws to reduce the number of directors to 13, thereby eliminating the resulting vacancy.

     Each nominee has consented to be named in this Proxy Statement and to serve if elected. If any nominee should become unable to serve as a director prior to the annual meeting, the persons authorized by the proxy will vote for the election of a substitute nominee recommended by the Nominating Committee of the Board of Directors in place of that nominee.

     THE BOARD OF DIRECTORS OF HOMESTAKE RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE CLASS II NOMINEES AND THE ONE CLASS III NOMINEE NAMED BELOW. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NAMED NOMINEES UNLESS INSTRUCTIONS ARE GIVEN TO THE CONTRARY.

INFORMATION CONCERNING NOMINEES FOR ELECTION.

     Certain information as to each of the five nominees for election as a Class II Director and the nominee for election as a Class III Director is set forth in the table below. The information appearing in the table and the information regarding beneficial ownership of securities by such nominees contained in this Proxy Statement has been furnished to Homestake by the nominees.

NOMINEES FOR CLASS II DIRECTORS TO SERVE UNTIL 1998 ANNUAL MEETING:


                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
Henry G. Grundstedt...........      66          1992      Mr. Grundstedt is a mining consultant.
                                                          He was Senior Vice President of
                                                          Capital Guardian Trust Company (money
                                                          manager of pension and mutual funds)
                                                          from 1973 to 1991 and held other
                                                          executive positions with that firm
                                                          beginning in 1972, specializing in the
                                                          mining and metals industry. He is a
                                                          director of Azco Mining Company
                                                          (copper mining).


                                        4
--------------------------------------------------------------------------------

                                                                            G-9
--------------------------------------------------------------------------------


                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
William A. Humphrey...........      68          1982      Mr. Humphrey has been a mining
                                                          consultant since March 1993. He has
                                                          been Vice Chairman of Homestake since
                                                          July 1992, was President and Chief
                                                          Operating Officer of Homestake from
                                                          April 1991 to July 1992, and was an
                                                          Executive Vice President of Homestake
                                                          from 1981 to April 1991. He is a
                                                          director of Homestake Gold of
                                                          Australia Limited (gold mining).

John Neerhout, Jr.............      64          1989      Mr. Neerhout has been Executive Vice
                                                          President of Bechtel Group Inc.
                                                          (engineering and construction) since
                                                          1986. He is a director and holds
                                                          executive positions with Bechtel Group
                                                          Inc. and other of its affiliated
                                                          companies.

Stuart T. Peeler..............      65          1981      Mr. Peeler has been a petroleum
                                                          industry consultant since 1989. From
                                                          1982 until 1988 he was Chairman of the
                                                          Board and Chief Executive Officer of
                                                          Statex Petroleum, Inc. He is a director
                                                          of CalMat Company (aggregates, asphalt,
                                                          and property development), Chieftain
                                                          International, Inc. (oil and gas
                                                          exploration and production), Chieftain
                                                          International Funding Corp. (financial
                                                          services), and Homestake Gold of
                                                          Australia Limited.

Jack E. Thompson..............      44          1994      Mr. Thompson has been President and
                                                          Chief Operating Officer and a director
                                                          of Homestake since August 1994. He has
                                                          been Chairman of the Board of Prime
                                                          Resources Group Inc. (gold mining)
                                                          since July 1992 and was Executive Vice
                                                          President-Canada of Homestake and
                                                          President and Chief Executive Officer
                                                          of Prime and Homestake Canada Inc.
                                                          from July 1992 to August 1994. He was
                                                          President of Homestake Mineral
                                                          Development Company and North American
                                                          Metals Corp. (gold mining) from 1988
                                                          until July 1992. Prior to 1988, Mr.
                                                          Thompson was general manager of Home-
                                                          stake's McLaughlin mine.

                                        5
--------------------------------------------------------------------------------

G-10
--------------------------------------------------------------------------------

NOMINEE FOR CLASS III DIRECTOR TO SERVE UNTIL 1996 ANNUAL MEETING:

                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
Carol A. Rae..................      49            --      Ms. Rae has been the President and
                                                          Chief Executive Officer of Magnum
                                                          Diamond Corporation (manufacturer of
                                                          surgical instruments) since 1989, and
                                                          she has been Senior Vice President and
                                                          General Manager of the Refractive
                                                          Division of Chiron Vision Corporation
                                                          (manufacturer of ophthalmic intraocu-
                                                          lar lenses) since March, 1994. She has
                                                          also been the President of MedVal
                                                          Technologies International, Inc.
                                                          (manufacturer of orthopedic splints)
                                                          since 1982. She is a member of the
                                                          board of directors of the U.S. Chamber
                                                          of Commerce.

INFORMATION CONCERNING CONTINUING DIRECTORS.

     Certain information as to each director who will continue in office is set forth in the following tables. The information appearing in the tables and the information regarding beneficial ownership of securities by such directors contained in this Proxy Statement has been furnished to Homestake by the directors.

CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 1996 ANNUAL MEETING:

                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
Harry M. Conger...............      64          1977      Mr. Conger has been Chairman of the
                                                          Board of Homestake since 1982 and
                                                          Chief Executive Officer since 1978. He
                                                          was also President of Homestake from
                                                          1977 to 1986. He is a director of ASA
                                                          Limited (investment company), Baker
                                                          Hughes Incorporated (oil service and
                                                          equipment manufacturing), CalMat
                                                          Company (aggregates, asphalt, and
                                                          property development), and Pacific Gas
                                                          and Electric Company.

G. Robert Durham..............      66          1990      Mr. Durham has been President and
                                                          Chief Executive Officer and a director
                                                          of Walter Industries, Inc. (building
                                                          materials, home building, mortgage
                                                          financing and natural resource
                                                          development) since June 1991. He was
                                                          Chairman of the Board and President of
                                                          Phelps Dodge Corporation (mining) from
                                                          1987 to 1989, President and Chief
                                                          Operating Officer from 1985 to 1987,
                                                          and held other executive positions
                                                          with Phelps Dodge Corporation or
                                                          affiliated corporations beginning in
                                                          1977. He is a director of Atlantic
                                                          Gulf Communities Corporation (planned
                                                          community development), a director of
                                                          GFC Financial Corporation (financial
                                                          services), a director of Mincorp Ltd.
                                                          (engineering services), and a trustee
                                                          of Mutual Life Insurance Company of
                                                          New York.

                                        6
--------------------------------------------------------------------------------

                                                                           G-11
--------------------------------------------------------------------------------

                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
Robert K. Jaedicke............      66          1983      Mr. Jaedicke is a Professor (emeritus)
                                                          of Accounting at Stanford University
                                                          Graduate School of Business. He has
                                                          been a member of the Stanford faculty
                                                          since 1961 and was Dean of the
                                                          Graduate School of Business from 1983
                                                          to 1990. He is a director of Boise
                                                          Cascade Corporation (forest products
                                                          and paper), California Water Service
                                                          Company, Enron Corp. (natural gas and
                                                          liquid fuels), GenCorp (aerospace,
                                                          auto, polymer products), State Farm
                                                          Insurance Companies, and Wells Fargo &
                                                          Company and Wells Fargo Bank, N.A.

CONTINUING CLASS I DIRECTORS TO SERVE UNTIL 1997 ANNUAL MEETING:

                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
M. Norman Anderson............      64          1992      Mr. Anderson is President of Norman
                                                          Anderson & Associates Ltd. (mining
                                                          consultants). Mr. Anderson was a
                                                          director of Homestake Canada Inc. from
                                                          1987 to 1993, and was the Chairman of
                                                          the Board of Directors of Homestake
                                                          Canada Inc. from February 1991 to July
                                                          1992, when the Company acquired the
                                                          outstanding voting shares of Homestake
                                                          Canada Inc. He is a director of Prime
                                                          Resources Group Inc., Solv-ex Corpo-
                                                          ration (tar sands processing), Finning
                                                          Ltd. (construction equipment sales and
                                                          service), Toronto Dominion Bank, and
                                                          Western Star Truck Holdings Ltd.
                                                          (truck manufacturing).

Robert H. Clark, Jr.*.........      54          1984      Mr. Clark has been Chief Executive
                                                          Officer since 1993, President since
                                                          1983, and a director since 1968 of
                                                          Case, Pomeroy & Company, Inc. (mining,
                                                          oil and gas, real estate). He is a
                                                          director of Putnam Trust Company
                                                          (banking).

Douglas W. Fuerstenau.........      66          1977      Mr. Fuerstenau has been a Professor of
                                                          Metallurgy, Department of Materials
                                                          Science and Mineral Engineering,
                                                          University of California, Berkeley
                                                          since 1959. He was P. Malozemoff
                                                          Professor of Mineral Engineering from
                                                          1987 to 1993, professor emeritus from
                                                          1993 to July 1994, and has been a
                                                          professor in the Graduate School since
                                                          July 1994.

---------------

* See "Certain Transactions with Affiliates and Indebtedness of Directors and Officers--Shareholder Agreement with Case Pomeroy" regarding the agreement with the Company under which Mr. Clark is entitled to be nominated as a director. Mr. Clark is the son-in-law of Hadley Case, one of the directors who will retire immediately before the annual meeting.


                                        7
--------------------------------------------------------------------------------

G-12
--------------------------------------------------------------------------------

                                  AGE AT      DIRECTOR
                               MAY 9, 1995     SINCE             BIOGRAPHICAL INFORMATION
                               ------------   --------    --------------------------------------
Berne A. Schepman.............      68          1973      Mr. Schepman has been President of
                                                          Adair Company (management consulting)
                                                          since 1982 and President of Russian
                                                          Technology Group (technology
                                                          marketing) since July 1992. He is a
                                                          director of Homestake Gold of
                                                          Australia Limited.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.

     Homestake's Board of Directors held 12 meetings during calendar year 1994.

     The Board of Directors has six standing committees: Executive, Finance, Audit, Compensation, Nominating, and Environment, Health and Safety.

     The Executive Committee has authority to exercise most of the powers of the Board of Directors. It is intended to function on a standby basis. The members of the Committee are Messrs. Case, Conger (Chairman), Humphrey, Peeler, Schepman and Thompson. The Executive Committee did not meet during 1994.

     The Finance Committee reviews and makes recommendations to the Board of Directors about proposed dividends, investments and financial matters. The members of the Committee are Messrs. Clark, Conger, Grundstedt, Humphrey, Peeler (Chairman), Ryland and Thompson. The Finance Committee held four meetings during 1994.

     The Audit Committee recommends to the Board of Directors appointment of the firm of independent auditors to examine and report to shareholders on the consolidated financial statements of Homestake, and receives and considers the reports of the auditors. The Committee also oversees Homestake's internal auditing. The members of the Committee are Messrs. Anderson, Clark, Jaedicke (Chairman), Neerhout and Ryland, all non-employee directors. The Committee held two meetings during 1993.

     The Compensation Committee evaluates and recommends to the full Board of Directors the levels of compensation and benefits for officers and key employees. The Compensation Committee also administers the Company's stock option plans. The members of the Committee are Messrs. Durham, Fuerstenau, Grundstedt, Jaedicke, Neerhout and Schepman (Chairman), all non-employee directors. The Committee held four meetings during 1994.

     The Nominating Committee reviews and evaluates candidates for director, including nominees recommended by shareholders, and makes recommendations on candidates to the Board of Directors. Applications and communications relating to candidates for director may be sent to the Secretary of Homestake at the corporate offices in San Francisco. The members of the Committee are Messrs. Anderson, Case, Durham, Fuerstenau (Chairman), Ryland and Schepman, all non-employee directors. The Nominating Committee did not meet during 1994.

     The Environment, Health and Safety Committee was formed in March 1995. The Committee oversees Homestake's compliance with environmental, health and safety laws and policies. The members are Messrs. Anderson (Chairman), Durham, Fuerstenau, Humphrey and Neerhout, all non-employee directors.

     Each director attended at least 75 percent of the total number of meetings of the Board of Directors and the respective committees on which he served. The aggregate average attendance at meetings of the Board of Directors and its committees was 97.5 percent.

COMPENSATION OF DIRECTORS.

     A director of Homestake who is not an employee of the Company or its subsidiaries receives an annual retainer fee of $16,000 and each chairman of a committee of the Board of Directors who is not an employee of Homestake receives an additional annual retainer of $2,000. All directors, including employee directors,

                                        8
--------------------------------------------------------------------------------

                                                                            G-13
--------------------------------------------------------------------------------

receive attendance fees of $900 for each meeting of the Board of Directors and $800 for each committee meeting. Directors who are non-residents of the State of California also receive an additional amount equal to 13% of their retainers and fees for meetings held in the State of California in order to compensate them for possible double taxation of such amounts by the State of California and their states or provinces of residence. Directors are entitled to defer compensation under the Deferred Income Plan described below under "Compensation of Executive Officers--Summary Compensation Table."

     During 1994, the Board of Directors adopted a Retirement Plan for Outside Directors who retire after July 21, 1994, and Outside Directors who retired prior to that date as designated by the Company. Under the Plan, directors who do not have a fully vested interest under any tax-qualified Homestake retirement plan are eligible to receive benefits. The total retirement benefit payable is an amount equal to the annual retainer fee payable to Outside Directors at the date of retirement (presently $16,000 per year) multiplied by the number of years such retiring Director was an Outside Director (i.e., not an employee of the Company or its subsidiaries). The retirement benefit is payable in monthly installments over the number of months the retiring Outside Director served as an Outside Director, beginning on the later of retirement or attaining of age 70 (later of retirement or age 65 in the case of an Outside Director who has served at least 10 years). Benefits payable to a participant who dies prior to completion of payout are payable to the participant's spouse.

     Under the Employees' Stock Option and Share Rights Plan--1988 ("1988 Plan"), certain automatic share rights are made available to directors who are not employees of Homestake. For each year that the 1988 Plan is in effect, on the eighth business day following the day on which Homestake's annual earnings for the preceding year are released, each non-employee director on that date is granted share rights entitling him to receive shares of Homestake common stock for no consideration on the date he ceases to serve as a director. The number of shares covered by each annual share right grant is calculated by dividing 10 percent of the compensation received for services as a director of Homestake for the preceding calendar year by the average fair market value of one share of Homestake common stock for the third through the seventh business days following release of Homestake's earnings for the preceding calendar year. Share rights are cancelled if an individual ceases to serve as a director within three years from the date of grant, other than by reason of death, disability, retirement at mandatory retirement age for directors, or termination within one year following a change of control as defined in the 1988 Plan. For 1994, a total of 2,651 share rights were granted under the 1988 Plan. No director was credited with more than 257 share rights for 1994.

     A director of Homestake Gold of Australia Limited ("HGAL"), 81.5% owned by Homestake, who is not an employee of Homestake or HGAL receives an annual retainer fee of A$25,000. All directors, including employee directors, receive attendance fees of $1,800 for each meeting held outside of the continental United States and $900 for each meeting held in the continental United States. Messrs. Humphrey, Peeler and Schepman are non-employee directors of HGAL, and Gene G. Elam is an employee director.

     A director of Prime Resources Group Inc. ("Prime"), 50.6% owned by Homestake, who is not an employee of Homestake or Prime receives an annual retainer of C$5,000 and attendance fees of C$500 for each board or committee meeting. M. Norman Anderson is a non-employee director of Prime, and Jack E. Thompson is an employee director.

     Under a consulting agreement with Hadley Case, Homestake Sulphur Company (a wholly-owned subsidiary of the Company) paid Mr. Case an annual retainer of $30,000, up to a maximum of $300,000. A total of $285,000 had been paid under this agreement through December 31, 1993, and the remaining $15,000 was paid to Mr. Case in 1994.

     In July 1992, Homestake entered into a consulting agreement with Stuart T. Peeler under which Mr. Peeler provides advisory services to the Company with respect to its investment in the Main Pass 299 oil and sulphur project in the Gulf of Mexico. The agreement is terminable by either party on 30 days' notice. Mr. Peeler receives compensation at a rate of $1,000 for each day of service under the agreement. For 1994, the Company paid $21,812 to Mr. Peeler under the agreement.

     In March 1993, Homestake entered into a consulting agreement with William
A. Humphrey under which Mr. Humphrey provides advisory services to the Company with respect to various mining matters, principally

                                        9
--------------------------------------------------------------------------------

G-14
--------------------------------------------------------------------------------

involving Latin America. The agreement is terminable by either party at will. Mr. Humphrey receives compensation at a rate of $1,000 for each day of service under the agreement. For 1994, the Company paid $2,000 to Mr. Humphrey under the agreement.

     During the year 1994, Messrs. Anderson, Fuerstenau and Grundstedt were paid consulting fees of $1,000, $7,000 and $945, respectively, for consulting services.

COMPENSATION OF EXECUTIVE OFFICERS.

  Summary Compensation Table

     The following table sets forth summary information regarding compensation paid by Homestake and its subsidiaries for the years ended December 31, 1994, 1993 and 1992 to the chief executive officer and the other four highest compensated executive officers of Homestake for 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                           --------------------
                                           ANNUAL COMPENSATION               AWARDS     PAYOUTS
                                    ---------------------------------      ----------   -------
                                                              OTHER
                                                              ANNUAL
                                                             COMPEN-       SECURITIES    LTIP        ALL OTHER
         NAME AND                                             SATION       UNDERLYING   PAYOUTS     COMPENSATION
    PRINCIPAL POSITION      YEAR    SALARY ($)   BONUS ($)    ($)(1)       OPTIONS(#)     ($)           ($)
--------------------------  -----   ---------    --------    --------      ----------   -------     ------------
Harry M. Conger              1994   $500,000     $225,000     $14,900(2)     49,200       $ 0         $  6,750(3)
  Chairman of the            1993    465,000      210,000      17,500(2)     91,500         0            8,254
  Board and Chief            1992    465,000            0      17,400(2)     61,000         0           13,738
  Executive Officer

Gene G. Elam                 1994    252,000       88,200       8,100(4)     13,200         0            6,750(3)
  Vice President,            1993    235,000       83,000         900(4)     24,700         0            8,230
  Finance and Chief          1992    235,000            0          --        37,400         0           13,732
  Financial Officer

Wayne Kirk                   1994    315,000      110,250          --        16,500         0            6,750(3)
  Vice President,            1993    300,000      105,000          --        31,500         0            8,254
  General Counsel            1992    120,000(5)         0          --        35,000         0                0
  and Corporate Secretary

Jack E. Thompson             1994    263,575(6)   146,250     157,438(7)     14,700         0            6,750(3)
  President                  1993    215,000       75,300     104,810(8)     28,200         0            7,532
                             1992    177,082            0     116,903(9)     55,500         0           10,630

Allen S. Winters             1994    217,200       72,000          --        14,200         0            7,795(10)
  Vice President             1993    203,000       71,000          --        26,600         0           10,688
                             1992    203,000            0      46,714(11)    54,800         0           16,566

------------

 (1) In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the Company is not required to report the value of personal benefits for any year unless the aggregate dollar value exceeds the lesser of 10 percent of the executive officer's salary and bonus or $50,000.

 (2) Directors' fees.

 (3) Matching contribution to Savings Plan.

 (4) HGAL directors' fees.

 (5) Mr. Kirk joined the Company as Vice President, General Counsel and Corporate Secretary in September 1992.

 (6) Mr. Thompson served as Executive Vice President until August 9, 1994, when he was appointed President.

 (7) Consists of $53,844 (cost-of-living adjustment in connection with Mr. Thompson's foreign assignment), $47,700 (payment made to Mr. Thompson in connection with sale of residence in Canada), $45,131 (tax gross-up for payment made in connection with sale of residence), $7,263 (financial planning) and $3,500 (directors' fees). In connection with his appointment as President, Mr. Thompson relocated from Canada to the San Francisco area.

                                       10
--------------------------------------------------------------------------------


                                                                            G-15
--------------------------------------------------------------------------------

 (8) Consists of $92,600 (cost-of-living adjustment in connection with Mr. Thompson's foreign assignment), $9,000 (forgiveness of prior relocation loan) and $3,210 (tax return preparation).

 (9) Consists of $60,432 (relocation expenses paid to or on behalf of Mr. Thompson), $29,167 (cost-of-living adjustment in connection with Mr. Thompson's foreign assignment), $15,614 (tax gross-up for relocation expenses), $9,000 (forgiveness of prior relocation loan), $2,180 (financial planning), and $510 (tax return preparation). During 1992, Mr. Thompson relocated from the San Francisco area to Canada.

(10) Consists of $6,750 (matching contribution to Savings Plan) and $1,045 (above-market component of interest earned on deferred income).

(11) Consists of $29,340 (relocation expenses paid to or on behalf of Mr. Winters), $8,430 (financial planning), $6,000 (forgiveness of prior relocation loan) and $2,944 (tax gross-up in connection with relocation expenses).


     Under the Company's Deferred Income Plan, directors, officers and other key employees selected by the Compensation Committee are permitted to defer income. Under the plan, participants may elect to defer each year an amount not less than $2,500 nor more than 100 percent of compensation. Amounts deferred are credited with interest in an amount equivalent to the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc.

  Agreements with Certain Executives

     By an agreement between Harry M. Conger and Homestake dated July 16, 1982, as amended February 23, 1990 ("Conger Agreement"), Mr. Conger will receive upon retirement, for life, monthly compensation equal to 55 percent of the average of his 36 consecutive months of highest compensation less one-half of his Social Security benefits. On Mr. Conger's death before retirement (or for the remaining portion of a ten-year period from the date of his retirement if his death occurs after retirement), his surviving spouse will receive monthly for ten years the amounts Mr. Conger would have received had he survived and thereafter 50 percent of such amounts for her life. Under certain circumstances, retirement benefits payable to Mr. Conger before age 65 will be suspended if he serves as a senior executive of another enterprise with annual sales of over $100 million in the preceding year other than following a merger or takeover of Homestake. A merger or takeover is defined in the Conger Agreement as any of the following events:
(i) Homestake is a party to a merger or combination under the terms of which less than 75 percent of the shares in the resulting company are owned by the shareholders of Homestake immediately preceding such event; (ii) at least 75 percent in fair market value of Homestake's assets are sold; or (iii) at least 25 percent in voting power in election of directors of Homestake's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934. On termination of Mr. Conger's employment with Homestake, all unexercised stock options become immediately exercisable and may be surrendered to Homestake in exchange for a cash payment equal to the excess of the market price over the option price. Mr. Conger is not entitled to benefits if his employment is terminated for material acts of willful misconduct or gross negligence.

     Homestake has severance agreements with Messrs. Elam, Kirk, Thompson and Winters under which they are entitled to benefits in the event of a merger or takeover (defined as in the Conger Agreement). Entitlement to benefits arises if within three years of a merger or takeover, the executive's employment is terminated or if he elects to terminate his employment following (i) a reduction in salary or certain other benefits, (ii) a change in location of employment,
(iii) a change in position, duties, responsibilities or status inconsistent with the executive's prior position or (iv) a reduction in responsibilities, titles, or offices as in effect immediately before such merger or takeover. Benefits payable under the agreements consist of (i) a lump sum cash payment equal to two times the highest annual salary and bonus, including deferred compensation, during the three-year period preceding termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years,
(iii) full vesting in the Company's Executive Supplemental Retirement Plan described below under "Retirement Plan," (iv) full vesting and acceleration of exercisability of options, and (v) relocation assistance to the extent not provided by another employer. Benefits payable under the agreements are in lieu of any severance benefits under Homestake's general severance policy. In July and August 1992, Homestake acquired the outstanding voting securities of Homestake Canada

                                       11
--------------------------------------------------------------------------------

G-16
--------------------------------------------------------------------------------

Inc. (formerly named International Corona Corporation). The acquisition is deemed to be a "merger" for the purposes of the severance agreements held by Messrs. Elam, Thompson and Winters.

STOCK OPTION PLANS.

  Options Granted

     The following table sets forth certain information with respect to options granted during 1994 to each named executive officer under the 1988 Plan.

                             OPTION GRANTS IN 1994

                                                                                    POTENTIAL REALIZABLE
                              NO. OF      % OF TOTAL                                  VALUE AT ASSUMED
                            SECURITIES     OPTIONS      EXERCISE                    ANNUAL RATES OF STOCK
                            UNDERLYING    GRANTED TO       OR                      PRICE APPRECIATION FOR
                             OPTIONS      EMPLOYEES       BASE                           OPTION TERM
                             GRANTED      IN FISCAL      PRICE      EXPIRATION     -----------------------
            NAME              (#)(1)         YEAR        ($/SH)        DATE          5%(2)       10%(2)
--------------------------------------    ----------    --------    ----------     ---------   -----------
Harry M. Conger               49,200         18.5%       $20.625     2/25/04        $638,171    $1,617,250
Gene G. Elam                  13,200          4.9         20.625     2/25/04         171,217       433,896
Wayne Kirk                    16,500          6.2         20.625     2/25/04         214,021       542,370
Jack E. Thompson              14,700          5.5         20.625     2/25/04         190,673       483,203
                              15,000          5.6         17.875     8/16/04         168,622       427,322
Allen S. Winters              14,200          5.3         20.625     2/25/04         184,187       466,767


------------

(1) Granted at fair market value. Granted on February 25, 1994 (except as otherwise noted), and vest in 25 percent increments on the first through fourth anniversaries of the grant date. Vesting of options is accelerated in specified circumstances, including upon certain reorganizations and the commencement of certain tender offers.

(2) Compounded annually.



                                       12
--------------------------------------------------------------------------------

                                                                            G-17
--------------------------------------------------------------------------------

  Options Exercised

     The following table sets forth certain information with respect to options exercised during 1994 by each named executive officer.

                      AGGREGATED OPTION EXERCISES IN 1994
                       AND OPTION VALUES AT 1994 YEAR END

                                                                       NO. OF
                                                                     SECURITIES
                                                                     UNDERLYING           VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                                   AT YEAR END (#)          AT YEAR END ($)
                            SHARES ACQUIRED       VALUE             EXERCISABLE/              EXERCISABLE/
            NAME            ON EXERCISE (#)    REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE
-------------------------------------------    ------------      -------------------      --------------------
Harry M. Conger                   9,992           $42,466          363,357/161,775           $924,182/$421,544
Gene G. Elam                         --                --           33,775/ 53,675             63,691/ 155,836
Wayne Kirk                        5,000            51,250           22,075/ 47,625             94,450/ 153,225
                                    400             1,600
                                  7,500            71,812
Jack E. Thompson                  7,565            50,875           25,700/ 80,925             58,569/ 208,252
                                  5,000            51,625
                                  2,050            21,038
Allen S. Winters                  8,625            37,087           20,500/ 65,475             49,109/ 197,543
                                  9,250            79,087
                                  6,650            62,842


     Homestake's stock option plans permit optionees designated by the Compensation Committee to pay part of the option price by delivering to Homestake a promissory note. Each note bears interest and is secured by a pledge of Homestake common shares with an aggregate market value at the time of delivery of the note at least equal to the principal amount of the note. In 1994, no optionee under Homestake stock option plans had indebtedness to the Company in respect of stock options.

RETIREMENT PLANS.

  Retirement Plan

     All full-time salaried employees of Homestake (approximately 500 persons) participate in the Homestake Retirement Plan, a noncontributory defined benefit plan ("Retirement Plan").

     Under the Retirement Plan, participants accrue benefits at the rate of two percent per year of service during the first 25 years and one-half percent for each year of service thereafter. Normal retirement age under the Retirement Plan is 65. Early retirement, with reduced benefits, is permitted after age 55 with five years of service. The Retirement Plan is integrated with Social Security. For a participant who retires at age 65 with 25 years of service, the monthly benefit payable will be 50 percent of the average monthly compensation during the 60 consecutive months of highest compensation (salary and bonus), less one-half of the participant's Social Security benefits. Benefits paid upon retirement are subject to a cost-of-living increase, up to a maximum of three percent per year. Vesting requires five years of service. Homestake makes annual actuarially determined contributions to the Retirement Plan to provide the benefits to retirees. Funding contributions are not segregated as to individual employees.

                                       13
--------------------------------------------------------------------------------

G-18
--------------------------------------------------------------------------------

     The following table shows selected estimated annual benefits payable upon retirement at age 65 under the Retirement Plan for persons having specified years of service and the indicated remuneration. The table includes amounts that may be payable under the Supplemental Retirement Plan described below ("SRP"). Amounts shown are calculated on a straight life annuity basis and are shown before deduction for one-half of Social Security benefits. For purposes of the Retirement Plan and the SRP, the years of service as of December 31, 1994 for Messrs. Conger, Elam, Kirk, Thompson and Winters are 19 years, 4 years, 2 years, 13 years and 21 years, respectively. For purposes of these plans, earnings include salary and bonus but exclude directors' fees and other benefits that are included in the Summary Compensation Table.

                                YEARS OF SERVICE


    AVERAGE
ANNUAL EARNINGS
(60 CONSECUTIVE
HIGHEST MONTHS)     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------     --------     --------     --------     --------     --------     --------
    $150,000        $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 78,750     $ 82,500
     200,000          40,000       60,000       80,000      100,000      105,000      110,000
     250,000          50,000       75,000      100,000      125,000      131,250      137,500
     300,000          60,000       90,000      120,000      150,000      157,500      165,000
     350,000          70,000      105,000      140,000      175,000      183,750      192,500
     400,000          80,000      120,000      160,000      200,000      210,000      220,000
     450,000          90,000      135,000      180,000      225,000      236,250      247,500
     500,000         100,000      150,000      200,000      250,000      262,500      275,000
     550,000         110,000      165,000      220,000      275,000      288,750      302,500
     600,000         120,000      180,000      240,000      300,000      315,000      330,000


  Supplemental Retirement Plan

     The Employee and Retirement Income Security Act of 1974 ("ERISA") imposes a maximum limit on annual retirement benefits payable under retirement plans. For 1994, that annual limit was $118,800. In addition, the Internal Revenue Code ("IRC") limits the amount of annual compensation that may be considered under qualified retirement plans. In 1994, that annual limit was $150,000. Under the SRP, executive officers and key employees selected by the Compensation Committee will be entitled to a supplemental retirement benefit equal to the difference between the full amount of their pension benefits determined under the Retirement Plan and the maximum amount permitted to be paid under ERISA and the IRC. All of the officers identified in the Summary Compensation Table are participants in the SRP.

  Executive Supplemental Retirement Plan

     Homestake has established an Executive Supplemental Retirement Plan ("Supplemental Plan") for executive officers and key employees selected by the Compensation Committee. Under the Supplemental Plan, participants accrue benefits under the following formula. Service credit is determined by multiplying 3 2/3 percent by years of service, up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. The monthly benefit is reduced by one-half of Social Security benefits and by benefits payable under all other Homestake retirement plans and those of prior employers. Retirement is permitted at age 62 after 10 years of service, although a participant who has attained age 60 and 10 years of service may elect early retirement and receive a reduced benefit if approved by the Compensation Committee. The Supplemental Plan is unfunded. The following table shows selected estimated annual benefits payable under the Supplemental Plan, calculated on a straight life annuity basis, assuming retirement at age 62, to persons having specified years of service and the indicated average earnings before reductions for integration with Social Security and also before reduction for other Homestake retirement plans or those of prior employers. Payments under the Supplemental Plan are not limited by ERISA or the IRC. All of the officers identified in the Summary Compensation Table are participants in the Supplemental Plan. For purposes of the

                                       14
--------------------------------------------------------------------------------

                                                                            G-19
--------------------------------------------------------------------------------

Supplemental Plan, the years of service as of December 31, 1994 for Messrs. Conger, Elam, Kirk, Thompson and Winters are 15 years, 8 years, 2 years, 13 years and 15 years, respectively.

                               YEARS OF SERVICE

               AVERAGE
           ANNUAL EARNINGS
           (36 CONSECUTIVE
           HIGHEST MONTHS)     10 YEARS      13 YEARS       15 YEARS
           ---------------     --------      --------       --------
               $150,000        $ 55,000      $ 71,500       $ 82,500
                200,000          73,333        95,334        110,000
                250,000          91,667       119,167        137,500
                300,000         110,000       143,000        165,000
                350,000         128,333       166,835        193,500
                400,000         146,668       190,668        220,000
                450,000         165,000       214,500        247,500
                500,000         183,333       238,335        275,000
                550,000         201,667       262,169        302,500
                600,000         220,000       286,002        330,000


                                       15
--------------------------------------------------------------------------------

G-20
--------------------------------------------------------------------------------

PERFORMANCE GRAPH.

     Set forth below is a line graph comparing the cumulative total shareholder return on Homestake common stock for the five years ended December 31, 1994, based on the market price of the Homestake common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Index and Standard & Poor's Gold Index.

     THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY HOMESTAKE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

      Measurement Period
    (Fiscal Year Covered)          Homestake       S & P 500      S & P GOLD
             1989                     100             100             100
             1990                     102              97              88
             1991                      86             126              72
             1992                      60             136              67
             1993                     120             150             123
             1994                      94             152              99

------------

* $100 invested on December 31, 1989 in stock or index, including reinvestment of dividends. Fiscal years ending December 31.


                                       16
--------------------------------------------------------------------------------

                                                                            G-21
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT*

     The Compensation Committee is responsible for administering the policies that govern executive compensation. The Compensation Committee evaluates the performance of management and recommends to the full Board of Directors the compensation level for all officers and key employees. The Committee also administers the Company's stock option plans and determines the amount of stock options granted to officers and key employees. The Committee is comprised of six non-employee directors.

     The Company's executive compensation program has the following objectives:

        - Attract and retain key executives critical to the long-term success of the Company.

        - Reward performance that benefits the shareholders.

     The basic compensation program consists of both cash and long-term, equity-based compensation. In addition, officers and key employees may participate in the Company's Retirement Plan, the Supplemental Retirement Plan, and the Executive Supplemental Retirement Plan (described elsewhere in this Proxy Statement), and the Company's Savings Plan, which is generally available to all salaried employees and which provides for Company matching contributions with employee contributions. Officers and key employees may also defer income under the Deferred Income Plan.

     Annual cash compensation consists primarily of a base salary and an annual bonus under the Company's Bonus Plan. In order to emphasize performance and success, the Company's policy is to pay base salaries that are generally competitive with the median of base salaries paid by comparable companies, and to reward performance by paying bonuses when the Company is profitable and when individual performance or other extraordinary circumstances warrant special recognition. The Compensation Committee determines and recommends to the Board of Directors a base salary for each of the officers and key employees, based upon individual performance, responsibility and competitive factors, including compensation in the mining industry. To that end, the Company, under the direction of the Compensation Committee, conducts an annual survey of salary increases nationally and also by companies believed to be comparable to the Company (for 1994, Amax Gold, Barrick Gold, Battle Mountain Gold, BHP Gold, Cypress Minerals, Echo Bay Mining, Hecla Mining, Newmont, Pegasus Gold, Placer Dome and Santa Fe Minerals), and the Compensation Committee uses that information in recommending base salary levels.

     Although the Compensation Committee gives some consideration to profitability in determining base salaries, substantial weight is given to profitability as well as individual performance and level of responsibility in determining whether to recommend annual bonuses and the amount of bonuses. Under the Bonus Plan, each officer and key employee is assigned a target bonus amount at the beginning of each year determined under the Bonus Plan and based on the individual's salary grade, ranging from 20% to 45% of base salary. At the end of each year, the Compensation Committee evaluates estimated Company profitability and individual officer and key employee performance and applies a multiplier which has both a profitability component and a subjective individual performance component. The dollar amount of the bonus as so calculated is equal to the target bonus amount times the profitability multiplier and times the individual performance multiplier. The Compensation Committee then recommends the bonuses for approval by the Board of Directors. For the year 1994, the Compensation Committee adopted a profitability multiplier of 50% for estimated net income of $30 million, increasing to 100% for estimated net income of $50 million.

     Long-term, equity-based compensation is provided through the grant of stock options. The purpose is to provide officers and key employees with an incentive to continue as employees of the Company over a long term and to align their long-range interests with those of the shareholders by providing the opportunity to have a stake in the Company. The Compensation Committee reviews and approves stock option awards to officers and key employees of the Company and its subsidiaries. The number of options awarded annually is generally based on a formula. For each optionee an annual target gain is established based on salary and a subjective

---------------

     * The Compensation Committee Report shall not be deemed to be incorporated by reference in any filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                                       17
--------------------------------------------------------------------------------

G-22
--------------------------------------------------------------------------------

evaluation of the perceived impact that the optionee may have on the Company's success through performance of his or her responsibilities. A number of options are granted which, assuming an appreciation of 12 percent per year over five years, will give an amount of appreciation equal to the target gain. The Compensation Committee does not consider the number of outstanding options in determining annual option awards. The Compensation Committee has the authority to determine the recipients of stock option awards, the terms of options, and the number of shares subject to options. Stock options generally vest over a four year period and have a 10 year term. Based on an independent survey commissioned by the Company, as of September 1992 the value of Homestake's long-term incentive grants have generally been equal to or somewhat below those of comparable mining companies.

     Chief Executive Officer. Evaluation of the Chief Executive Officer's compensation is conducted by the Compensation Committee without the Chief Executive Officer being present. In November 1993, after reviewing the proposed levels of 1994 compensation for other mining company executives and also considering the Company's 1993 performance, the Compensation Committee determined that it would be appropriate for the 1994 base salary for the Chief Executive Officer to be increased from $465,000 (the rate in effect for 1991, 1992 and 1993) to $500,000, and that recommendation was accepted by the Board of Directors. In November 1994, after considering the Company's estimated profit performance for 1994 and evaluating the individual performance of Mr. Conger, the Committee recommended a 1994 bonus of $210,000, equal to 100% of the target bonus, and that recommendation was accepted by the Board of Directors.

     Other Executive Officers. In November 1993, after reviewing the proposed levels of 1994 compensation for other mining company executives and also considering the Company's 1993 performance, the Compensation Committee determined that it would be appropriate for the 1994 base salary for all executive officers to be increased in amounts ranging from 4% to 11.8% of 1993 base salary, and that recommendation was accepted by the Board of Directors. In November 1994, after considering the Company's estimated profit performance and evaluating the individual performances of the executive officers, the Committee recommended 1994 bonuses ranging from 90% to 107% of the target bonuses for such officers, and that recommendation was accepted by the Board of Directors.

     Limitation on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation of the Chief Executive Officer and four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Company's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Compensation Committee should determine that it was appropriate to pay one or more executive officers in excess of annual maximum deductible amount, the Compensation Committee would expect to recommend such compensation.

March 13, 1995

                                     COMPENSATION COMMITTEE

                                     G. ROBERT DURHAM
                                     DOUGLAS W. FUERSTENAU
                                     HENRY G. GRUNDSTEDT
                                     ROBERT K. JAEDICKE
                                     JOHN NEERHOUT, JR.
                                     BERNE A. SCHEPMAN, Chairman

                                       18
--------------------------------------------------------------------------------

                                                                            G-23
--------------------------------------------------------------------------------

                    CERTAIN TRANSACTIONS WITH AFFILIATES AND
                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

SHAREHOLDER AGREEMENT WITH CASE POMEROY.

     In connection with Homestake's acquisition of Felmont Oil Corporation in 1984, Homestake, Case, Pomeroy & Company, Inc., and Hadley Case entered into a Shareholder Agreement, which agreement was amended in 1989, and further amended on March 27, 1992. Mr. Case, with family associates including Robert H. Clark, Jr., is the controlling shareholder of Case Pomeroy. See "Principal Holders of Homestake Common Stock." The Shareholder Agreement provides that neither Case Pomeroy nor Mr. Case nor persons controlled by them will acquire additional Homestake shares without prior written consent of Homestake if the effect would be to increase the voting power represented by their holdings of Homestake shares on January 1, 1989. The Shareholder Agreement grants to Homestake certain rights of first refusal in the event Case Pomeroy or Mr. Case elects to sell Homestake shares other than (a) to Homestake or persons approved by Homestake,
(b) to Mr. Case or wholly-owned subsidiaries of Case Pomeroy (who, if they are to receive more than two percent of the outstanding Homestake voting shares, must agree to be bound by the terms of the Shareholder Agreement), (c) in underwritten public offerings registered under the Securities Act of 1933 ("Securities Act"), (d) in transactions complying with the volume limitations of Rule 144 under the Securities Act, (e) to persons who would not hold one percent or more of the outstanding Homestake voting shares or, (f) pursuant to a tender or exchange offer.

     Until the Shareholder Agreement terminates, Homestake has agreed that so long as Mr. Case and Mr. Clark are able to serve as directors of Homestake, Case Pomeroy is entitled to designate Mr. Case and Mr. Clark as nominees. If both Mr. Case and Mr. Clark are unable to serve or cease to serve as directors of Homestake for any reason, Case Pomeroy is entitled to designate one person, approved by Homestake, to fill the vacancy until such other nominee is elected and qualified. Most provisions of the Shareholder Agreement will terminate on the earlier of December 31, 1996, or the date on which Case Pomeroy, Mr. Case and all persons controlled by either of them cease to own, in the aggregate, securities having at least three percent of the voting power of Homestake. Mr. Case has elected to resign as a director immediately prior to the 1995 annual meeting. He will continue as a Director Emeritus. In that capacity he will be eligible to attend all directors' meetings but he will not be a voting member of the Board of Directors.

     Each of Homestake and Case Pomeroy indirectly owns a 25 percent undivided co-tenancy interest in the Round Mountain mine in Nye County, Nevada, under the terms of an Operating Agreement with Round Mountain Gold Corporation, the owner of a 50 percent undivided interest and the manager of the mine. The Shareholder Agreement provides that whenever any action is to be taken pursuant to the Operating Agreement that requires consent or approval of a majority of the co-tenancy interests, Case Pomeroy and Homestake will cause their respective subsidiaries to agree to take such action as they agree upon in advance. The Shareholder Agreement also provides that neither Case Pomeroy, nor Homestake, nor their respective subsidiaries will, directly or indirectly, transfer any interest in the Round Mountain mine without the approval of the other. Approval of a majority of the co-tenancy interests is required for budgets and work programs carried out by the manager of the Round Mountain mine.

TRANSACTIONS WITH CASE POMEROY.

     Under a 1985 agreement, Case Pomeroy transferred to Homestake all of Case Pomeroy's interests in certain unpatented mining claims and other mineral properties in the United States and Canada previously jointly owned by Case Pomeroy and Homestake Sulphur. Case Pomeroy reserved a 2.5 percent net smelter return royalty interest in each property transferred, as well as an option to convert all or part of the reserved royalty into a 40 percent participating interest in the property if commercial production appears feasible. No royalties have been paid. The transferee has no obligation to explore, develop or make any expenditures on any property transferred and may drop any property at any time after first offering to quitclaim it to Case Pomeroy.

                                       19
--------------------------------------------------------------------------------

G-24
--------------------------------------------------------------------------------

TRANSACTION WITH PETER STEEN.

     Peter Steen, former President and a director of the Company, resigned in August 1994. As consideration of the immediate cancellation of all stock options held by Mr. Steen, the Company paid to Mr. Steen $384,277, representing the difference between the closing price of the Company's stock on the day prior to his resignation and the exercise price of the options having an exercise price less than that closing price.

                                 PROPOSAL NO. 2

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of the Audit Committee, has engaged the firm of Coopers & Lybrand LLP as independent auditors to audit and report to the shareholders on the financial statements of Homestake for the year 1995. Representatives of the firm are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the engagement is not required by law, the Board of Directors desires to solicit such approval. If the appointment of Coopers & Lybrand LLP is not approved by a majority of the shares represented at the meeting, the Board of Directors will consider the appointment of other independent auditors for 1995.

     On March 3, 1993, pursuant to the recommendation of the Audit Committee, the Company terminated Deloitte & Touche LLP as independent accountants for the Company and its subsidiaries upon completion of their 1992 audit engagement. Deloitte & Touche LLP's reports on the financial statements of the Company for 1991 and 1992 did not contain an adverse opinion or a disclaimer of opinion and the reports were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 1991 and 1992 and the interim period through the date of termination, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused Deloitte & Touche LLP to make a reference to the subject matter of the disagreement in connection with its reports. During 1991 and 1992 and the interim period through the date of termination, there did not occur any kind of event listed in paragraphs
(a)(1)(v)(A) through (D) of SEC Regulation S-K, Item 304.

     THE BOARD OF DIRECTORS OF HOMESTAKE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1995. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                             SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Proxy Statement for the 1996 annual meeting, proposals of shareholders must be received by Homestake no later than November 24, 1995. Such proposals should be directed to the Secretary of Homestake.

                                            By Order of the Board of Directors

                                            /s/ Wayne Kirk

                                            WAYNE KIRK
                                            Secretary
San Francisco, California
March 24, 1995

                                       20
--------------------------------------------------------------------------------

                                                                             H-1
--------------------------------------------------------------------------------

                                   APPENDIX H
                       HGAL FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED 31 DECEMBER 1994 AND 1993

--------------------------------------------------------------------------------

H-2
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                               PROFIT AND LOSS ACCOUNTS
                            FOR YEAR ENDED 31 DECEMBER 1994

                                                                         CONSOLIDATED         PARENT ENTITY
                                                                     --------------------  --------------------
                                                                       1994       1993       1994       1993
                                                           NOTE        $'000      $'000      $'000      $'000
                                                           -----     ---------  ---------  ---------  ---------
Operating profit before abnormal items and income
 tax..................................................           2      38,464     31,676     38,464     28,892
Abnormal items before income tax......................           2      --         (4,282)    --         (1,498)
                                                                     ---------  ---------  ---------  ---------
  Operating profit before income tax..................           2      38,464     27,394     38,464     27,394
Income tax attributable to operating profit...........           3       3,637     --          3,637     --
                                                                     ---------  ---------  ---------  ---------
  Operating profit after income tax...................                  34,827     27,394     34,827     27,394
Accumulated losses at the beginning of the year.......                 (40,580)   (67,974)   (40,580)   (67,974)
                                                                     ---------  ---------  ---------  ---------
  Accumulated losses at the end of the year...........                  (5,753)   (40,580)    (5,753)   (40,580)
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Earnings per share....................................          29

       THE ABOVE PROFIT AND LOSS ACCOUNTS SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                             H-3
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                                    BALANCE SHEETS
                                AS AT 31 DECEMBER 1994

                                                                       CONSOLIDATED         PARENT ENTITY
                                                                   --------------------  --------------------
                                                                     1994       1993       1994       1993
                                                         NOTE        $'000      $'000      $'000      $'000
                                                         -----     ---------  ---------  ---------  ---------
CURRENT ASSETS
Cash................................................           4      53,353     31,398     53,347     31,363
Receivables.........................................           5       8,384      1,206      8,548      4,122
Inventories.........................................           6      20,317     17,844     20,317     17,367
Other...............................................           7       2,334      3,562      2,334      3,528
                                                                   ---------  ---------  ---------  ---------
    TOTAL CURRENT ASSETS............................                  84,388     54,010     84,546     56,380
                                                                   ---------  ---------  ---------  ---------
NON-CURRENT ASSETS
Investments.........................................           8          50         50         50         50
Inventories.........................................           9      15,881      9,813     15,881      9,813
Property, plant & equipment.........................          10     150,841    176,148    150,516    172,386
Other...............................................          11       4,262      5,354      4,262      4,668
                                                                   ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT ASSETS........................                 171,034    191,365    170,709    186,917
                                                                   ---------  ---------  ---------  ---------
      TOTAL ASSETS..................................                 255,422    245,375    255,255    243,297
                                                                   ---------  ---------  ---------  ---------
CURRENT LIABILITIES
Creditors and borrowings............................          12       4,662     23,846      4,590     10,630
Provisions..........................................          13       3,173      2,995      3,173     14,524
Other...............................................          14      10,000     10,000     10,000     10,000
                                                                   ---------  ---------  ---------  ---------
    TOTAL CURRENT LIABILITIES.......................                  17,835     36,841     17,763     35,154
                                                                   ---------  ---------  ---------  ---------
NON-CURRENT LIABILITIES
Creditors and borrowings............................          15          95        199         --         --
Provisions..........................................          16       6,025      1,760      6,025      1,568
Other...............................................          17      55,000     65,000     55,000     65,000
                                                                   ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT LIABILITIES...................                  61,120     66,959     61,025     66,568
                                                                   ---------  ---------  ---------  ---------
      TOTAL LIABILITIES.............................                  78,955    103,800     78,788    101,722
                                                                   ---------  ---------  ---------  ---------
NET ASSETS..........................................                 176,467    141,575    176,467    141,575
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
SHAREHOLDERS' EQUITY
Share capital.......................................          18     118,371    118,357    118,371    118,357
Reserves............................................          19      63,849     63,798     63,849     63,798
Accumulated losses..................................                  (5,753)   (40,580)    (5,753)   (40,580)
                                                                   ---------  ---------  ---------  ---------
      TOTAL SHAREHOLDERS' EQUITY....................                 176,467    141,575    176,467    141,575
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
Commitments and Contingencies.......................          22

            THE ABOVE BALANCE SHEETS SHOULD BE READ IN CONJUNCTION WITH THE
                                  ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

H-4
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                               STATEMENTS OF CASH FLOWS
                          FOR THE YEAR ENDED 31 DECEMBER 1994

                                                                CONSOLIDATED           PARENT ENTITY
                                                           ----------------------  ----------------------
                                                              1994        1993        1994        1993
                                                  NOTE       $'000       $'000       $'000       $'000
                                                ---------  ----------  ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Receipts from gold sales....................                181,671     176,100     181,671     176,100
  Payments to suppliers and employees.........               (134,506)   (130,191)   (133,289)   (123,368)
  Other receipts..............................                    224       1,059         141         836
  Interest received...........................                  2,508       1,179       2,508       1,179
  Interest paid...............................                 --              (3)     --              (1)
  Finance charges on finance leases...........                   (118)     (1,025)     --          --
  Deferred gold sale fee......................                 (2,444)     (2,865)     (2,444)     (2,865)
                                                           ----------  ----------  ----------  ----------
    Net cash provided by operating
     activities...............................       31(b)     47,335      44,254      48,587      51,881
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for plant and equipment............                 (5,186)     (4,318)     (5,186)     (3,976)
  Payments for mine property and
   development................................                 (2,331)     (3,690)     (2,331)     (3,690)
  Proceeds on sale of non-current assets......                  6,562         596         442         283
  Payments for exploration and evaluation.....                 (9,089)     (7,583)     (9,089)     (3,421)
                                                           ----------  ----------  ----------  ----------
    Net cash used in investing activities.....                (10,044)    (14,995)    (16,164)    (10,804)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issues of shares..............                     65         640          65         640
  Deferred gold sale delivery.................                (10,000)    (10,000)    (10,000)    (10,000)
  Repayment of principal on finance leases....                (11,890)     (5,820)     --          --
  Advances to a controlled entity.............                 --          --          (6,993)    (17,740)
  Realised foreign exchange gain..............                  6,274         289       6,274         289
                                                           ----------  ----------  ----------  ----------
    Net cash used in financing activities.....                (15,551)    (14,891)    (10,654)    (26,811)
                                                           ----------  ----------  ----------  ----------
      Net increase in cash held...............                 21,740      14,368      21,769      14,266
Cash at beginning of the financial year.......                 31,236      16,868      31,201      16,935
                                                           ----------  ----------  ----------  ----------
Cash at the end of the financial year.........       31(a)     52,976      31,236      52,970      31,201
                                                           ----------  ----------  ----------  ----------
                                                           ----------  ----------  ----------  ----------

       THE ABOVE STATEMENTS OF CASH FLOWS SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                             H-5
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                 NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)     GENERAL SYSTEMS OF ACCOUNTING UNDERLYING THE FINANCIAL STATEMENTS

       The financial statements have been prepared in accordance with disclosure requirements of Schedule 5 of the Corporations Regulations and relevant Accounting Standards. Except for certain assets which are as noted, the financial statements are prepared in accordance with the historical cost convention. The accounting policies adopted are consistent with those of the previous year.

       (B)     PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements have been prepared by combining the accounts of all the entities controlled by Homestake Gold of Australia Limited (the parent entity) as defined in Australian Accounting Standards Board 1024 "Consolidated Accounts". A list of controlled entities appears in note 28. Homestake Gold of Australia Limited and its controlled entities are referred to in these accounts as the economic entity.

       The consolidated financial statements include the information and results of each controlled entity from the date on which the Company obtained control and until such time as the Company ceases to control such entity. In preparing the consolidated financial statements, all intercompany balances and transactions, and unrealised profits arising within the economic entity are eliminated in full.

       (C)     FOREIGN CURRENCIES

       Transactions in foreign currencies are translated at the rate of exchange at the date of the transaction. Foreign currency assets and liabilities at the balance sheet date are translated at the exchange rate at balance date. Realised and unrealised exchange gains or losses are recorded in the profit and loss account.

       Gains and losses relating to a foreign exchange hedging program are recognised in the profit and loss account as they are realised.

       (D)     MINING OPERATIONS

               (i)      Property, plant and equipment

                        Depreciation of property, plant and equipment is on the following basis:

                        On a units of production basis over the life of the respective mine;

                        for assets with an economic life less than the life of the respective mine, they are depreciated on a straight line basis over their estimated remaining life.
                        The economic entity regularly reviews the estimated economic life of each mine considering the physical and economic factors relating to ore reserves and expected rate of production and makes adjustments to the estimates as required.

--------------------------------------------------------------------------------

H-6
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
               (ii)     Inventories

                        Stores,  which   represent   consumable   supplies   and
                        maintenance spares, are valued at weighted average cost less provision for obsolescence.

                        Ore stocks and gold in circuit are valued at the lower of weighted average cost and net realisable value. Weighted average cost includes direct material and an appropriate portion of labour and overhead expenses including amortisation and depreciation.

               (iii)    Mining Costs

                        Certain  operating   development   costs   incurred   in
                        underground mining are deferred and allocated to ore stocks on the basis of tonnes of ore broken.

                        Costs of waste stripping for open pit operations are normalised by adding to or deducting from deferred mining expenditure when stripping ratios exceed or are less than the life of mine stripping ratio. Where this results in a credit balance the amount is included in accumulated amortisation.

               (iv)     Recognition of Revenue

                        Gold bullion is recognised as a sale in the period when it is delivered to a refinery.

               (v)      Amortisation of Mine Development

                        Mine development is amortised on a units of production basis over the economic life of each mine.

       (E)     INCOME TAX

       Tax effect accounting principles have been adopted whereby income tax expense has been calculated on pre-tax profits after adjustment for permanent differences. The future tax benefit relating to tax losses is not carried forward as an asset unless the benefit can be regarded as being virtually certain of realisation. Income tax on net cumulative timing differences is deferred in the deferred income tax and future income tax benefit accounts at the rates which are expected to apply when those timing differences reverse. The Australian corporate tax rate of 33% has been used for this purpose.

       (F)     EXPLORATION EXPENDITURE

       Exploration and evaluation expenditure incurred is accumulated and capitalised.

       Where economically recoverable ore reserves have not been established, or for which specific development plans have not been scheduled, an appropriate provision for write off is concurrently charged to the profit and loss account.

--------------------------------------------------------------------------------

                                                                             H-7
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       Where economically recoverable ore reserves have been established, costs are carried on the balance sheet until commencement of mining operations. For areas where a provision had previously been made and economically recoverable ore reserves have since been established, the provision is appropriately reduced to reflect the capital costs associated with the newly established reserves to the extent that they could be expected to be recoverable from established reserves.

       On commencement of mining operations, capitalised costs are transferred to mine property, buildings and equipment and are amortised over the economic life of the ore reserves. Accumulated capitalised expenditure on abandoned areas is written off during the year the decision to abandon is made.

       (G)     JOINT VENTURES

       A substantial part of the economic entity's activities is undertaken in the form of unincorporated joint ventures with other parties. Interests in joint ventures are reported in the accounts by including the economic entity's share of assets, liabilities, income and expenses employed in the joint ventures, in their respective classification categories. Details of major joint venture interests and the total of the economic entity's interests in joint venture assets and liabilities are set out in note 27.

       (H)     LEASES AND DEFERRED INCOME

       Leases classified as finance leases are capitalised and amortised on a straight-line basis over the estimated useful life of each leased asset. The liability in respect of capitalised leases is reduced by the principal component of each lease payment and the interest component is expensed. Where the transaction involves a sale and leaseback, an appropriate amount of deferred income is recorded in the balance sheet and is included in the profit and loss account over the lease term. When cessation of mining occurs and the leased asset no longer operates and where the transaction involved a sale and leaseback, the unamortised portion of the leased asset (net of capitalised borrowing costs) is expensed to the profit and loss account and the profit and loss account is simultaneously adjusted for the unamortised value of the deferred income.

       Leases classified as operating leases are not capitalised and each lease payment is expensed.

       (I)     VALUATION OF NON-CURRENT ASSETS

       Non-current assets are written down to recoverable amount where the carrying value exceeds the recoverable amount. In assessing recoverable amounts the relevant cash inflows arising from the continued use and subsequent disposal of non-current assets are not discounted. No upward revaluations have been made.

       (J)     REHABILITATION

       Rehabilitation and environmental expenditure incurred during the production phase of operations is recognised on an ongoing basis. Where it is attributable to production it is expensed as part of the cost of production of the mine property concerned. Where it is to be incurred subsequent to the cessation of production at each mine property it is accrued on a straight line basis when its extent can be reasonably estimated.

--------------------------------------------------------------------------------

H-8
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (continued)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       (K)     EARNINGS PER SHARE

               (i)      Basic earnings per share

                        Basic earnings per share is determined by dividing the operating profit after income tax by the weighted average number of ordinary shares outstanding during the year, adjusted for bonus elements in ordinary shares issued during the year.

               (ii)     Diluted earnings per share

                        Diluted earnings per share adjusts the figures used in the determination of basic earnings per share by taking into account amounts unpaid on ordinary shares and any reduction in earnings per share that will probably arise from the exercise of options outstanding during the year.

       (L)     COMPARATIVE FIGURES

       Where appropriate, comparative figures are reclassified so as to be comparable with figures in the current period.

2.     OPERATING PROFIT

       (A)     OPERATING REVENUE

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Gold sales revenue.........................................    183,999    175,649    183,999    175,649
Other Revenue
  -- Interest received from other persons..................      2,508      1,179      2,508      1,179
  -- Other income..........................................        464      1,069        464        846
  -- Net foreign exchange gain.............................      6,274        289      6,274        289
  -- Proceeds on sale of non-current assets................      6,562        570        442        283
                                                             ---------  ---------  ---------  ---------
                                                               199,807    178,756    193,687    178,246
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                                                                             H-9
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

2.      OPERATING PROFIT (CONTINUED)
       (B)     OPERATING PROFIT

       Operating profit after abnormal items and income tax has been determined after crediting and charging the following specific items:

               (i)      Crediting

                                                           CONSOLIDATED         PARENT ENTITY
                                                       --------------------  --------------------
                                                         1994       1993       1994       1993
                                                         $'000      $'000      $'000      $'000
                                                       ---------  ---------  ---------  ---------
-- Profit on sale of non-current assets..............      2,189        311        242        216
-- Exploration expenditure written back..............        373      1,270        373      1,270
-- Write back of provision against net realisable
   value.............................................     --          1,408     --          1,408
-- Write back of provision for guarantee on related
   company finance lease.............................     --         --         11,800      1,826

               (ii)     Charging

                                                       CONSOLIDATED         PARENT ENTITY
                                                   --------------------  --------------------
                                                     1994       1993       1994       1993
                                                     $'000      $'000      $'000      $'000
                                                   ---------  ---------  ---------  ---------
-- Interest paid or due and payable:
  Other persons..................................     --              3     --              1
-- Depreciation of property, plant and
   equipment.....................................     11,109     12,481     10,992     12,481
-- Amortisation of:
      Mine properties and development............      8,111      7,537      8,111      7,537
      Mine development normalisation
       adjustment................................     10,599     --         10,599     --
      Capital acquisition costs..................        471        798        406        406
      Leased assets..............................         48         67     --         --
-- Loss on sale of non-current assets............          5         20          5          9
-- Provisions:
      Employee entitlements......................      2,253      2,492      2,253      2,181
      Mine rehabilitation........................        755     --            755     --
      Non-recovery of a receivable from a
       controlled entity.........................     --         --          9,828     14,740
-- Research and development......................        217        245        217        234
-- Exploration expenditure write off/ provided
   against includes depreciation -- $118,000
  (1993: $115,000)...............................      9,207      7,698      9,117      3,421
-- Deferred gold sale fee -- related
   corporation...................................      2,444      2,865      2,444      2,865
-- Finance charges -- leased assets..............        118      1,025     --         --
-- Operating leases -- rental expense............        554        584        447        206
-- Write down of inventories to recoverable
   amount........................................      2,638     --          2,638     --

--------------------------------------------------------------------------------

H-10
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

2.      OPERATING PROFIT (CONTINUED)
       (C)     AUDITORS REMUNERATION

                                                                           CONSOLIDATED         PARENT ENTITY
                                                                       --------------------  --------------------
                                                                         1994       1993       1994       1993
                                                                         $'000      $'000      $'000      $'000
                                                                       ---------  ---------  ---------  ---------
REMUNERATION OF AUDITORS:
Amounts received, or due and receivable, by the auditor of the
 Company for:
  -- Auditing the accounts...........................................         61         60         61         60
  -- Other services..................................................        108        393        108        393
Amounts received, or due and receivable, by other auditors for:
  -- Auditing the accounts...........................................         75         91         75         87
  -- Other services..................................................         89         31         89         23

       (D)     ABNORMAL ITEMS

       Included in the operating profit before income tax are the following abnormal items of expense:

                                                                           CONSOLIDATED         PARENT ENTITY
                                                                       --------------------  --------------------
                                                                         1994       1993       1994       1993
                                                                         $'000      $'000      $'000      $'000
                                                                       ---------  ---------  ---------  ---------
Retrospective withholding tax payment in relation to the financial
 years 1989 to 1993..................................................     --          1,498     --          1,498
    Applicable tax credit -- $494,000
Relocation of head office expenses...................................     --          2,784     --         --
    Applicable tax credit -- $919,000
                                                                       ---------  ---------  ---------  ---------
Total Abnormal Items Before Tax......................................     --          4,282     --          1,498
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-11
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

3.     INCOME TAX

       The prima facie income tax expense on pre-tax accounting profit is reconciled to the income tax expense in the accounts as follows:

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Operating profit before income tax.........................     38,464     27,394     38,464     27,394
Prima facie income tax expense on operating profit
 calculated at 33%.........................................     12,693      9,040     12,693      9,040
Add (deduct) tax effect of:
Permanent differences
  -- non-deductible depreciation and amortisation..........      1,441      1,261      1,420      1,261
  -- deductible lease payments.............................     --         (2,270)        --         --
  -- non-deductible increase in provisions.................       (651)     4,262       (651)     4,262
  -- other items...........................................        (85)       232        (85)      (152)
                                                             ---------  ---------  ---------  ---------
                                                                13,398     12,525     13,377     14,411
Benefit of tax losses recouped.............................    (11,099)   (12,525)   (11,099)   (14,411)
Under provision in previous years..........................      1,338     --          1,359     --
Income tax attributable to operating profit................      3,637     --          3,637     --
The Directors estimate that the potential future income tax
 benefit at 33% consists of:
  -- tax losses unrecognised...............................     --          6,573     --         --
  -- exploration expenditure...............................     --          3,565     --         --
                                                             ---------  ---------  ---------  ---------
                                                                --         10,138     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

       This future income tax benefit will only be obtained if:

               (a) future assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised;

               (b)      the   conditions  for   deductibility  imposed   by  tax
                        legislation continue to be complied with; and

               (c) no changes in tax legislation adversely affect the economic entity in realising the benefit.

4.     CURRENT ASSETS -- CASH

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Cash at bank and on hand...................................     27,904      8,884     27,898      8,849
Short term deposits........................................     25,449     22,514     25,449     22,514
                                                             ---------  ---------  ---------  ---------
                                                                53,353     31,398     53,347     31,363
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

H-12
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

5.     CURRENT ASSETS -- RECEIVABLES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount receivable from a controlled entity.................     --         --         50,201     43,209
Less: provision for non-recovery...........................     --         --        (50,037)   (40,209)
                                                             ---------  ---------  ---------  ---------
                                                                --         --            164      3,000
Amount receivable from an associated company...............      1,718     --          1,718     --
Other receivables..........................................      6,666      1,206      6,666      1,122
                                                             ---------  ---------  ---------  ---------
                                                                 8,384      1,206      8,548      4,122
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

6.     CURRENT ASSETS -- INVENTORIES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Stores at cost.............................................      4,107      4,476      4,107      3,999
Less: provision for obsolescence...........................       (195)      (195)      (195)      (195)
                                                             ---------  ---------  ---------  ---------
                                                                 3,912      4,281      3,912      3,804
Stocks at cost -- ore......................................      8,673      5,036      8,673      5,036
            -- gold in circuit.............................      7,732      8,527      7,732      8,527
                                                             ---------  ---------  ---------  ---------
                                                                20,317     17,844     20,317     17,367
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

7.     CURRENT ASSETS -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Deferred mining expenditure................................      1,435      2,379      1,435      2,379
Prepayments................................................        899      1,183        899      1,149
                                                             ---------  ---------  ---------  ---------
                                                                 2,334      3,562      2,334      3,528
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

8.     NON-CURRENT ASSETS -- INVESTMENTS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Shares in controlled entity not quoted
  -- at cost (refer note 28)...............................     --         --            620        620
Less: provision for diminution of investment...............     --         --           (620)      (620)
                                                             ---------  ---------  ---------  ---------
                                                                --         --         --         --
Shares in associated companies not quoted..................         50         50         50         50
                                                             ---------  ---------  ---------  ---------
                                                                    50         50         50         50
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-13
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

9.     NON-CURRENT ASSETS -- INVENTORIES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Stocks -- ore at cost......................................     16,387      7,681     16,387      7,681
Less: provision for net realisable value...................     (2,638)    --         (2,638)    --
                                                             ---------  ---------  ---------  ---------
                                                                13,749      7,681     13,749      7,681
Stores at cost.............................................      2,132      2,132      2,132      2,132
                                                             ---------  ---------  ---------  ---------
                                                                15,881      9,813     15,881      9,813
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

10.    NON-CURRENT ASSETS PROPERTY, PLANT & EQUIPMENT

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Plant and equipment at cost................................    167,940    175,674    167,196    164,622
Less: accumulated depreciation.............................    (72,380)   (70,237)   (71,797)   (61,267)
                                                             ---------  ---------  ---------  ---------
    Total plant and equipment..............................     95,560    105,437     95,399    103,355
                                                             ---------  ---------  ---------  ---------
Mine property and development at cost......................    110,192    116,218    110,192    107,942
Less: accumulated amortisation
  -- amortisation mine property and development............    (48,917)   (47,827)   (48,917)   (40,979)
  -- mine development normalisation adjustment.............    (10,599)        --    (10,599)    --
                                                             ---------  ---------  ---------  ---------
                                                               (59,516)   (47,827)   (59,516)   (40,979)
                                                             ---------  ---------  ---------  ---------
    Total mine property and development....................     50,676     68,391     50,676     66,963
                                                             ---------  ---------  ---------  ---------
Leased assets..............................................        268        339     --         --
Less: accumulated amortisation.............................       (104)       (87)    --         --
                                                             ---------  ---------  ---------  ---------
    Total leased assets....................................        164        252     --         --
                                                             ---------  ---------  ---------  ---------
                                                               146,400    174,080    146,075    170,318
Capital works in progress at cost..........................      4,441      2,068      4,441      2,068
                                                             ---------  ---------  ---------  ---------
                                                               150,841    176,148    150,516    172,386
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

11.    NON-CURRENT ASSETS -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Exploration and evaluation expenditure:
Areas of interest where ore reserves have not been
 established or for which specific development plans have
 not been scheduled........................................     21,562     18,558     12,416      8,151
Less: provision for write off..............................    (21,562)   (18,558)   (12,416)    (8,151)
                                                             ---------  ---------  ---------  ---------
                                                                --         --         --         --
Capital acquisition costs..................................      6,525      7,603      6,525      6,526
Less: accumulated amortisation.............................     (2,263)    (2,249)    (2,263)    (1,858)
                                                             ---------  ---------  ---------  ---------
                                                                 4,262      5,354      4,262      4,668
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

H-14
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

12.    CURRENT LIABILITIES -- CREDITORS AND BORROWINGS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Unsecured:
Amount payable to
  -- related body corporate................................        113     --            113     --
  -- associated company....................................     --          8,147     --          8,147
Trade creditors............................................        334        147        334        136
Withholding tax payable....................................         62      1,498         62      1,498
Other creditors............................................      3,704      2,033      3,704        687
Secured:
Bank overdraft (refer note 22 B(f))........................        377        162        377        162
Finance lease liabilities (i)..............................         72     11,859     --         --
                                                             ---------  ---------  ---------  ---------
                                                                 4,662     23,846      4,590     10,630
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The finance lease liabilities are effectively secured over the assets leased.

13.    CURRENT LIABILITIES -- PROVISIONS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Guarantee on related entity finance lease..................     --         --         --         11,800
Employee benefits..........................................      3,173      2,995      3,173      2,724
                                                             ---------  ---------  ---------  ---------
                                                                 3,173      2,995      3,173     14,524
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

14.    CURRENT LIABILITIES -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount owing to a related body corporate...................     10,000     10,000     10,000     10,000
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

15.    NON-CURRENT LIABILITIES -- CREDITORS AND BORROWINGS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Secured:
Finance lease liabilities (i)..............................         95        199     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The finance lease liabilities are effectively secured over the assets leased.

--------------------------------------------------------------------------------

                                                                            H-15
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

16.    NON-CURRENT LIABILITIES -- PROVISIONS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Employee benefits..........................................      1,152      1,087      1,152      1,087
Deferred income tax........................................      3,637     --          3,637     --
Mine rehabilitation........................................      1,236        673      1,236        481
                                                             ---------  ---------  ---------  ---------
                                                                 6,025      1,760      6,025      1,568
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

17.    NON-CURRENT LIABILITIES -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount owing to a related body corporate...................     55,000     65,000     55,000     65,000
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

18.    SHARE CAPITAL

                                                                CONSOLIDATED         PARENT ENTITY
                                                            --------------------  --------------------
                                                              1994       1993       1994       1993
                                                              $'000      $'000      $'000      $'000
                                                            ---------  ---------  ---------  ---------
(a) Authorised Capital
    -- 697,350,000 ordinary shares of 20 cents
     each.................................................    139,470    139,470    139,470    139,470
                                                            ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------
(b) Issued Capital
    -- 591,854,573 (1993: 591,779,573) ordinary shares at
    20 cents each fully paid
    -- 37,000 (1993: 102,000) ordinary shares at 20 cents
    each paid to 1 cent...................................    118,371    118,357    118,371    118,357
                                                            ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------
(c) Options
    -- 251,500 (1993: 81,500)

       During the year 10,000 options which were issued in 1991 were exercised by option holders to fully paid shares. These options gave the holder the right to acquire one fully paid ordinary share on payment of 70 cents, including 50 cents premium exercisable at any time up to 24 June 1996. The exercise price of the option is payable as to one cent on exercise of the option, with the balance of 69 cents payable within five years of exercise of option. At 31 December 1994 71,500 of these options remain outstanding.

       On 6 May 1994 180,000 options were issued under the Company's employee share option scheme. These options give the holder the right to take up one fully paid ordinary share on payment of $1.64 including $1.44 premium exercisable at any time up to 6 May 1999. The exercise price of the option is payable as to one cent on exercise of the option, with the balance of $1.63 payable within five years of exercise of option. At 31 December 1994, all of these options remain outstanding.

--------------------------------------------------------------------------------

H-16
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

19.    RESERVES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Share premium reserve
 Balance at the beginning of the year......................     63,798     63,307     63,798     63,307
Add:
  -- Arising from options exercised and partly paid shares
   converted...............................................         51        491         51        491
                                                             ---------  ---------  ---------  ---------
                                                                63,849     63,798     63,849     63,798
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

20.    REMUNERATION AND RETIREMENT BENEFITS OF DIRECTORS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Aggregate income received, or due and receivable by
     Directors of the Parent Entity and its controlled
     entities..............................................        373        620        373        620
   The number of Directors of the Parent Entity whose total
     remuneration falls within the following bands:
    $0 - $9,999............................................                                4          6
    $20,000 - $29,999......................................                                1          1
    $30,000 - $39,999......................................                           --              1
    $40,000 - $49,999......................................                                1     --
    $70,000 - $79,999......................................                           --              1
    $150,000 - $159,999....................................                           --              1
    $300,000 - $309,999....................................                                1     --
    $320,000 - $329,999....................................                           --              1
(b) Amounts paid to the economic entity's Superannuation
    Fund or directly to Directors in connection with the
    retirement of Directors................................     --          2,191     --          2,191

       Amounts are shown in summary form as the Directors believe the provision of full particulars would be unreasonable.

       During 1994 four Directors (1993 five Directors) in the $0-$9,999 band were not paid any remuneration.

--------------------------------------------------------------------------------

                                                                            H-17
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

21.    REMUNERATION AND RETIREMENT BENEFITS OF EXECUTIVES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Aggregate income received, or due and receivable, by
    executive officers whose total income exceeds
    $100,000...............................................        461        780        461        780
  The number of executives whose total income is more than
    $100,000 and falls within the following bands:
    $140,000 - $149,999....................................     --              1     --              1
    $150,000 - $159,999....................................          1          2          1          2
    $300,000 - $309,999....................................          1     --              1     --
    $320,000 - $329,999....................................     --              1     --              1
(b) Amounts paid to the Company Superannuation Fund or
    directly to principal executive officers in connection
    with the retirement of those officers..................        236      2,071        236      2,071

       Amounts are shown in summary form as the Directors believe the provision of full particulars would be unreasonable.

22.    COMMITMENTS AND CONTINGENCIES

       A.      Commitments for lease expenditure

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1994       1993       1994       1993
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Operating lease expenditure contracted for:
    No later than one year.................................        368        566        342        216
    Later than one year but no later than two years........        233        444        233        104
    Later than two years but no later than five years......         24        502         24          8
                                                             ---------  ---------  ---------  ---------
    Operating lease liability..............................        625      1,512        599        328
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
(b) Finance lease expenditure contracted for:
    No later than one year.................................         88     12,060     --         --
    Later than one year but no later than two years........         55        121     --         --
    Later than two years but no later than five years......         49        104     --         --
                                                             ---------  ---------  ---------  ---------
    Minimum finance lease payments (i).....................        192     12,285     --         --
    Deduct future finance charges..........................        (25)      (227)    --         --
                                                             ---------  ---------  ---------  ---------
    Finance lease liability................................        167     12,058     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
Included in the accounts as:
Creditors and borrowings
  -- Current (note 12).....................................         72     11,859     --         --
  -- Non-current (note 15).................................         95        199     --         --
                                                             ---------  ---------  ---------  ---------
                                                                   167     12,058     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The minimum finance lease payments declared may vary as certain finance charges are calculated using a variable interest rate

--------------------------------------------------------------------------------

H-18
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

22.     COMMITMENTS AND CONTINGENCIES (CONTINUED)
       B.      Other commitments

       (a) Homestake Gold of Australia Limited and Kalgoorlie Lake View Pty. Ltd. entered into an agreement for the supply of electricity in connection with the Kalgoorlie operations with the State Energy Commission of Western Australia (SECWA) on 2 February 1983. Pursuant to that Agreement, Homestake Gold of Australia Limited and Kalgoorlie Lake View Pty. Ltd. are jointly and severally liable to pay to SECWA a line charge until September 1999.

               The line charge cost varies in accordance with exchange and interest rate movements.

                                                                           1994       1993
                                                                           $'000      $'000
                                                                         ---------  ---------
At 31 December 1994 the total commitment of both parties to SECWA was payable as follows:
  No later than one year...............................................      3,468      3,468
  Later than one year but no later than two years......................      3,468      3,468
  Later than two years but no later than five years....................      9,535     10,403
  Later than five years................................................     --          2,600
                                                                         ---------  ---------
                                                                            16,471     19,939
                                                                         ---------  ---------
                                                                         ---------  ---------

       (b) The economic entity has certain obligations to perform minimum exploration work and expend minimum amounts of money on exploration and mining on related tenements. These obligations may be varied from time to time, subject to approval, and are expected to be fulfilled in the normal course of operations of the economic entity.

       (c) The economic entity has given certain guarantees and performance bonds in connection with exploration, mining and related activities. The obligations, in respect of which these guarantees and performance bonds have been given, are expected to be fulfilled in the normal course of operations of the economic entity. The total of the bank guarantees is $1,178,000 (1993:
               $1,178,000).

       (d) The Company has advised its continued support of a controlled entity and has undertaken that it will not require full repayment of the amounts receivable (refer note 5) until the controlled entity is in a position to do so.

       (e) The Company entered into a foreign currency protection programme in 1994 which is designed to protect the Company's revenue stream against an appreciating Australian dollar. The programme consists of weekly put and call option contracts of U.S.$1,280,000 which extend to December 1995. The programme is capped at 76 cents and has a floor of 70 cents.

       (f) The bank overdraft is secured by a fixed and floating charge over the assets and undertakings of the economic entity, except for the economic entity's interest in the Kalgoorlie Joint Ventures. In respect of a portion of the economic entity's foreign exchange options contracts, a bank holds a charge over the following economic flows from the Kalgoorlie Joint Ventures, being gold delivered to Homestake Gold of Australia Limited, the proceeds from the sale of gold and any amounts distributed to the Company from the sale of assets of the Joint Ventures.

--------------------------------------------------------------------------------

                                                                            H-19
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

22.     COMMITMENTS AND CONTINGENCIES (CONTINUED)
       (g)     Capital expenditure commitments

                                                              CONSOLIDATED         PARENT ENTITY
                                                          --------------------  --------------------
                                                            1994       1993       1994       1993
                                                            $'000      $'000      $'000      $'000
                                                          ---------  ---------  ---------  ---------
Payable no later than one year..........................     32,868      3,495     32,868      3,495

23.    SUPERANNUATION COMMITMENTS

       The Homestake Australia Limited Superannuation Fund exists for the relevant employees of Homestake Gold of Australia Limited, to provide benefits in the form of lump sum payments on retirement, disability or death.

       Homestake Gold of Australia Limited is required to contribute to the fund in accordance with the governing trust deeds of the fund and the contributions are legally enforceable, subject to the cessation or reduction of contributions on notice being given to the trustees of the fund.

       Actuarial assessments of the Homestake Australia Limited Superannuation Fund are undertaken at least every three years, the most recent completed assessment being as at 1 January 1994 by the Wyatt Company Pty. Limited, Actuaries and Consultants. Based on these assessments, the fund would be able to satisfy all benefits which would be vested under the fund in the event of its termination or the voluntary or compulsory termination of employment of each employee.

24.    OTHER RELATED PARTY DISCLOSURES

       (a)     Related bodies corporate

       The chief entity is Homestake Gold of Australia Limited whose ultimate holding company is Homestake Mining Company, incorporated under Delaware law, United States of America. The details of the previously disclosed, 1989 deferred gold sale to Homestake Mining Company of California, a subsidiary of Homestake Mining Company, are as follows:

       The transaction involved a sale to Homestake Mining Company of California of 210,277 ounces of gold for a total sale price of $A100 million, based on the gold price (London P.M. fix) at the transaction date. The gold sold is deliverable in equal semi-annual instalments and the first instalment was delivered on 31 December 1991 and the final instalment is due on 29 June 2001. A fee is payable in gold calculated quarterly on the balance of undelivered gold. In accordance with the terms and conditions of this transaction, Homestake Gold of Australia Limited is required to pay withholding tax on this fee.

       The above transaction reflected commercial terms for the Company at the time the related party transaction was entered into. The balance outstanding from this transaction is disclosed in note 14 and note 17, and the gold fee paid in respect of it is disclosed in note 2.

       (b)     Controlled entities

       A list, showing the amount of the Company's investment in each controlled entity, is included as note 28.

--------------------------------------------------------------------------------

H-20
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

24.     OTHER RELATED PARTY DISCLOSURES (CONTINUED)
       Transactions between Homestake Gold of Australia Limited and controlled entities during the years ended 31 December 1994 and 1993 consisted of:

               (i) amounts advanced to a controlled entity and receivable from a controlled entity as part of the groups financing. These advances bear no interest and have no fixed terms of repayment. The amount receivable is shown in note 5 to the accounts;

               (ii) during the year, estimated gross tax losses of $33,633,000 (1993: $32,765,000) will be transferred under section 80G of the Income Tax Assessment Act 1936 from Homestake Australia Limited to Homestake Gold of Australia Limited. These tax losses are transferred for nil consideration.

       (c)     Joint ventures

       Interests held during the year in joint ventures are set out in note 27.

       (d)     Associated company

       Kalgoorlie Consolidated Gold Mines Pty Ltd (KCGM) and KCGM Engineering Services Pty Ltd (KCGMES) are 50 per cent owned by Homestake Gold of Australia Limited and 50 per cent owned by another party. KCGM acts as a management company for the KMA Joint Venture, Fimiston/Paringa Joint Venture and Mt Percy Joint Venture. The principal activity of KCGMES is the provision of engineering services.

       All transactions with KCGM are made on terms and conditions that allow KCGM to neither earn a profit nor incur a loss from its operations. Loans and transactions arise from the performance of management services. All transactions with KCGMES are made on normal commercial terms and conditions. Loans and transactions arise from KCGMES acting as project manager for major construction projects. Amounts receivable/payable from KCGM are shown in note 5 and note 12 to the accounts.

       (e)     Superannuation

       Details relating to superannuation commitments are shown in note 23.

       (f)     Directors

       The names of each person holding the position of Director during the year are W H Clough, AO, OBE, FTS, G G Elam, W A Humphrey, B N Kelman, OA, CBE, S T Peeler, B A Schepman and R A Tastula.

       C F Fimiani (Alternate for Messrs. W A Humphrey, S T Peeler and B A Schepman), resigned 17 January 1994.

       The amount of Directors remuneration received or receivable by the Directors and by other Directors of controlled entities is disclosed in note 20.

--------------------------------------------------------------------------------

                                                                            H-21
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

24.     OTHER RELATED PARTY DISCLOSURES (CONTINUED)
       A director, Mr B N Kelman, AO, CBE, is a director of Macquarie Bank Limited. During the year the Company sold gold bullion to Macquarie Bank Limited on normal commercial terms and conditions. The Company also placed a portion of its foreign currency protection program with Macquarie Bank Limited on normal commercial terms and conditions.

       Details of all share and share options between Directors of Homestake Gold of Australia Limited and any entity in the economic entity are as follows:

                                                                                       PARENT ENTITY
                                                                                  ------------------------
                                                                                     1994         1993
                                                                                    NUMBER       NUMBER
                                                                                  -----------  -----------
        Aggregate number of shares and share options held by Directors at 31
         December
          Shares -- Homestake Gold of Australia Limited.........................     158,636      158,636
          Share options -- Homestake Gold of Australia Limited
            -- Employee share option scheme at exercise price of
                $0.70...........................................................      50,000       50,000
            -- Employee share option scheme at exercise price of
                $1.64...........................................................     100,000       --

       During the year a Director acquired 100,000 options to purchase fully paid shares at an exercise price of $1.64 through the Company's Employee Share Option Scheme.

25.    SEGMENT INFORMATION

       Homestake Gold of Australia Limited and its controlled entities are involved in the exploration for gold within Australia and the sale of gold produced from operations.

26.    SUBSEQUENT EVENTS

       On 6 January 1995 Homestake Australia Limited sold its interest in the Timbarra exploration tenements to Ross Mining NL. The financial effect of this event was to produce a profit on sale of the tenements of $2,500,000. This sale will be recorded in 1995.

--------------------------------------------------------------------------------

H-22
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (continued)

27.     JOINT VENTURES

       The parent entity has a 50 per cent interest in the gold mining operations at Kalgoorlie, which comprise three separate joint ventures, KMA Joint Venture, Fimiston/Paringa Joint Venture and Mt Percy Joint Venture. The Company has a 50 per cent interest in each joint venture.

       (a)     Exploration

       Interest in joint ventures

       A substantial part of the economic entity's exploration activities is undertaken in the form of unincorporated joint ventures with other parties. For information on the more advanced joint venture exploration activities, please refer to the section, Review of Activities -- Exploration on page 13 of this report.

       The economic entity's share of joint venture exploration expenditures was $6,907,000 (1993: $4,326,000). This includes the economic entity's share of KCGM exploration expenditures of $3,383,000 (1993: $2,151,000).

       (b)     Operations

       The economic entity's interests in the Kalgoorlie operations are included in the balance sheet under the following classifications:

                                                                                      1994       1993
                                                                                      $'000      $'000
                                                                                    ---------  ---------
CURRENT ASSETS
  Receivables.....................................................................         75         75
  Inventories.....................................................................     20,758     17,367
  Other...........................................................................      1,811      3,472
                                                                                    ---------  ---------
                                                                                       22,644     20,914
NON-CURRENT ASSETS
  Inventories.....................................................................     11,182      9,813
  Property plant and equipment....................................................    124,647    142,816
  Other...........................................................................      6,944     --
                                                                                    ---------  ---------
                                                                                      142,773    152,629
                                                                                    ---------  ---------
TOTAL ASSETS......................................................................    165,417    173,543
                                                                                    ---------  ---------
                                                                                    ---------  ---------
CURRENT LIABILITIES
  Creditors and borrowings........................................................      1,375      8,206
  Provisions......................................................................      3,079      2,724
  Other...........................................................................     --            686
                                                                                    ---------  ---------
                                                                                        4,454     11,616
NON-CURRENT LIABILITIES
  Provisions......................................................................      1,633      1,568
                                                                                    ---------  ---------
TOTAL LIABILITIES.................................................................      6,087     13,184
                                                                                    ---------  ---------
                                                                                    ---------  ---------
SHARE OF NET ASSETS EMPLOYED IN JOINT VENTURES....................................    159,330    160,359
                                                                                    ---------  ---------
                                                                                    ---------  ---------
The value of the economic entity's share of the output of the joint ventures for the period, less the economic entity's share of the cost of production and other
 costs in receiving that output...................................................     39,265     48,186
                                                                                    ---------  ---------
                                                                                    ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-23
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

27.     JOINT VENTURES (CONTINUED)
       The Company's share of the joint venture capital commitments of the Kalgoorlie operations at balance date was $32,868,000 (1993: $3,495,000)

       Other participants in the Kalgoorlie operations retain ownership of, and are entitled to receive, 50 per cent of saleable gold from the Kalgoorlie operations, plus an additional amount of gold until such time as 32.5 million tonnes of ore have been mined by open cut methods from that part of the Super Pit area contributed to the Kalgoorlie operations by those parties. The annual quantum of this additional gold depends upon production rates, costs of production and gold prices. During the current year the other participants were entitled to 15,781 ounces of additional gold (1993: nil). Notwithstanding the arrangements for sharing of gold, the Company is committed to contributing 50 per cent of venture costs of the Kalgoorlie operations.

28.    DETAILS OF INVESTMENTS IN CONTROLLED ENTITIES

                                                                                    AFTER TAX
                                                                        ---------------------------------
                                                                           BOOK        CONTRIBUTION TO
                                                                         VALUE OF    CONSOLIDATED PROFITS
                                                                        INVESTMENT   --------------------
                                             COUNTRY OF    PERCENTAGE   -----------    1994       1993
                                            INCORPORATION   OF SHARES      $'000       $'000      $'000
                                            -------------  -----------  -----------  ---------  ---------
Parent Entity
  Homestake Gold of Australia Limited.....    Australia                                 32,855     40,308
Controlled Entities
  Homestake Australia Limited.............    Australia          100%       --           1,972    (12,914)
Homestake Gold (Queensland) Pty Limited...    Australia          100%       --          --         --
                                                                                     ---------  ---------
                                                                                        34,827     27,394
                                                                                     ---------  ---------
                                                                                     ---------  ---------

29.    EARNINGS PER SHARE

                                                                                   CONSOLIDATED
                                                                           ----------------------------
                                                                               1994           1993
                                                                           -------------  -------------
Basic earnings per share (cents).........................................            5.9            4.6
Weighted average number of ordinary shares on issue used in the
 calculation of basic earnings per share.................................    591,827,929    591,445,335

       The diluted earnings per share is not materially different from basic earnings per share and is therefore not disclosed.

30.    INVESTMENT IN ASSOCIATED COMPANIES

                                                                                           EQUITY      DIVIDENDS
                                                             OWNERSHIP      CARRYING     ACCOUNTED     RECEIVED/
                                                              INTEREST       AMOUNT        AMOUNT      RECEIVABLE
                                                            ------------  ------------  ------------  ------------
                                                PRINCIPAL   1994   1993   1994   1993   1994   1993   1994   1993
      NAME OF COMPANY                            ACTIVITY     %      %    $'000  $'000  $'000  $'000  $'000  $'000
      ----------------------------------------  ----------  -----  -----  -----  -----  -----  -----  -----  -----
      Unlisted Kalgoorlie Consolidated Gold
       Mines Pty Limited......................  Management   50     50       50     50     50     50   --     --
                                                Engineering
      KCGM Engineering Services Pty Ltd.......  Services     50    --      --     --     --     --     --     --

--------------------------------------------------------------------------------

H-24
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

30.     INVESTMENT IN ASSOCIATED COMPANIES (CONTINUED)
       The above investments are held by Homestake Gold of Australia Limited and comprise interests in the ordinary share capital of the associates. The balance date of the associates is June 30. The associated companies do not have retained profits/accumulated losses, or any reserves.

31.    NOTES TO STATEMENTS OF CASH FLOWS

       (A)     RECONCILIATION OF CASH

       For the purpose of the statement of cash flows, cash includes cash on hand net of outstanding bank overdrafts, investments in short term deposits and gold bullion. Cash at the end of the financial year as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows:

                                                                      CONSOLIDATED         PARENT ENTITY
                                                                  --------------------  --------------------
                                                                    1994       1993       1994       1993
                                                                    $'000      $'000      $'000      $'000
                                                                  ---------  ---------  ---------  ---------
Cash (note 4)...................................................     53,353     31,398     53,347     31,363
Bank overdraft (note 12)........................................       (377)      (162)      (377)      (162)
                                                                  ---------  ---------  ---------  ---------
                                                                     52,976     31,236     52,970     31,201
                                                                  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------

       (B) RECONCILIATION OF NET CASH FROM OPERATING ACTIVITIES TO OPERATING PROFIT AFTER INCOME TAX

                                                                     CONSOLIDATED         PARENT ENTITY
                                                                 --------------------  --------------------
                                                                   1994       1993       1994       1993
                                                                   $'000      $'000      $'000      $'000
                                                                 ---------  ---------  ---------  ---------
Operating profit after income tax..............................     34,827     27,394     34,827     27,394
Depreciation and amortisation..................................     30,338     20,998     30,108     20,425
Write off of exploration expenditure...........................      9,207      7,698      9,117      3,421
Exploration expenditure written back...........................       (373)    (1,270)      (373)    (1,270)
Profit on sale of assets.......................................     (2,189)      (311)      (242)      (216)
Loss on sale of assets.........................................          5         20          5          9
Foreign exchange gain on financing activities..................     (6,274)      (289)    (6,274)      (289)
Provision on non-recovery of a receivable of a controlled
 entity........................................................      -          -          9,828     14,740
(Increase) decrease in receivables and other assets............     (4,415)       519     (4,526)       428
Increase in inventories........................................     (8,842)   (11,312)    (8,842)   (11,319)
Increase (decrease) in creditors and accruals..................      1,656       (127)    (8,192)      (576)
Increase (decrease) in provisions..............................     (6,605)       934     (6,849)      (866)
                                                                 ---------  ---------  ---------  ---------
Net cash provided by operating activities......................     47,335     44,254     48,587     51,881
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------

       (C)     NON CASH FINANCING AND INVESTING ACTIVITIES

               (i)      Plant and equipment

                        During the financial year the economic entity acquired plant and equipment with an aggregate value of nil (1993: $182,000) by means of financial leases. These acquisitions are not reflected in the statement of cash flows.

--------------------------------------------------------------------------------

                                                                            H-25
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

31.     NOTES TO STATEMENTS OF CASH FLOWS (CONTINUED)
       (D)     STANDBY ARRANGEMENTS AND INVESTING ACTIVITIES

       Credit standby arrangements

                                                                           CONSOLIDATED         PARENT ENTITY
                                                                       --------------------  --------------------
                                                                         1994       1993       1994       1993
                                                                         $'000      $'000      $'000      $'000
                                                                       ---------  ---------  ---------  ---------
        -       unsecured bank overdraft facilities, subject
                to annual review with amounts drawn
                payable at call, totalling...........................      5,000      5,000      5,000      5,000
        -       amount of credit unused..............................      5,000      5,000      5,000      5,000

       The parent entity has given a negative pledge, subject to certain conditions, in addition to an interlocking guarantee between the parent entity and its controlled entity, as security over the overdraft and bank guarantees (refer note 22).
32.    RECONCILIATION TO U.S. GAAP

       The following footnote has been prepared in order to comply with United States generally accepted accounting principles for presentation in Homestate Mining Company's (Homestake) S-4 registration statement relating to Homestake's acquisition of the minority interest in Homestake Gold of Australia Limited.

       Financial statements in the United States are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In Australia, financial statements are prepared in accordance with accounting standards issued by the Australian Accounting Standards Board ("A GAAP"), which are codified in Australian Corporations Law.
       Certain differences between U.S. GAAP and A GAAP as they relate to the conversion of Homestake Gold of Australia Limited's financial statements to U.S. GAAP are summarised below.

--------------------------------------------------------------------------------

H-26
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

32.    RECONCILIATION TO U.S. GAAP (CONTINUED)

       INVESTMENTS IN ASSOCIATES

       Under A GAAP, companies account for investments in associates using the cost method. Under the cost method, the investment is recorded at cost, and dividends paid by the associate are included in earnings as received. Supplementary financial information about the associate is disclosed in a note to the financial statements. Under U.S. GAAP, the Company's 50% pro rata share of the assets and liabilities of certain associated companies would be included in the consolidated financial statements of HGAL.

       FOREIGN CURRENCY HEDGING PROGRAM

       Under U.S. GAAP, Homestake's foreign currency exchange contracts are deemed to be hedges of anticipated transactions which do not qualify for hedge accounting treatment. Therefore, changes in the unrealized gains or losses on the contracts are included in earnings.

       Under A GAAP, only realised gains and losses relating to the foreign currency exchange contracts would be included in earnings.

       REVALUATION OF ASSETS

       Under certain circumstances, A GAAP allows the revaluation of classes of fixed assets. Revaluation increases of fixed assets, other than in relation to purchase price allocations, generally are not permitted under U.S. GAAP.

       INCOME TAXES

       Both A GAAP and U.S. GAAP require the use of the liability method of accounting for income taxes. However, while there are differences in how the liability method is applied under U.S. GAAP and A GAAP, these differences, as they relate to HGAL, have not been significant.

       Reconciliation of consolidated profit and loss accounts determined in accordance with generally accepted accounting principles (GAAP) in Australia to profits under accounting principles generally accepted in the United States is as follows:

                                                                                           FOR THE YEAR
                                                                                              ENDED
                                                                                           31 DECEMBER
                                                                                       --------------------
                                                                                         1994       1993
                                                                                         $'000      $'000
                                                                                       ---------  ---------
Operating profit after income tax as reported under Australian GAAP..................     34,827     27,394
Reconciliation to U.S. GAAP:
  Change in unrealized gains on foreign currency exchange contracts (1)..............      1,131       (226)
  Accounting for income taxes (2)....................................................       (834)
                                                                                       ---------  ---------
Operating profit after income tax in accordance with U.S. GAAP.......................     35,124     27,168
                                                                                       ---------  ---------
                                                                                       ---------  ---------


                                                                                         1994       1993
                                                                                       ---------  ---------
Earnings per share in accordance with U.S. GAAP......................................  $    0.06  $    0.05
                                                                                       ---------  ---------
                                                                                       ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-27
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

32.    RECONCILIATION TO U.S. GAAP (CONTINUED)

       Consolidated balance sheets prepared in accordance with U.S. GAAP are as follows:

                                                AUSTRALIAN                        U.S.
                                                   GAAP         ADJUSTMENTS       GAAP
                                                   $'000           $'000         $'000
                                                -----------     -----------     --------
      AS AT 31 DECEMBER 1994
      Current Assets
        Cash..................................     53,353           4,247(3)      57,600
        Receivables...........................      8,384             905(1)
                                                                   (1,470)(3)      7,819
        Inventories...........................     20,317                         20,317
        Other.................................      2,334                          2,334
                                                -----------                     --------
          Total current assets................     84,388                         88,070
                                                -----------                     --------
      Non-current Assets
        Investments...........................         50             (50) (3)        --
        Inventories...........................     15,881                         15,881
        Property, plant & equipment...........    150,841           9,644(3)
                                                                   (4,258)(4)    156,227
        Other.................................      4,262                          4,262
                                                -----------                     --------
          Total non-current assets............    171,034                        176,370
                                                -----------                     --------
      Total Assets............................    255,422                        264,440
                                                -----------                     --------
      Current Liabilities
        Creditors and borrowings..............      4,662          12,371(3)      17,033
        Provisions............................      3,173                          3,173
        Other.................................     10,000                         10,000
                                                -----------                     --------
          Total current liabilities...........     17,835                         30,206
                                                -----------                     --------
      Non-current Liabilities
        Creditors and borrowings..............         95                             95
        Provisions............................      6,025             834(2)       6,859
        Other.................................     55,000                         55,000
                                                -----------                     --------
          Total non-current liabilities.......     61,120                         61,954
                                                -----------                     --------
      Total Liabilities.......................     78,955                         92,160
                                                -----------                     --------
      Net Assets..............................    176,467                        172,280
                                                -----------                     --------
                                                -----------                     --------
      Shareholders' Equity
        Share capital.........................    118,371                        118,371
        Reserves..............................     63,849                         63,849
        Accumulated losses....................     (5,753)            905(1)
                                                                     (834)(2)
                                                                   (4,258)(4)     (9,940)
                                                -----------                     --------
      Total Shareholders' Equity..............    176,467                        172,280
                                                -----------                     --------
                                                -----------                     --------

                                              TABLE CONTINUES ON FOLLOWING PAGE.

--------------------------------------------------------------------------------

H-28
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

32.    RECONCILIATION TO U.S. GAAP (CONTINUED)

                                                AUSTRALIAN                        U.S.
                                                   GAAP         ADJUSTMENTS       GAAP
                                                   $'000           $'000         $'000
                                                -----------     -----------     --------
      AS AT 31 DECEMBER 1993
      Current Assets
        Cash..................................     31,398              19(3)      31,417
        Receivables...........................      1,206           1,074(3)       2,280
        Inventories...........................     17,844                         17,844
        Other.................................      3,562                          3,562
                                                -----------                     --------
          Total current assets................     54,010                         55,103
                                                -----------                     --------
      Non-current Assets
        Investments...........................         50             (50) (3)        --
        Inventories...........................      9,813                          9,813
        Property, plant & equipment...........    176,148          (4,258) (4)   171,890
        Other.................................      5,354                          5,354
                                                -----------                     --------
          Total non-current assets............    191,365                        187,057
                                                -----------                     --------
      Total Assets............................    245,375              --        242,160
                                                -----------                     --------
      Current Liabilities
        Creditors and borrowings..............     23,846           1,043(3)      24,889
        Provisions............................      2,995                          2,995
        Other.................................     10,000             226(1)      10,226
                                                -----------                     --------
          Total current liabilities...........     36,841                         38,110
                                                -----------                     --------
      Non-current Liabilities
        Creditors and borrowings..............        199                            199
        Provisions............................      1,760                          1,760
        Other.................................     65,000                         65,000
                                                -----------                     --------
          Total non-current liabilities.......     66,959                         66,959
                                                -----------                     --------
      Total Liabilities.......................    103,800                        105,069
                                                -----------                     --------
      Net Assets..............................    141,575                        137,091
                                                -----------                     --------
                                                -----------                     --------
      Shareholders' Equity
        Share capital.........................    118,357                        118,357
        Reserves..............................     63,798                         63,798
        Accumulated losses....................    (40,580)           (226) (1)
                                                                   (4,258) (4)   (45,064)
                                                -----------                     --------
      Total Shareholders' Equity..............    141,575                        137,091
                                                -----------                     --------
                                                -----------                     --------

       Consolidated statements of shareholders' equity prepared in accordance with U.S. GAAP are as follows:

                                                                   ADDITIONAL PAID
                                                          SHARE      IN CAPITAL      ACCUMULATED
                                                         CAPITAL     (RESERVES)        LOSSES        TOTAL
                                                          $'000         $'000           $'000        $'000
                                                        ---------  ---------------  -------------  ---------
Balances, 1 January 1993..............................    118,207        63,307         (72,232)     109,282
Exercise of stock options.............................        150           491                          641
Operating profit after income tax.....................                                   27,168       27,168
                                                        ---------        ------     -------------  ---------
Balances, 31 December 1993............................    118,357        63,798         (45,064)     137,091
Exercise of stock options.............................         14            51                           65
Operating profit after income tax.....................                                   35,124       35,124
                                                        ---------        ------     -------------  ---------
Balances, 31 December 1994............................    118,371        63,849          (9,940)     172,280
                                                        ---------        ------     -------------  ---------
                                                        ---------        ------     -------------  ---------

                                                    FOOTNOTES ON FOLLOWING PAGE.

--------------------------------------------------------------------------------

                                                                            H-29
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

32.    RECONCILIATION TO U.S. GAAP (CONTINUED)
------------------------
        (1) Under U.S. GAAP, contracts under the Company's foreign currency hedging program must be marked to market at the balance sheet date and the changes in unrealized gains or losses are recorded in the income statement.

        (2) Under U.S. GAAP, income taxes follow the liability method in accordance with U.S. Statement of Financial Accounting Standards No. 109, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement amounts and the tax bases of certain assets and liabilities.

        (3) Under U.S. GAAP, the Company's 50% pro rata share of the assets and liabilities of KCGM and KCGMES would be included in the consolidated financial statements of HGAL.

        (4) Under U.S. GAAP, depreciation, depletion and amortization would have been recorded in years prior to 1991 on certain capitalized assets. Under Australian GAAP, HGAL began amortizing those assets in 1991.

--------------------------------------------------------------------------------

H-30
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                                 DIRECTORS' STATEMENT

       In the opinion of the Directors:

               (a) The accompanying accounts of the Company are drawn up so as to give a true and fair view of the results of the Company for the year ended 31 December 1994 and the state of affairs of the Company at 31 December 1994; and

               (b) At the date of this statement there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due; and

               (c)      The consolidated accounts:

                        (i) have been made out in accordance with Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law; and

                        (ii) in particular, give a true and fair view of the matters with which they deal.

       Signed in accordance with a resolution of the Directors made pursuant  to section 303(2) of the Corporations Law.

       On behalf of the Directors

       B N Kelman AO, OBE
       Director

       R A Tastula
       Director

       Perth
       31 March 1995, except for note 32 for which the date is 4 October 1995

--------------------------------------------------------------------------------

                                                                            H-31
--------------------------------------------------------------------------------

                    INDEPENDENT AUDIT REPORT TO THE SHAREHOLDERS OF
                          HOMESTAKE GOLD OF AUSTRALIA LIMITED

       SCOPE

       We have audited the financial statements of Homestake Gold of Australia Limited for the financial year ended 31 December 1994 together with the comparatives for the year ended 31 December 1993. The financial statements include the consolidated accounts of the economic entity comprising the Company and the entities it controlled at year end, or from time to time during the year. The Company's Directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have conducted an independent audit of these financial statements in order to express an opinion on them to the shareholders of the Company.

       Our audit has been conducted in accordance with Australian Auditing Standards to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and statutory requirements so as to present a view which is consistent with our understanding of the Company's and the economic entity's financial position, the results of their operations and their cash flows.

       The audit opinion expressed in this report has been formed on the above basis.

       AUDIT OPINION

       In our opinion the financial statements of Homestake Gold of Australia Limited are properly drawn up:

               (a)      so as to give a fair view of:

                        (i) the state of affairs as at 31 December 1994 and 31 December 1993 and the profit and cash flows for the financial year ended on those dates of the Company and the economic entity; and

                        (ii) the other matters required by Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law to be dealt with in the financial statements;

               (b)      in  accordance with  the provisions  of the Corporations
                        Law; and

               (c)      in accordance with applicable Accounting Standards.

       Accounting principles generally accepted in Australia vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated operating profit for the years ended 31 December 1994 and 1993 and the determination of consolidated shareholders' equity attributable to shareholders of Homestake Gold of Australia Limited as at 31 December 1994 and 1993 to the approximate extent indicated in note 32 to the financial statements.

       COOPERS & LYBRAND
       Chartered Accountants

       Perth, Western Australia
       31 March 1995, except for Note 32 for which the date is 4 October 1995

--------------------------------------------------------------------------------

H-32
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                               PROFIT AND LOSS ACCOUNTS
                          FOR THE YEAR ENDED 31 DECEMBER 1993

                                                                         CONSOLIDATED         PARENT ENTITY
                                                                     --------------------  --------------------
                                                                       1993       1992       1993       1992
                                                           NOTE        $'000      $'000      $'000      $'000
                                                           -----     ---------  ---------  ---------  ---------
Operating profit/(loss) before abnormal items and
 income tax...........................................           2      31,676      6,381     28,892     (4,825)
Abnormal items before income tax......................           2      (4,282)    (3,801)    (1,498)   (13,626)
                                                                     ---------  ---------  ---------  ---------
Operating profit/(loss) before income tax.............           2      27,394      2,580     27,394    (18,451)
Income tax (benefit)/expense attributable to operating
 profit/(loss)........................................           3      --         --         --         --
                                                                     ---------  ---------  ---------  ---------
Operating profit/(loss) after income tax..............                  27,394      2,580     27,394    (18,451)
Accumulated losses at the beginning of the year.......                 (67,974)   (70,554)   (67,974)   (49,523)
                                                                     ---------  ---------  ---------  ---------
Accumulated losses at the end of the year.............                 (40,580)   (67,974)   (40,580)   (67,974)
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Earnings per share....................................          27

       THE ABOVE PROFIT AND LOSS ACCOUNTS SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                            H-33
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                                    BALANCE SHEETS
                                AS AT 31 DECEMBER 1993

                                                                       CONSOLIDATED         PARENT ENTITY
                                                                   --------------------  --------------------
                                                                     1993       1992       1993       1992
                                                         NOTE        $'000      $'000      $'000      $'000
                                                         -----     ---------  ---------  ---------  ---------
CURRENT ASSETS
Cash................................................                   8,884      6,988      8,849      6,950
Receivables.........................................           4      23,720     11,684     26,636     11,594
Inventories.........................................           5      17,844     21,918     17,367     21,430
Other...............................................           6       3,562      3,409      3,528      3,328
                                                                   ---------  ---------  ---------  ---------
    TOTAL CURRENT ASSETS............................                  54,010     43,999     56,380     43,302
                                                                   ---------  ---------  ---------  ---------
NON-CURRENT ASSETS
Investments.........................................           7          50         50         50         50
Inventories.........................................           8       9,813     --          9,813     --
Property, plant & equipment.........................           9     176,148    187,289    172,386    183,510
Other...............................................          10       5,354      6,152      4,668      5,074
                                                                   ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT ASSETS........................                 191,365    193,491    186,917    188,634
                                                                   ---------  ---------  ---------  ---------
      TOTAL ASSETS..................................                 245,375    237,490    243,297    231,936
                                                                   ---------  ---------  ---------  ---------
CURRENT LIABILITIES
Creditors and borrowings............................          11      23,846     15,986     10,630      9,545
Provisions..........................................          12       2,995      4,130     14,524      9,195
Other...............................................          13      10,000     10,000     10,000     10,000
                                                                   ---------  ---------  ---------  ---------
    TOTAL CURRENT LIABILITIES.......................                  36,841     30,116     35,154     28,740
                                                                   ---------  ---------  ---------  ---------
NON-CURRENT LIABILITIES
Creditors and borrowings............................          14         199     12,012     --         --
Provisions..........................................          15       1,760      6,822      1,568     14,656
Other...............................................          16      65,000     75,000     65,000     75,000
                                                                   ---------  ---------  ---------  ---------
    TOTAL NON-CURRENT LIABILITIES...................                  66,959     93,834     66,568     89,656
                                                                   ---------  ---------  ---------  ---------
      TOTAL LIABILITIES.............................                 103,800    123,950    101,722    118,396
                                                                   ---------  ---------  ---------  ---------
NET ASSETS..........................................                 141,575    113,540    141,575    113,540
SHAREHOLDERS' EQUITY
Share capital.......................................          17     118,357    118,207    118,357    118,207
Reserves............................................          18      63,798     63,307     63,798     63,307
Accumulated losses..................................                 (40,580)   (67,974)   (40,580)   (67,974)
                                                                   ---------  ---------  ---------  ---------
      TOTAL SHAREHOLDERS' EQUITY....................                 141,575    113,540    141,575    113,540
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
Commitments and Contingencies.......................          21

                THE ABOVE BALANCE SHEETS SHOULD BE READ IN CONJUNCTION WITH THE
                                  ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

H-34
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                               STATEMENTS OF CASH FLOWS
                          FOR THE YEAR ENDED 31 DECEMBER 1993

                                                                CONSOLIDATED           PARENT ENTITY
                                                           ----------------------  ----------------------
                                                              1993        1992        1993        1992
                                                  NOTE       $'000       $'000       $'000       $'000
                                                ---------  ----------  ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Receipts from gold sales....................                176,100     172,953     176,100     167,379
  Payments to suppliers and employees.........               (130,191)   (134,143)   (123,368)   (125,113)
  Other receipts..............................                  1,059         838         836         802
  Interest received...........................                  1,179       1,854       1,179       1,346
  Interest paid...............................                     (3)        (47)         (1)        (29)
  Finance charges on finance leases...........                 (1,025)     (1,700)     --          (1,655)
  Deferred gold sale fee......................                 (2,865)     (2,821)     (2,865)     (2,821)
                                                           ----------  ----------  ----------  ----------
    Net cash provided by operating
     activities...............................       30(b)     44,254      36,934      51,881      39,909
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for plant and equipment............                 (4,318)     (8,965)     (3,976)     (8,835)
  Payments for mine property and
   development................................                 (3,690)     (7,000)     (3,690)     (7,000)
  Proceeds on sale of non-current assets......                    596         656         283         375
  Payments for exploration and evaluation.....                 (7,583)     (8,111)     (3,421)     (2,833)
                                                           ----------  ----------  ----------  ----------
    Net cash used in investing activities.....                (14,995)    (23,420)    (10,804)    (18,293)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issue of shares...............                    640          35         640          35
  Repayment of borrowings.....................                 --             (82)     --             (82)
  Deferred gold sale delivery.................                (10,000)    (10,000)    (10,000)    (10,000)
  Repayment of principle on finance leases....                 (5,820)     (5,652)     --          --
  Advances to a controlled entity.............                 --          --         (17,740)    (16,784)
  Realised foreign exchange gain..............                    289      --             289      --
                                                           ----------  ----------  ----------  ----------
    Net cash used in financing activities.....                (14,891)    (15,699)    (26,811)    (26,831)
                                                           ----------  ----------  ----------  ----------
      Net increase/(decrease) in cash held....                 14,368      (2,185)     14,266      (5,215)
Cash at beginning of the financial year.......                 16,868      19,053      16,935      22,150
                                                           ----------  ----------  ----------  ----------
Cash at end of the financial year.............       30(a)     31,236      16,868      31,201      16,935
                                                           ----------  ----------  ----------  ----------
                                                           ----------  ----------  ----------  ----------

       THE ABOVE STATEMENTS OF CASH FLOWS SHOULD BE READ IN CONJUNCTION WITH THE
                                  ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                            H-35
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
                 NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)     GENERAL SYSTEMS OF ACCOUNTING UNDERLYING THE FINANCIAL STATEMENTS

       The financial statements have been prepared in accordance with disclosure requirements of Schedule 5 of the Corporations Regulations, and relevant Accounting Standards. Except for certain assets which are as noted, the financial statements are prepared in accordance with the historical cost convention. The accounting policies adopted are consistent with those of the previous year.

       (B)     PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements have been prepared by combining the accounts of all the entities controlled by Homestake Gold of Australia Limited (the parent entity) as defined in Australian Accounting Standards Board 1024 "Consolidated Accounts". A list of controlled entities appears in note 26. Homestake Gold of Australia Limited and its controlled entities are referred to in these accounts as the economic entity.

       The consolidated financial statements include the information and results of each controlled entity from the date on which the Company obtained control and until such time as the Company ceases to control such entity. In preparing the consolidated financial statements, all intercompany balances and transactions, and unrealised profits arising within the economic entity are eliminated in full.

       (C)     FOREIGN CURRENCIES

       Transactions in foreign currencies are translated at the rate of exchange at the date of the transaction. Foreign currency assets and liabilities at the balance sheet date are translated at the exchange rate at balance date. Realised and unrealised exchange gains or losses are recorded in the profit and loss account.

       Gains and losses relating to a foreign exchange hedging program are recognised in the profit and loss account in the period in which they are realised.

       (D)     MINING OPERATIONS

               (i)      Property, plant and equipment

                        Depreciation of property, plant and equipment is on the following basis:

                        For assets with an economic life less than the life of the respective mine, costs are depreciated on a straight line basis over their estimated remaining life.

                        The economic entity regularly reviews the estimated economic life of each mine considering the physical and economic factors relating to ore reserves and makes adjustments to the estimates as required.

--------------------------------------------------------------------------------

H-36
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                        The life of each mine is determined by relating the projected recoverable tonnes in the orebody to the expected rate of production.

               (ii)     Inventories

                        Stores,   which   represent   consumable   supplies  and
                        maintenance spares, are valued at weighted average cost less provision for obsolescence.

                        Ore stocks and gold in circuit are valued at the lower of weighted average cost and net realisable value. Weighted average cost includes direct material and an appropriate portion of labour and overhead expenses including amortisation and depreciation.

               (iii)    Prepaid mining costs

                        Certain   operating   development   costs   incurred  in
                        underground mining are deferred and allocated to ore stocks on the basis of tonnes of ore broken.

                        Costs of waste stripping for open cut operations are normalised by adding to or deducting from prepaid mining expenditure when stripping ratios exceed or are less than the life of mine stripping ratios.

               (iv)     Recognition of revenue

                        Gold bullion is taken up as a sale in the period when it is delivered to a refinery.

               (v)      Mine development

                        Amortisation of mine development is over the economic life of each mine.

       (E)     INCOME TAX

       Tax effect accounting principles have been adopted whereby income tax expense has been calculated on pre-tax profits after adjustment of permanent differences. The future tax benefit relating to tax losses is not carried forward as an asset unless the benefit can be regarded as being virtually certain of realisation. Income tax on net cumulative timing differences is set aside to the deferred income tax and future income tax benefit accounts at the rates which are expected to apply when those timing differences reverse. The new Australian corporate tax rate of 33% that became effective this year has been used for this purpose.

       (F)     EXPLORATION EXPENDITURE

       Exploration and evaluation expenditure incurred is accumulated and capitalised.

       Where economically recoverable ore reserves have not been established, or for which specific development plans have not been scheduled, an appropriate provision for write off is concurrently charged to the profit and loss account.

--------------------------------------------------------------------------------

                                                                            H-37
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       Where economically recoverable ore reserves have been established, costs are carried on the balance sheet until commencement of mining operations. For areas where a provision had previously been made and economically recoverable ore reserves have since been established, the provision is appropriately reduced to reflect the capital costs associated with the newly established reserves to the extent that they can be expected to be recoverable from established reserves.

       On commencement of mining operations, capitalised costs are transferred to mine property, buildings and equipment and are amortised over the economic life of the ore reserves. Accumulated capitalised expenditure on abandoned areas is written off when the decision to abandon is made.

       (G)     JOINT VENTURES

       A substantial part of the economic entity's activities is undertaken in the form of unincorporated joint ventures with other parties. Interests in joint ventures are reported in the accounts by including the economic entity's share of assets, liabilities, income and expenses employed in the joint ventures, in their respective classification categories. Details of major joint venture interests and the sum of the group's interests in joint venture assets and liabilities are set out in note 25.

       (H)     LEASES AND DEFERRED INCOME

       Leases classified as finance leases are capitalised and amortised on a straight-line basis so as to write off the value of each leased asset over its estimated useful life. The liability in respect of capitalised leases is reduced by the principal component of each lease payment and the interest component is expensed. Where the transaction involves a sale and leaseback, an appropriate amount of deferred income is recorded in the balance sheet and is taken to the profit and loss account over the lease term. The amount of deferred income amortised to the profit and loss account is disclosed in note 2. When cessation of mining occurs and the leased asset no longer operates and where the transaction involved a sale and leaseback, the unamortised portion of the leased asset (net of capitalised borrowing costs) is written off to the profit and loss account and the profit and loss account is simultaneously adjusted for the unamortised value of the deferred income.

       Leases classified as operating leases are not capitalised and each lease payment is expensed.

       (I)     VALUATION OF NON-CURRENT ASSETS

       Non-current assets are written down to recoverable amount where the carrying value of any non-current asset exceeds the recoverable amount. In assessing recoverable amounts the relevant cash inflows arising from the continued use and subsequent disposal of non-current assets are not discounted to their present value. No upward revaluations have been made.

       (J)     EARNINGS PER SHARE

               (i)      Basic earnings per share

                        Basic earnings per share is determined by dividing the operating profit after income tax by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the year.

--------------------------------------------------------------------------------

H-38
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
               (ii)     Diluted earnings per share

                        Diluted earnings per share adjusts the figures used in the determination of basic earnings per share by taking into account amounts unpaid on ordinary shares and any reduction in earnings per share that will probably arise from the exercise of options outstanding during the financial year.

       (K)     COMPARATIVE FIGURES

       Where appropriate, comparative figures are reclassified so as to be comparable with figures in the current period.

2.      OPERATING PROFIT/(LOSS)

       (A)     OPERATING REVENUE

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Gold sales revenue.........................................    175,649    168,649    175,649    163,657
Other revenue:
  -- Interest received from other persons..................      1,179      1,398      1,179      1,391
  -- Amortisation of deferred income.......................     --          5,608     --         --
  -- Other income..........................................      1,069        805        846        769
  -- Net foreign exchange gain.............................        289     --            289     --
  -- Proceeds on sale of non-current assets................        570        656        283        375
                                                             ---------  ---------  ---------  ---------
                                                               178,756    177,116    178,246    166,192
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

       (B)     OPERATING PROFIT/(LOSS)

       Operating profit/(loss) before abnormal items and income tax has been determined after crediting and charging the following specific items:

               (i)      Crediting

                                                           CONSOLIDATED         PARENT ENTITY
                                                       --------------------  --------------------
                                                         1993       1992       1993       1992
                                                         $'000      $'000      $'000      $'000
                                                       ---------  ---------  ---------  ---------
-- Profit on sale of non-current assets..............        311        394        216        213
-- Exploration expenditure written back..............      1,270      2,947      1,270      2,947
-- Write back of provision against net realisable
   value.............................................      1,408     --          1,408     --
-- Write back of provision for guarantee on related
   company finance lease.............................     --         --          1,826     --

--------------------------------------------------------------------------------

                                                                            H-39
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

2.      OPERATING PROFIT/(LOSS) (CONTINUED)
               (ii)     Charging

                                                       CONSOLIDATED         PARENT ENTITY
                                                   --------------------  --------------------
                                                     1993       1992       1993       1992
                                                     $'000      $'000      $'000      $'000
                                                   ---------  ---------  ---------  ---------
-- Interest paid or due and payable:
      Other persons..............................          3         47          1         29
-- Depreciation of property, plant and
   equipment.....................................     12,481     13,759     12,481     13,163
-- Amortisation of:
      Mine properties and development............      7,537      7,190      7,537      6,751
      Capital acquisition costs..................        798        406        406        406
      Leased assets..............................         67      6,048     --         --
-- Loss on sale of non-current assets............         20         88          9         88
-- Provisions:
      Employee entitlements......................      2,492      2,080      2,181      2,080
      Mine rehabilitation........................     --             30     --         --
      Diminution in investment in controlled
       entity....................................     --         --         --            620
      Non-recovery of a receivable from a
       controlled entity.........................     --         --         14,740     19,288
-- Research and Development......................        245     --            234     --
-- Exploration expenditure write off/ provided
   against includes depreciation -- $115,000
  (1992: $149,000)...............................      7,698      8,275      3,421      2,849
-- Deferred gold sale fee -- related
   corporation...................................      2,865      2,821      2,865      2,821
-- Finance charges -- leased assets..............      1,025      1,700     --          1,655
-- Operating leases -- rental expense............        584        465        206        465

       (C)     AUDITORS REMUNERATION

                                                                           CONSOLIDATED         PARENT ENTITY
                                                                       --------------------  --------------------
                                                                         1993       1992       1993       1992
                                                                         $'000      $'000      $'000      $'000
                                                                       ---------  ---------  ---------  ---------
REMUNERATION OF AUDITORS:
Amounts received, or due and receivable, by the auditor of the
 Company for:
  -- Auditing the accounts...........................................         60     --             60     --
  -- Other services..................................................        393     --            393     --
Amounts received, or due and receivable, by other auditors for:
  -- Auditing the accounts...........................................         91        150         87        150
  -- Other services..................................................         31         10         23         10

--------------------------------------------------------------------------------

H-40
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

2.      OPERATING PROFIT/(LOSS) (CONTINUED)
       (D)     ABNORMAL ITEMS

       Included in the operating profit before income tax are the following abnormal items of expense:

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Provision for guarantee on related company finance lease...     --         --         --         13,626
    Applicable tax effect -- Nil
Fortnum closure
    Loss on cessation of mining and writedown of deferred
     mining costs, property, plant and equipment at the
     Fortnum operations, including profit on sale of
     non-current assets....................................     --          3,801     --         --
    Applicable tax credit -- $1,482,000
Writeoff of leased assets no longer operating..............     --         15,422     --         --
Writeback of deferred income...............................     --        (15,422)    --         --
    Applicable tax effect -- Nil
Retrospective withholding tax payment in relation to the
 financial years 1989 to 1993..............................      1,498     --          1,498     --
    Applicable tax credit -- $494,000
Relocation of Head office expenses.........................      2,784     --         --         --
    Applicable tax credit -- $919,000
                                                             ---------  ---------  ---------  ---------
Total Abnormal Items Before Tax............................      4,282      3,801      1,498     13,626
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-41
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

3.     INCOME TAX

       The prima facie income tax expense on pre-tax accounting profit/(loss) is reconciled to the income tax expense in the accounts as follows:

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Operating profit/(loss) before income tax..................     27,394      2,580     27,394    (18,451)
Prima facie income tax expense/(benefit) on operating
 profit/(loss) calculated at 33% (1992 -- 39%).............      9,040      1,006      9,040     (7,196)
ADD (DEDUCT) TAX EFFECT OF:
Permanent differences
  -- deferred income.......................................     --         (2,187)    --         --
  -- non-deductible depreciation and amortisation..........      1,261      4,153      1,261      1,794
  -- deductible lease payments.............................     (2,270)    (2,864)    --         --
  -- non-deductible increase in provisions.................      4,262     --          4,262     --
  -- other items...........................................        232        773       (152)       (55)
                                                             ---------  ---------  ---------  ---------
                                                                12,525        881     14,411     (5,457)
Benefit of tax losses recouped.............................    (12,525)      (881)   (14,411)    --
Timing differences and tax losses not brought to account as
 future income tax benefits................................     --         --         --          5,457
Income tax attributable to operating profit/(loss).........     --         --         --         --
The Directors estimate that the potential future income tax
 benefit at 33% (1992 -- 39%) in respect of:
  -- tax losses not brought to account.....................      6,573     11,791     --            375
  -- exploration expenditure...............................      3,565      9,395     --          1,843
  -- timing differences....................................     --         --         --         13,977
                                                             ---------  ---------  ---------  ---------
                                                                10,138     21,186     --         16,195
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

       This future income tax benefit will only be obtained if:

               (a) future assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised;

               (b)      the  conditions   for  deductibility   imposed  by   tax
                        legislation continue to be complied with; and

               (c) no changes in tax legislation adversely affect the economic entity in realising the benefit.

--------------------------------------------------------------------------------

H-42
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

4.     CURRENT ASSETS -- RECEIVABLES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount receivable from a controlled entity.................     --         --         43,209     25,469
Less: provision for non-recovery...........................     --         --        (40,209)   (25,469)
                                                             ---------  ---------  ---------  ---------
                                                                --         --          3,000     --
Short term deposits........................................     22,514      9,985     22,514      9,985
Other receivables..........................................      1,206      1,699      1,122      1,609
                                                             ---------  ---------  ---------  ---------
                                                                23,720     11,684     26,636     11,594
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

5.     CURRENT ASSETS -- INVENTORIES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Stores at cost.............................................      4,476      6,290      3,999      5,802
Less: provision for obsolescence...........................       (195)    --           (195)    --
                                                             ---------  ---------  ---------  ---------
                                                                 4,281      6,290      3,804      5,802
Stocks -- ore at cost......................................      5,036     10,084      5,036     10,084
     -- gold in circuit at cost............................      8,527      5,544      8,527      5,544
                                                             ---------  ---------  ---------  ---------
                                                                17,844     21,918     17,367     21,430
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

6.     CURRENT ASSETS -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Prepayments................................................      3,562      3,409      3,528      3,328

7.     NON-CURRENT ASSETS -- INVESTMENTS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Shares in controlled entity not quoted
 -- at cost (refer note 26)................................     --         --            620        620
Less: provision for diminution of investment...............     --         --           (620)      (620)
                                                             ---------  ---------  ---------  ---------
                                                                --         --         --         --
Shares in an associated company not quoted
 -- at cost (refer note 29)................................         50         50         50         50
                                                             ---------  ---------  ---------  ---------
                                                                    50         50         50         50
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

8.     NON-CURRENT ASSETS -- INVENTORIES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Stores at cost.............................................      2,132     --          2,132     --
Stocks -- ore at cost......................................      7,681     --          7,681     --
                                                             ---------  ---------  ---------  ---------
                                                                 9,813     --          9,813     --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-43
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

9.     NON-CURRENT ASSETS -- PROPERTY, PLANT AND EQUIPMENT

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Plant and equipment at cost................................    175,674    179,849    164,622    168,877
Less: accumulated depreciation.............................    (70,237)   (60,729)   (61,267)   (51,793)
                                                             ---------  ---------  ---------  ---------
    Total Plant and Equipment..............................    105,437    119,120    103,355    117,084
                                                             ---------  ---------  ---------  ---------
Mine property and development at cost......................    116,218    100,361    107,942     92,087
Less: accumulated amortisation.............................    (47,827)   (37,574)   (40,979)   (30,726)
                                                             ---------  ---------  ---------  ---------
    Total Mine Property and Development....................     68,391     62,787     66,963     61,361
                                                             ---------  ---------  ---------  ---------
Leased assets..............................................        339        361     --         --
Less: accumulated amortisation.............................        (87)       (80)    --         --
                                                             ---------  ---------  ---------  ---------
    Total Leased Assets....................................        252        281     --         --
                                                             ---------  ---------  ---------  ---------
                                                               174,080    182,188    170,318    178,445
Capital works in progress at cost..........................      2,068      5,101      2,068      5,065
                                                             ---------  ---------  ---------  ---------
                                                               176,148    187,289    172,386    183,510
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

10.    NON-CURRENT ASSETS -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
EXPLORATION AND EVALUATION EXPENDITURE
Areas of interest where ore reserves have not been
 established or for which specific development plans have
 not been scheduled........................................     18,558     17,136      8,151      6,285
Less: provision for write off..............................    (18,558)   (17,136)    (8,151)    (6,285)
                                                             ---------  ---------  ---------  ---------
                                                                --         --         --         --
                                                             ---------  ---------  ---------  ---------
Capital acquisition costs..................................      7,603      7,604      6,526      6,526
Less: accumulated amortisation.............................     (2,249)    (1,452)    (1,858)    (1,452)
                                                             ---------  ---------  ---------  ---------
                                                                 5,354      6,152      4,668      5,074
                                                             ---------  ---------  ---------  ---------
                                                                 5,354      6,152      4,668      5,074
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

H-44
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

11.    CURRENT LIABILITIES -- CREDITORS AND BORROWINGS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
UNSECURED:
Bank overdraft.............................................     --            105     --         --
Amount payable to
  -- related bodies corporate..............................     --              1     --            125
Trade creditors............................................      8,294      9,672      8,283      9,301
Withholding tax payable....................................      1,498     --          1,498     --
Other......................................................      2,033        543        687        119
SECURED:
Bank overdraft (refer note 21 B(g))........................        162     --            162     --
Finance lease liabilities (i)..............................     11,859      5,665     --         --
                                                             ---------  ---------  ---------  ---------
                                                                23,846     15,986     10,630      9,545
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The finance lease liabilities are effectively secured over the assets leased and, in the case of the sale and leaseback transaction, a first ranking registered fixed and floating charge over the assets and undertakings of the economic entity exists, subject to certain exclusions. Subsequent to year end this finance lease was retired and the fixed and floating charge removed.

12.    CURRENT LIABILITIES -- PROVISIONS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Guarantee on related entity finance lease..................     --         --         11,800      5,600
Employee benefits..........................................      2,995      4,130      2,724      3,595
                                                             ---------  ---------  ---------  ---------
                                                                 2,995      4,130     14,524      9,195
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

13.    CURRENT LIABILITIES -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount owing to a related body corporate...................     10,000     10,000     10,000     10,000
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

14.    NON-CURRENT LIABILITIES -- CREDITORS AND BORROWINGS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
SECURED:
Finance lease liabilities (i)..............................        199     12,012     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The finance lease liabilities are effectively secured over the assets leased and, in the case of the sale and leaseback transaction, a first ranking registered fixed and floating charge over the assets and undertakings of the economic entity exists, subject to certain exclusions. Subsequent to year end this finance lease was retired and the fixed and floating charge removed.

--------------------------------------------------------------------------------

                                                                            H-45
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (continued)

15.    NON-CURRENT LIABILITIES -- PROVISIONS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Employee benefits..........................................      1,087        755      1,087        755
Guarantee on related company finance lease.................     --         --         --          8,026
Deferred stripping costs...................................     --          5,394     --          5,394
Mine rehabilitation........................................        673        673        481        481
                                                             ---------  ---------  ---------  ---------
                                                                 1,760      6,822      1,568     14,656
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

16.    NON-CURRENT LIABILITIES -- OTHER

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Amount owing to a related body corporate...................     65,000     75,000     65,000     75,000
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

17.    SHARE CAPITAL

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Authorised Capital
    -- 697,350,000 ordinary shares of 20 cents each........    139,470    139,470    139,470    139,470
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
(b) Issued Capital
    -- 591,779,573 (1992: 591,036,573) ordinary shares at
      20 cents each fully paid.............................
    -- 102,000 (1992: 5,000) ordinary shares at 20 cents
      each paid to 1 cent..................................    118,357    118,207    118,357    118,207
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
(c) Options
    -- 81,500 (1992: 957,000)

       During the year, 464,000 options which were issued in 1988 were exercised by option holders. The option gave the holder the right to take up one fully paid ordinary share on payment of $1.00, including 80 cents premium. The exercise price was one cent with the balance repayable within five years of exercise of option. The remaining 36,000 options lapsed on 29 April 1993.

       During the year 376,000 options which were issued in 1991 were exercised by option holders. These options give the holder the right to take up one fully paid ordinary share on payment of 70 cents, including 50 cents premium exercisable at any time up to 24 June 1996. The exercise price of the option is payable as to one cent on exercise of the option, with the balance of 69 cents payable within five years of exercise of option. At 31 December 1993, 81,500 of these options remain outstanding.

--------------------------------------------------------------------------------

H-46
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

18.    RESERVES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Share Premium Reserve
  Balance at the beginning of the year.....................     63,307     63,282     63,307     63,282
Add:
  -- Arising from options exercised........................        491         25        491         25
                                                             ---------  ---------  ---------  ---------
  Balance as at the end of the year........................     63,798     63,307     63,798     63,307
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

19.    REMUNERATION AND RETIREMENT BENEFITS OF DIRECTORS

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Aggregate income received, or due and receivable by
     Directors of Homestake Gold of Australia Limited and
     its controlled entities...............................        533        643        533        643
   The number of Directors of Homestake Gold of Australia
     Limited whose total remuneration falls within the
     following bands:
      $0 - $9,999..........................................                                6          4
      $20,000 - $29,999....................................                                1          1
      $30,000 - $39,999....................................                                1     --
      $40,000 - $49,999....................................                           --              1
      $60,000 - $69,999....................................                                1     --
      $120,000 - $129,999..................................                                1          1
      $190,000 - $199,999..................................                           --              1
      $250,000 - $259,999..................................                           --              1
      $270,000 - $279,999..................................                                1     --
(b) Contributions paid to the economic entity's
    Superannuation Fund in respect of Directors of the
    Company and its controlled entities....................         87        120         87        120
(c) Amounts paid to the economic entity's Superannuation
    Fund or directly to Directors in connection with the
    retirement of Directors................................      2,191     --          2,191     --

       Amounts are shown in summary form as the Directors believe the provision of full particulars would be unreasonable.

       During 1993 five Directors (1992 four Directors) in the $0 - $9,999 band were not paid any remuneration.

--------------------------------------------------------------------------------

                                                                            H-47
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

20.    REMUNERATION AND RETIREMENT BENEFITS OF EXECUTIVES

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Aggregate income received, or due and receivable, by
     executive officers whose total income exceeds
     $100,000..............................................        716        803        716        803
   The number of executives whose total income is more than
     $100,000 and falls within the following bands:
      Executive officers of the economic entity and of the
       Company
      $100,000 - $109,999..................................     --              1     --              1
      $120,000 - $129,999..................................          3          2          3          2
      $190,000 - $199,999..................................     --              1     --              1
      $250,000 - $259,999..................................     --              1     --              1
      $270,000 - $279,999..................................          1     --              1     --
(b) Contributions paid to the economic entity's
    Superannuation Fund in respect of executives of the
    Company and its controlled entities....................        142        167        142        167
(c) Amounts paid to the Company Superannuation Fund or
    directly to principal executive officers in connection
    with the retirement of those officers..................      2,071     --          2,071     --

       Amounts are shown in summary form as the Directors believe the provision of full particulars would be unreasonable.

--------------------------------------------------------------------------------

H-48
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

21.    COMMITMENTS AND CONTINGENCIES

       A.      Commitments for lease expenditure

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
(a) Operating lease expenditure contracted for:
    No later than one year.................................        566        563        216        158
    Later than one year but no later than two years........        444        494        104        131
    Later than two years but no later than five years......        502        928          8         68
    Later than five years..................................     --         --         --         --
                                                             ---------  ---------  ---------  ---------
    Operating lease liability..............................      1,512      1,985        328        357
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
(b) Finance lease expenditure contracted for:
    No later than one year.................................     12,060      7,231     --         --
    Later than one year but no later than two years........        121      6,682     --         --
    Later than two years but no later than five years......        104      6,743     --         --
    Later than five years..................................     --         --         --         --
                                                             ---------  ---------  ---------  ---------
    Minimum finance lease payments (i).....................     12,285     20,656     --         --
    Deduct future finance charges..........................       (227)    (2,979)    --         --
                                                             ---------  ---------  ---------  ---------
    Finance lease liability................................     12,058     17,677     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------
INCLUDED IN THE ACCOUNTS AS:
Creditors and borrowings
  -- Current -- note 11....................................     11,859      5,665     --         --
  -- Non-current -- note 14................................        199     12,012     --         --
                                                             ---------  ---------  ---------  ---------
                                                                12,058     17,677     --         --
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

      ------------------------
          (i) The minimum finance lease payments declared may vary as certain finance charges are calculated using a variable interest rate.

       B.      Other commitments

       (a) Homestake Gold of Australia Limited and Kalgoorlie Lake View Pty. Ltd. entered into an agreement for the supply of electricity in connection with Kalgoorlie operations with the State Energy Commission of Western Australia (SECWA) on 2 February 1983. Pursuant to that Agreement, Homestake Gold of Australia Limited and Kalgoorlie Lake View Pty. Ltd. are jointly and severally liable to pay to SECWA a line charge until September 1999.

       The line charge cost varies in accordance with foreign exchange and interest rate movements.

                                                                                      1993       1992
                                                                                      $'000      $'000
                                                                                    ---------  ---------
At 31 December 1993 the total commitment of both parties to SECWA was payable as follows:
  No later than one year..........................................................      3,468      3,468
  Later than one year but no later than two years.................................      3,468      3,468
  Later than two years but no later than five years...............................     10,403     10,403
  Later than five years...........................................................      2,600      6,068
                                                                                    ---------  ---------
                                                                                       19,939     23,407
                                                                                    ---------  ---------
                                                                                    ---------  ---------

--------------------------------------------------------------------------------

                                                                            H-49
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

21.     COMMITMENTS AND CONTINGENCIES (CONTINUED)
       (b) The economic entity has certain guarantees and obligations to perform minimum exploration work and expend minimum amounts of money on exploration, mining and related tenements. These obligations may be varied from time to time, subject to approval, and are expected to be fulfilled in the normal course of operations of the economic entity.

       (c) The economic entity has given certain guarantees and performance bonds in connection with exploration, mining and related activities. The obligations, in respect of which these guarantees and performance bonds have been given, are expected to be fulfilled in the normal course of operations of the economic entity.

       (d)     The   economic  entity   has  given   bank  guarantees  totalling
               $1,178,000 (1992: $949,000) to mining departments and other public utilities.

       (e) The Company has advised its continued support of a controlled entity and has undertaken that it will not require full repayment of the amounts receivable (refer note 4) until the controlled entity is in a position to do so.

       (f) The Company entered into a foreign currency protection programme in 1993 which is designed to protect the company's revenue stream against an appreciating Australian dollar. The programme consists of weekly put and call option contracts of US$1,500,000 which extend to December 1994. The programme is capped at 70 cents and has a floor of 66 cents.

       (g) The bank overdraft is secured by a fixed and floating charge over the assets and undertakings of the economic entity, except for the economic entity's interests in the Kalgoorlie Joint Ventures. In respect of the economic entity's Foreign Exchange Options Contract, the bank holds a charge over the following economic flows from the Kalgoorlie Joint Ventures, being gold delivered to Homestake Gold of Australia Limited (HGAL), the proceeds from the sale of gold and any amounts distributed to HGAL from the sale of assets of the Joint Ventures.

       (h)     Capital expenditure commitments

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Payable no later than one year.............................      3,495      2,149      3,495      2,149

22.    SUPERANNUATION COMMITMENTS

       The Homestake Australia Limited Superannuation Fund exists for the relevant employees of Homestake Australia Limited, to provide benefits in the form of lump sum payments on retirement, disability or death.

       Homestake Australia Limited is required to contribute to the fund in accordance with the governing trust deeds of the fund and the contributions are legally enforceable, subject to the cessation or reduction of contributions on notice being given to the trustees of the fund.

       Actuarial assessments of the Homestake Australia Limited Superannuation Fund are undertaken at least every three years, the most recent completed assessment being as at 1 January 1991 by the

--------------------------------------------------------------------------------

H-50
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

22.     SUPERANNUATION COMMITMENTS (CONTINUED)
       Wyatt Company Pty. Limited, Actuaries and Consultants. Based on these assessments, the fund would be able to satisfy all benefits which would be vested under the fund in the event of its termination or the voluntary or compulsory termination of employment of each employee.

       At the date of this report Wyatt Company Pty Limited is undertaking an actuarial assessment.

23.    OTHER RELATED PARTY DISCLOSURES

       (a)     Related bodies corporate

       The chief entity is Homestake Gold of Australia Limited whose ultimate holding company is Homestake Mining Company, incorporated under Delaware law, United States of America. The details of the previously disclosed, 1989 deferred gold sale to Homestake Mining Company of California, a subsidiary of Homestake Mining Company, are as follows:

       The transaction involved a sale to Homestake Mining Company of California of 210,277 ounces of gold for a total sale price of $A100.0 million, based on the gold price (London P.M. fix) at the transaction date. The gold sold is deliverable in equal semi-annual instalments and the first instalment was delivered on 31 December 1991 and the final instalment is due on 29 June 2001. A fee is payable in gold calculated quarterly on the balance of undelivered gold. In accordance with the terms and conditions of this transaction, Homestake Gold of Australia Limited is required to pay withholding tax on this fee.

       The above transaction reflected commercial terms for the Company at the time the related party transaction was entered into. The balance outstanding from this transaction is included in note 13 and note 16, and the gold fee paid in respect of it is included in note 2.

       (b)     Controlled entities

       A list, showing the amount of the Company's investment in each controlled entity, is included as note 26.

       (c)     Joint ventures

       Interests held during the year in joint ventures are set out in note 25.

       (d)     Associated company

       Kalgoorlie Consolidated Gold Mines Pty Ltd (KCGM) is 50 per cent owned by Homestake Gold of Australia Limited and 50 per cent owned by another party. KCGM acts as a management company for the KMA Joint Venture, Fimiston/Paringa Joint Venture and Mt Percy Joint Venture.

       All transactions with KCGM are made on terms and conditions that allow KCGM to neither earn a profit nor incur a loss from its operations. Loans and transactions arise from the performance of management services.

       (e)     Superannuation

       Details relating to superannuation commitments are shown in note 22.

--------------------------------------------------------------------------------

                                                                            H-51
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

23.     OTHER RELATED PARTY DISCLOSURES (CONTINUED)
       (f)     Directors

       The names of each person holding the position of Director during the year are Sir Bruce Macklin, OBE, W H Clough, AO, OBE, G G Elam, J P Horan, W A Humphrey, B N Kelman, AO, CBE, S T Peeler, J B Roberts, B A Schepman, R A Tastula and C F Fimiani (Alternate for Messrs. W A Humphrey, S T Peeler and B A Schepman).

       G G Elam was appointed 22 July 1993 and W H Clough, AO, OBE, was appointed 11 October 1993.

       J B Roberts resigned 10 May 1993, J P Horan resigned 5 July 1993 and Sir Bruce Macklin resigned 1 October 1993.

       C F Fimiani (Alternate for Messrs. W A Humphrey, S T Peeler and B A Schepman), resigned 17 January 1994.

       The amount of Directors remuneration received or receivable by the Directors is disclosed in note 19.

       A Director, Mr B N Kelman, AO, CBE, is a Director of Macquarie Bank Limited. During the year the Company sold gold bullion to the Macquarie Bank Limited on normal commercial terms and conditions. The Company also placed a portion of its nil cost foreign currency protection program with Macquarie Bank on normal commercial terms and conditions.

       Details of all share and share options between Directors of Homestake Gold of Australia Limited and any entity in the economic entity are as follows:

                                                                            PARENT ENTITY
                                                                         --------------------
                                                                           1993       1992
                                                                          NUMBER     NUMBER
                                                                         ---------  ---------
Aggregate number of shares and share options held by Directors at 31
 December
  Shares -- Homestake Gold of Australia Limited........................    158,636    203,181
  Share options -- Homestake Gold of Australia Limited
    -- Employee share option scheme at exercise price
     of $1.00..........................................................     --        300,000
    -- Employee share option scheme at exercise price
     of $0.70..........................................................     50,000    250,000

       During the year, Directors acquired 280,000 fully paid shares, through the Employee Share Option Scheme (100,000 shares were acquired at an exercise price of $1.00 and 180,000 shares were acquired at an exercise price of $0.70).

       During the year, Directors acquired 220,000 partly paid shares to 1 cent through the Employee Share Option Scheme (200,000 partly paid shares were acquired with the full exercise price to be $1.00 and 20,000 partly paid shares were acquired with the full exercise price to be $0.70).

       During the year, Directors acquired 50,000 shares through on-market transactions.

       During the year, Directors disposed of 345,000 shares through on-market transactions.

--------------------------------------------------------------------------------

H-52
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

24.    SEGMENT INFORMATION

       Homestake Gold of Australia Limited and its controlled entities are involved in exploration within Australia and the sale of gold produced.

25.    JOINT VENTURES

       The parent entity has a 50 per cent interest in the gold mining operations at Kalgoorlie, which are comprised of three separate joint ventures, Kalgoorlie Mining Associates Joint Venture, Fimiston/ Paringa Joint Venture and Mt. Percy Joint Venture. The Company has a 50 per cent interest in each joint venture.

       (a)     Exploration

       Interest in joint ventures

       A substantial part of the economic entity's exploration activities is undertaken in the form of unincorporated joint ventures with other parties. For information on the more advanced joint venture exploration activities, please refer to the section, Review of Activities -- Exploration on page 12 of this report.

       The  economic entity's  share of  joint venture  exploration expenditure,
       excluding  the  Kalgoorlie  operations  described  in  note  25(b),   was
       $2,175,000 (1992: $2,833,000).

--------------------------------------------------------------------------------

                                                                            H-53
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

25.     JOINT VENTURES (CONTINUED)
       (b)     Operations

       The economic entity's interests in the Kalgoorlie operations are included in the balance sheet under the following classifications:

                                                                                                1993       1992
                                                                                                $'000      $'000
                                                                                              ---------  ---------
        CURRENT ASSETS
          Cash..............................................................................     --             75
          Receivables.......................................................................         75         37
          Inventories.......................................................................     17,367     21,430
          Other.............................................................................      3,472      3,284
                                                                                              ---------  ---------
                                                                                                 20,914     24,826
                                                                                              ---------  ---------
        NON-CURRENT ASSETS
          Inventories.......................................................................      9,813     --
          Property, plant and equipment.....................................................    142,816    151,242
                                                                                              ---------  ---------
                                                                                                152,629    151,242
                                                                                              ---------  ---------
        TOTAL ASSETS........................................................................    173,543    176,068
                                                                                              ---------  ---------
                                                                                              ---------  ---------
        CURRENT LIABILITIES
          Creditors and borrowings..........................................................      8,206      9,420
          Provisions........................................................................      2,724      4,075
        Other...............................................................................        686     --
                                                                                              ---------  ---------
                                                                                                 11,616     13,495
                                                                                              ---------  ---------
        NON-CURRENT LIABILITIES
          Provisions........................................................................      1,568      6,149
                                                                                              ---------  ---------
        TOTAL LIABILITIES...................................................................     13,184     19,644
                                                                                              ---------  ---------
                                                                                              ---------  ---------
        SHARE OF NET ASSETS EMPLOYED IN JOINT VENTURES......................................    160,359    156,424
                                                                                              ---------  ---------
                                                                                              ---------  ---------
        The value of the economic entity's share of the output of the joint ventures for the period, less the economic entity's share of the cost of production and other costs
         in receiving that output and including abnormal expenses of $nil (1992: $nil)......     48,186     32,834
                                                                                              ---------  ---------
                                                                                              ---------  ---------

       The Company's share of the joint venture capital commitments of the Kalgoorlie operations at balance date was $3,495,000 (1992: $2,149,000).

       Other participants in the Kalgoorlie operations retain ownership of, and are entitled to receive, 50 per cent of saleable gold from the Kalgoorlie operations, plus an additional amount of gold until such time as 32.5 million tonnes of ore have been mined by open cut methods from that part of the Super Pit area contributed to the Kalgoorlie operations by those parties. The annual quantum of this additional gold depends upon production rates, costs of production and gold prices. During the current year the other participants were entitled to no additional gold. Notwithstanding the arrangements for sharing of gold, the Company is committed to contributing 50 per cent of venture costs of the Kalgoorlie operations.

--------------------------------------------------------------------------------

H-54
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

26.    DETAILS OF INVESTMENTS IN CONTROLLED ENTITIES

                                                                                 AFTER TAX
                                                               ---------------------------------------------
                                                                                CONTRIBUTION TO CONSOLIDATED
                                                                BOOK VALUE OF         PROFITS & LOSSES
                                                                 INVESTMENT     ----------------------------
                                  COUNTRY OF    PERCENTAGE OF  ---------------      1993           1992
                                 INCORPORATION     SHARES           $'000           $'000          $'000
                                 -------------  -------------  ---------------  -------------  -------------
Parent Entity
Homestake Gold of Australia
 Limited.......................    Australia                                           40,308         15,083
Controlled Entities
Homestake Australia Limited....    Australia           100%          --               (12,914)       (12,503)
Homestake Gold (Queensland)
 Pty.
 Limited.......................    Australia           100%          --              --             --
                                                                                -------------  -------------
                                                                                       27,394          2,580
                                                                                -------------  -------------

27.    EARNINGS PER SHARE

                                                                                   CONSOLIDATED
                                                                           ----------------------------
                                                                               1993           1992
                                                                           -------------  -------------
Basic earnings per share (cents).........................................            4.6            0.4
Weighted average number of ordinary shares on issue used in the
 calculation of basic earnings per share.................................    591,445,335    591,007,748

       The diluted earnings per share is not materially different from basic earnings per share and is therefore not disclosed.

28.    SUBSEQUENT EVENTS

       (a) On 17 February 1994 Homestake Australia Limited sold its interests in the Fortnum plant and tenements to Perilya Mines N.L. The financial effect of this event was to produce a profit on sale of the plant and tenements of $1,800,000. This amount has not been brought to account at balance date.

       (b) On 17 February 1994 Homestake Australia Limited paid the State Bank of South Australia the outstanding obligation under the Sale and Lease back Transaction. The fixed and floating charge over the assets of the company relating to this lease has been discharged. The financial effect of this event was to reduce current liabilities by $11,800,000. This amount has not been brought to account at balance date.

29.    INVESTMENT IN ASSOCIATED COMPANIES

                                                                                                   EQUITY ACCOUNTED AMOUNT
                                                  OWNERSHIP INTEREST         CARRYING AMOUNT
                                 PRINCIPAL          -------------        ------------------------  ------------------------
NAME OF COMPANY                  ACTIVITY        1993 %       1992 %     1993 $'000   1992 $'000   1993 $'000   1992 $'000
----------------------------  ---------------     -----        -----        -----        -----        -----        -----
Unlisted Kalgoorlie
 Consolidated Gold Mines Pty
 Limited....................       Management          50           50           50           50           50           50


                                DIVIDENDS RECEIVED/

                                     RECEIVABLE
                              ------------------------
NAME OF COMPANY               1993 $'000   1992 $'000
----------------------------     -----        -----
Unlisted Kalgoorlie
 Consolidated Gold Mines Pty
 Limited....................      --           --

--------------------------------------------------------------------------------

                                                                            H-55
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

29.     INVESTMENT IN ASSOCIATED COMPANIES (CONTINUED)
       The above investment is held by Homestake Gold of Australia Limited and comprises interests in the ordinary share capital of the associate. The balance date of the associate is 30 June. The associated company does not have retained profits/accumulated losses, or any reserves.

30.    NOTES TO STATEMENTS OF CASH FLOWS

       (A)     RECONCILIATION OF CASH

       For the purpose of the statement of cash flows, cash includes cash on hand net of outstanding bank overdrafts, investments in short term deposits and gold bullion. Cash at the end of the financial year as shown in the statement of cash flows is reconciled to the related items in the balance sheet as follows.

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Cash on hand and in banks..................................      8,884      6,988      8,849      6,950
Bank overdraft (note 11)...................................       (162)      (105)      (162)    --
Short term deposits (note 4)...............................     22,514      9,985     22,514      9,985
                                                             ---------  ---------  ---------  ---------
                                                                31,236     16,868     31,201     16,935
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

       (B) RECONCILIATION OF NET CASH FROM OPERATING ACTIVITIES TO OPERATING PROFIT/(LOSS) AFTER INCOME TAX

                                                                 CONSOLIDATED         PARENT ENTITY
                                                             --------------------  --------------------
                                                               1993       1992       1993       1992
                                                               $'000      $'000      $'000      $'000
                                                             ---------  ---------  ---------  ---------
Operating profit/(loss) after income tax...................     27,394      2,580     27,394    (18,451)
Depreciation and amortisation..............................     20,998     21,795     20,425     20,320
Write off of exploration expenditure.......................      7,698      8,275      3,421      2,849
Exploration expenditure written back.......................     (1,270)    (2,947)    (1,270)    (2,947)
Write off of prepayment (abnormal).........................     --          2,032     --         --
Diminution of investment in controlled entity..............     --         --         --            620
Foreign exchange gain on financing activities..............       (289)    --           (289)    --
Profit on sale of assets...................................       (311)      (394)      (216)      (213)
Loss on sale of assets.....................................         20         88          9         88
Provision of non-recovery of a receivable of a controlled
 entity....................................................     --         --         14,740     19,288
Decrease in receivables and other assets...................        519      3,680        428      2,738
(Increase)/decrease in inventories.........................    (11,312)     2,415    (11,319)     1,658
Decrease in creditors and accruals.........................       (127)      (707)      (576)       (48)
Increase/(decrease) in provisions..........................        934        117       (866)    14,007
                                                             ---------  ---------  ---------  ---------
Net cash provided by operating activities..................     44,254     36,934     51,881     39,909
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------

--------------------------------------------------------------------------------

H-56
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

30.     NOTES TO STATEMENTS OF CASH FLOWS (CONTINUED)
       (C)     NON CASH FINANCING AND INVESTING ACTIVITIES

               (i)      Plant and equipment

                        During the financial year the economic entity acquired plant and equipment with an aggregate value of $182,000 (1992: $59,000) by means of financial leases. These acquisitions are not reflected in the statement of cash flows.

               (ii)     Charge between parties

                        In 1992 an inter-entity charge was made between entities within the economic entity of $6,235,000. This charge was not reflected in the statement of cash flows.

       (D)     STANDBY ARRANGEMENTS AND CREDIT FACILITIES

       Credit standby arrangements

 subject-       unsecured bank overdraft facilities,
                to annual review with amounts drawn
                payable at call, totalling..............      5,000      5,000      5,000      5,000
        -       amount of credit unused.................      5,000      5,000      5,000      5,000

       The parent entity has given a negative pledge, subject to certain conditions, in addition to an interlocking guarantee between the parent entity and its controlled entity, as security over the overdraft and bank guarantees (refer note 21).

--------------------------------------------------------------------------------

                                                                            H-57
--------------------------------------------------------------------------------

                      HOMESTAKE GOLD OF AUSTRALIA LIMITED
                              DIRECTORS' STATEMENT

       In the opinion of the Directors:

               (a) the accompanying financial statements are drawn up in accordance with Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law and so as to give a true and fair view of:

                        (i) the state of affairs as at 31 December 1993 and the profit for the financial year ended on that date of the Company and the economic entity; and

                        (ii)   the other matters with which they deal;

               (b) at the date of this statement there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

       The financial statements are drawn up in accordance with applicable Accounting Standards.

       Signed in accordance with a resolution of the Directors made pursuant  to section 303(2) of the Corporations Law.

       On behalf of the Directors

       B N Kelman AO, CBE
       Director

       R A Tastula
       Director

       Perth
       April 1994

--------------------------------------------------------------------------------

H-58
--------------------------------------------------------------------------------

                      INDEPENDENT AUDIT REPORT TO THE MEMBERS OF
                          HOMESTAKE GOLD OF AUSTRALIA LIMITED

       SCOPE

       We have audited the financial statements of Homestake Gold of Australia Limited for the financial year ended 31 December 1993. The financial statements include the consolidated accounts of the economic entity comprising the Company and the entities it controlled at year end, or from time to time during the year. The Company's Directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have conducted an independent audit of those financial statements in order to express an opinion on them to the members of the Company.

       Our audit has been conducted in accordance with Australian Auditing Standards to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian accounting standards and statutory requirements so as to present a view which is consistent with our understanding of the Company's and the economic entity's financial position and the results of their operations and their cash flows. The audit opinion expressed in this report has been formed on the above basis.

       AUDIT OPINION.

       In our opinion the financial statements of Homestake Gold of Australia Limited are properly drawn up:

               (a)      so as to give a true and fair view of:

                        (i) the state of affairs as at 31 December 1993 and the profit and cash flows for the financial year ended on that date of the Company and the economic entity; and

                        (ii) the other matters required by Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law to be dealt with in the financial statements;

               (b)      in accordance with the provisions of the Corporations
                        Law; and

               (c)      in accordance with applicable Accounting Standards.

       COOPERS & LYBRAND
       Chartered Accountants

       Mark C Turner
       Partner

       Perth
       April 1994

--------------------------------------------------------------------------------

                                                                             I-1
--------------------------------------------------------------------------------

                                   APPENDIX I
  HGAL FINANCIAL STATEMENTS FOR THE HALF-YEARS ENDED 30 JUNE 1995 AND 1994 AND
                              REVIEW OF OPERATIONS

--------------------------------------------------------------------------------

I-2
--------------------------------------------------------------------------------

                      HOMESTAKE GOLD OF AUSTRALIA LIMITED
               (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)

                            PROFIT AND LOSS ACCOUNT
                 FOR THE HALF-YEARS ENDED 30 JUNE 1995 AND 1994

                                                                                  CONSOLIDATED   CONSOLIDATED
                                                                                      1995           1994
                                                                        NOTES         $'000         $'000
                                                                        -----     -------------  ------------
Sales revenue......................................................                    86,208         93,835
Other revenue......................................................                     5,481          2,625
                                                                                       ------    ------------
TOTAL REVENUE......................................................                    91,689         96,460
                                                                                       ------    ------------
                                                                                       ------    ------------
OPERATING PROFIT BEFORE INCOME TAX.................................           2        13,706         18,355
Income tax attributable to operating profit........................                     3,487            Nil
                                                                                       ------    ------------
OPERATING PROFIT AFTER INCOME TAX..................................                    10,219         18,355
Accumulated losses at the beginning of the half-year...............                    (5,753)       (40,580)
                                                                                       ------    ------------
RETAINED PROFITS AT THE END OF THE REPORTING PERIOD................                     4,466        (22,225)
                                                                                       ------    ------------
                                                                                       ------    ------------
Earnings per share.................................................           3

            THE ABOVE PROFIT AND LOSS ACCOUNT SHOULD BE READ IN CONJUNCTION
                             WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                             I-3
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)

                                     BALANCE SHEET
                                  AS AT 30 JUNE 1995

                                                                                  30 JUNE   31 DECEMBER
                                                                                   1995         1994
                                                                                   $'000       $'000
                                                                                 ---------  ------------
CURRENT ASSETS
Cash...........................................................................     39,444       53,353
Receivables....................................................................      5,887        8,384
Inventories....................................................................     17,205       20,317
Other..........................................................................      2,608        2,334
                                                                                 ---------  ------------
TOTAL CURRENT ASSETS...........................................................     65,144       84,388
                                                                                 ---------  ------------
NON-CURRENT ASSETS
Investments....................................................................         50           50
Inventories....................................................................     14,749       15,881
Property, plant & equipment....................................................    193,804      150,841
Other..........................................................................      4,059        4,262
                                                                                 ---------  ------------
TOTAL NON-CURRENT ASSETS.......................................................    212,662      171,034
                                                                                 ---------  ------------
TOTAL ASSETS...................................................................    277,806      255,422
                                                                                 ---------  ------------
                                                                                 ---------  ------------
CURRENT LIABILITIES
Creditors and borrowings.......................................................     17,910        4,662
Provisions.....................................................................      3,166        3,173
Other..........................................................................     10,000       10,000
                                                                                 ---------  ------------
TOTAL CURRENT LIABILITIES......................................................     31,076       17,835
                                                                                 ---------  ------------
NON-CURRENT LIABILITIES
Creditors and borrowings.......................................................         47           95
Provisions.....................................................................      9,997        6,025
Other..........................................................................     50,000       55,000
                                                                                 ---------  ------------
TOTAL NON-CURRENT LIABILITIES..................................................     60,044       61,120
                                                                                 ---------  ------------
TOTAL LIABILITIES..............................................................     91,120       78,955
                                                                                 ---------  ------------
NET ASSETS.....................................................................    186,686      176,467
                                                                                 ---------  ------------
                                                                                 ---------  ------------
SHAREHOLDERS' EQUITY
Share capital..................................................................    118,371      118,371
Reserves.......................................................................     63,849       63,849
Retained Profits...............................................................      4,466       (5,753)
                                                                                 ---------  ------------
TOTAL SHAREHOLDERS' EQUITY.....................................................    186,686      176,467
                                                                                 ---------  ------------
                                                                                 ---------  ------------

                 THE ABOVE BALANCE SHEET SHOULD BE READ IN CONJUNCTION
                             WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

I-4
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)

                                STATEMENT OF CASH FLOWS
                    FOR THE HALF-YEARS ENDED 30 JUNE 1995 AND 1994

                                                                                  CONSOLIDATED  CONSOLIDATED
                                                                                      1995          1994
                                                                        NOTES        $'000         $'000
                                                                        -----     ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from Gold Sales...........................................                    85,898        93,835
Payments to suppliers and employees................................                   (53,013)      (62,612)
                                                                                  ------------  ------------
                                                                                       32,885        31,223
Other receipts.....................................................                     3,030           128
Interest received..................................................                     2,553           942
Finance charges on finance leases..................................                        (9)         (106)
Interest paid......................................................                        --            (1)
Deferred gold sale fee.............................................                    (1,106)       (1,285)
                                                                                  ------------  ------------
Net cash provided by operating activities..........................                    37,353        30,901
                                                                                  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for plant and equipment...................................                   (39,336)       (6,145)
Payments for mine property and development.........................                    (1,606)       (1,111)
Proceeds on sale of non-current assets.............................                        83         6,197
Payments for exploration and evaluation............................                    (5,034)       (4,212)
                                                                                  ------------  ------------
Net cash used in investing activities..............................                   (45,893)       (5,271)
                                                                                  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash proceeds from issues of shares, options etc...................                        --            41
Deferred gold sale delivery........................................                    (5,000)       (5,000)
Repayment of principle on finance leases...........................                       (44)           --
Repayment of borrowings............................................                        --       (11,800)
Realised foreign exchange gain.....................................                        52         1,321
Other..............................................................                        --           (24)
                                                                                  ------------  ------------
Net cash used in financing activities..............................                    (4,992)      (15,462)
                                                                                  ------------  ------------
Net increase (decrease) in cash held...............................                   (13,532)       10,168
Cash at beginning of the half year.................................                    52,976        31,236
                                                                                  ------------  ------------
Cash at the end of the half year...................................                    39,444        41,404
                                                                                  ------------  ------------
Non-cash financing and investing activities........................           4

            THE ABOVE STATEMENT OF CASH FLOWS SHOULD BE READ IN CONJUNCTION
                             WITH THE ACCOMPANYING NOTES.

--------------------------------------------------------------------------------

                                                                             I-5
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)

                 NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
                    FOR THE HALF-YEARS ENDED 30 JUNE 1995 AND 1994

1      BASIS OF PREPARATION OF HALF-YEAR FINANCIAL STATEMENTS

       These general purpose consolidated accounts for the half-years ended 30 June 1995 and 1994 have been prepared in accordance with Accounting Standard AASB 1029: Half-Year Accounts and Consolidated Accounts. It is recommended that this report should be read in conjunction with the Annual Report for the year ended 31 December 1994 and any public announcements made by the Company during the half-year in accordance with the continuous disclosure requirements of the Corporations Law.

2      INTEREST AND REVENUE EXPENSE

                                                                             CONSOLIDATED    CONSOLIDATED
                                                                                 1995            1994
                                                                                 $'000           $'000
                                                                             -------------  ---------------
Operating profit before abnormal items and income tax is arrived at after:
  a) crediting interest as revenue.........................................        2,373             942
  b) charging interest as expense..........................................          Nil             Nil

3      EARNINGS PER SHARE

                                                                              CONSOLIDATED     CONSOLIDATED
                                                                                  1995             1994
                                                                                  CENTS            CENTS
                                                                             ---------------  ---------------
Basic earnings per share...................................................          1.73             3.10

       The diluted earnings per share is not materially different from basic earnings per share and is therefore not disclosed.

4      NON-CASH FINANCING AND INVESTING ACTIVITIES

       There have been no non-cash financing and investing activities undertaken by the economic entity during the half-year.

5      CONTINGENCIES

       The company and Gold Mines of Kalgoorlie Limited have a disagreement in respect of the interpretation and application of the formula for calculating the disproportionate share, principally relating to the treatment of the capital costs for the Fimiston expansion. This has resulted in the company and Gold Mines of Kalgoorlie Limited reporting different amounts for the disproportionate share for the period through 30 June 1995. The difference at 30 June 1995 is approximately 3,500 ounces, having a value of approximately A$1.8 million. Settlement discussions in respect of the matter are ongoing between the company and Gold Mines of Kalgoorlie Limited.

6      RECLASSIFICATIONS

       Certain amounts for 1994 have been restated to conform to the 1995 presentation.

--------------------------------------------------------------------------------

I-6
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

7      RECONCILIATION TO U.S. GAAP (UNAUDITED)

       The following footnote has been prepared in order to comply with United States generally accepted accounting principles for presentation in Homestake Mining Company's (Homestake) S-4 registration statement relating to Homestake's acquisition of the minority interest in Homestake Gold of Australia Limited.

       Reconciliation of consolidated profit and loss accounts determined in accordance with generally accepted accounting principles (GAAP) in Australia to profits under accounting principles generally accepted in the United States is as follows:

                                                                                        FOR THE SIX MONTHS
                                                                                          ENDED 30 JUNE
                                                                                       --------------------
                                                                                         1995       1994
                                                                                         $'000      $'000
                                                                                       ---------  ---------
Operating profit after income tax as reported under Australian GAAP..................     10,219     18,355
Reconciliation to U.S. GAAP:
  Change in unrealized gains on foreign currency exchange contracts (1)..............     (1,304)     3,661
  Accounting for income taxes (2)....................................................        464
                                                                                       ---------  ---------
Operating profit after income tax in accordance with U.S. GAAP.......................      9,379     22,016
                                                                                       ---------  ---------
                                                                                       ---------  ---------


                                                                                         1995       1994
                                                                                       ---------  ---------
Earnings per share in accordance with U.S. GAAP......................................  $    0.02  $    0.04
                                                                                       ---------  ---------
                                                                                       ---------  ---------

--------------------------------------------------------------------------------

                                                                             I-7
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                   (ALL AMOUNTS ARE EXPRESSED IN AUSTRALIAN DOLLARS)
           NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS (CONTINUED)

       Condensed consolidated balance sheet prepared in accordance with U.S. GAAP is as follows:

                                                AUSTRALIAN                        U.S.
                                                   GAAP         ADJUSTMENTS       GAAP
                                                   $'000           $'000         $'000
                                                -----------     -----------     --------
      AS AT 30 JUNE 1995
      Current Assets..........................
        Cash..................................     39,444           3,371(3)      42,815
        Receivables...........................      5,887             126(3)       6,013
        Inventories...........................     17,205                         17,205
        Other.................................      2,608                          2,608
                                                -----------                     --------
          Total current assets................     65,144                         68,641
                                                -----------                     --------
      Non-current Assets......................
        Investments...........................         50             (50)(3)         --
        Inventories...........................     14,749                         14,749
        Property, plant & equipment...........    193,804          (4,258)(4)    189,546
        Other.................................      4,059                          4,059
                                                -----------                     --------
          Total non-current assets............    212,662                        208,354
                                                -----------                     --------
      Total Assets............................    277,806                        276,995
                                                -----------                     --------
      Current Liabilities.....................
        Creditors and borrowings..............     17,910           3,447(3)      21,357
        Provisions............................      3,166                          3,166
        Other.................................     10,000             399(1)      10,399
                                                -----------                     --------
            Total current liabilities.........     31,076                         34,922
                                                -----------                     --------
      Non-current Liabilities.................
        Creditors and borrowings..............         47                             47
        Provisions............................      9,997             370(2)      10,367
        Other.................................     50,000                         50,000
                                                -----------                     --------
            Total non-current liabilities.....     60,044                         60,414
                                                -----------                     --------
      Total Liabilities.......................     91,120                         95,336
                                                -----------                     --------
      Net Assets..............................    186,686                        181,659
                                                -----------                     --------
                                                -----------                     --------
      Shareholders' Equity:
        Share capital.........................    118,371                        118,371
        Reserves..............................     63,849                         63,849
        Accumulated losses....................      4,466            (399)(1)
                                                                     (370)(2)
                                                                   (4,258)(4)       (561)
                                                -----------                     --------
      Total Shareholders' Equity..............    186,686                        181,659
                                                -----------                     --------
                                                -----------                     --------

------------------------
        (1) Under U.S. GAAP, contracts under the Company's foreign currency hedging program must be marked to market at the balance sheet date and the changes in unrealized gains or losses are recorded in the income statement.

        (2) Under U.S. GAAP, income taxes follow the liability method in accordance with U.S. Statement of Financial Accounting Standards No. 109, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement amounts and the tax bases of certain assets and liabilities.

        (3) Under U.S. GAAP, the Company's 50% pro rata share of the assets and liabilities of KCGM and KCGMES would be included in the consolidated financial statements of HGAL.

        (4) Under U.S. GAAP, depreciation, depletion and amortization would have been recorded in years prior to 1991 on certain capitalized assets. Under Australian GAAP, HGAL began amortizing those assets in 1991.

--------------------------------------------------------------------------------

I-8
--------------------------------------------------------------------------------

                      INDEPENDENT REVIEW REPORT TO THE MEMBERS OF
                          HOMESTAKE GOLD OF AUSTRALIA LIMITED

       SCOPE

       We have reviewed the financial statements being the profit and loss account, balance sheet, statement of cash flows and directors statement of Homestake Gold of Australia Limited for the half-year ended 30 June 1995. The financial statements are the consolidated accounts of the economic entity comprising the company and the entities it controlled at the end of the half-year or from time to time during the half-year. The company's directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have performed a review of the financial statements in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial statements are not presented fairly in accordance with Accounting Standard AASB 1029: Half-Year Accounts and Consolidated Accounts, other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) and statutory requirements, and in order for the company to lodge the financial statements with the Australian Securities Commission.

       Our review has been conducted in accordance with Statement of Auditing Practice/Related Services AUP/RS 1 "Review Engagements". A review is limited primarily to inquires of company personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance given is less than that given in an audit. We have not performed an audit and accordingly, we do not express an audit opinion.

       STATEMENT

       Based on our review, which is not an audit, nothing has come to our attention that causes us to believe that the half-year financial statements of Homestake Gold of Australia Limited are not drawn up:

           (a) so as to give a true and fair view of:

                  (i) the  economic entity's state of affairs as at 30 June 1995 and its profit and cash flow for the half-year ended on that date; and

                  (ii) the  other matters required by Divisions  4, 4A and 4B of
                       Part 3.6 of the Corporations Law to be dealt with in the financial statements;

           (b) in accordance with the provision of the Corporations Law; and

           (c) in  accordance  with  Accounting  Standard  AASB  1029: Half-Year
               Accounts  and   Consolidated   Accounts   and   other   mandatory
               professional reporting requirements.

       COOPERS & LYBRAND
       Chartered Accountants

       A J Good
       Partner

       Perth
       12 September 1995

--------------------------------------------------------------------------------

                                                                             I-9
--------------------------------------------------------------------------------

                          HOMESTAKE GOLD OF AUSTRALIA LIMITED
                                 REVIEW OF OPERATIONS
                             HALF-YEAR ENDED JUNE 30, 1995

       KALGOORLIE GOLD OPERATIONS
       (50% INTEREST)
       Gold sales for the half year from the Kalgoorlie operations were down from the previous six months by 5.9% to 351,501 ounces. After adjusting for disproportionate sharing, the Company's share was 167,677 ounces. Treatment rates decreased by 2.8% to 4,832,625 tonnes and the recovered grade decreased 9.8% to 2.12 grams per tonne. The cash operating cost increased by 3.2% to $340 per ounce of gold sold.

       MINING OPERATIONS
       SUPERPIT
       Production from the Superpit decreased 1.2% to 4,132,989 tonnes at a recovered grade of 2.14 grams per tonne, resulting in gold sales of 311,534 ounces. Cash operating costs were higher at $315 per ounce compared to $314 per ounce in the previous six months.

       Rain caused pit production to be interrupted during the half year. The main production areas were the Open Pit Office Cutback, Horseshoe Pit, Paringa Cutback, Main Pit and the Horseshoe 2 area.

       The next cutback, on the Eastern side, will follow the removal of the Oroya mill late in 1995, following the decision to replace its capacity by expanding the Fimiston mill.

       MT CHARLOTTE
       Production from Mt Charlotte decreased 27.6% to 567,370 tonnes at a recovered grade of 2.10 grams per tonne, resulting in gold sales of 39,239 ounces. Cash operating costs were higher at $536 per ounce compared to $403 per ounce in the previous six months.

       A major  source of  Charlotte  Deeps ore  in  a stope  pillar  containing
       650,000 tonnes was mass-blasted in September 1994. Unfortunately, the blast was choked in some sections with the result that remedial work was required. This has adversely affected the results for the half-year, however, production difficulties have now been overcome.

       TREATMENT PLANTS
       Apart from isolated crushing delays caused by wet ore and power failures, treatment operations were maintained throughout the half year. Total treated tonnage was 4,832,625 tonnes from the four mills; Fimiston, Oroya, Croesus and Mt Percy with the roasting operations at the Gidji roasting 127,723 tonnes (down 8.0%).

       There have also been some logistical problems encountered in co-ordinating operating and construction requirements in the Fimiston mill compound, as the Fimiston Expansion approached its maximum activity level.

       PROJECTS
       The Fimiston Mill Expansion is approximately 92.6% complete. $104 million has now been committed out of the budget for the project of $115 million. The sulphide circuit will be completed on time although a slight exceedence of budget is expected.

       The Mt Charlotte circuit at the Fimiston Plant has been completed and commissioning commenced in early July. However, ore will continue to be trucked to the coarse ore stockpile as the conveyor is not expected to be completed until sometime in September.

       EXPLORATION
       Regional exploration expenditure by Homestake Gold of Australia Limited for the half year to June totalled $2.8m. Homestake's share of the exploration expenditure at the Kalgoorlie Operations (managed by KCGM) for the six months was $3.8m.

--------------------------------------------------------------------------------

I-10
--------------------------------------------------------------------------------

       WESTERN AUSTRALIA
       At the PORKIES WELL PROJECT (Homestake 51%, Fimiston Mining 49%), interpretation of a Helimag survey has been completed by a consultant geophysicist and this was used to assist with the generation of a range of geophysical drilling targets along the Porkies Shear and neighbouring structures. Drilling will commence in July.

       A short RAB drilling programme was completed over a magnetic anomaly fourteen kilometres south east of Porkies Hill on the Porkies tenements.

       At the MT KILDARE PROJECT (Homestake 60%, Western Reefs 40%) a RAB drilling programme was completed over a 33 ppb Au in soil anomaly and several interpreted structural features. A total of 123 holes (MKR81-203) were completed for 5,546 m with 1,442 composite samples collected and assayed for gold.

       An aircore drilling programme was completed over interpreted structural features and lithologies at the AUBILS PROJECT (Homestake 70%, Mavia Pty Limited 30%). A total of 27 holes (AUA1-27) were completed for 1,817 m with 467 composite samples collected and assayed for gold.

       No bedrock gold anomalism was detected.

       At the MAJESTIC project (Homestake 60%, Western Mining Corporation [WMC] 40%) a 115 drillhole (4943m) vertical rotary airblast (RAB) drill programme was conducted during the quarter to further assess broad areas of low-level (sub-gram) supergene and bedrock gold anomalism, defined from earlier reconnaissance drilling by WMC, and to extend drill coverage into previously untested portions of the joint venture tenements. Holes were generally drilled to blade refusal. Bedrock results have been disappointing and the project has been significantly downgraded.

       Newcrest Mining Limited as managers of the ST CRISPIN joint venture reported that analytical results have been received for the 6607m reconnaissance RAB drilling programme carried out in March.

       A number of elevated Au values were detected by this programme with a peak value of 0.52 ppm Au over 4 metres. Plotting of peak Au values in plan view highlighted two groupings of elevated values, one of which occurs to the east of the Neptune prospect and the other in the vicinity of the Moby prospect.

       Follow up RAB drilling (2783m in 45 holes) has been completed. Analytical results are encouraging, and further work is underway.

       NEW SOUTH WALES
       JUNCTION REEFS PROJECT is a joint venture with Petroleum Securities Mining and Climax with Homestake earning an equity of 51% by funding exploration to 31 January 1997.

       A regional RC percussion drilling programme and a more detailed diamond drilling programme of the Glendale system was commenced during the quarter. Adverse weather conditions have been hampering the movement of the RC percussion drilling rig. For the quarter, a total of 7,282 metres of percussion drilling was completed in 47 holes. Diamond drilling consisting of two holes for 712 metres was completed at Glendale testing below the Glendale North mineralisation and Glendale pit.

       Weak anomalism has been encountered in several percussion holes associated with minor alteration. Results for the percussion drilling will be evaluated during the next quarter, at the completion of drilling.

--------------------------------------------------------------------------------

                                                                            I-11
--------------------------------------------------------------------------------

       Denehurst Ltd, managers of the LOWER BORO joint venture (Homestake 49%, Denehurst 51%) have reported completion of preliminary metallurgical studies, geophysical modeling, and geological compilation in preparation for a further round of percussion and diamond drilling slated for the second half of 1995.

       NORTHERN TERRITORY
       As manager of the LONE STAR joint venture (Homestake 46.4%, PosGold 53.6%) PosGold have completed a comprehensive re-evaluation of the tenements, and have proposed a 500 hole bedrock geochemical program and 16 RAB holes. The effort is now underway.

       QUEENSLAND
       In Queensland, no work was undertaken on Cinque Peaks (Homestake 100%), Fort Roger (Homestake 100%), Copper Canyon (Homestake 86.4%, Valdora Minerals 13.6%) or Eldorado (Homestake 65%, Battle Mountain 35%). A drilling effort is planned during the third quarter, 1995.

       As manager of the MT TRACEY/SOLDIER'S BOOT joint venture, Aberfoyle Resources (60%) reported that further ground EM surveys have been completed in the area south of Cowie. A drilling program to test significant anomalies is planned.

       Pancontinental Resources (Exploration) Pty Limited, as manager of the GOLD HILL project and earning 51% reported they are currently completing a percussion drilling programme on several targets. Numerous low level gold and zinc intercepts are reported, including best intercepts of 16m at 1.41 g/t Au and 5m at 8.47% Zn.

--------------------------------------------------------------------------------

I-12
--------------------------------------------------------------------------------

                         (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

                                                                             J-1
--------------------------------------------------------------------------------

                                   APPENDIX J
                   HGAL MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

J-2
--------------------------------------------------------------------------------

                      HGAL MANAGEMENT'S DISCUSSION AND ANALYSIS
          (UNLESS SPECIFICALLY STATED OTHERWISE, ALL AMOUNTS INCLUDED IN THE
                                       FOLLOWING
           MANAGEMENT'S DISCUSSION AND ANALYSIS ARE IN AUSTRALIAN DOLLARS.)

                                     INTRODUCTION

       Homestake Gold of Australia Limited (HGAL) is an 81.5% owned subsidiary of Homestake Mining Company (Homestake). HGAL's principal asset is its 50% ownership in Australia's largest gold mining operation located at Kalgoorlie, Western Australia. The operation consists of the Super Pit open pit and the Mt Charlotte underground mines.

       HGAL's profitability is affected significantly by the market price of gold. Gold prices are influenced by numerous factors over which HGAL has no control, including expectations with respect to the rate of inflation, the relative strength of the Australian dollar in relation to the U.S. dollar, interest rates, global or regional political or economic crises, demand for gold jewellry and industrial products and sales by holders and producers of gold in response to these factors. The supply of gold consists of a combination of new mine production and sales from existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, and individuals.

       HGAL's general policy is to sell its production at the market price of gold. However, in 1989 HGAL entered into a deferred gold sale with Homestake. At 31 December 1994, 136,700 ounces remained outstanding under this arrangement at a price of $476 per ounce for equal semi-annual delivery over the period to June 2001. This program's 1994 deliveries represented approximately 6% of the gold produced by HGAL in 1994.

       Gold prices are denominated in U.S. dollars. Therefore, HGAL's profitability is also impacted by fluctuations in the U.S. dollar relative to the Australian dollar. In 1993, HGAL implemented a foreign currency protection program which protects a substantial portion of HGAL's revenue from an appreciating Australian dollar. Under the program, HGAL enters into foreign currency option contracts which establish trading ranges within which the Australian dollar may be exchanged for U.S. dollars by setting maximum and minimum exchange rates. Within the range between these maximum and minimum rates the Australian dollar is exchanged for U.S. dollars at the spot exchange rate. See note 22 to the consolidated financial statements for additional information regarding this program.

                                 RESULTS OF OPERATIONS

       HGAL recorded an operating profit after tax of $34.8 million or $0.059 per share in 1994 compared to an operating profit after tax of $27.4 million or $0.046 per share in 1993 and $2.6 million or $0.004 per share in 1992. The improved 1994 results reflect higher gold production and pretax gains of $6.3 million from the foreign currency protection program. The 1993 results were a significant improvement over 1992 and reflect a $61 increase in the gold price and a reduction in operating costs due to the closure of the Fortnum mine and the cessation of mining the Mt Percy open cuts. The 1992 results include 10,921 ounces of gold production from the Fortnum mine. The 1993 and 1992 results also included abnormal items amounting to $4.3 million and $3.8 million, respectively. The 1993 abnormal items comprised costs associated with the relocation of HGAL's corporate office in the amount of $2.8 million and tax payments related to the 1989 through 1993 financial years totaling $1.5 million. The 1992 abnormal item was a loss on the closure of the Fortnum mine.

       GOLD OPERATIONS: During 1994, HGAL sold 352,081 ounces of gold at an average realised price of $523 per ounce compared to 332,636 ounces sold at an average realised price of $528 during 1993 and 360,693 ounces sold at an average realised price of $467 during 1992. Gold revenues of $184 million in 1994 compare to gold revenues of $175.6 million and $168.6 million in 1993 and 1992, respectively. The lower 1994 realised gold price reflects a strengthening of the Australian

--------------------------------------------------------------------------------

                                                                             J-3
--------------------------------------------------------------------------------
       dollar from U.S.$0.68 to U.S.$0.73, partially offset by an increase in the U.S. price of gold from U.S.$358 to U.S.$381 per ounce. The increase in the price of gold in 1993 is due to an increase in both the U.S. price of gold and a weakening of the Australian dollar. During 1992, the average U.S. dollar realised price of gold was U.S.$344 per ounce and the average Australian/U.S. dollar exchange rate was U.S.$0.74.

       HGAL's share of production from the Kalgoorlie operations increased to 352,081 ounces during 1994 from 332,626 ounces in 1993 and 349,772 ounces in 1992. The 1994 increase in production is due to an increase in tons milled, higher grades and improved recoveries from the Super Pit, partially offset by a decrease in production at Mt Charlotte and the payment of 15,781 ounces to HGAL's joint venture partner under the disproportionate sharing arrangement. No ounces were paid to the joint venture partner under this arrangement in 1993 or 1992. The lower Mt Charlotte production was due to lower tonnage and grades resulting from underground operational difficulties which hampered the movement of ore. These difficulties were rectified during the first six months of 1995. Cash costs at the Kalgoorlie operations, including exploration expenses, increased to $354 per ounce in 1994 from $338 per ounce in 1993 and $343 per ounce in 1992.

       Noncash costs per ounce were $57 in 1994 compared to $61 and $62 in 1993 and 1992, respectively. The decline in noncash costs per ounce primarily reflects lower depreciation charges as a result of an increase in the Kalgoorlie ore reserve in 1993.

       At the Kalgoorlie operations, costs of waste stripping for open-pit operations are normalised by adding to or deducting from deferred mining expenditures when stripping ratios exceed or are less than the life-of-mine average stripping ratio. Strip normalisation charges of $10.6 million are included in 1994 earnings compared to reductions in expense of $5.6 million and $1.2 million in 1993 and 1992, respectively.

       OTHER REVENUES: Interest income of $2.5 million in 1994 compares to $1.2 million in 1993 and $1.4 million in 1992. The increase in interest income in 1994 reflects higher cash and short-term deposit balances and a rise in interest rates during the year. HGAL realised $6.3 million from the foreign currency protection program during 1994 compared to a gain of $0.3 million in 1993. During 1994, the Australian dollar increased in value in relation to the U.S. dollar and HGAL exercised option contracts under the foreign currency protection program. Proceeds on the sale of noncurrent assets of $6.6 million in 1994 related to the sale of the Fortnum mine and associated tenements. Other revenues in 1992 included $5.6 million of amortisation of deferred income related to the sale and lease back of the Fortnum mine facilities.

       DEPRECIATION AND AMORTISATION: Depreciation and amortisation expense in 1994 amounted to $30.3 million compared to $20.9 million and $27.4 million in 1993 and 1992, respectively. The 1994 amount includes $10.6 million of strip normalisation charges. The 1992 amount includes $6.0 million of amortisation with respect to the lease back of the Fortnum mine facilities.

       ADMINISTRATIVE AND GENERAL: Administrative and general expense decreased to $3.8 million in 1994 from $4.4 million in 1993 and $4.6 million in 1992. The decline in administrative and general expense reflects continued cost constraints and the impact of the 1993 restructuring program.

       EXPLORATION: Exploration expense of $9.2 million in 1994 compares to $7.7 million and $8.3 million in 1993 and 1992, respectively. The increase in exploration expense in 1994 from 1993 reflects increased drilling activity.

       FINANCE CHARGES: Finance charges of $0.1 million in 1994 compare to $1.0 million in 1993 and $1.7 million in 1992. The reduction in finance charges in 1994 reflects the repayment of the finance lease debt in February 1994.

--------------------------------------------------------------------------------

J-4
--------------------------------------------------------------------------------

       INCOME TAXES: Income tax expense in 1994 of $3.6 million compares to nil in both 1993 and 1992. No income tax expense was recorded in 1993 or 1992 due to the availability of loss carry-forwards. During 1994, HGAL began providing for income tax expense at the statutory rate of 33%. This rate will increase to 36%, with retroactive effect to 1 January 1995.

                            LIQUIDITY AND CAPITAL RESOURCES

       HGAL's cash and short-term deposits increased by $22 million to $53.4 million at 31 December 1994 as a result of strong cash flows from operations. Cash used in investing activities amounted to $10 million in 1994 and cash used in financing activities amounted to $15.5 million. Cash used in investing activities includes $7.5 million and $8 million on additions to property, plant and equipment and $9.1 million and $7.6 million for exploration and evaluation in 1994 and 1993, respectively.

       Capital additions in 1994 include $5 million at the Kalgoorlie operations for Fimiston Phase III expansions and modifications. Additions in 1993 and 1992 of $7.7 million and $8.6 million, respectively, at the Kalgoorlie operations were primarily for Super Pit development. The remaining expenditures during these years were for replacement capital to maintain existing production capacity.

       In addition to replacement capital, expenditures of $57.5 million are planned for 1995 at the Kalgoorlie operations to complete the expansion of the Fimiston mill, which will increase ore processing efficiency and capability, and replace the capacity of the Oroya mill which will be dismantled to allow for an expansion of the Super Pit.

       In February 1994, HGAL sold its interest in the Fortnum mine to Perilya Mines NL recording a pretax profit of $1.9 million. At the same time, HGAL repaid the State Bank of South Australia $11.8 million under the finance lease debt.

       During 1994, HGAL commenced providing for final mine rehabilitation costs and charged $0.7 million to earnings during the year. Management's current estimate of HGAL's share of final reclamation costs at the Kalgoorlie operations is $7.5 million. This amount, which will be adjusted as new information becomes available, is being provided over the life of the operations.

       HGAL believes that the combination of cash and short-term deposits, and future cash flows from operations will be sufficient to meet normal operating requirements.

                            SIX MONTHS ENDED JUNE 30, 1995

       HGAL recorded an operating profit after tax of $10.2 million or $0.017 per share in the six months ended 30 June 1995 compared to an operating profit after tax of $18.4 million or $0.031 per share in the six months ended 30 June 1994. The lower 1995 earnings are due to lower sales volumes resulting from lower gold production and lower average realised gold prices. In addition, the 1994 half-year earnings included pretax foreign exchange gains of $1.3 million and abnormal items of $1.9 million. The 1994 abnormal items arose from the sale of the Fortnum mine and associated leases.

       During the six months ended 30 June 1995, HGAL sold 166,680 ounces of gold at an average realised price of $517 per ounce compared to 176,359 ounces sold at an average realised price of $543 during the six months ended 30 June 1994. Gold revenues of $86.2 million in the 1995 half-year period compare to gold revenues of $93.8 million in the 1994 half-year period. The decrease in the price of gold in 1995 is due to a strengthening of the Australian dollar.

       HGAL's share of production from the Kalgoorlie operations decreased to 166,680 ounces during the first six months of 1995 from 176,359 ounces in the first six months of 1994. The lower 1995 production is due to lower grades, an increase in the ounces paid to HGAL's joint venture partner under the disproportionate sharing arrangement, a power interruption which lasted for several

--------------------------------------------------------------------------------

                                                                             J-5
--------------------------------------------------------------------------------
       days, and downtime to upgrade the ore handling system. During the 1995 first half, HGAL paid 9,100 ounces of gold under the disproportionate sharing agreement compared to 4,800 ounces in the first half of 1994. The lower production resulted in an increase in cash costs. During the first six months of 1995, cash costs, including exploration expenses, increased to $371 per ounce from $363 per ounce in the first six months of 1994.

       Cash and short-term deposits decreased from $53 million at 31 December 1994 to $39.4 million at 30 June 1995. The decrease in cash and short-term deposits is due to higher capital spending during the first half of 1995 related to the current expansion of the Fimiston plant.

       Additions to property, plant and equipment during the six months ended 30 June 1995 of $43 million compare to $3.2 million in the first six months of 1994. The increase in capital spending in 1995 is primarily due to costs associated with the Fimiston mill expansion. The mill expansion is approximately 92.6% complete and is scheduled for completion during the third quarter of 1995.

       On 30 August 1995, HGAL announced a large increase in ore reserves at the Kalgoorlie operations. The most significant increase was in the Super Pit ore reserve from 122.7 million tonnes at a grade of 2.4 grams per tonne at 31 December 1994 to 151.5 million tonnes at a grade of 2.4 grams per tonne at 30 June 1994.

       HGAL's interest in the identified mineral resources at Kalgoorlie has been increased to 12 million contained ounces of gold, including 6,350,000 contained ounces in proven and probable ore reserves.

--------------------------------------------------------------------------------

J-6
--------------------------------------------------------------------------------

                         (THIS PAGE INTENTIONALLY LEFT BLANK)

--------------------------------------------------------------------------------

                                                                             K-1
--------------------------------------------------------------------------------

                                   APPENDIX K
               HOMESTAKE DIFFERENCES BETWEEN U.S. AND AUSTRALIAN
                    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

--------------------------------------------------------------------------------

K-2
--------------------------------------------------------------------------------

                  HOMESTAKE DIFFERENCES BETWEEN U.S. AND AUSTRALIAN
                       GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       Financial statements in the United States are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). In Australia, financial statements are prepared in accordance with accounting standards issued by the Australian Accounting Standards Board ("A GAAP"), which are codified in Australian Corporations Law. Certain differences between U.S. GAAP and A GAAP as they relate to Homestake's financial statements presented in the Offer Document are summarised below. This information has not been audited and may not necessarily detail all differences between U.S. GAAP and A GAAP applicable to Homestake.

       BUSINESS COMBINATIONS

       Under U.S. GAAP, business combinations are accounted for by either the purchase method or the pooling of interests method. During 1992, Homestake entered into a business combination with Homestake Canada Inc. ("HCI") which was accounted for using the pooling of interests method.

       Under A GAAP, business combinations may only be accounted for using the purchase method.

       The criteria for the pooling of interests method relate to the attributes of the combining enterprises before the combination, the manner of combining the enterprises, and the absence of certain planned transactions after the combination. The pooling of interests method accounts for a business combination as the uniting of the ownership interests of two or more companies by exchange of equity securities. No acquisition is recognized because the combination is accomplished without disbursing resources of the constituents. Ownership interests continue and the former bases of accounting is retained. The recorded assets and liabilities of the constituents is carried forward to the combined corporation at their recorded amounts. Income of the combined corporation includes income of the constituents for the entire fiscal period in which the combination occurs. The reported income of the constituents for prior periods are combined and restated as income of the combined corporation.

       The purchase method accounts for a business combination as the acquisition of one enterprise by another. The acquiring corporation records as its cost the acquired assets less liabilities assumed. A difference between the cost of an acquired enterprise and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. The reported income of an acquiring corporation includes the operations of the acquired enterprise after acquisition, based on the cost to the acquiring corporation.

       INCOME TAXES

       U.S. GAAP and A GAAP require the use of the liability method of accounting for income taxes. However, there are some differences in how the liability method is applied under U.S. GAAP and A GAAP. The most significant of these relates to acquisitions accounted for using the purchase method.

       Under U.S. GAAP, when an acquisition is accounted for using the purchase method, and the price paid exceeds the underlying net book value of the assets acquired, the resulting excess purchase price paid above net book value is allocated to the acquired company's assets and liabilities based on fair values. To the extent that such allocation creates a temporary difference, deferred taxes must be established and the excess purchase price allocated to the company's respective assets is increased by an equal amount. The asset is then amortised in accordance with the company's normal depreciation policies and the deferred tax provision is accounted for in accordance with the company's normal tax accounting policies.

       Under A GAAP, the excess purchase price is amortised directly to earnings and is not adjusted for deferred taxes.

--------------------------------------------------------------------------------

                                                                             K-3
--------------------------------------------------------------------------------

       EQUITY ACCOUNTING

       U.S. GAAP requires investments in associates, where more than 20% but less than 50% of the voting shares of the associate are owned, to be accounted for using the equity method. Under the equity method, the investor's percentage of the associate's net earnings are included in the investor's net income, and the carrying value of the investment is adjusted accordingly. Dividends received from the associate reduce the carrying value of the investment.

       Under A GAAP, companies account for investments in associates using the cost method. Under the cost method, the investment is recorded at cost, and dividends paid by the associate are included in earnings as received. Supplementary financial information about the associate is disclosed in a note to the financial statements.

       FOREIGN CURRENCY HEDGING PROGRAM

       Under U.S. GAAP, Homestake's foreign currency exchange contacts are deemed to be hedges of anticipated transactions which do not qualify for hedge accounting treatment. Therefore, changes in the unrealized gains or losses on the contracts are included in earnings.

       Under A GAAP, only realised gains and losses relating to the foreign currency exchange contracts would be included in earnings.

       INTEREST CAPITALISED

       Under both U.S. GAAP and A GAAP interest on debt is capitalised with respect to assets under construction. Under A GAAP interest capitalised is limited to interest incurred on specific borrowings for such assets. Under U.S. GAAP any interest within the consolidated entity must be capitalised.

       RETIREMENT BENEFITS

       In accounting for retirement benefits, A GAAP requires the recognition of expense only when contributions are paid and payable to the pension plans.

       Under U.S. GAAP, the amount charged to the income statement in each accounting period is the net periodic retirement benefit expense. This expense is actuarially determined and is comprised of the actual service cost of the plan, the interest cost of the projected benefit obligations of the plan, the amortization of any unrecognized prior service costs, and the amortization of any actuarial gains or losses (including the effects of changes in the actuarial assumptions) to the extent recognized, less the actual return achieved by the assets invested in the plan.

       INVENTORY ACCOUNTING

       Homestake uses the last-in, first-out method (LIFO) as the basis for determining the cost of gold produced by its United States operations. LIFO cannot be used under A GAAP.

       AMORTISATION OF MINING INTERESTS

       Under U.S. GAAP, the impact of a reassessment of reserves on the determination of amortisation of mining interests is prospective. Under A GAAP, the amortisation calculation is amended from the commencement of the reporting period.

       CONSOLIDATED FINANCIAL STATEMENTS

       Under U.S. GAAP, companies only report consolidated financial results. Under A GAAP, companies also are required to disclose the financial statements of the holding company.

--------------------------------------------------------------------------------

K-4
--------------------------------------------------------------------------------

       INCOME STATEMENT DISCLOSURE

       U.S. GAAP requires a higher level of detail to be disclosed in the income statement than required by A GAAP. Homestake separately discloses expenses for production costs, administrative and general expense, and exploration expense in its statements of consolidated operations.

       Under A GAAP, items of income or expense which are abnormal by virtue of their nature or size and are material in amount are required to be disclosed as abnormal items. Under U.S. GAAP, such items are included in the net income. Items in Homestake's historical financial statements that would be likely to be disclosed as abnormal for A GAAP purposes have been disclosed by way of footnote in the Selected Financial Data, included in Clause 10 of the Summary of Offer.

       CASH FLOW STATEMENT

       A GAAP requires that statements of cash flow be presented using the direct method. U.S. GAAP allows both direct and indirect methods. Homestake uses the indirect method.

       OUTSIDE EQUITY INTERESTS

       Outside   equity  interests   (minority  interests)   are  classified  as
       liabilities for U.S. GAAP purposes but are included as part of total shareholders' equity under A GAAP.

--------------------------------------------------------------------------------